As filed with the Securities and Exchange Commission on June 16, 1998
                                           Registration No. 333-
==============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                -----------

                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                                -----------

                        Trans World Airlines, Inc.

          (Exact name of Registrant as specified in its charter)

       Delaware                        4512                      43-1145889
(State or jurisdiction      (Primary Standard Industrial       (I.R.S. Employer
  of incorporation or        Classification Code Number)     Identification No.)
    organization)                 One City Centre,
                                515 N. Sixth Street
                             St. Louis, Missouri 63101
                                   (314) 589-3000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Gerald L. Gitner
                      Chairman and Chief Executive Officer
                           Trans World Airlines, Inc.
                      One City Centre, 515 N. Sixth Street
                            St. Louis, Missouri 63101
                                 (314) 589-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  ------------

                                   Copies to:
                             Joseph P. Hadley, Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017

                                  ------------

               Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                               ------------

               If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                                     Proposed       Proposed
                                                                     Maximum        Maximum
                                                     Amount          Offering      Aggregate        Amount of
           Title of Each Class of                     to be           Price         Offering       Registration
       Securities to be Registered(1)             Registered(1)      Per Unit       Price(2)           Fee
---------------------------------------------------------------------------------------------------------------
11 3/8% Senior Secured Notes due 2003........      $43,200,000         100%        $43,200,000        $12,744
===============================================================================================================

(1) Plus accrued interest, if any, from the date of issuance.
(2) Calculated pursuant to Rule 457(f).

                               ------------

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

==============================================================================


              SUBJECT TO COMPLETION, DATED ____________, 1998

PROSPECTUS
                        TRANS WORLD AIRLINES, INC.
    OFFER TO EXCHANGE 11 3/8% SENIOR SECURED NOTES DUE 2003 WHICH HAVE
     BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR
         ANY AND ALL OUTSTANDING 11 3/8% SENIOR SECURED NOTES 2003

                               ------------

               THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON                    , 1998, UNLESS EXTENDED.

               Trans World Airlines, Inc., a Delaware corporation (the "Company" or "TWA"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 11 3/8% Senior Secured Notes due 2003 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part (including all amendments, including post-effective amendments, and exhibits thereto, the "Registration Statement"), for an equal principal amount at maturity of its outstanding 11 3/8% Senior Secured Notes due 2003 (the "Old Notes," and together with the Exchange Notes, the "Notes"), of which $43.2 million aggregate principal amount at maturity is outstanding as of the date hereof. The Notes are being issued in partial payment of the aggregate purchase price of $75.0 million ($25.0 million per Aircraft) for three Boeing 767-231 ETOPS airframes and six associated engines (collectively, the "Aircraft"). Concurrently with the issuance of the Notes, the Company has issued $31.8 million principal amount of Mandatory Conversion Equity Notes due 1999 (the "Equity Notes," and together with the Notes, the "Securities") to the Owner Trustee in payment of the balance of the purchase price for the Aircraft. The issuance of the Notes and the Equity Notes in exchange for the Aircraft is referred to herein as the "Transaction".

               The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be ____________, 1998 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples at maturity of $1,000. See "The Exchange Offer."

               The Exchange Notes will bear interest at the rate of 11 3/8% per annum (subject to possible increases as described herein), payable semi-annually in arrears on each April 15 and October 1, commencing on October 15, 1998. The Exchange Notes will mature on April 15, 2003. The Exchange Notes will be redeemable, in whole or in part, at the option of TWA, at any time on or after April 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest and Special Interest (as defined), if any, to the redemption date. The Notes will be subject to mandatory redemption by way of sinking fund payments made in cash sufficient to redeem an aggregate principal amount of Notes equal to $1.84 million on October 15, 2000 and $1.838 million on each of October 15, 2001 and 2002 (subject to possible reductions as described herein) (or, if the aggregate principal amount of Notes outstanding on any such redemption date is less than the principal amount required to be redeemed on such date, then the aggregate principal amount of Notes outstanding shall be redeemed), at a redemption price equal to 100% plus accrued and unpaid interest and Special Interest, if any, to the redemption date. Upon a Change in Control, each holder of Notes shall have the right to require TWA to purchase all, or any part of, such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date. There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing. Upon sale of one or more of the Aircraft before the first anniversary of the date of original issuance of the Notes, TWA may be required to make an Offer to Purchase (as defined) a portion of the Notes outstanding at a purchase price of 102% of the principal amount thereof, and following such date, at a purchase price equal to 101% of the principal amount thereof, in either case, together with accrued and unpaid interest and Special Interest, if any, to the purchase date. Following a sale by TWA of one or more of the Aircraft, the interest rate borne by any unpurchased Notes would increase, if at all, by a rate to be calculated based on the principal amount of Notes outstanding following the relevant Offer to Purchase, which would be recalculated following each sale of an Aircraft. In the event that there shall occur a Total Loss (as defined) with respect to any Aircraft, the Company may be required to make an Offer to Purchase a portion of the Notes. The obligation of the Company to make any such Offer to Purchase upon a sale of or Total Loss with respect to an Aircraft may be satisfied in whole or in part by delivering to the Trustee (as defined) Notes acquired by the Company through open market purchases. See "Description of Notes."

               The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with all other senior obligations of the Company. The Notes will be secured by a lien on the Aircraft.

               THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING
MAILED TO HOLDERS OF OLD NOTES ON OR ABOUT              , 1998.

               The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture (as defined) pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture. The form and terms of the Exchange Notes are generally the same as the form and terms of the Old Notes, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Notes."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 20,
    "RISK FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
       CONSIDERED BY PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER.

                               ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

               Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

               Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF EXCHANGE NOTES.

               Prior to this Exchange Offer, there has been no public market for the Old Notes or Exchange Notes. The Old Notes have traded in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. If a public market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount at maturity. The Company intends to apply for listing of the Exchange Notes on the American Stock Exchange. However, there can be no assurance that an active public market for the Exchange Notes will develop. See "Risk Factors--Risk Factors Relating to the Notes and the Exchange Offer--Absence of Public Trading Market."

               THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH THIS EXCHANGE OFFER.

               No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.



                           AVAILABLE INFORMATION

               TWA is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates, and such reports, proxy statements and other information regarding the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881, on which the Company's Common Stock, $.01 par value per share (the "Common Stock") is listed. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

               This Prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements, however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference.

               This Prospectus forms a part of the Registration Statement which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission pursuant to the requirements of the Exchange Act (File No. 001-07815): (i) the Company's Annual Report on Form 10-K (the "1997 10-K") for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "10-Q"); (iii) the description of the Common Stock contained in the Company's Form 8-A dated August 1, 1995 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and (iv) the Company's Proxy Statement and Notice of Meeting relating to the Annual Meeting of Stockholders held on May 19, 1998.

               All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon the written or oral request of each person, including any beneficial owner, to whom this Prospectus is delivered. Requests should be made to the Corporate Secretary of Trans World Airlines, Inc., One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, telephone (314) 589-3285. In order to ensure timely delivery of the documents, any request should be made at least five business days before the Expiration Date of the Exchange Offer.


                        FORWARD-LOOKING STATEMENTS

               CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS", IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED UNDER THE HEADING "RISK FACTORS" IN THIS PROSPECTUS AND HOLDERS OF THE OLD NOTES AND PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.


                            PROSPECTUS SUMMARY

               This summary does not purport to be complete and is qualified by reference to the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Terms not defined in this summary are defined elsewhere herein.

The Company

               TWA is the eighth largest U.S. air carrier (based on revenue passenger miles ("RPMs") for the full year 1997), whose primary business is transporting passengers, cargo and mail. During 1997, the Company carried approximately 23.4 million passengers and flew approximately 25.1 billion RPMs. As of March 31, 1998, TWA provided regularly scheduled jet service to 89 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1998, the Company operated a fleet of 181 jet aircraft.

               TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures as of March 31, 1998 and approximately a 74.5% share of airline passenger enplanements in St. Louis for the full year 1997. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

               TWA's international operations are concentrated at JFK, from which TWA currently serves 26 domestic and international cities with approximately 40 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of March 31, 1998, the Company offered non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean. As described below, during 1997, the Company implemented certain steps to refocus and improve the operating and financial performance of its JFK operations.

               TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

Recent Financial and Operating Results

               On April 22, 1998, the Company reported financial results for the first quarter 1998 reflecting an operating loss of $68.7 million and a net loss before extraordinary items of $54.1 million for the three months ended March 31, 1998, including a non-cash operating expense of $26.5 million relating to the distribution in July 1998 of Common Stock to employee stock plans. These results compare with an operating loss of $99.5 million and a net loss before extraordinary items of $70.0 million in the first quarter 1997. Excluding the effect of non-cash expense associated with earned stock compensation, the first quarter 1998 operating loss was $42.2 million compared to the first quarter 1997 operating loss of $98.2 million. Similarly calculated, the net loss before extraordinary items for the first quarter 1998 and 1997 were $38.0 million and $69.3 million, respectively. Operating revenue for the first quarter 1998 was $765.4 million versus $762.3 million in the first quarter 1997 despite a slight reduction in capacity from the first quarter 1997 to 1998 resulting from the replacement of B747 and L-1011 aircraft with smaller B767, B757 and MD-80 aircraft.

               The Company's operating statistics, for scheduled passengers only and excluding TWE, for the three month periods ended March 31, 1998 and 1997 and for the years ended December 31, 1997 and 1996 were as follows:

                                                          Three Months Ended
                                                               March 31,                     Year Ended December 31,
                                                     -----------------------------        -----------------------------
                                                        1998               1997              1997               1996
                                                     ---------          ----------        ---------          ----------
Revenue passenger miles (millions)................       5,764             5,673               25,100              27,111
Available seat miles (millions)...................       8,467             8,539               36,464              40,594
Passenger load factor.............................       68.1%             66.4%                68.8%               66.8%
Passenger yield (cents)...........................   11.74 Cents       11.84 Cents        11.65 Cents         11.35 Cents
Passenger revenue per available seat mile (cents).   7.99 Cents        7.87 Cents          8.02 Cents          7.58 Cents
Operating cost per available seat mile (cents)....   9.36 Cents        9.88 Cents          8.97 Cents          8.76 Cents



               For definitions of the above items see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

               The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets.

               TWA has significantly enhanced its operational reliability and schedule integrity since the first quarter of 1997. According to statistics reported to the U.S. Department of Transportation (the "DOT"), TWA improved from tenth among the 10 largest U.S. scheduled commercial airlines in domestic on-time performance in 1996 to second in 1997. TWA also canceled 5,413 fewer flights in 1997 than in 1996, improving its percentage of scheduled flights completed to 98.0% compared to 96.2% for 1996. In the first quarter 1998, TWA completed 96.7% of its scheduled flights, compared to 96.4% in the first quarter 1997.

Recent Strategic Initiatives

               Management believes that certain strategic initiatives undertaken by the Company beginning in late 1996 have contributed to the improved financial and operating results described above. TWA's management began to implement such strategic initiatives in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

               The primary focus of the Company's new strategic initiatives is to reestablish TWA's operational reliability and schedule integrity and overall product quality in order to attract higher-yield passengers and enhance overall productivity, which should improve the Company's financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and utilizing maintenance capacity made available by the termination of an unprofitable aircraft maintenance contract with the U.S. government.

               Other new strategic initiatives being pursued by TWA are:

               Accelerated Fleet Renewal. In the first quarter of 1997, as part of its efforts to improve near-term operational performance, TWA announced plans to accelerate the retirement of the 14 747s and 11 L-1011s remaining in its fleet. As a result, TWA's last L-1011 was retired in September 1997 and its last three 747s were retired in February 1998. Under its fleet renewal plan, the Company has replaced these older, less reliable and less efficient wide-body aircraft with new or later-model used 757, 767 and MD-80 aircraft. Management believes that these smaller aircraft are more appropriately sized to the routes served, and, by reducing the Company's reliance on lower-yield feed traffic to fill capacity, have resulted in higher load factors and improved yields. Further, these newer, twin-engine, two-pilot aircraft are expected to provide efficiencies in fuel, flight crew and maintenance expenses, while reducing long-term pilot training costs by enabling TWA to have fewer aircraft types in the fleet. TWA also expects to retire eight 727s during 1998. As of March 31, 1998, TWA had retired two of the eight 727s. As a result of this fleet restructuring, the Company's mix of narrow-body and wide-body aircraft shifted to approximately 90%/10% as of December 31, 1997 versus approximately 80%/20% as of year-end 1996, and the average number of seats per aircraft declined to 141 from 161 over the same period. As of December 31, 1997, the average age of the Company's fleet had decreased to 16.9 years from 19.0 years at year-end 1996. In April 1998, the Company entered into an agreement to purchase from the manufacturer 24 new MD-83 aircraft with deliveries in 1999. The Company has obtained financing commitments for long-term debt and lease financing for such aircraft. If TWA takes delivery of all of these aircraft, and assuming no other changes in the composition of the Company's fleet, the average age of its fleet as of December 31, 1999 would decrease to 12.4 years. TWA also entered into an agreement with a third-party aircraft lessor for the sale and leaseback of 15 Boeing 727-200A aircraft owned by the Company. The aircraft were delivered on March 31 and April 1, 1998 and leased to TWA under leases which expire in 1999 and 2000.

               The Company believes that this rationalization of fleet size, together with the decrease in international operations described below, will help deseasonalize TWA's business, with the difference between TWA's seasonal average daily peak and trough capacities anticipated to be approximately 4.2% in 1998, versus 16.9% in 1997 and 20.5% in 1996. As a result, the Company expects the seasonal variability of its financial performance will be reduced; however, there can be no assurance that such deseasonalization will occur.

               Restructuring of JFK Operations. As part of its efforts to position the Company for sustained profitability, TWA restructured its operations at JFK during 1997 by eliminating certain unprofitable international destinations (such as Frankfurt and Athens), as well as certain low-yield domestic feed service into JFK. The Company also consolidated for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. In addition to enhancing yields and load factors, the substitution of 757s and 767s for 747s and L-1011s on international routes also has increased operating efficiencies at JFK, since these smaller aircraft are better suited to the physical limitations of TWA's terminals. As a result of these changes, TWA's international scheduled capacity (as measured by ASMs) decreased 32.3% in 1997 compared to 1996 and represented 19.5% of total scheduled capacity for the full year 1997 versus 25.6% for the full year 1996.

               Productivity Enhancements. The Company has sought to improve its financial performance through productivity enhancements. During 1997, TWA realized cost efficiencies in maintenance, reflecting the elimination of TWA's maintenance backlog during the first quarter of 1997, as well as the reduced maintenance requirements for the newer aircraft added to TWA's fleet. In addition, as described above, the Company's fleet renewal plan is expected to provide efficiencies in fuel, flight crew and training expenses, while the JFK restructuring has eliminated certain unprofitable routes and reduced certain operating costs. TWA's average number of employees per aircraft has decreased from 131.0 as of December 31, 1996 to 120.7 as of December 31, 1997, which is generally consistent with industry standards.

               Marketing Initiatives. The Company has also begun to introduce a series of marketing initiatives designed, in combination with its enhanced operational reliability and schedule integrity, to attract a greater percentage of higher-yield business passengers. These initiatives include branded service products such as an improved international business class, Trans World One[SM] ("Trans World One"), expanded first class cabins in the domestic narrow-body fleet (launched with an enhanced service package as Trans World First in January 1998), and a branded short-haul business market service, TWQ, launched in March 1998. The Company has also enhanced its frequent flier program by introducing a Platinum level for its highest mileage customers and, for certain travelers, a system for recognizing dollar amounts paid as well as miles flown, and by joining the American Express Membership Rewards Program, which allows members to earn additional frequent flier miles on TWA. The Company is also in the early phases of a series of facilities upgrades, including a newly opened Ambassadors Club in St. Louis, a renovated club at LaGuardia, a completely refurbished club in its JFK terminal and improved new check-in counters and backwalls. The Company's advertising features the improved on-time and operational performance, new aircraft, and the programs outlined above.

               Employee Initiatives. Through certain programs, TWA has sought to institutionalize throughout all levels of its organization the importance of running an airline with operational reliability. These programs provide certain operating and procedural guidelines for enhancing performance and improving overall product quality. In addition, in 1996 the Company introduced Flight Plan 97, which paid eligible employees a $65 bonus for each month that TWA finished in the top five in all three performance categories tracked by the DOT (on-time performance, customer complaints and baggage handling) and a total of $100 if TWA also ranked first in at least one of such categories. Based on the Company's performance in September 1997, eligible employees earned their first bonus under this program, a $100 payment for ranking first in on-time performance, fourth in customer complaints and fifth in baggage handling. This program has been enhanced as Flight Plan 98 and now provides that in any quarter where the Company places first in the DOT-tracked on-time performance category for the entire quarter (and assuming that no bonus over $100 was paid to employees during that quarter) the eligible employees would receive a $100 bonus.

Changes to Management Team

               On February 12, 1997, the Company's Board of Directors (the "Board of Directors" or the "Board") named Gerald L. Gitner, a member of the Board since 1993, as Chairman and Chief Executive Officer of the Company. Mr. Gitner, who had been named acting Chief Executive Officer in December 1996, replaced Jeffrey H. Erickson, who on October 24, 1996 announced his intention to leave as the Company's President and Chief Executive Officer. On December 3, 1997, the Board named William F. Compton, a TWA pilot and a director of the Company since November 1993, as President and Chief Operating Officer of the Company. Mr. Compton had been appointed Executive Vice President, Operations in March 1997. He had been acting in such position since December 14, 1996.
On May 29, 1997 the Board elected Donald M. Casey as Executive Vice President, Marketing. On October 29, 1997 James F. Martin was elected as Senior Vice President, Human Resources. On December 31, 1997, Roden A. Brandt resigned as Senior Vice President, Planning, but will remain as a consultant to the Company through April 30, 1998. On January 28, 1998, the Board appointed Kathleen A. Soled, Esq. to serve as the Company's Senior Vice President and General Counsel replacing Richard P. Magurno, Esq. who resigned on January 28, 1998. Ms. Soled had been the Company's Vice President, Legal and Corporate Secretary. See "Risk Factors--Risk Factors Related to the Company--Changes to Management Team."

Labor Matters

               On March 6, 1997, the International Association of Machinists and Aerospace Workers (the "IAM") was certified to replace the Independent Federation of Flight Attendants ("IFFA") as the bargaining representative for the Company's flight attendants. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing. At the request of the IAM, a mediator was appointed on March 27, 1998 in connection with the negotiation on the collective bargaining agreement covering the flight attendants. Negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiation on the collective bargaining agreement covering the ground employees. Negotiations on a new collective bargaining agreement with the Air Line Pilots Association ("ALPA") commenced in June 1997 and are currently ongoing. While wage rates currently in effect will likely increase, the Company believes that it is essential that its labor costs remain favorable in comparison to its major competitors. See "The Company--Business Strategy." The Company will seek to continue to improve employee productivity as an offset to any wage increases and will continue to explore other ways to control and/or reduce operating expenses. There can be no assurance that the Company will be successful in obtaining such productivity improvements or unit cost reductions. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Board of Directors" and "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

Recent Securities Offerings

               On December 2, 1997, the Company consummated a Rule 144A/Regulation S private placement offering of 1,725,000 shares of 9 1/4% Cumulative Convertible Exchangeable Preferred Stock (the "1997 Preferred Stock") which raised net proceeds of approximately $82.2 million (the "1997 Preferred Stock Offering"). On December 9, 1997, the Company consummated a Rule 144A/Regulation S offering of $140.0 million aggregate principal amount of 11 1/2% Senior Secured Notes due 2004 (the "11 1/2% Notes") which raised net proceeds of approximately $133.5 million (the "11 1/2% Notes Offering").
On December 30, 1997, a wholly-owned, bankruptcy remote subsidiary of the Company consummated a Rule 144A/Regulation S private placement offering of $100.0 million aggregate principal amount of 9.80% Airline Receivable Asset Backed Notes due 2001 (the "Receivables Securitization Notes") which raised net proceeds of approximately $97.0 million (the "Receivables Securitization Offering"). A portion of the net proceeds from the 11 1/2% Notes Offering and the Receivables Securitization Offering was used to repay existing indebtedness. On March 3, 1998 the Company consummated a Rule 144A/Regulation S offering of $150.0 million aggregate principal amount of 11 3/8% Senior
Notes due 2006 (the "11 3/8% Notes") which raised net proceeds of approximately $144.9 million (the "11 3/8% Notes Offering"). On April 21, 1998, the Company consummated a private placement of the Old Notes and $31.8 million principal amount of Mandatory Conversion Equity Notes due
1999.  See "Capitalization."


                           The Private Placement

Old Notes...........................   On April 21, 1998 (the "Issue Date"),
                                       the Company issued and delivered one
                                       security (the "Initial Definitive Note") evidencing the Notes in definitive fully registered form in the principal amount of $43.2 million registered in the name of First Security Bank, National Association, as owner trustee
                                       (the "Owner Trustee") under the trust
                                       agreement (the "Trust Agreement") dated
                                       as of January 24, 1995 between Seven
                                       Sixty Seven Leasing, Inc., the
                                       beneficiary named therein (the
                                       "Beneficiary") and the Owner Trustee,
                                       and one Global Note (as defined) in the
                                       principal amount of $0 which were
                                       immediately transferred to Lazard
                                       Freres & Co. LLC  (the "Placement
                                       Agent"), the Beneficiary and CL/PK
                                       Airfinance ("CL/PK") and to members of
                                       the Bank Group who executed an Investor
                                       Letter on or prior to the Issue Date
                                       (the "Closing Participants"). [The Old
                                       Notes were  subsequently reoffered and
                                       resold to Qualified Institutional
                                       Buyers (as defined in Rule 144A under
                                       the Securities Act) pursuant to Rule
                                       144A under the Securities Act, to a
                                       limited number of institutional
                                       investors that are Accredited Investors
                                       (as defined in Rule 501(a)(1), (2), (3)
                                       or (7) under the Securities Act) and in
                                       offshore transactions complying with
                                       Rule 903 or Rule 904 of Regulation S
                                       under the Securities Act.]

                              Exchange Offer

Exchange Notes......................   Up to $43,200,000 aggregate principal
                                       amount of 11 3/8% Senior Secured Notes
                                       due 2003 (the "Exchange Notes") of the
                                       Company. The terms of the Exchange
                                       Notes and the Old Notes are identical
                                       in all respects, except that the offer
                                       of the Exchange Notes will have been
                                       registered under the Securities Act and
                                       therefore, the Exchange Notes will not
                                       be subject to certain transfer
                                       restrictions and registration rights
                                       and related provisions for an increase
                                       in the interest rate payable on the Old
                                       Notes under certain circumstances if
                                       the Company defaults with respect to
                                       its registration requirements under the
                                       Registration Rights Agreement
                                       applicable to the Old Notes.

Exchange Offer......................   The Company is offering, upon the terms
                                       and subject to the conditions of the
                                       Exchange Offer, to exchange $1,000
                                       principal amount of Exchange Notes for
                                       each $1,000 principal amount of Old
                                       Notes. See "The Exchange Offer" for a
                                       description of the procedures for
                                       tendering Old Notes. In connection with
                                       the Private Placement, the Company
                                       entered into the Registration Rights
                                       Agreement (the "Registration Rights
                                       Agreement") dated as of April 21, 1998
                                       among the Company, the Placement Agent
                                       and the Owner Trustee, which grants
                                       holders of the Old Notes certain
                                       exchange and registration rights. The
                                       Exchange Offer is intended to satisfy
                                       obligations of the Company under the
                                       Registration Rights Agreement. The date
                                       of acceptance for exchange of the
                                       Exchange Notes will be the first
                                       business day following the Expiration
                                       Date.
Tenders, Expiration Date;
Withdrawal..........................   The Exchange Offer will expire at 5:00
                                       p.m., New York City time, on
                                       , 1998 (the "Expiration Date"), or such
                                       later date and time to which it is
                                       extended. The tender of Old Notes
                                       pursuant to the Exchange Offer may be
                                       withdrawn at any time prior to the
                                       Expiration Date. Any Old Notes not
                                       accepted for exchange for any reasons
                                       will be returned without expense to the
                                       tendering Holder thereof as promptly as
                                       practicable after the expiration or
                                       termination of the Exchange Offer.

Accounting Treatment................   No gain or loss for accounting purposes
                                       will be recognized by the Company upon
                                       the consummation of the Exchange Offer.
                                       See "The Exchange Offer--Accounting
                                       Treatment."

Federal Income Tax Consequences.....   The exchange pursuant to the Exchange
                                       Offer will not result in any income,
                                       gain or loss to the Holders of the
                                       Notes or the Company for federal income
                                       tax purposes. See "Certain Federal
                                       Income Tax Considerations -- Tax
                                       Consequences to U.S. Holders --
                                       Exchange Offer."

Use of Proceeds.....................   There will be no proceeds to the
                                       Company from the issuance of the
                                       Exchange Notes pursuant to the Exchange
                                       Offer.


Exchange Agent......................   The First Security Bank, National
                                       Association is serving as exchange
                                       agent (the "Exchange Agent") in
                                       connection with the Exchange Offer.


    Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

               The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer (whether or not it is also an "affiliate" of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

               By executing the Letter of Transmittal, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes, nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering Holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

               Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. See "The Exchange Offer--Consequences of Failure to Exchange."


                       Summary Description of the Notes

               The terms of the Exchange Notes and the Old Notes are identical in all respects, except that the offer of the Exchange Notes is registered under the Securities Act and, therefore, the Exchange Notes will not be subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

Exchange Notes Offered..............   Up to $43,200,000 aggregate principal
                                       amount of Exchange Notes of the
                                       Company.

Maturity Date.......................   April 15, 2003.

Interest Payment Dates..............   April 15 and October 15,  beginning
                                       October 15, 1998. The Exchange Notes
                                       will bear interest from April 21, 1998.
                                       Holders of Old Notes whose Old Notes
                                       are accepted for exchange will be
                                       deemed to have waived the right to
                                       receive any payment in respect of
                                       interest on such Old Notes accrued from
                                       April 21, 1998 to the date of the
                                       issuance of the Exchange Notes.
                                       Consequently, holders who exchange
                                       their Old Notes for Exchange Notes will
                                       receive the same interest payment on
                                       October 15, 1998 (the first interest
                                       payment date with respect to the Old
                                       Notes and the Exchange Notes) that they
                                       would have received had they not
                                       accepted the Exchange Offer.

Sale of Collateral..................   In connection with and prior to the
                                       sale of one or more of the Aircraft,
                                       the Company may be required to commence
                                       an Offer to Purchase Notes in an
                                       aggregate principal amount equal to
                                       (for each Aircraft so sold) (a) the
                                       aggregate principal amount of Notes
                                       outstanding on the date of commencement
                                       of such Offer to Purchase minus (b) the
                                       product of (i) the Redemption Value (as
                                       defined) as of such date multiplied by
                                       (ii) the number of Aircraft that will
                                       remain subject to the lien under the
                                       Security Agreement (as defined) after
                                       giving effect to such sale at a
                                       purchase price equal to (A) 102% of the
                                       principal amount thereof, if such Offer
                                       to Purchase is commenced prior to the
                                       first anniversary of the Issue Date, or
                                       (B) 101% of the principal amount
                                       thereof, if such Offer to Purchase is
                                       commenced on or after the first
                                       anniversary of the Issue Date, plus, in
                                       each case, accrued and unpaid interest
                                       and Special Interest, if any, on such
                                       Notes to and including the Payment Date
                                       (as defined).  If the foregoing
                                       calculation with respect to any such
                                       sale of an Aircraft results in a
                                       negative number, no Offer to Purchase
                                       will be required with respect to such
                                       sale of such Aircraft.  The Company
                                       will deposit an amount in cash equal to
                                       the purchase price with respect to the
                                       Offer to Purchase with the Trustee on
                                       or prior to the date of sale of any
                                       Aircraft.  Such cash amount shall
                                       remain on deposit with the Trustee
                                       until the payment of such purchase price on the applicable Payment Date with respect to such Offer to Purchase. As of the day immediately following the Payment Date with respect to any such Offer to Purchase, the interest rate borne by any Notes then outstanding will automatically increase, if at all, by a per annum percent equal to the product of (x) 1.50 multiplied by (y) a fraction, the numerator of which shall be the aggregate principal amount of Notes outstanding on such Payment Date
                                       (after giving effect to the purchase of
                                       Notes pursuant to the Offer to Purchase
                                       on such Payment Date), minus the
                                       product of (I) the Redemption Value as
                                       of such Payment Date multiplied by (II)
                                       the number of Aircraft that will remain
                                       subject to the lien of the Security
                                       Agreement after giving effect to such
                                       sale, and the denominator of which
                                       shall be the aggregate principal amount
                                       of Notes outstanding on such Payment
                                       Date (after giving effect to the
                                       purchase of Notes pursuant to the Offer
                                       to Purchase on such Payment Date).  Any
                                       increase in the interest rate borne by
                                       the Notes will be recalculated as
                                       described above following each sale of
                                       an Aircraft.  If on any Payment Date
                                       the foregoing calculation results in a
                                       negative number or a numerator equal to
                                       zero, there shall be no increase in the
                                       interest rate and any such increase
                                       then in effect shall be reset to zero.
                                       The Company may satisfy in whole or in
                                       part its obligation to make any Offer
                                       to Purchase in connection with a sale of any Aircraft by delivering to the Trustee Notes acquired by the Company through open market purchases. Such
                                       Notes shall be credited by the Trustee
                                       against the principal amount of Notes
                                       required to be purchased at 100% of
                                       their principal amount.  If such
                                       obligation is satisfied in whole, there
                                       shall be no increase in the interest
                                       rate. The Company has agreed that it
                                       will not sell any Aircraft until the
                                       earlier to occur of the conversion of
                                       the Equity Notes in accordance with the
                                       provisions of the Indenture pursuant to
                                       which the Equity Notes are issued (the
                                       "Equity Notes Indenture") or the
                                       payment in full of the Equity Notes.
                                       See "Description of
                                       Notes--Collateral--Use of Collateral;
                                       Total Loss; Release and Termination of
                                       Lien."

Total Loss..........................   In the event that there shall occur a
                                       Total Loss with respect to any
                                       Aircraft, the Company may be required
                                       to make an Offer to Purchase Notes in
                                       an aggregate principal amount equal to
                                       (for each Aircraft subject to such
                                       Total Loss) (a) the aggregate principal
                                       amount of Notes outstanding on the date
                                       such Offer to Purchase is required to
                                       be commenced hereunder minus (b) the
                                       product of (i) the Redemption Value as
                                       of such date multiplied by (ii) the
                                       number of Aircraft remaining that were
                                       not subject to such Total Loss, at a
                                       purchase price equal to 100% of such
                                       aggregate principal amount, plus
                                       accrued and unpaid interest and Special
                                       Interest, if any, on such Notes, to and
                                       including the date of purchase.  If the
                                       foregoing calculation with respect to
                                       any such Total Loss results in a
                                       negative number, no Offer to Purchase
                                       will be required with respect to such
                                       Total Loss.  The Company shall commence
                                       any required Offer to Purchase within
                                       30 days after the date of any such
                                       Total Loss.  The Company may satisfy in
                                       whole or in part its obligation to make
                                       any Offer to Purchase in connection
                                       with a Total Loss of any Aircraft by
                                       delivering to the Trustee Notes
                                       acquired by the Company through open
                                       market purchases.  Such obligation
                                       shall be credited at 100% of the
                                       principal amount of Notes delivered to
                                       the Trustee.  See "Description of
                                       Notes--Collateral--Use of
                                       Collateral;  Total Loss;  Release
                                       and Termination of Lien."

Sinking Fund........................   The Notes will be subject to mandatory
                                       redemption by way of sinking fund
                                       payments made in cash sufficient to
                                       redeem an aggregate principal amount of
                                       Notes equal to $1.84 million on October
                                       15, 2000 and $1.838 million on each of
                                       October 15, 2001 and 2002 (subject to
                                       possible reductions as described
                                       herein) (or, if the aggregate principal
                                       amount of Notes outstanding on any such
                                       redemption date is less than the
                                       principal amount required to be
                                       redeemed on such date, then the
                                       aggregate principal amount of Notes
                                       outstanding shall be redeemed), at a
                                       redemption price equal to 100% of the
                                       principal amount thereof, plus accrued
                                       and unpaid interest and Special
                                       Interest, if any to the Mandatory
                                       Redemption Date (as defined).  The
                                       Company may reduce in whole or in part
                                       its obligation to make such sinking fund payments by delivering to the Trustee
                                       Notes acquired by the Company through
                                       open market purchases.  See
                                       "Description of Notes--Sinking Fund."

Optional Redemption.................   On or after April 15, 2001, the Notes
                                       will be redeemable at the option of the
                                       Company on at least 30 days' prior
                                       notice to the holders, in whole or in
                                       part, at any time, at the applicable
                                       redemption price set forth herein, in
                                       each case together with accrued and
                                       unpaid interest and Special Interest,
                                       if any, to the date fixed for
                                       redemption. See "Description of
                                       Notes--Redemptions."

Change in Control...................   Upon a Change in Control, each holder
                                       of Notes shall have the right for a
                                       limited period to require the Company to repurchase all or any part of such holder's Notes at a price, in cash, equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for repurchase.
                                       There can be no assurance that the
                                       Company will have sufficient funds
                                       available at the time of any Change in
                                       Control to make any debt payment
                                       (including repurchases of Notes)
                                       required by the foregoing. In the event
                                       the Company fails to repurchase the
                                       Notes upon a Change in Control, it
                                       would be in default under the Indenture
                                       and the maturity of substantially all
                                       of its long-term debt could be
                                       accelerated.  See "Description of
                                       Notes--Repurchase of Notes Upon a
                                       Change in Control."

Ranking.............................   The Notes will represent senior secured
                                       obligations of the Company and will
                                       rank pari passu in right of payment
                                       with all other senior obligations of
                                       the Company.

Collateral..........................   The Notes will be secured by a lien on
                                       three Boeing 767-231 ETOPS airframes
                                       and six associated engines.  See
                                       "Description of Notes--Collateral."

Certain Covenants...................   The indenture governing the Notes (the
                                       "Indenture") and certain related
                                       security documents will contain
                                       provisions relating to the preservation
                                       of and release of Collateral, including
                                       a prohibition against the Company
                                       allowing certain additional liens
                                       against such Collateral.  The Indenture
                                       will not contain any financial
                                       covenants and will not limit the
                                       Company's ability to incur additional
                                       indebtedness.

Exchange Offer; Registration Rights.   In the event that applicable law or
                                       interpretations of the staff of the
                                       Commission do not permit the Company
                                       to effect this Exchange Offer or if
                                       certain holders of the Old Notes
                                       notify the Company that they are not
                                       permitted to participate in, or
                                       would not receive freely
                                       transferable Exchange Notes pursuant
                                       to, the Exchange Offer, or upon the
                                       request of members of the Bank
                                       Group, the Placement Agent or CL/PK
                                       under certain circumstances, the
                                       Company will use its best efforts to
                                       cause to become effective a
                                       registration statement (the "Shelf
                                       Registration Statement") with
                                       respect to the resale of the Old
                                       Notes and to keep the Shelf
                                       Registration Statement effective for
                                       a period of two years from the date
                                       of original issuance of the Old
                                       Notes or such shorter period that
                                       will terminate when Old Notes
                                       covered by the Shelf Registration
                                       Statement have been sold pursuant
                                       thereto or can be sold pursuant to
                                       Rule 144(k).  The interest rate on
                                       the Old Notes is subject to increase
                                       under certain circumstances if the
                                       Company defaults with respect to its
                                       registration obligations under the
                                       Registration Rights Agreement.  See
                                       "The Exchange Offer."

Notes Held by Initial Purchaser.....   [Lazard Freres & Co. LLC, as Initial
                                       Purchaser, sold all of the Old Notes it
                                       originally purchased pursuant to the
                                       Aircraft Sale and Note Purchase
                                       Agreement dated as of April 9, 1998
                                       among TWA, First Security Bank, National
                                       Association, as Owner Trustee and Seven
                                       Sixty Seven Leasing, Inc.; however, the
                                       Initial Purchaser has been making and
                                       continues to make a market in the Notes
                                       and may hold some Notes for such
                                       purpose.]

Lack of Prior Market for the
      Exchange Notes................   The Exchange Notes are being offered to
                                       holders of the Old Notes. The Exchange
                                       Notes will be new securities for which
                                       there is currently no established
                                       trading market, and none may develop.
                                       Although the members of the Bank Group,
                                       the Placement Agent and CL/PK are
                                       making a market in the Old Notes and
                                       have indicated to the Company that they
                                       currently intend  to make a market in
                                       the Exchange Notes, as permitted by
                                       applicable laws and regulations, they
                                       are under no obligation to do so; and
                                       such market-making could be
                                       discontinued at any time without
                                       notice, at the  discretion of the
                                       members of the Bank Group, the
                                       Placement Agent or CL/PK. In addition,
                                       such market making activities may be
                                       limited during the Exchange Offer and
                                       the pendency of a Shelf Registration
                                       Statement. Accordingly, no assurance
                                       can be given that an active trading
                                       market for the Exchange Notes will
                                       develop or, if such a market develops,
                                       as to the liquidity of such market. The
                                       Company intends to apply for listing of
                                       the Exchange Notes on the American
                                       Stock Exchange. If the Exchange Notes,
                                       are traded after their initial
                                       issuance, they may trade at a discount
                                       from their initial offering price,
                                       depending upon prevailing interest
                                       rates, the market for similar
                                       securities, the performance of the
                                       Company and certain other factors.

                               Risk Factors

               See "Risk Factors" for a discussion of certain factors which should be considered in connection with the Exchange Offer or an investment in the Exchange Notes.

             Summary Consolidated Financial and Operating Data

               The summary consolidated financial and operating data presented below relates to periods in the three months ended March 31, 1998 and 1997, the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The consolidated financial data for the above periods was derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1997.

               During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 19 to the Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as these amounts are not meaningful.



                                                          Reorganized Company
                                   -------------------------------------------------------------------
                                   Three Months Ended                                      Four Months
                                       March 31,             Year Ended December 31,          Ended
                                   ------------------       -------------------------     December 31,
                                    1998         1997          1997            1996           1995
                                    ----         ----          ----            ----       ------------
                                                 (Dollars in thousands, except per share amounts)
Statement of Operations Data:
 Operating revenues..........      $765,389    $762,306      $3,327,952     $3,554,407      $1,098,474
 Operating income
   (loss)(1).................       (68,707)    (99,486)        (29,260)      (198,527)         10,446
 Loss before income taxes
   and extraordinary
   items(2)..................       (79,558)   (105,193)        (89,335)      (274,577)        (32,268)
 Provision (credit) for
   income taxes..............       (25,418)    (35,161)            527            450           1,370
 Loss before extraordinary
   items.....................       (54,140)    (70,032)        (89,862)      (275,027)        (33,638)
 Extraordinary items, net
   of income taxes(3)........        (1,380)     (1,532)        (20,973)        (9,788)          3,500
 Net income (loss)...........       (55,520)    (71,564)       (110,835)      (284,815)        (30,138)
 Ratio of earnings to fixed
   charges (4)                           --          --             --              --              --
 Per share amounts(5):
   Loss before
     extraordinary items.....        $(1.04)     $(1.51)         $(1.98)        $(6.60)        $(1.15)
   Net loss..................         (1.06)      (1.54)          (2.37)         (7.27)         (1.05)



                                                                                      Prior
                                                                                   Predecssor
                                               Predecessor Company                   Company
                                  ---------------------------------------------    -----------
                                  Eights Months                     Two Months      Ten Months
                                      Ended         Year Ended         Ended          Ended
                                    August 31,     December 31,    December 31,    October 31,
                                       1995            1994            1993            1993
                                  -------------    ------------    ------------    -----------
                                    (Dollars in thousands, except per share amounts)

Statement of Operations Data:
 Operating revenues..........        $2,218,355      $3,407,702        $520,821     $2,633,937
 Operating income
   (loss)(1).................            14,642        (279,494)        (58,251)      (225,729)
 Loss before income taxes
   and extraordinary
   items(2)..................          (338,309)       (432,869)        (88,140)      (362,620)
 Provision (credit) for
   income taxes..............               (96)            960            (248)         1,312
 Loss before extraordinary
   items.....................          (338,213)       (433,829)        (87,892)      (363,932)
 Extraordinary items, net
   of income taxes(3)........           140,898          (2,005)            --       1,075,581
 Net income (loss)...........          (197,315)       (435,834)        (87,892)       711,649
 Ratio of earnings to fixed
   charges (4)                               --              --              --             --
 Per share amounts(5):
   Loss before
     extraordinary items.....
   Net loss..................


                                                     Reorganized Company                           Predecessor Company
                                    --------------------------------------------------------      ---------------------
                                                                                December 31,
                                    March 31,       -------------------------------------------------------------------
                                      1998           1997           1996           1995            1994           1993
                                    ---------       ------         ------         ------          ------         ------
Selected Balance Sheet Data:
  Cash and cash equivalents(6).      $346,134       $237,765       $181,586       $304,340        $138,531       $187,717
  Current assets...............       860,591        632,957        625,745        737,301         603,806        728,303
  Net working capital
   (deficiency)................      (211,471)      (303,988)      (336,416)       (81,913)     (1,238,216)      (106,703)
  Flight equipment, net........       594,399        626,382        472,495        455,434         508,625        660,797
  Total property and
   equipment, net..............       706,718        741,765        614,207        600,066         693,045        886,116
  Intangible assets, net.......     1,103,034      1,118,864      1,184,786      1,275,995         921,659      1,024,846
  Total assets.................     2,974,701      2,773,848      2,681,939      2,868,211       2,512,435      2,958,862
  Current maturities of long-
term debt and capital
leases(7)......................        85,779         88,460        134,948        110,401       1,149,739        108,345
  Long-term debt, less current
   maturities(7)...............       855,771        736,540        608,485        764,031             --       1,053,644
  Long-term obligations under
   capital leases, less current
   maturities..................       174,520        182,922        220,790        259,630         339,895        376,646
  Shareholders' equity
   (deficiency)(8).............       207,151        268,284        238,105        302,855        (417,476)        18,358

----------
(1) Includes special charges of $85.9 million in 1996, $1.7 million in the eight months ended August 31, 1995 and $138.8 million in 1994.  For a discussion of these and other non-recurring items, see Note 16 to the
    Consolidated Financial Statements.

(2) The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items.

(3) The extraordinary items in 1997 and 1996 are the result of the early extinguishment of certain debt. The extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary, while the extraordinary item in the eight months ended August
    31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and lease back of four McDonnell Douglas MD-80 aircraft. The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization.

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the three months ended
    March 31, 1998 and 1997, $80.6 and $105.7, respectively; for the years ended December 31, 1997 and 1996, $94.1 and $280.0, respectively; for the four months ended December 31, 1995, $32.3; for the eight months ended August 31, 1995, $338.3; for the year ended December 31, 1994,
    $435.0; for the two months ended December 31, 1993, $88.4; and for the ten months ended October 31, 1993, $364.7.

(5) No effect has been given to stock options, warrants, convertible preferred stock or potential issuances of additional Employee Preferred
    Stock as the impact would have been anti-dilutive.

(6) Includes cash and cash equivalents held in international operations and by subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.

(7) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults.

(8) No dividends were paid on the Company's outstanding common stock during the periods presented above.


                               RISK FACTORS

               In addition to the other information appearing in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before participating in the Exchange Offer or investing in the Exchange Notes.

Risk Factors Related to the Company

               Substantial Indebtedness

               The Company is highly leveraged and has and will continue to have significant debt service obligations. As of March 31, 1998, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 5.39 to 1. As of March 31, 1998, after giving effect to the issuance of the 11 3/8% Notes, the Old Notes and the Equity Notes, the aggregate principal amount of the Company's total outstanding indebtedness would be approximately $1,222.2 million, and the ratio of such long-term debt and capital leases (including current maturities) to shareholders' equity would have been 5.75 to 1. TWA's estimated minimum payment obligations under noncancellable operating leases in effect at March 31, 1998 were approximately $284.1 million for 1998 and approximately $3,346.0 million for periods thereafter. These amounts exclude payment obligations of the Company that will arise from financing arrangements relating to the 24 MD-83 aircraft that are more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Commitments." Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The Company's earnings were not sufficient to cover fixed charges by $80.6 million and $105.7 million for the three months ended March 31, 1998 and 1997, respectively, $94.1 million for the year ended December 31, 1997, $280.0 million for the year ended December 31, 1996, $32.3 million for the four months ended December 31, 1995, $338.3 million for the eight months ended August 31, 1995, $435.0 million for the year ended December 31, 1994, $88.4 million for the two months ended December 31, 1993, $364.7 million for the ten months ended October 31, 1993. See "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and the Consolidated Financial Statements.

               The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;
(ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness; (iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and (iv) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company (including, under certain circumstances, a cross-default of other debt).

               Capital Expenditure Requirements

               The Company's capital expenditures for 1998 are currently anticipated to total approximately $90.4 million compared to capital expenditures totaling approximately $100.1 million for 1997. The Company's capital expenditures budget for 1998 includes $60.0 million for flight equipment related expenditures (including pre-delivery deposits for aircraft and the purchase of aircraft engines and spare parts). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Certain Other Capital Requirements" for a discussion of the potential additional expenditures that may be required by the Company in order to address the year 2000-related technology issues. While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could have a material adverse effect on the ability of the Company to continue to implement its strategic plan.

               Liquidity

               The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. On December 31, 1997, the Company's total cash and cash equivalents balance was approximately $237.8 million (including amounts held in TWA's international operations and by subsidiaries which, based upon various monetary regulations and other factors, might not be immediately available to the Company). This balance represented an increase of approximately $56.2 million from the Company's corresponding cash balance at December 31, 1996. This increase in the Company's cash balance resulted primarily from the proceeds from various capital markets offerings during 1997 and asset dispositions offset by capital expenditures and debt repayments. Due to improvements in operating results experienced by the Company, cash used by operations in 1997 was reduced from the prior year. On March 31, 1998, the Company had total cash and cash equivalents of $346.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity."

               TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. See "The Company--Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity" for a description of the actions taken by the Company to improve its liquidity during 1997. As a result of the financings consummated in the fourth quarter of 1997 and the repayment of certain debt in connection therewith, assets with an approximate appraised value of $165.0 million were released from collateral liens. Since that time, the Company has sold and subsequently leased back 15 B-727 aircraft and sold two L-1011 aircraft leaving assets with an approximate appraised value of $100.0 million free and clear of liens and encumbrances. Further pledging of these unencumbered assets, however, may be limited by negative pledge restrictions in outstanding indebtedness. Substantially all of TWA's other strategic assets, have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Availability of NOLs" for a discussion of the status of the Company's net operating loss carryforwards.

               The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. As discussed elsewhere herein, in late 1996 and early 1997, the Company began implementing certain operational changes which are intended to improve the Company's financial results through, among other things, improved operational reliability; higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and " -- Liquidity and Capital Resources." Therefore, there can be no assurance that the Company's operating results and financing activities will be sufficient in the foreseeable future to meet its debt and other obligations and future capital commitments.

               Prior Operating Losses and Future Uncertainties Relating to Results of Operations; Results for First Quarter 1998

               TWA's long-term viability depends on its ability to achieve and maintain profitable operations. Although the airline industry has generally seen strengthened performance in recent years, particularly since 1995 when many airlines reported record profits, the Company has reported significant net losses. For example, the Company reported a net loss of $227.5 million for the combined 12-month period ended December 31, 1995 (including extraordinary gains related to the '95 Reorganization), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), which represented the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. The Company's 1997 financial results reflected a net loss of $110.8 million, which represented an improvement of $174.0 million over the $284.8 million net loss for the full year 1996, and a $29.3 million operating loss, which represented a $169.2 million improvement over the $198.5 million operating loss reported for the full year 1996. For a discussion of such operating results and the substantial net losses incurred during such periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company--Business Strategy." Although the Company has taken a number of actions which management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" and "The Company--Business Strategy."

               On April 22, 1998, the Company reported financial results for the first quarter 1998 reflecting an operating loss of $68.7 million and a net loss before extraordinary items of $54.1 million for the three months ended March 31, 1998, including a non-cash operating expense of $26.5 million relating to the distribution in July 1998 of Common Stock to employee stock plans. These results compare with an operating loss of $99.5 million and a net loss before extraordinary items of $70.0 million in the first quarter 1997. Excluding the effect of non-cash expense associated with earned stock compensation, the first quarter 1998 operating loss was $42.2 million compared to the first quarter 1997 operating loss of $98.2 million. Similarly calculated, the net loss before extraordinary items for the first quarter 1998 and 1997 were $38.0 million and $69.3 million, respectively. Operating revenue for the first quarter 1998 was $765.4 million versus $762.3 million in the first quarter 1997 despite a slight reduction in capacity from the first quarter 1997 to 1998 resulting from the replacement of B747 and L-1011 aircraft with smaller B767, B757 and MD-80 aircraft.

               TWA has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, TWA's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter to quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur.

               The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital; (iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital or operating expenditures; (vii) the outcome of certain ongoing labor negotiations (see "--'94 Labor Agreements"); and (viii) the reduction in yield due to the continued implementation of a discount ticket program entered into by the Company with Karabu Corporation ("Karabu"), a Delaware corporation controlled by Carl Icahn, in connection with the '95 Reorganization on the terms currently applied by Karabu (which terms are, in the opinion of the Company, inconsistent with, and in violation of, the agreement governing such program) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Legal Proceedings--Icahn Litigation"). The Company is unable to predict the potential impact of any such uncertainties upon its future results of operations.

               Crash of Flight 800

               On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board. See "Business--Legal Proceedings."

               Changes to Management Team

               Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. Although the Company believes that a stable executive management team has now been put in place, there can be no assurance that future changes will not occur or, that if such changes do occur, that they will not adversely affect future operations.


                       Current Executives of the Company
                                                                     DATE OF
                                                                   ELECTION OR
                                                                   APPOINTMENT
        NAME                         CURRENT TITLE                AS EXECUTIVE
        ----                         -------------                ------------

Gerald L. Gitner(1)     Chairman & CEO                            December 1996
William F. Compton(2)   President & COO                           December 1996
Michael J. Palumbo      Senior Vice President & CFO               December 1996
Donald M. Casey         Executive Vice President, Marketing         May 1997
James F. Martin         Senior Vice President, Human Resources    November 1997
Kathleen A. Soled       Senior Vice President & General Counsel   January 1998



(1) Mr. Gitner, a director since November 1993, was Vice Chairman and Acting
    CEO from December 1996 until February 1997.

(2) Mr. Compton, a director since November 1993, was Acting Executive Vice
    President, Operations from December 1996 until March 1997 and Executive
    Vice President, Operations from March 1997 until December 1997.

In addition, David M. Kennedy, a director, served as Acting Executive Vice President and Chief Operating Officer from December 1996 until June 1997.

               '94 Labor Agreements

               As of March 31, 1998, the Company had approximately 22,203 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 84.6% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants. The Company's currently effective collective bargaining agreement with each such union (collectively the " '94 Labor Agreements") contain more favorable work rules than in prior contracts and wage levels which the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three year agreements which became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 with respect to ground employees represented by the IAM. On March 27, 1998, at the request of the IAM, a mediator was appointed with respect to the flight attendants represented by the IAM.

               In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. See "Business--Employees."

               In connection with certain wage scale adjustments afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling with respect to the comparability of wage concessions made in 1994 that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1997 such additional compensation that would be payable pursuant to the arbitration ruling would be approximately $12.0 million. The Company denies any such obligation and is pursuing an appeal of the arbitration ruling and a court award affirming the ruling. Effective September 1, 1997, the Company also reduced the overall compensation and benefits package for non-contract employees so as to offset, in the Company's view, any claims by such employees previously represented by IFFA for any retroactive or prospective wage increases. As such, no liability has been recorded by the Company.

               Age of Fleet; Noise

               At March 31, 1998, the average age of TWA's operating aircraft fleet was 16.5 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA has incurred increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. During 1997, TWA acquired 27 new or later-model used aircraft. The Company expects to continue the process of acquiring a number of new and later-model used aircraft. As of March 31, 1998, TWA's fleet included 55 aircraft which did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990, the FAA issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Many of the Company's aircraft are currently affected by these aging aircraft ADs. In 1996 and 1997, TWA spent approximately $3.4 million and $4.2 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate an additional approximately $19.8 million through the year 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and that as a result certain aircraft will be retired by the Company before TWA would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements," "Business--Regulatory Matters--Noise Abatement" and "--Aging Aircraft Maintenance."

               Corporate Governance Provisions; Special Voting Arrangements

               As a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions (the "Blocking Coalition Provisions") which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors, which together constitute a "Blocking Coalition". Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the Delaware General Corporation Law (the "DGCL"); (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

               Anti-takeover Provisions in Certificate of Incorporation and By-laws; Rights Plan

               The Certificate of Incorporation and By-laws contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the Chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws and the Blocking Coalition Provisions, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. In addition, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock and Employee Preferred Stock payable to holders of record as of the close of business on January 12, 1996 and, thereafter all Common Stock issued by the Company has had an equivalent number of rights attendant to it. The Rights are intended to protect TWA's shareholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law" and "Business--Regulatory Matters--Foreign Ownership of Shares" and "Description of Capital Stock--Rights Plan."

               Certain Potential Future Earnings Charges

               There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the employee stock incentive plan (the "ESIP") will generally result in a charge equal to the fair market value of shares granted plus the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 (the 1997 and 1998 target prices having been met) would be approximately $108.8 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at January 30, 1998. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds certain target prices. On February 17, 1998, the first target price of $11.00 was realized and a grant of 2.0% of the outstanding Common Stock and Employee Preferred Stock will be made on July 15, 1998. Based on the current number of outstanding shares of Common Stock and Employee Preferred Stock and taking into account a credit with respect to the Company's required contribution, the net contribution will be 1,109,722 shares and the non-cash charge in the first quarter of 1998 will be approximately $12.3 million. In addition, on March 4, 1998 the market price of the Company's Common Stock exceeded the $12.10 target price for the 30-day period necessary to earn the 1998 grant. As a result, on July 15, 1998 the Company will be required to make an additional contribution to the relevant employee trusts of 1.5% of its Common Stock and Employee Preferred Stock. Based on the current number of outstanding shares of Common Stock and Employee Preferred Stock, that contribution would be 1,172,354 shares. As a result of the grants earned in 1998, the Company expects to issue a combined total of 2,282,076 shares of Common Stock and Employee Preferred Stock on July 15, 1998 and an aggregate non-cash charge in connection with such issuance was recorded in the first quarter of 1998 in the amount of $26.5 million. However, the actual number of shares and the actual charge will not be known until the shares are issued on July 15, 1998. See "Business--Employees."

               Fresh Start Reporting

               In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date (the "'95 Effective Date") of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and Selected Consolidated Financial Data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 Reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 19 to the Consolidated Financial Statements.

               In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of TWA's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

Risk Factors Related to the Industry

               Competition

               The airline industry operates in an intensely competitive environment. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with various forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per available seat mile ("CASM") can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

               The airline industry has consolidated as a result of mergers and liquidations and more recently through alliances, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. In addition, many of the major U.S. carriers have announced plans for alliances with other major U.S. carriers. Such alliances could further intensify the
competitive environment.   In addition, certain of the Company's competitors
have in recent years established alliances with one or more large foreign carriers, allowing those competitors to strengthen their overall operations by, among other things, transporting passengers connecting with or otherwise traveling on the alliance carriers. Although the Company has established a code share arrangement with one foreign carrier and has filed an application with the DOT to establish an alliance with another foreign carrier, it does not have an alliance with a large foreign carrier.

               The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Certain of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs including the creation of low cost regional jet airline affiliates. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

               Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

               Aircraft Fuel

               Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996 and approximately 14.3% in 1997), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% versus 1995, from approximately 57.0 Cents per gallon to approximately 69.8 Cents per gallon. During 1997, the Company's average per gallon cost of fuel decreased approximately 5.6%, from approximately 69.8 Cents per gallon to approximately
65.9 Cents per gallon. During the first quarter of 1998, the Company's average per gallon cost of fuel decreased approximately 25.0%, from approximately 74.1 Cents per gallon to approximately 55.6 Cents per gallon, over the same period in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A one cent change in the cost per gallon of fuel (based on consumption during 1997) impacts operating expense by approximately $609,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel. See "Business--Aircraft Fuel."

               Regulatory Matters

               The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

               During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company expects that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required; however, required capital expenditures will vary depending upon changes in TWA's fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

               Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. For example, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT resolutions and judicial decisions. In addition, laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA. See "Business--Regulatory Matters."

               Management believes that the Company benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress has passed tax legislation reimposing and significantly modifying the Ticket Tax, effective October 1, 1997. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles. Management believes that the reimposition and modification of the Ticket Tax will have a negative impact on the Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins. See "Business--Regulatory Matters."

Risk Factors Relating to the Notes and the Exchange Offer

               Certain Bankruptcy Considerations

               If the Company were to become a debtor in a proceeding under Title 11 of the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), it is likely that there would be delays in payment with respect to the Notes and delays in or prevention from enforcing remedies and other rights that may otherwise be available to holders of the Notes, including rights with respect to the Collateral. It is also possible that holders of Notes would not ultimately receive repayment, in whole or in part, of the Notes. See "Description of Notes--Certain Bankruptcy Limitations."

               Ranking of the Notes

               The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of December 31, 1997, after giving effect to the issuance of the 11 3/8% Notes, the Notes and the Equity Notes, the aggregate principal amount of the Company's total outstanding indebtedness would be approximately $1,233.0 million. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, seek recourse against the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "Description of Notes--Collateral" and "--Certain Bankruptcy Limitations." The Notes are not guaranteed by any subsidiary of the Company and as a result will effectively rank junior to all creditors (including trade creditors) of, and holders of preferred stock issued by, subsidiaries of the Company. As of December 31, 1997, except for the wholly-owned, bankruptcy remote subsidiary of the Company that issued $100.0 million aggregate principal amount of the Receivables Securitization Notes, the subsidiaries of the Company did not have any outstanding indebtedness or preferred stock. The Notes will contain no limitations on the Company's ability to incur additional indebtedness. See "Description of Notes."

               Sufficiency of Collateral

               There can be no assurances that the proceeds of any sale of Collateral pursuant to the Indenture and Collateral Documents following a default would be sufficient to satisfy all payments due on the Notes. No appraisal has been or will be obtained with respect to the Collateral. If such proceeds were not sufficient to repay all such amounts due on the Notes, then holders (to the extent not repaid from the proceeds of the sale of Collateral) would have only an unsecured claim against the Company's remaining assets. In addition, the ability of holders to realize upon the Collateral may be subject to certain federal bankruptcy law limitations and, due to the nature of the Collateral, significant restrictions imposed by governmental authorities including the DOT and FAA. United States citizenship is a condition of registering aircraft with the FAA. Restrictions on the ability of non-United States citizens to register the Aircraft in the United States could impact the marketability of the Collateral.

               Change in Control; Cross Default Provisions

               Upon a Change in Control, each holder of Notes will have the right, for a limited period of time, to require the Company to repurchase all or any part of such holder's Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for repurchase. However, there can be no assurance that upon the occurrence of such a Change in Control, the Company will be able to repurchase the Notes. In the event the Company fails to repurchase the Notes upon a Change in Control, it would be in default under the Indenture and the maturity of substantially all of its long-term debt could be accelerated. See "Description of Notes--Repurchase of Notes Upon a Change in Control."

               Lack of Prior Market for the Exchange Notes

               The Exchange Notes are being offered to the holders of the Old Notes. [The Old Notes were offered and sold in April 1998 to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a)(1), (2), (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and are eligible for trading in the PORTAL Market.]

               The Exchange Notes will constitute a new issue of securities for which there is currently no established trading market, and the Exchange Notes may not be widely distributed. Although the members of the Bank Group, the Placement Agent and CL/PK are making a market in the Old Notes and have indicated to the Company that they currently intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations, they is not obligated to do so and any such market-making may be discontinued at any time without notice at their discretion. In addition, such market making activities may be limited during the Exchange Offer and the tendency of a Shelf Registration Statement. Accordingly, no assurance can be given that an active trading market for the Exchange Notes will develop. If a market for any of the Exchange Notes does develop, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for any of the Exchange Notes does not develop, purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. The Company has agreed to list the Exchange Notes on the American Stock Exchange or on such other stock exchange or market as the Common Stock is then principally traded no later than the earliest to occur of (i) the effectiveness of the this Exchange Offer Registration Statement and (ii) the effectiveness of the Shelf Registration Statement, provided that such Exchange Notes meet the minimum requirements for listing on any such exchange or market, and, if applicable, to maintain such listing for so long as any of the Exchange Notes is outstanding.

               Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Old Notes or the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Old Notes or the Exchange Notes.

               Consequences of Failure to Exchange

               Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that
(i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 or if such holder is an "affiliate", that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer (whether or not it is also an "affiliate") that receives Exchange Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

               In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Notes under the Securities Act or any applicable securities laws. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under such laws. The Old Notes currently may be sold to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a) (1), (2), (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Notes outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Notes.

               Exchange Offer Procedures

               To participate in the Exchange Offer, and avoid the restrictions on Old Notes, each holder of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the First Security Bank, National Association (the "Exchange Agent") at the address set forth below under "The Exchange Offer -- Procedures for Tendering -- Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depositary") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures. See "The Exchange Offer."


                              USE OF PROCEEDS

               The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.


                            THE EXCHANGE OFFER

Purpose of the Exchange Offer

               On April 21, 1998, the Company issued and delivered one security (the "Initial Definitive Note") evidencing the Notes in definitive fully registered form in the principal amount of $43.2 million registered in the name of the Owner Trustee and one Global Note in the principal amount of $0 which were immediately transferred to the Placement Agent, the Beneficiary and CL/PK and the Closing Participants (as defined). The Old Notes were subsequently reoffered and resold to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) pursuant to Rule 144A under the Securities Act, to a limited number of institutional investors that are Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Placement Agent and the Owner Trustee, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 60 days after April 21, 1998, the date the Old Notes were issued (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement to become effective within 150 days after the Issue Date, and (iii) consummate the Exchange Offer within 180 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

               Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Terms of the Exchange Offer

               Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of Exchange Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

               The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of such Exchange Notes, and
(ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of Notes." The Exchange Notes will evidence the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

               As of the date of this Prospectus, $43.2 million aggregate principal amount at maturity of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes.

               Holders of Old Notes do not have any appraisal or dissenters' rights under the DGCL or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

               Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue Exchange Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company.

               In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

               Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extension; Amendments

               The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ___________, 1998 (30 days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

               In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

               The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

               Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

               The Exchange Notes will bear interest from April 21, 1998 at the rate of 11 3/8% per annum, payable semi-annually in arrears, in cash, on April 15 and October 15 of each year, commencing October 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from April 21, 1998 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on October 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

Conditions

               Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

               If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

               The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering

               Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "Plan of Distribution."

               The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

               THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

               Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contract the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

               Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

               If a person other than the registered holder of any Old Notes listed therein signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

               The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes and the Company's determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

               In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

               By tendering, each holder will represent to the Company that, among other things, (i) the Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder,
(ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

               Within two business days after the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

Guaranteed Delivery Procedures

               Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

               (a) The tender is made through an Eligible Institution;

               (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

               (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

               Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

               Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

               To withdraw a tender of Old Notes in the Exchange Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Untendered Old Notes

               Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than members of the Bank Group, the Placement Agent, the Beneficiary and CL/PK, to provide for the registration under the Securities Act of the Old Notes held by them after the Expiration Date. To the Extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

Exchange Agent

               First Securities Bank, National Association, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               By Mail, Overnight Courier or Hand:

                 First Security Bank, National Association
                           79 South Main Street
                        Salt Lake City, Utah 84111
                   Attention: Corporate Trust Department
                (registered or certified mail recommended)
                          Telephone: 801/246-5630
                          Facsimile: 801/246-5053

               Delivery to an address other than as set forth above or transmission of instructions via facsimile to a number other than as set forth above will not constitute a valid delivery.

Fees and Expenses

               The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by telegraph, facsimile transmission, telephone or in person.

               The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

               The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

               The Company will pay any and all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing Exchange Notes will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted.

Consequences of Failure to Exchange

               Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Exchange Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the Exchange Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

Resale of the Exchange Notes

               Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) would not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. By executing the Letter of Transmittal, each holder of the Old Notes will represent that (i) it is not an affiliate of the Company or if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes.

Other

               Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

               Upon consummation of the Exchange Offer, holders who were not prohibited from participating in the Exchange Offer and who did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

               The Exchange Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, the Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.


                                THE COMPANY

               TWA is the eighth largest U.S. air carrier (based on RPMs for the full-year 1997), whose primary business is transporting passengers, cargo and mail. During 1997, the Company carried approximately 23.4 million passengers and flew approximately 25.1 billion RPMs. As of March 31, 1998, TWA provided regularly scheduled jet service to 89 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1998, the Company operated a fleet of 181 jet aircraft.

North American Route Structure

               TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 36 states, the District of Columbia, Puerto Rico, Mexico, Canada and the Caribbean. The JFK and St. Louis hub systems are designed to allow TWA to support both its North American and transatlantic connecting flights. During 1997, TWA's North American revenues accounted for approximately 85.9% of its total revenues versus approximately 81.7% during the same period of 1996.

               St. Louis

               TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures as of March 31, 1998 serving 79 cities. In 1997, TWA had approximately a 74.5% share of airline passenger enplanements in St. Louis, excluding all commuter flights, while the next largest competitor enplaned approximately 12.6%. Since 1995, TWA has added service from its St. Louis hub to Reno, Nevada, Knoxville, Tennessee, Shreveport, Louisiana, Steamboat Springs, Colorado, Palm Springs, California, Toronto, Canada and the Mexican resort cities of Cancun, Puerto Vallarta and Ixtapa/Zihuatenejo.

               JFK

               TWA serves 26 domestic and international cities from its JFK hub, with approximately 40 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. The Company offers non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean.

               Commuter Feed

               TWA coordinates operation of its commuter feed into the Company's hubs at St. Louis and JFK with Trans States Airlines, Inc. ("Trans States"). Trans States, an independently owned regional commuter carrier, currently operates approximately 169 daily flights into St. Louis and 56 flights into JFK. Trans States' operations are coordinated to feed TWA's North American and international flights. Management believes that these commuter operations are an important source of traffic into the Company's domestic and international route networks.

International Route Structure

               TWA's international operations consist of both nonstop and through service from JFK and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, where TWA has built a hub system primarily designed to provide domestic traffic feed for its transatlantic service. International cities served include: Barcelona, Cairo, Lisbon, Madrid, Milan, Riyadh, Rome, Tel Aviv from JFK; Paris from JFK and St. Louis; and London-Gatwick from St. Louis. On January 13, 1997, as part of its plans to improve the operating and financial performance of its international operations, the Company discontinued service on certain European routes, including JFK to Frankfurt and Boston to Paris, as well as non-stop feed service to JFK from several domestic cities. In addition, service to Athens was discontinued on April 18, 1997. In 1997, TWA's international passenger revenues accounted for approximately 14.1% of total revenues versus approximately 18.3% in 1996.

               On April 28, 1997, TWA announced it had filed an application with the DOT seeking approval of code-share service with Royal Jordanian Airline. The DOT approved the code-share on October 1, 1997. The agreement calls for the joint coding of TWA domestic flights between seven U.S. cities and JFK and of Royal Jordanian Airline's direct flights between JFK, Amsterdam and Amman, Jordan. Service began on November 1, 1997. In addition, TWA and Royal Jordanian Airline recently announced that they have requested an amendment to their statements of authorization to add additional cities in the U.S. and in the Persian Gulf area. The DOT has approved the application and TWA is seeking authority to serve Bahrain, Qatar, Pakistan and India. It is anticipated that such authority will be received in the second quarter of 1998. On October 24, 1997, TWA announced that it had signed an agreement with Spanish carrier Air Europa to provide code share service. Under the agreement, which still requires governmental approval, TWA will place its TW flight code on Air Europa flights operating between Madrid and Barcelona, on the one hand, and Palma and Malaga, Spain, on the other hand. Air Europa will place its UX flight code on TWA flights operating between both Madrid and Barcelona, on the one hand, and JFK, on the other hand, and to numerous U.S. points beyond JFK. The code share service is anticipated to commence in the second quarter of 1998. Pursuant to their agreements, both Royal Jordanian Airline and Air Europa have moved their operations to the Company's JFK terminal. On February 11, 1998, TWA announced that it had applied to the DOT seeking authority to operate 28 frequencies of code share service between St. Louis and Japan in cooperation with Delta Air Lines ("Delta"). The application proposed to start code share service to Tokyo, Nagoya, Osaka and Fukuoka. TWA also applied for non-stop route authority from St. Louis to Tokyo beginning June 1, 1999. On May 18, 1998, the DOT issued a final order authorizing the Company to serve the St. Louis-Tokyo market with seven weekly frequencies and allocating to the Company fourteen of the weekly frequencies for United States-Japan code share service.

               TWA is exploring the possibility of entering into marketing and code-share alliances with additional foreign carriers. These alliances, if consummated, would allow the Company to provide its passengers with extended service to foreign destinations not served directly by the Company, while feeding TWA's North American operations from these foreign destinations.

Business Strategy

               In late 1996, the Company began implementing certain initiatives designed to further its strategic objectives. These initiatives were implemented in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

               The primary focus of the Company's strategic initiatives, initially implemented in late 1996, was to reestablish TWA's operational reliability and schedule integrity and overall product quality in order to attract higher-yield passengers and enhance overall productivity, which was intended to improve the Company's financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and maintenance capacity made available by terminating an unprofitable aircraft maintenance contract with the U.S. government. The other key initiatives which TWA began implementing in late 1996 included: (i) acceleration of the Company's fleet renewal plan;
(ii) a restructuring of TWA's operations at JFK; (iii) a focus on improving productivity; (iv) implementation of a series of revenue-enhancing marketing initiatives; and (v) implementation of a number of employee-related initiatives to reinforce the Company's focus on operational performance.

               The key elements of the Company's overall ongoing business strategy, as well as the late 1996 strategic initiatives, are outlined below.

               Fleet Upgrade and Simplification

               TWA's fleet modernization plans seek to realize operating cost savings by replacing a number of older, less efficient aircraft with more modern, technologically advanced, twin-engine, two-pilot aircraft. New flight equipment acquisition plans initiated in 1996, are intended to achieve a decrease in operating and maintenance costs as the older, heavier maintenance aircraft are phased out and replaced by newer aircraft. These changes are intended to simplify the Company's fleet structure, thereby reducing the number of aircraft types to decrease overall crew training and aircraft maintenance costs (although resulting in increased short-term transition crew training costs). Additional efficiencies should be realized through increased standardization of aircraft parts, supplies and cabin equipment that must be inventoried throughout TWA's system. Despite the higher capital costs associated with owning or leasing new and later model aircraft, the Company believes that corresponding reductions in operating costs will offset any increased costs. Management believes this initiative will further improve the Company's operating performance while allowing the Company to achieve Stage 3 compliance with the Noise Act by the year 2000 and will not require further fleet reductions.

               In the first quarter of 1997, as part of its efforts to improve near-term operational reliability, the Company announced plans to accelerate retirement of the 14 747s (four-engine, 3-pilot wide-body jets with an average age of approximately 25.6 years) and the 11 L-1011s (three-engine, three-pilot wide-body jets with an average age of approximately 22.6 years) remaining in its fleet as of December 31, 1996. All of the L-1011s and 747s have been retired. These older, less efficient and less reliable aircraft have been replaced with new or later-model used 757, 767 and MD-80 aircraft. Management believes that these smaller aircraft are more appropriately sized to the routes served and, by reducing the Company's reliance on lower-yield feed traffic to fill capacity, have resulted in higher load factors and improved yields. Further, these newer twin-engine, two-pilot aircraft are expected to provide efficiencies in fuel, flight crew and maintenance expenses, while reducing long-term pilot training costs by enabling TWA to have fewer aircraft types in the fleet. Such aircraft should also permit TWA to more effectively utilize its yield management system. In 1996, TWA entered into agreements to lease 10 new 757s and to purchase an additional 10 new 757 aircraft. As of February 1, 1998, TWA had taken delivery of 15 of such aircraft. The Company also acquired the right, subject to certain conditions, to purchase up to 20 more new 757 aircraft from the manufacturer. In addition, the Company entered into agreements with a major operating lessor to lease two 767-300ERs which were delivered in early 1998. In 1996, the Company entered into an agreement with the manufacturer to acquire 15 new MD-83s. As of February 1, 1998, the Company had taken delivery of seven of the MD-83s, and expects to take delivery of six additional planes during 1998 and two additional planes in 1999. The Company also entered into an agreement for the lease of nine late-model used MD-82s, which were delivered in 1997 and early 1998. The Company also intends to retire eight of its older 727s in 1998, which are expected to be replaced with MD-80s. As of March 31, 1998, TWA had retired two such 727s. As a result of this fleet restructuring, the Company's mix of narrow-body and wide-body aircraft shifted to approximately 90%/10% as of December 31, 1997 versus 80%/20% as of year-end 1996, while TWA's average number of seats per aircraft declined to 141 from 161 over the same period.
As of December 31, 1997, the average age of its fleet had decreased to 16.9 years from 19.0 years at year-end 1996. In April 1998, the Company entered into an agreement to purchase from the manufacturer 24 new MD-83 aircraft with deliveries in 1999. The Company has obtained financing commitments for long-term debt and lease financing for such aircraft. If TWA takes delivery of all of these aircraft, and assuming no other changes in the composition of the Company's fleet, the average age of its fleet as of December 31, 1999 would decrease to 12.8 years. TWA also entered into an agreement with a third-party aircraft lessor for the sale and leaseback of 15 Boeing 727-200A aircraft owned by the Company. The aircraft were delivered on March 31 and April 1, 1998 and leased to TWA under leases which expire in 1999 and 2000. On May 19, 1998, the Company announced the acquisition of three 757-200 aircraft for delivery in 1999 and 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Commitments."

               During 1996 and 1997, the Company outfitted 30 of its DC9-30 aircraft with "hush-kits" in order to bring such aircraft into compliance with Stage 3 requirements of the Noise Act. The Company is considering "hush-kitting" additional aircraft as well as other alternatives to assure compliance with Stage 3 noise requirements, in particular the replacement of such DC9 aircraft with newer model aircraft. See "Business--Regulatory Matters--Noise Abatement." While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures is expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could materially adversely affect the ability of the Company to continue to implement its strategic plan. See "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

               Route Structure Optimization

               The Company has been optimizing its route structure by redeploying assets to markets in which it believes it has a competitive advantage and limiting its commitments in other markets.

               Domestically, the Company believes the greatest opportunities for improved operating results will continue to come from focusing additional resources on its St. Louis hub in order to leverage its strong market position. The Company already dominates operations at St. Louis, with approximately 74.5% of total enplanements in 1997, excluding commuter traffic. In addition, the Company enjoys certain advantages in the Midwest due to its established route system, strong brand identity and concentrated presence in that market. Because St. Louis is located in the center of the country, it is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it is better positioned to offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines. To capitalize on these advantages, the Company has increased its number of daily departures at St. Louis from 229 in 1993 to approximately 365 as of December 31, 1997. In addition, beginning in 1995, the Company has increased service to the north and south with service to Reno, Nevada, Knoxville, Tennessee, Shreveport, Louisiana, Steamboat Springs, Colorado, Palm Springs, California, Toronto, Canada and the Mexican resort cities of Cancun, Puerto Vallarta and Ixtapa/Zihuatenejo.

               Internationally, the Company's operations are concentrated at JFK. The Company's strategy has been to reduce and streamline international operations to focus on markets that it believes can support non-stop service and to maximize utilization of the JFK facility. As a result, since 1994, the Company has eliminated service to several European cities and reduced its service to and from Paris. In addition, during 1996 and 1997 the Company increased service from JFK to the Caribbean, Florida and to certain other domestic cities to increase utilization of the Company's JFK facility, particularly during off-peak time periods, and to provide feed traffic for its international operations. On February 11, 1998, the Company applied to the DOT seeking authority to operate code share service between St. Louis and Japan in cooperation with Delta Air Lines. The application proposes to start code share service to Tokyo and Nagoya as soon as possible after approval, and to Osaka and Fukuoka on October 28, 1998. TWA also applied for non-stop route authority from St. Louis to Tokyo beginning June 1, 1999. On March 16, 1998, the DOT issued an order authorizing the Company to serve the St. Louis-Tokyo market with seven weekly frequencies and allocating to the Company fourteen of the weekly frequencies for United States-Japan code share service. The DOT allowed interested parties ten days to object and seven additional days to reply to objections. It is anticipated that a final order will be issued by the DOT in the second quarter.

               As part of its efforts to position the Company for sustained profitability, TWA restructured its operations at JFK during 1997 by eliminating certain unprofitable international destinations (such as Frankfurt and Athens), as well as certain low-yield domestic feed service into JFK. The Company also consolidated for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. In addition to enhancing yields and load factors, the substitution of 757s and 767s for 747s and L-1011s on international routes also has increased operating efficiencies and on-time performance at JFK, since these smaller aircraft are better suited to the physical limitations of TWA's terminals. As a result of these changes, TWA's international scheduled capacity (as measured by ASMs) decreased 31.5% in 1997 versus 1996 and represented 19.5% of total scheduled capacity for the full year 1997 versus 25.6% for the full year 1996. The Company believes that this decrease in international operations, together with the rationalization of fleet size described above, will help deseasonalize TWA's business, with the difference between TWA's seasonal average daily peak and trough capacities anticipated to be approximately 4.2% in 1998, versus 20.5% in 1996 and 16.9% in 1997. As a result, the Company believes the seasonal variability of its financial performance will be reduced; however, there can be no assurance that such deseasonalization will occur.

               Customer Service; Travel Agent Commissions

               The Company is focusing on improving the quality of its air travel product and the service provided to passengers by TWA personnel. The Company believes that its increased focus on quality, certain new marketing initiatives and the steps taken to restore operational reliability and schedule integrity in 1997 have resulted and will allow TWA to attract a greater percentage of higher-yield passengers. Ongoing initiatives include:

               Focus on Business Traveler. Based on customer research, the Company has targeted business travelers and is therefore tailoring its marketing and advertising efforts to emphasize the Company's positioning as a full-service, high-value airline providing service to popular business destinations throughout the U.S. The Company believes that its convenient flight schedules and connections, as well as its centrally located hub at St. Louis, are important in providing service which is attractive to these travelers.

               The Company is introducing a series of marketing initiatives designed to attract a greater percentage of higher-yield business passengers.

               In March 1995, TWA introduced Trans World One, a premium business class service in its international and certain trans-continental non-stop markets. This product has recently been enhanced and relaunched with advertising and promotional support. Trans World One is available in 767 equipment and in selected 757 equipment. Overall service is being improved, including check-in, on-board comfort, food service and priority baggage return. TWA is also increasing first class cabin seating in its narrow-body domestic aircraft by 60% and is planning a series of airport and in-flight enhancements. This domestic service was launched in early 1998 as Trans World First. In March 1998, the Company launched TWQ, a specially designed service for short-haul business markets. The Company is also in the early phases of a series of facilities upgrades, including a newly opened Ambassadors Club in St. Louis, a renovated club at LaGuardia, a completely refurbished club in its JFK terminal and improved new check-in counters and backwalls. A new electronic passenger and baggage processing system is being installed in St. Louis.

               TWA rebranded its frequent flier program named "Aviators" effective May 1, 1998. The Company has already implemented several new initiatives to improve its frequent flier program. A Platinum level was introduced in the third quarter of 1997 to offer the Company's most attractive travel benefits for its highest mileage customers. Platinum level travelers and travelers purchasing first class or full fare coach tickets will also be given mileage bonuses equal to the base dollar amount paid for their tickets, in addition to other existing bonuses. Further, TWA joined the American Express Membership Rewards Program, allowing members the opportunity to earn additional miles for amounts charged on the American Express Card.

               Leisure Traveler. Within the leisure travel market, TWA is positioned as a high-quality, competitive-fare carrier. Management believes that TWA's cost structure and attractive route system position it well to compete for leisure traffic. Further, TWA's Getaway Program, which was the original airline tour program, has a leading position in this sector.

               Travel Agent Commissions. Until recently TWA paid the full traditional 10% commission on tickets for domestic transportation on TWA sold by independent travel agents without the cap of $50 and $25 per domestic round-trip and one-way tickets, respectively, which most other major airlines imposed in 1995, and paid an 11% commission on tickets for international transportation. On October 2, 1997, the Company reduced its commissions on tickets for domestic and international transportation to 8% and 10%, respectively, without the cap imposed by most other major airlines. On May 11, 1998, the Company began paying a maximum travel agent commission of $50 per roundtrip and $25 for one-way tickets for domestic travel and 8% for international travel with no commission cap. In addition, Internet vendors receive 5% commission with a maximum payment of $10. See "Business--Travel Agencies--Travel Agent Commissions."

               Labor Relationship

               Management believes TWA has a generally cooperative relationship with its employees, including employees represented by unions.
At various times, the Company's employees have demonstrated significant loyalty and commitment to TWA's future by, among other things, agreeing to various wage and work rule concessions to improve productivity in connection with the '93 Reorganization (as defined) and the '95 Reorganization. As a result of these agreements (i) the Company's employees received approximately 30% of the voting equity of TWA outstanding immediately following the '95 Reorganization and (ii) certain corporate governance provisions were effected, including provision of the right of employees currently represented by ALPA and the IAM to elect four of the Company's 15 directors. See "Description of Capital Stock--Description of Employee Preferred Stock" and "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law." On March 6, 1997, the IAM assumed representation of the Company's flight attendants formerly represented by IFFA, and IFFA was decertified. Union and non-union employees are also eligible under the ESIP to increase their level of stock ownership through grants and purchases of additional shares over a five year period commencing in 1997. For information concerning the ESIP, see "Business--Employees."

               Each of the Company's union contracts became amendable as of August 31, 1997, and negotiations have begun with respect to all three major contracts. While management believes that the negotiation process for the new contracts will result in extended contracts mutually satisfactory to the parties, there can be no assurances as to the ultimate timing or terms of any such new contracts. As the Company's financial resources are not as great as those of most of its competitors, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. The Company believes that the status of its employees as substantial stockholders and participants in corporate governance and the Company's efforts to involve employees in developing and achieving the Company's goals will result in continued dedication to the efforts to improve the Company's financial and operational performance.

               In January 1997, TWA implemented programs through which TWA has sought to institutionalize throughout all levels of its organization the importance of running an airline with operational reliability and schedule integrity. These programs provide certain operating and procedural guidelines for enhancing performance and improving overall product quality. In addition, in 1996 the Company introduced Flight Plan 97, which paid eligible employees a $65 bonus for each month that TWA finished in the top five in all three performance categories tracked by the DOT (on-time performance, customer complaints and baggage handling) and a total of $100 if TWA also ranked first in at least one of such categories. Based on the Company's performance in September 1997, eligible employees earned their first bonus under this program, a $100 payment for ranking first in on-time performance, fourth in customer complaints and fifth in baggage handling. This program has been enhanced as Flight Plan 98 and now provides that in any quarter where the Company places first in one of the DOT-tracked performance categories for the entire quarter (and assuming that no bonus was paid to employees during that quarter) the eligible employees would receive a $100 bonus.

               Investment in Technology

               Management believes significant opportunities exist for the Company to increase revenues and reduce costs by investing in available technology that provides the Company and its employees with the information necessary to operate its business more effectively and to improve customer service. The Company has taken a significant step forward in this area by installing a computerized yield management system. The need to build a historical database for such yield management system has delayed full realization of benefits expected from such system; however, as this database grows during 1998, it is expected to allow the Company to improve significantly its ability to estimate demand flight-by-flight for each class of fares and manage the allocation of seats accordingly. Given TWA's prior lack of a computerized yield management system, the Company's management believes that as this database grows the system will offer significant opportunities for revenue improvement. In 1996, the Company implemented a "QIK-Res" system at its reservation center in Norfolk, Virginia. QIK-Res is a front-end reservations software program designed to improve customer service. Management believes the system has demonstrated its effectiveness at Norfolk and intends to pursue the possibility of extending the system to its reservation center in St. Louis. TWA is also in the process of installing state-of-the-art computer hardware for ticket counter and gate podiums at St. Louis using "QIK-Chek" software to improve passenger service and data collection while simplifying the ticket and check-in process.

               Cost and Efficiency Initiatives

               Management believes that maintaining a low cost structure is crucial to the Company's business strategy. TWA's airline operating cost per ASM (adjusted for subsidiaries, restructuring and earned stock contributions) increased from 8.12 Cents in 1995 to 8.76 Cents in 1996 and to 8.97 Cents in 1997. The primary contributors to these increases were increases in maintenance costs and costs associated with flight crew training which occurred primarily during the first six months of 1997. Despite these increases, management believes that TWA's operating costs remain below the average of the six largest full service carriers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to continue to pursue, among other things, route optimization, increased labor efficiencies, fleet modernization and rationalization, and investment in technological advances in order to improve operating results. During 1997, TWA realized cost efficiencies in maintenance, reflecting the elimination of TWA's maintenance backlog during the first quarter of 1997, as well as the reduced maintenance requirements for the newer aircraft already added to TWA's fleet. In addition, as described above, the Company's fleet renewal plan is expected to provide efficiencies in fuel, flight crew and training expenses, while the JFK restructuring has eliminated certain unprofitable routes and reduced certain operating costs. TWA's average number of employees per aircraft has decreased from 131.0 as of December 31, 1996 to
120.7 as of December 31, 1997, which is generally consistent with industry standards.

               The Company has increased to 12 the number of connecting "banks" of flights operating into its St. Louis hub to increase further the utilization of its aircraft. TWA has installed a new ticketless system and has begun to test automatic ticket machines in selected markets. In mid-1996, the Company initiated programs allowing customers to book reservations directly via on-line network systems, and during the second quarter of 1997, TWA began to provide bookings via the Internet. It is expected that distribution costs will be reduced as travelers use these on-line booking vehicles and ticketless systems. In addition, TWA is implementing a number of programs to reduce computer reservation systems booking fees, both internally and from travel agents. Such booking fees are separate transaction fees that are paid in addition to any travel agent commission. TWA will continue to explore other opportunities to reduce costs and improve efficiency in the areas of aircraft maintenance, airport operations, purchasing, distribution, ticket delivery, food service, cargo delivery operations and administrative functions.

Corporate Reorganizations

               During the early 1990s, the U.S. airline industry, including the Company, experienced unprecedented losses, which were largely attributable to, among other things, the Persian Gulf War (which caused a substantial increase in fuel costs and reduction in travel demand due to concerns over terrorism), recessions in the United States and Europe, and significant industry-wide fare discounting resulting from another U.S. airline's attempt to introduce a new pricing structure into the domestic airline business. In addition, TWA had incurred significant debt as a result of the leveraged acquisition in 1986 of a controlling interest in the Company by Carl Icahn. The substantial losses sustained by the Company during this period, coupled with the Company's excessive debt obligations, made it necessary for TWA to restructure its debt obligations and equity, lower its labor costs and severely reduce its capital outlays.

               '93 Reorganization

               On November 3, 1993 (the "'93 Effective Date"), TWA emerged from the protection of Chapter 11 of the United States Bankruptcy Code pursuant to a bankruptcy case filed on January 31, 1992. During the pendency of the '93 Reorganization, the Company (i) negotiated, effective September 1, 1992, a series of three-year concession agreements with its unions providing for, among other things, a 15% reduction in wages and benefits and certain work-rule concessions designed to reduce costs substantially (the "'92 Labor Agreements"), (ii) obtained confirmation of a reorganization plan which eliminated more than $1.0 billion of debt and lease obligations, and (iii) reached a settlement with the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the Company's underfunded pension plan obligations. During the pendency of the '93 Reorganization, the Icahn Entities (as defined) released their claims against and interests in TWA and Mr. Icahn resigned as Chairman of the Board of Directors and as an officer of TWA. The Icahn Entities also agreed to provide up to $200.0 million of financing pursuant to the Icahn Loans (as defined) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations").

               '95 Reorganization

               Notwithstanding the reduction in levels of debt and obligations achieved through the '93 Reorganization, the Company emerged from the '93 Reorganization in a too highly leveraged position and, despite progress in increasing revenues and reducing costs, continued to experience significant operating losses. With the hiring of a new management team in 1994, the assumptions underlying the Company's operating plans, upon which its ability to service its post '93 Reorganization obligations depended, were recognized as unrealistic and unachievable. As a consequence, the Company was forced to seek a second financial restructuring.

               In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court in St. Louis (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company (i) exchanged certain of its then outstanding debt securities for a combination of newly issued 12% Preferred Stock, Common Stock, warrants and rights to purchase Common Stock, and debt securities, (ii) converted its then outstanding preferred stock to shares of Common Stock, warrants and rights to purchase Common Stock, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91.0 million and other modifications to certain aircraft leases, and (iv) obtained an extension of the term of the approximately $190.0 million principal amount of the Icahn Loans. The Company also (i) effected a reverse stock split of its then outstanding common stock and exchanged such shares for Common Stock,
(ii) raised approximately $52.0 million through an equity rights offering;
(iii) distributed certain warrants to its then current equity holders, and
(iv) implemented certain amendments to the Certificate of Incorporation relating to the recapitalization and various corporate governance matters.
See "Description of Capital Stock--Description of Employee Preferred Stock."

               In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements, amending existing collective bargaining agreements, with the IAM, ALPA and IFFA, the three labor unions who then represented approximately 84% of the Company's employees. The '94 Labor Agreements provided for an extension of certain previously agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including elimination of so-called snapbacks, i.e., the automatic restoration of wage reductions granted in such agreements at the end of their term to levels that prevailed prior to the concessionary agreement. During 1994 and 1995, the Company also implemented a number of similar cost savings initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and continuing wage reductions which had been scheduled to expire. See "Business--Employees."


                              CAPITALIZATION

               The following table sets forth the consolidated cash and the capitalization of the Company as of March 31, 1998. This information should be read in conjunction with the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                                                                          March 31, 1998
                                                                                                           (in millions)
Cash and cash equivalents(1)                                                                                 $  346.1
                                                                                                              =======
Long-term debt and capital lease obligations (net of unamortized discounts and including current maturities)(2):
 11 3/8% Senior Notes due 2006.........................................................................      $  150.0
 9.80% Airline Receivable Asset Backed Notes, Series 1997..............................................         100.0
 11 1/2% Senior Secured Notes due 2004.................................................................         138.4
 12% Senior Secured Notes due 2002.....................................................................          43.5
 8% IAM Backpay Notes..................................................................................          13.7
 PBGC Notes............................................................................................         117.1
 Various secured notes, 4.0% to 12.4%, due 1997-2001...................................................          36.7
 Installment Purchase Agreements, 10.00% to 10.53%, due 2002-2003......................................         115.3
 Boeing Co. 757 Purchase Agreements, 11.85% to 12.38%, due 2015........................................         147.9
 IRS Deferral Note.....................................................................................           4.8
 Predelivery Financing Agreement.......................................................................           6.4
 Worldspan Note........................................................................................          31.2
 Capital lease obligations.............................................................................         211.1
                                                                                                              -------
    Total long-term debt and capital lease obligations.................................................       1,116.1
                                                                                                              -------

Shareholders' equity:
 Preferred Stock, $0.01 par value; 137,500,000 shares authorized:
    8% Preferred Stock, 3,869,000 shares authorized; 3,869,000 shares issued and
     outstanding.......................................................................................           --
    9 1/4% Preferred Stock, no shares authorized; no shares issued and outstanding;
     1,725,000 authorized, issued and outstanding and as adjusted......................................           --
    Employee Preferred Stock; 6,959,860 shares authorized; 6,020,145 shares issued and
     outstanding (3)...................................................................................           0.1
    Common Stock, $0.01 par value; 150,000,000 shares authorized; 51,946,129 shares issued
     and outstanding (4)...............................................................................           0.5
    Additional paid-in capital.........................................................................         687.8

    Accumulated deficit                                                                                        (481.3)
                                                                                                              -------
      Total shareholders' equity.......................................................................         207.1
                                                                                                              -------
      Total capitalization.............................................................................      $1,323.2
                                                                                                              =======



(1) Includes cash and cash equivalents held in its international operations and by its subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.

(2) Current maturities of long-term debt and capital lease obligations at March 31, 1998 were $49.2 million and $36.6 million, respectively. In
    April 1998, the Company consummated a private placement of $43.2 million aggregate principal amount of 11 3/8% Senior Secured Notes due 2003 and $31.8 million principal amount of Mandatory Conversion Equity Notes due
    1999 in connection with the acquisition of three used Boeing 767-231
    ETOPS aircraft.  See "Management's Discussion and Analysis of Financial
    Condition and Results of Operations."

(3) Comprised of 3,191,759 shares of the Company's IAM Preferred Stock, par value $0.01 per share, 962,892 shares of the Company's IFFA Preferred
    Stock, par value $0.01 per share, and 1,865,494 shares of the Company's
    ALPA Preferred Stock, par value $0.01 per share, distributed and allocated to employees through employee stock ownership plans for the benefit of employees represented by IAM and ALPA (collectively, the "Employee Preferred Stock"). See "Description of Capital Stock--
    Employee Preferred Stock."

(4) Does not include (i) the number of shares of Common Stock that will be reserved as of the Issue Date for issuance upon conversion of the Equity Notes, which number shall be calculated using the closing price of the Common Stock on the American Stock Exchange, or on such other stock exchange or market system as the Common Stock is principally traded, on the Issue Date, and which number of reserved shares may be adjusted pursuant to the terms of the Equity Notes, (ii) approximately
    10.9 million shares of Common Stock initially reserved for issuance upon conversion of the 1997 Preferred Stock, (iii) approximately 6.3 million shares of Common Stock reserved for issuance upon exercise of warrants issued in connection with the March 1997 offering of the Company's 50,000 Units (the "Units"), each consisting of (x) one 12%
    Senior Secured Note due 2002, in the principal amount of $1,000 and (y) one Redeemable Warrant to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share, (iv) approximately 9.5 million shares of Common Stock reserved for issuance upon conversion of the 8% Preferred Stock, (v) approximately 3.7 million shares of Common
    Stock which may be issued upon exercise of outstanding stock options granted to officers and employees of the Company under the KESIP (as defined) at prices ranging from $4.64 to $18.37 per share and Common
    Stock issuable upon the exercise of warrants, and (vi) shares of Common
    Stock which may be granted or sold at a discount to employees under the ESIP. See Notes 11 and 12 to the Consolidated Financial Statements,
    "Risk Factors--Risk Factors Related to the Company--Corporate
    Governance Provisions;  Special Voting Arrangements" and "Business--
    Employees."



                   SELECTED CONSOLIDATED FINANCIAL DATA

               The selected consolidated financial data presented below relate to periods in the three months ended March 31, 1998 and 1997, the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The consolidated financial data for the above periods were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1997.

               During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 19 to the Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as these amounts are not meaningful.



                                                     Reorganized Company
                              --------------------------------------------------------------------
                              Three Months Ended                                      Four Months
                                   March 31,            Year Ended December 31,          Ended
                              ------------------        -----------------------       December 31,
                               1998         1997          1997            1996            1995
                               ----         ----          ----            ----        ------------
                                          (Dollars in thousands, except per share amounts)
Statement of Operations
Data:
 Operating revenues.....      $765,389    $762,306      $3,327,952     $3,554,407      $1,098,474
 Operating income
   (loss)(1)............       (68,707)    (99,486)        (29,260)      (198,527)         10,446
 Loss before income
   taxes and
   extraordinary
   items(2).............       (79,558)   (105,193)        (89,335)      (274,577)        (32,268)
 Provision (credit) for
   income taxes.........       (25,418)    (35,161)            527            450           1,370
 Loss before
   extraordinary items..       (54,140)    (70,032)        (89,862)      (275,027)        (33,638)
 Extraordinary items,
   net of income
   taxes(3).............        (1,380)     (1,532)        (20,973)        (9,788)          3,500
 Net income (loss)......       (55,520)    (71,564)       (110,835)      (284,815)        (30,138)
 Ratio of earnings to
   fixed charges(4)                 --          --              --             --              --
 Per share amounts(5):
   Loss before
     extraordinary
     items..............        $(1.04)     $(1.51)         $(1.98)        $(6.60)         $(1.15)
   Net loss.............         (1.06)      (1.54)          (2.37)         (7.27)          (1.05)


                                                                              Prior
                                                                           Predecessor
                                        Predecessor Company                  Company
                           --------------------------------------------    -----------
                           Eight Months                     Two Months      Ten Months
                               Ended        Year Ended         Ended          Ended
                            August 31,     December 31,    December 31,    October 31,
                               1995            1994            1993            1993
                           ------------    ------------    ------------    -----------
                                  (Dollars in thousands, except per share amounts)
Statement of Operations
Data:
 Operating revenues.....     $2,218,355      $3,407,702        $520,821     $2,633,937
 Operating income
   (loss)(1)............         14,642        (279,494)        (58,251)      (225,729)
 Loss before income
   taxes and
   extraordinary
   items(2).............       (338,309)       (432,869)        (88,140)      (362,620)
 Provision (credit) for
   income taxes.........            (96)            960            (248)         1,312
 Loss before
   extraordinary items..       (338,213)       (433,829)        (87,892)      (363,932)
 Extraordinary items,
   net of income
   taxes(3).............        140,898          (2,005)            --       1,075,581
 Net income (loss)......       (197,315)       (435,834)        (87,892)       711,649
 Ratio of earnings to
   fixed charges(4)                  --              --              --             --
 Per share amounts(5):
   Loss before
     extraordinary
     items..............
   Net loss.............



                                                       Reorganized Company                        Predecessor Company
                                       -----------------------------------------------------     ----------------------
                                                                                December 31,
                                       March 31,      -----------------------------------------------------------------
                                         1998           1997          1996           1995          1994           1993
                                       ---------        ----          ----           ----          ----           ----
Selected Balance Sheet Data:
 Cash and cash equivalents(6)......     $346,134      $237,765      $181,586      $304,340       $138,531      $187,717
 Current assets....................      860,591       632,957       625,745       737,301        603,806       728,303
 Net working capital (deficiency)..     (211,471)     (303,988)     (336,416)      (81,913)    (1,238,216)     (106,703)
 Flight equipment, net.............      594,399       626,382       472,495       455,434        508,625       660,797
 Total property and equipment, net.      706,718       741,765       614,207       600,066        693,045       886,116
 Intangible assets, net............    1,103,034     1,118,864     1,184,786     1,275,995        921,659     1,024,846
 Total assets......................    2,974,701     2,773,848     2,681,939     2,868,211      2,512,435     2,958,862
 Current maturities of long-term
   debt and capital leases(7)......       85,779        88,460       134,948       110,401      1,149,739       108,345
 Long-term debt, less current
   maturities(7)...................      855,771       736,540       608,485       764,031             --     1,053,644
 Long-term obligations under
   capital leases, less current
   maturities......................      174,520       182,922       220,790       259,630        339,895       376,646
 Shareholders' equity
   (deficiency)(8).................      207,151       268,284       238,105       302,855       (417,476)       18,358


----------
(1) Includes special charges of $85.9 million in 1996, $1.7 million in the eight months ended August 31, 1995 and $138.8 million in 1994.  For a discussion of these and other non-recurring items, see Note 16 to the
    Consolidated Financial Statements.

(2) The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items.

(3) The extraordinary items in 1997 and 1996 are the result of the early extinguishment of certain debt. The extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary, while the extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization.
    The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and lease back of four McDonnell Douglas
    MD-80 aircraft. The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93
    Reorganization.

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the three months ended
    March 31, 1998 and 1997, $80.6 and $105.7, respectively; for the years ended December 31, 1997 and 1996, $94.1 and $280.0, respectively; for the four months ended December 31, 1995, $32.3; for the eight months ended August 31, 1995, $338.3; for the year ended December 31, 1994,
    $435.0; for the two months ended December 31, 1993, $88.4; and for the ten months ended October 31, 1993, $364.7.

(5) No effect has been given to stock options, warrants, convertible preferred stock or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.

(6) Includes cash and cash equivalents held in international operations and by subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.

(7) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults.

(8) No dividends were paid on the Company's outstanding common stock during the periods presented above.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               In late 1996, the Company began implementing certain strategic initiatives in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by: (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

               The primary focus of the Company's new strategic initiatives was to reestablish TWA's operational reliability, schedule integrity and overall product quality in order to attract higher-yield passengers and improve its financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and utilizing maintenance capacity made available by the termination of an unprofitable aircraft maintenance contract with the U.S. government. The other key initiatives which TWA began implementing in late 1996 included: (i) acceleration of the Company's fleet renewal plan; (ii) a restructuring of TWA's operations at JFK; (iii) a focus on improving productivity; (iv) implementation of a series of revenue-enhancing marketing initiatives; and (v) implementation of a number of employee-related initiatives to reinforce the Company's focus on operational performance.

General

               The airline industry operates in an intensely competitive environment. The industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per ASM can have a significant impact on the Company's financial results. The Company has experienced significant losses (excluding extraordinary items) on an annual basis since the early 1990s, except in 1995 when the Company's combined operating profit was $25.1 million. The airline industry has consolidated in recent years as a result of mergers, alliances, liquidations, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting.

               The '94 Labor Agreements became amendable after August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing, and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are currently ongoing. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiations on the collective bargaining agreement covering the ground employees. On March 27, 1998, at the request of the IAM, a mediator was appointed in connection with the negotiations on the collective bargaining agreement covering the flight attendants. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are also currently ongoing. While wage rates currently in effect will likely increase, management believes that it is essential that the Company's labor costs remain favorable in comparison to its largest competitors. See "The Company--Business Strategy." The Company will seek to continue to improve employee productivity as an offset to any wage increases and will continue to explore other ways to control and/or reduce operating expenses. There can be no assurance that the Company will be successful in obtaining such productivity improvements or unit cost reductions. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and therefore, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company.

               There are a number of uncertainties relating to agreements with employees, the resolution of which could result in significant non-cash charges to future operating results of the Company. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted plus the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 (the 1997 and 1998 target prices having been met) would be approximately $108.8 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at January 30, 1998.
The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds certain target prices. On February 17, 1998, the first target price of $11.00 was realized and a grant of 2% of the outstanding Common Stock and Employee Preferred Stock will be made on July 15, 1998. Based on the current number of outstanding shares of Common Stock and Employee Preferred Stock and taking into account a credit with respect to the Company's required contribution, the net contribution will be 1,109,722 shares and the related non-cash charge recorded in the first quarter of 1998 was approximately $12.3 million. In addition, on March 4, 1998 the market price of the Company's Common Stock exceeded the $12.10 target price for the 30-day period necessary to earn the 1998 grant. As a result, on July 15, 1998 the Company will be required to make an additional contribution to the relevant employee trusts of 1.5% of its Common Stock and Employee Preferred Stock. Based on the current number of outstanding shares of Common Stock and Employee Preferred Stock, that contribution would be 1,172,354 shares. As a result of the grants earned in 1998, the Company expects to issue a combined total of 2,282,076 shares of Common Stock and Employee Preferred Stock on July 15, 1998 and the aggregate non-cash charge in connection with such issuance was recorded in the first quarter of 1998 in the amount of $26.5 million. See "Business--Employees."

               Pursuant to the '92 Labor Agreements, the Company agreed to pay to employees represented by the IAM a cash bonus for the amount by which overtime incurred by the IAM from September 1992 through August 1995 was reduced below specified thresholds. This amount was to be offset by the amount by which medical savings during the period for the same employees did not meet certain specified levels of savings. The obligation is payable in three equal annual installments beginning in 1998. The Company has estimated the net overtime bonus owed to the IAM to be approximately $26.3 million and has reflected this amount as a noncurrent liability in the Consolidated Financial Statements. Such amount reflects a reduction of approximately $10.0 million pursuant to an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the '95 Reorganization. The IAM, while not providing a calculation of its own, has disputed the method by which management has computed the net overtime bonus and has indicated that it believes the amount due to the IAM is much greater than the amount which has been estimated by management. TWA also entered into an agreement which provides for an adjustment to existing salary rates of labor-represented employees based on the amount of the cash bonus for overtime ultimately paid to the employees represented by the IAM as described in this paragraph. The exact amount of such adjustment is not capable of being determined until the amount of the IAM bonus payment is finally determined.

               In addition, in connection with certain wage scale adjustments afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling with respect to the comparability of wage concessions made in 1994 that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1997 such additional compensation that would be payable pursuant to the arbitration ruling would be approximately $12.0 million. The Company denies any such obligation and is pursuing an appeal of the arbitration ruling and a court award affirming the ruling. Effective September 1, 1997, the Company also reduced the overall compensation and benefits package for non-contract employees so as to offset, in the Company's view, any claims by such employees previously represented by IFFA for any retroactive or prospective wage increases. As such, no liability has been recorded by the Company.

               In connection with the '95 Reorganization, the Company entered into a letter agreement with employees represented by ALPA whereby if the Company's flight schedule, as measured by block hours, does not exceed certain thresholds, a defined cash payment would be made to ALPA. The defined thresholds were exceeded during the measurement periods through December 31, 1996 and no amount was therefore owed to ALPA as of that date. A payment of approximately $2.6 million was due under the agreement on August 14, 1997 for the period January through June 1997. The Company made this payment in January 1998. Management estimates that its aggregate obligation for 1997 is approximately $9.5 million. See Notes 7 and 12 to the Consolidated Financial Statements. For a description of certain additional employee related uncertainties, see "Risk Factors--Risk Factors Related to the Company--Certain Potential Future Earnings Charges."

               TWA has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, TWA's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter to quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur.

               The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital; (iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital expenditures; (vii) the outcome of certain ongoing labor negotiations; and
(viii) the reduction in yield due to the continued implementation of a discount ticket program entered into by the Company with Karabu in connection with the '95 Reorganization on the terms currently applied by Karabu (which terms are, in the opinion of the Company, inconsistent with and in violation of, the agreement governing such program). See "-- Liquidity and Capital Resources" and "Business--Legal Proceedings--Icahn Litigation." The Company is unable to predict the potential impact of any of such uncertainties upon its future results of operations.

               On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December of 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields or results of operations which has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board. See "Business--Legal Proceedings."

               Following the crash of TWA Flight 800 in July 1996, the FAA implemented new security measures primarily impacting international operations. The Company does not believe that these measures have had any material effect on its revenues or operating costs to date. Additionally, a special committee appointed by the President to review aviation safety and airport security issued its final report on February 12, 1997. The report contains several recommendations. However, the Company is unable to predict which recommendations will be adopted or their impact on the Company's future operating results. Additional government mandated security measures could have a direct adverse impact on the Company's operating costs to the extent any such costs are directly assessed to commercial airlines or, if funded through new taxes or user fees, could indirectly have an adverse impact on the Company's future operating results in the event that the Company is not able to fully pass on those charges in the form of ticket price increases.

               Management believes that the Company benefitted from the expiration on December 31, 1995 of the Ticket Tax, which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress passed tax legislation reimposing and significantly modifying the Ticket Tax, effective October 1, 1997. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles.
Management believes that the imposition and modification of the Ticket Tax have a negative impact on the Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins. See "Business--Regulatory Matters."

               During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7 which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to financial statements arising from consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 19 to the Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization.

               As a result of the application of fresh start reporting as of the '95 Effective Date, substantial values were assigned to routes, gates and slots ($458.4 million) and reorganization value in excess of amounts allocable to identifiable assets ($839.1 million). The Company has evaluated its future cash flows and, notwithstanding the operating loss experienced since the '95 Effective Date, expects that the carrying value of the intangibles at December 31, 1996 will be recovered. However, the achievement of such improved future operating results and cash flows are subject to considerable uncertainties.
In future periods these intangibles will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of those assets may be required and such charges could be material.

               The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. No assurance can be given that the Company will be successful in generating the operating results or attracting new capital required for future viability.

Results of Operations

               TWA's passenger traffic data, for scheduled passengers only and excluding Trans World Express, Inc. ("TWE") a wholly-owned subsidiary of the Company that provided a commuter feed service to the Company's New York hub prior to November, 1995, are shown in the table below for the indicated periods (1):

                                                               Three Months Ended
                                                                    March 31,                       Years Ended December 31,
                                                            ----------------------          --------------------------------------
                                                               1998           1997            1997           1996           1995
                                                              ------         ------          ------         ------         ------
North America
     Passenger revenues ($ millions)..................            $610           $596          $2,512         $2,515         $2,292
     Revenue passenger miles (millions)(2)............           4,793          4,590          19,737         19,513         17,902
     Available seat miles (millions)(3)...............           7,071          7,036          29,341         30,201         28,194
     Passenger load factor(4).........................           67.8%          65.2%           67.3%          64.6%          63.5%
     Passenger yield (cents)(5).......................     12.74 Cents    12.99 Cents     12.73 Cents    12.89 Cents    12.80 Cents
     Passenger revenue per available seat mile (cents)(6)   8.63 Cents     8.47 Cents      8.56 Cents     8.33 Cents     8.13 Cents

International
     Passenger revenues ($ millions)..................             $66            $76            $412           $563           $544
     Revenue passenger miles (millions)(2)............             971          1,084           5,363          7,598          7,000
     Available seat miles (millions)(3)...............           1,396          1,503           7,093         10,393          9,719
     Passenger load factor(4).........................           69.6%          72.1%           75.6%          73.1%          72.1%
     Passenger yield (cents)(5).......................      6.79 Cents     6.97 Cents      7.68 Cents     7.41 Cents     7.78 Cents
     Passenger revenue per available seat mile (cents)(6)   4.72 Cents     5.03 Cents      5.81 Cents     5.42 Cents     5.60 Cents

Total System
     Passenger revenues ($ millions)..................            $676           $672          $2,924         $3,078         $2,836
     Revenue passenger miles (millions)(2)............           5,764          5,673          25,100         27,111         24,902
     Available seat miles (millions)(3)...............           8,467          8,539          36,434         40,594         37,905
     Passenger load factor(4).........................           68.1%          66.4%           68.9%          66.8%          65.7%
     Passenger yield (cents)(5).......................     11.74 Cents    11.84 Cents     11.65 Cents    11.35 Cents    11.39 Cents
     Passenger revenue per available seat mile (cents)(6)   7.99 Cents     7.87 Cents      8.03 Cents     7.58 Cents     7.48 Cents
     Operating cost per available seat mile (cents)(7)      9.36 Cents     9.88 Cents      8.98 Cents     8.76 Cents     8.12 Cents
     Average daily utilization per aircraft (hours)(8)            9.81           8.95            9.38           9.63           9.45
     Aircraft in fleet being operated at end of period             181            185             185            192            188


----------
(1) Excludes subsidiary companies.

(2) The number of scheduled miles flown by revenue passengers.

(3) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(4) Revenue passenger miles divided by available seat miles.

(5) Passenger revenue per revenue passenger mile.

(6) Passenger revenue divided by scheduled available seat miles.

(7) Operating expenses, excluding special charges, earned stock compensation, other nonrecurring charges and subsidiaries, divided by total available seat miles.

(8) The average block hours flown per day in revenue service per aircraft.

Results of Operations for the Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997

               For the first quarter of 1998, TWA reported an operating loss of $68.7 million and a pre-tax loss of $79.6 million including a non-cash operating expense of $26.5 million relating to a distribution to be made in July 1998 of TWA common stock to employee stock plans pursuant to the ESIP. These results compare to an operating loss of $99.5 million and a pre-tax loss of $105.2 million in the first quarter of 1997. Excluding the effect of the non-cash ESIP charge, the first quarter 1998 operating loss was $42.2 million, a 57.0% improvement over the comparable prior year operating loss of $98.2 million. After the effect of the same exclusion, the pre-tax loss of $53.1 million in the first quarter 1998 improved 48.9% over the 1997 pre-tax loss of $103.9 million. In part due to improved load factors, the Company's yield (passenger revenue per RPM) for the first quarter of 1998 decreased 0.8% to
11.74 cents versus 11.84 cents for the comparable prior year period; however, RASM increased 1.5% to 7.99 cents versus the comparable prior year period.
The Company's CASM improved 5.3% to 9.36 cents for the quarter from 9.88 cents in the same period of 1997.

               In the first quarter 1998, total operating revenues of $765.4 million were $3.1 million (0.4%) greater than the comparable 1997 period.
This increase occurred primarily in scheduled passenger revenues ($4.6 million), charter revenue ($1.9 million) and revenues from rental of facilities and equipment ($4.8 million). Offsetting these increases were decreases in cargo revenue ($4.0 million) due to reduced widebody capacity and revenue from contract maintenance ($1.9 million) due to the termination of an unprofitable governmental contract.

               System-wide capacity, measured by scheduled ASMs, decreased by 0.8% during the first quarter of 1998 (representing decreases in domestic and international ASMs of 0.5% and 7.1%, respectively) from the comparable period of 1997. The decrease in capacity was primarily attributed to the ongoing replacement of B-747 and L-1011 aircraft with smaller B-767 and B-757 aircraft and the elimination of unprofitable international routes. The retirement of the last B-747 aircraft from TWA's fleet occurred in February 1998, completing the retirement of the widebody jets. The number of revenue flight segments operated increased 5.3% in the first quarter 1998 compared to 1997. Passenger traffic volume, as measured by total RPMs in scheduled service for the three months ended March 31, 1998 increased 1.6%. Passenger load factors were 68.1% in the first quarter of 1998 compared to 66.4% in the same period of 1997.

               Reflecting the Company's continued efforts to improve operating efficiency and reduce operating costs, operating expenses of $834.1 million in the first quarter of 1998 decreased $27.7 million (3.2%) from operating expenses of $861.8 million in the first quarter of 1997, representing a net change in the following expense groups:

               * Salary, wages and benefits of $297.8 million for the
                 first quarter of 1998 were $17.5 million (5.6%) less than the same period in 1997, primarily due to a decrease of 2,254 in the average number of employees. The Company had an average of 22,213 full-time equivalent employees in the first quarter of 1998 as compared to 24,467 in the first quarter of 1997.

               * Earned stock compensation charges of $26.5 million for
                 the first quarter of 1998 versus $1.3 million for the first quarter of 1997 represent the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization. The 1998 charge is related to incentive shares to be issued in July 1998 under the ESIP relative to the achievement of certain common stock target prices in February and March 1998.
                 The 1997 charge is related to the three month allocation of shares to the pilots' ESOP, which became fully allocated in 1997.

               * Aircraft fuel and oil expense of $92.4 million for the
                 first quarter of 1998 was $37.5 million (28.9%) less than the expense of $129.9 million for the first quarter of 1997. Approximately $30.7 million of the decrease was due to a reduction in the average cost of fuel from 74.1 cents per gallon in the first quarter of 1997 to 55.6 cents per gallon in the first quarter of 1998 and the remaining $6.8 million decrease was due to the reduction in gallons consumed (175.5 million gallons in the first quarter of 1997 versus 166.3 million gallons in the first quarter of
                 1998) resulting from the replacement of B-747 and L-1011 aircraft with more fuel efficient B-757 and B-767 aircraft and a reduction in unprofitable international flying.

               * Passenger sales commission expense of $51.5 million for
                 the first quarter of 1998 was $6.0 million (10.5%) less than the comparable period in 1997 primarily due to reductions in commissionable sales of approximately 5%, resulting in part from an increase in electronic ticketing, and a reduction in average commission rates of approximately 18%.

               * Aircraft maintenance material and repairs expense of
                 $34.7 million for the first quarter of 1998 represented a decrease of $9.0 million (20.8%) from $43.7 million for the same period of 1997. The decrease was primarily the result of higher levels of maintenance on narrow-body aircraft during the first quarter of 1997, reduced material usage on wide-body aircraft and engines in 1998 due to the retirement of the B-747 and L-1011 fleets and a reduction in unprofitable contract maintenance work performed on both government and commercial aircraft and engines.

               * Depreciation and amortization expense increased
                 slightly in the first quarter of 1998 compared to the same period of 1997. A $2.0 million increase in depreciation of aircraft (primarily for B-757 and B-767 fleet additions and DC-9 engine hushkitting) was offset by reduced depreciation, amortization and obsolescence provided for the B-747 and L-1011 fleets which were retired.

               * Operating lease rentals of $103.9 million for the first
                 quarter of 1998 were $18.1 million (21.1%) more than the rentals of $85.8 million for the first quarter of 1997. Reflecting TWA's continuing fleet renewal program, the increase was primarily due to an increase in the average number of leased aircraft from 150 in the first quarter of 1997 to 160 in the comparable period of 1998, and higher lease rates attributable primarily to the addition of new B-757 and MD-80/83 aircraft to the fleet.

               * Passenger food and beverage expense of $21.6 million
                 during the first quarter of 1998 represented an increase of $1.1 million (5.5%) from $20.5 million during the first quarter of 1997. The increase was related to a 5.6% increase in enplaned passengers.

               All other operating expenses of $166.5 million during the first quarter of 1998 decreased by $2.4 million (1.4%) from $168.9 million for the three months ended March 31, 1997. Expenses decreased in several categories including landing fees ($1.2 million), cost of parts and services sold ($2.3 million), crew accommodation expenses ($1.5 million), ground equipment maintenance ($1.3 million) and expenses related to TWA's subsidiary Getaway Vacations ($2.1 million). Offsetting these favorable variances were increased expenses in the areas of advertising ($3.9 million) and computerized reservation system fees ($3.0 million).

               Other charges (credits) were a net charge of $10.9 million for the first quarter of 1998 as compared to $5.7 million for the same period in 1997. Interest expense increased $1.8 million in the first quarter of 1998 over the first quarter of 1997 as a result of the issuance of new debt in the fourth quarter of 1997 and the first quarter of 1998, which was partially offset by a decrease in certain debt retired in 1997. Interest income increased by $1.7 million in the first quarter of 1998 primarily as a result of increased levels of invested funds. Net gains from the disposition of assets were $7.0 million in the first quarter of 1998 as compared to $9.4 million in the same period of 1997. The net gain in the first quarter of 1998 was related to the sale of certain aircraft, engines and other surplus equipment while the net gain in 1997 was related to the sale of three gates at Newark International Airport and spare flight equipment. Other charges and credits net decreased from a net credit of $10.4 million for the first quarter of 1997 to a net credit of $7.7 million for the first quarter of 1998. The change was primarily related to trade credits received in 1997 ($1.7 million) with no corresponding credits received in 1998.

               A tax benefit of $25.4 million was recorded in the first quarter of 1998 compared to a tax benefit of $35.2 million recorded in the first quarter of 1997.

               As a result of the above and excluding the effect of the non-cash ESIP charge, the Company's operating loss of $42.2 million for the three months ended March 31, 1998 improved $56.0 million from the operating loss of $98.2 million for the first quarter of 1997. Giving effect to the same exclusion, the Company had a net loss of $39.4 million for the first quarter of 1998 compared to a net loss of $70.8 million for the first quarter of 1997. The first quarter 1998 net loss included a $1.4 million non-cash extraordinary loss related to the early extinguishment of debt versus a $1.5 million non-cash extraordinary loss in the first quarter of 1997.

Results of Operations for the Fiscal Year Ended December 31, 1997 Compared to the Fiscal Year Ended December 31, 1996

               Total operating revenues of $3,328.0 million for 1997 were $226.4 million or 6.4% less than the total operating revenues of $3,554.4 million for the year ended December 31, 1996. The decrease was primarily reflected in TWA passenger revenues, which were $153.9 million less than in 1996, resulting from the elimination of certain unprofitable international destinations and the planned reduction in capacity as the Company replaced older L-1011 and B-747 aircraft with new B-757, B-767 and MD-80 aircraft on many routes. Additionally, revenues from contract work decreased $41.8 million primarily due to the termination of an unprofitable aircraft maintenance contract with the U.S. government and overall reduction in other third party maintenance as the Company focused its resources on maintenance of its own aircraft. Revenue from freight and mail also decreased $26.3 million as a result of the reduction in capacity.

               As a result of the Company's planned retirement of older widebody aircraft and elimination of unprofitable services, capacity and traffic decreased in 1997 as compared to 1996. System-wide capacity, measured in ASMs, decreased by 10.2% in 1997 as compared to 1996 (reflecting a 2.8% decrease in domestic ASMs and a 31.5% decrease in international ASMs). Passenger traffic volume, as measured by total RPMs in scheduled service, decreased 7.4% in 1997 over 1996. Passenger load factor for 1997 was 68.8% compared to 66.8% in 1996. TWA's yield per passenger mile increased from
11.35 cents in 1996 to 11.65 cents in 1997.

               Reflecting the Company's efforts to improve productivity and reduce operating costs, operating expenses declined to $3,357.2 million in 1997, $395.7 million (10.5%) lower than the total operating expenses of $3,752.9 million for the year ended December 31, 1996, representing a net change in the following expense groups:

               Salaries, wages and benefits of $1,224.1 million for 1997 were $30.2 million (2.4%) less than 1996, primarily due to a decrease in the average number of employees. The average number of employees declined 3.5% to 23,413 in 1997 as compared to 24,254 in 1996. A reduction of the number of employees occurred in several areas, particularly those impacted by the reduction in flying or maintenance of older narrow and widebody aircraft.

               Earned stock compensation charges of $4.2 million for 1997 and $9.1 million for 1996 represent primarily the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization. For a further discussion of future charges related to non-cash compensation, see Note 12 to the Consolidated Financial Statements.

               Aircraft fuel and oil expense of $480.9 million for 1997 was $104.3 million (17.8%) less than expenses of $585.2 million for the year ended December 31, 1996. The decrease in expenses is primarily due to decreases in the price of fuel ($28.2 million) and in gallons consumed ($76.1 million).

               Passenger sales commission expense of $242.1 million for 1997 was $26.0 million (9.7%) less than the expense of $268.1 million in 1996 primarily related to the $153.9 million decrease in TWA passenger revenues. Other factors contributing to the decrease were a reduction in commission rates in October 1997 and a decrease in the percentage of commissionable sales resulting in decreases in commission expense of $7.1 million and $3.2 million, respectively.

               Aircraft maintenance materials and repairs expense of $138.4 million in 1997 represented a decrease of $69.8 million (33.5%) from $208.2 million for 1996. The decrease was primarily the result of higher levels of scheduled maintenance in 1996, including heavy maintenance, a 3.0% decrease in flying hours in 1997 versus 1996, addition of new aircraft and retirement of old aircraft from TWA's fleet, and a decrease in contract repair work performed by the Company for other air carriers and third parties. The average age of TWA's operating fleet decreased from 19.0 years at December 31, 1996 to 16.9 years at December 31, 1997.

               Depreciation and amortization expense decreased $11.4 million from $161.8 million in 1996 to $150.4 million in 1997 primarily represented by decreases in the provision for obsolescence ($7.0 million), depreciation of aircraft ($3.0 million) and amortization of intangible assets ($1.2 million). The decrease in obsolescence was significantly related to the retirement of L-1011 and B-747 aircraft fleets and its replacement with newer aircraft fleets. The decrease in aircraft depreciation was related to B-727-200, B-747 and L-1011 fleets becoming fully depreciated partially offset by increased depreciation on B-757, B-767 and DC9-30 fleets related to new aircraft acquisitions and aircraft modifications on the DC9-30 aircraft associated with noise compliance and aging aircraft. The decrease in amortization of intangible assets was related to the 1996 write-off of the carrying value of TWA's New York to Athens route authority as a result of TWA's decision to discontinue unprofitable service to Athens and the sale of three gates at Newark International Airport in early 1997.

               Operating lease rentals of $370.8 million for 1997 were $67.8 million (22.4%) more than the total rentals of $303.0 million for 1996. The increase was primarily due to an increase in the average number of aircraft under operating leases from 123 in 1996 to 137 in 1997 and higher lease rates attributed to the introduction of newer aircraft into the fleet.

               Passenger food and beverage expense of $83.2 million in 1997 represented a decrease of $26.9 million (24.4%) from $110.1 million for the twelve months of 1996. The decrease was primarily due to a 29.7% reduction in the number of passengers boarded on international flights resulting from the 31.5% reduction in international scheduled ASMs together with savings derived from changes and improved efficiencies in food and beverage service.

               During the fourth quarter of 1996, special charges of $85.9 million were recorded in connection with the Company's decision to modify its international route structure and related aircraft fleet plan. The charges included a write-off of the carrying value of TWA's New York-Athens route authority ($26.7 million) and international employee severance liabilities ($5.5 million) related to the termination of service to Athens and Frankfurt. The 1996 special charges also include a reduction in carrying value of TWA's owned L-1011 and B-747 fleets ($32.2 million) and the related inventories ($21.5 million). These charges were based upon management's estimate of the amounts to be realized upon the disposition of these assets when they are removed from service. Actual amounts could materially differ from such estimates. See Note 16 to the Consolidated Financial Statements for a further discussion of these special charges.

               All other operating expenses decreased $104.1 million (13.6%) to $663.1 million in 1997 from $767.2 million during the year ended December 31, 1996. Decreases were noted in the cost of services sold ($19.3 million), cost of services purchased ($23.0 million), advertising and publicity ($17.8 million), navigation charges ($9.4 million), landing fees ($6.4 million), subsidiary expenses ($7.4 million), uncollectible accounts ($5.6 million), taxes-other than income ($5.4 million) and numerous other miscellaneous categories. These decreases were primarily related to TWA's planned reductions in capacity (10.2% reduction in system scheduled ASMs) and maintenance performed for third parties.

               Other charges (credits) were a net charge of $60.1 million for 1997 as compared to $76.1 million for 1996. Interest expense decreased $12.8 million in 1997 over 1996 as a result of the reduction of debt arising from the '95 Restructuring and additional reductions of debt during 1997 and 1996. Interest income decreased by $8.8 million in 1997 primarily as a result of lower levels of invested funds. Dispositions of assets resulted in a net gain of $16.0 million in 1997, compared to a net loss of $1.1 million in 1996. The net gain in 1997 included $7.4 million from the sale of three gates at Newark International Airport and $8.6 million from the sale of aircraft, engines and other property. Other charges and credits-net were unfavorable by $5.2 million in 1997 compared to 1996, primarily due to a $1.2 million decline in foreign currency translation adjustments, a $1.7 million decrease in vendor discounts and a $2.5 million credit in 1996 to reflect a litigation settlement.

               The provision for income taxes in 1997 and 1996 related primarily to foreign taxes. In future periods, the amortization of reorganization value in excess of amounts allocable to identifiable assets and certain other non-deductible items will likely result in the Company's effective tax rate for financial reporting purposes exceeding statutory rates, notwithstanding the Company's substantial net operating loss carryforwards. See Note 5 to the Consolidated Financial Statements.

               As a result of the above, the operating loss of $29.3 million for 1997 was $169.2 million less than the operating loss of $198.5 million for 1996. The net loss of $110.8 million for 1997 was $174.0 million less than the net loss of $284.8 million for 1996. The operating and net losses for 1996 included special charges for nonrecurring items of $85.9 million as further described in Note 16 to the Consolidated Financial Statements. The 1996 net loss also included $9.8 million in extraordinary charges related to the early extinguishment of debt while the 1997 net loss included $21.0 million of such charges.

Results of Operations for the Fiscal Year Ended December 31, 1996 Compared to the Four Months Ended December 31, 1995 and Eight Months Ended August 31, 1995

               In the following discussion, the results of operations for the fiscal year ended December 31, 1996 is compared to the combined results of the four months ended December 31, 1995 and eight months ended August 31, 1995 (twelve months ended December 31, 1995) unless specified otherwise.

               Total operating revenues of $3,554.4 million for 1996 were $237.6 million or 7.2% more than the total operating revenues of $3,316.8 million for the year ended December 31, 1995. The increase was primarily reflected in TWA passenger revenues which were $241.6 million higher than in 1995. Additionally, revenues from contract work increased $15.7 million and revenue from freight and mail increased $9.9 million. Operating revenues for 1995 included $35.9 million in passenger revenues from Trans World Express which discontinued operations in November 1995.

               Capacity and traffic increased in 1996 as compared to 1995. System-wide capacity, measured in ASMs, increased by 7.1% in 1996 as compared to 1995 (representing increases in domestic and international ASMs of 7.1% and 7.0%, respectively). Passenger traffic volume, as measured by total RPMs in scheduled service, increased 8.9% in 1996 over 1995. Passenger load factor for 1996 was 66.8% compared to 65.7% in 1995. TWA's yield per passenger mile decreased slightly from 11.39 cents in 1995 to 11.35 cents in 1996. Although the yield per passenger mile declined only slightly year over year, the yield during the second half of 1996 was 10.97 cents compared to 11.40 cents during the second half of 1995.

               Operating expenses of $3,752.9 million in 1996 reflect an increase of $461.2 million (14.0%) over the total operating expenses of $3,291.7 million for the year ended December 31, 1995, representing a net change in the following expense groups:

               Salaries, wages and benefits of $1,254.3 million for 1996 were $125.6 million (11.1%) more than 1995, primarily due to an increase in the average number of employees, overtime costs required due to poor operating performance in 1996 and lower productivity levels. The Company had an average of 24,254 employees in 1996 as compared to 22,927 in 1995.

               Earned stock compensation charges of $9.1 million for 1996 and $58.0 million for 1995 represent primarily the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization.

               Aircraft fuel and oil expense of $585.2 million for 1996 was $126.6 million (27.6%) over the total expenses of $458.6 million for 1995. This increase is primarily due to an increase in the price of fuel (22.3%), an increase in gallons consumed (4.3%) and the expiration in October 1995 of the airlines' exemption from paying fuel taxes of 4.3 cents per gallon, which impacted fuel expense by approximately $13.6 million.

               Passenger sales commission expense of $268.1 million for 1996 was $2.1 million (0.8%) higher than the combined expenses of $266.0 million in 1995, and is primarily related to the $241.6 million increase in TWA passenger revenues offset by an increase in non-commissionable international tickets.

               Aircraft maintenance materials and repairs expense of $208.2 million in 1996 represented an increase of $60.5 million (41.0%) from $147.7 million for 1995. The increase was primarily the result of higher levels of scheduled maintenance in 1996, including heavy maintenance, a 3.6% increase in flying hours and increased repair work performed by the Company for other air carriers and third parties.

               Depreciation and amortization expense of $161.8 million for 1996 increased slightly from combined expenses of $161.6 million for 1995.

               Operating lease rentals of $303.0 million for 1996 were $24.1 million (8.6%) more than the total rentals of $278.9 million for 1995. The increase was primarily due to an increase in the average number of leased aircraft from 119 in 1995 to 123 in 1996 and higher lease rates.

               Passenger food and beverage expense of $110.1 million in 1996 represented an increase of $7.3 million (7.1%) from $102.8 million for the twelve months of 1995. The increase is primarily due to the 8% increase in the number of passengers boarded.

               During the fourth quarter of 1996, special charges of $85.9 million were recorded in connection with the Company's decision to modify its international route structure and related aircraft fleet plan. The charges included a write-off of the carrying value of TWA's New York-Athens route authority ($26.7 million), international employee severance liabilities ($5.5 million) related to the termination of service to Athens and Frankfurt, and a reduction in carrying value of TWA's owned L-1011 and B-747 fleets ($32.2 million) and the related inventories ($21.5 million), reflecting planned retirement of such aircraft. See Note 16 to the Consolidated Financial Statements for a further discussion of these special charges. Special charges of $1.7 million were recorded in the third quarter of 1995 related to the shutdown of TWE.

               All other operating expenses of $767.2 million in 1996 represented an increase of $79.6 million (11.6%) from $687.6 million for the year ended December 31, 1995. An increase in flight cancellations during 1996 resulted in increased CRS fees related thereto ($19.4 million) and interrupted trip expenses ($3.7 million). In addition, expenses relating to maintenance services provided under a contract with the military increased approximately $21.6 million in 1996 compared to 1995. The Company also experienced a significant increase in professional/technical fees ($18.7 million) which was primarily due to the use of contract programmers for ongoing development of new systems and external consultants' fees for re-engineering.

               Other charges (credits) were a net charge of $76.1 million for 1996 as compared to $42.7 million and $353.0 million in the four month and the eight month periods of 1995, respectively (included in the eight month period is a charge of $242.3 million for reorganization items in connection with the application of fresh start reporting pursuant to the '95 Reorganization). Interest expense decreased $42.3 million in 1996 over 1995 as a result of the reduction of debt arising from the '95 Restructuring and additional reductions of debt during 1996. Interest income increased by $3.5 million in 1996 primarily as a result of higher levels of invested funds. Other charges and credits-net improved $35.8 million in 1996 compared to 1995, primarily due to a $19.8 million improvement in the Company's share of earnings of Worldspan and a $2.5 million credit to reflect a litigation settlement. Additionally, other charges and credits-net for 1995 included a $14.0 million charge for restructuring expenses.

               As a result of the above, the operating loss of $198.5 million for 1996 was $223.6 million unfavorable to the combined operating income of $10.5 million and $14.6 million for the four month and the eight month periods of 1995, respectively. The net loss of $284.8 million for 1996 was $57.4 million greater than the combined loss of $227.4 million for 1995. The 1996 net loss included $9.8 million in extraordinary losses related to the early extinguishment of debt, while the 1995 net loss included $144.4 million in extraordinary gains related to the discharge of indebtedness pursuant to the '95 Reorganization and the cancellation of debt between TWE and an aircraft lessor.

Liquidity and Capital Resources

               The following is a discussion of the impact of significant factors affecting TWA's liquidity position and capital resources. These comments should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and Notes thereto.

               Liquidity

               The Company's consolidated cash and cash equivalents balance at March 31, 1998 was $346.1 million, a $108.4 million increase from the December 31, 1997 balance of $237.8 million. The net increase in cash and cash equivalents during the first quarter of 1998 was due, in large part, to cash provided by financing activities of $160.9 million in 1998 versus $17.1 million in 1997. Sources of cash generated by financing activities included proceeds from the sale of notes of $144.9 million and from the sale and leaseback of 15 B-727 aircraft and one B-757 engine ($43.2 million) in 1998 and proceeds from notes and warrants issued of $47.2 million in 1997. These proceeds were partially offset by the repayment of long-term debt and capital lease obligations of $21.5 million in 1998 versus $31.5 million in 1997. Cash used by operating activities was $44.0 million in 1998 versus $81.1 million in 1997. Net discounted sales from tickets sold under the Karabu Ticket Agreement are excluded from cash flows from operating activities as the related amounts are applied as a reduction of the Icahn Loans (as defined below) and PBGC Notes. During 1998, $35.2 million has been applied as a reduction to the PBGC Notes, while in the same period of 1997, the proceeds applied as reductions to the Icahn Loans were $20.6 million. Additionally, $27.3 million in cash was generated from an increase in accounts payable and accrued expenses, primarily due to the timing of payments of certain obligations, and $85.2 million was generated by an increase in advanced ticket sales. These were offset by reductions related to increases in receivables ($65.7 million) and prepaid expenses and other current assets ($37.7 million). Cash used by investing activities was $8.6 million in 1998 compared to cash provided of $19.0 million in 1997. Components of this net change include an increase in capital expenditures (including aircraft pre-delivery payments) to $26.0 million in 1998 versus $13.6 million in 1997 and a decrease in proceeds from the sale of assets to $12.8 million in 1998 versus $14.3 million in 1997. Gross proceeds from assets sold during 1998 were $12.8 million from the sale of aircraft, engines and other surplus equipment while 1997 proceeds represented $10.0 million for three gates at Newark International Airport and $4.3 million from the sale of spare flight equipment.

               The Company's consolidated cash and cash equivalents balance at December 31, 1997 was $237.8 million, a $56.2 million increase from the December 31, 1996 balance of $181.6 million. This increase in the Company's cash balances resulted primarily from the issuance of long-term debt and sale of preferred stock as described below. Although the Company's operational performance substantially improved during the second, third and fourth quarters of 1997, the residual effects of difficulties experienced in 1996 continued throughout the first two quarters of 1997 and, to a lesser extent, during the third quarter of 1997. However, the Company has taken various initiatives designed to improve the Company's financial performance. As a result, the Company's financial performance for the final six months of 1997 was better than its performance in the final six months of 1996.

               In February 1997, in order to improve its liquidity, the Company entered into an agreement with and received approximately $26 million from certain St. Louis business enterprises, representing the advance payment for tickets for future travel by such enterprises. In March 1997, the Company raised approximately $47.2 million in net proceeds from the issuance of 50,000 Units, with each Unit consisting of (i) one 12% Senior Secured Note due 2002, in the principal amount of $1,000, and (ii) one Redeemable Warrant to purchase
126.26 shares of Common Stock at an exercise price of approximately $7.92 per share. In December 1997, the Company raised net proceeds of $82.2 million from the sale of the 9(1)/(4)% Preferred Stock, net proceeds of $133.5 million from the sale of the 11(1)/(2)% Notes, a portion of the proceeds of which was used to repay the 12% Reset Notes, and net proceeds of $97.0 million from the sale of the Receivables Securitization Notes, a portion of the proceeds of which was used to repay the outstanding balance of the Icahn Loans.

               The net increase in cash and cash equivalents during 1997 was due, in large part, to cash provided by financing activities of $112.2 million in 1997 versus cash used by financing activities of $9.7 million in 1996. Sources of cash generated by financing activities related primarily to proceeds from long-term debt, warrants and preferred stock sold of $359.9 million in 1997 versus $188.9 million in 1996. These proceeds were partially offset by the repayment of long-term debt and capital lease obligations of $257.8 million in 1997 versus $117.2 million in 1996, and the 1996 redemption of 12% preferred stock in the amount of $81.7 million. Cash provided by operating activities improved to $0.2 million in 1997 from cash used by operating activities of $5.7 million in 1996. This favorable change reflects a reduction in the net loss from $284.8 million in 1996 to $110.8 million in 1997. Additionally, as an offset, net discounted sales from tickets sold under the Karabu Ticket Agreement are excluded from cash provided by operating activities as the related amounts are applied as a reduction of the Icahn Loans and PBGC Notes. During 1997, $53.8 million of such proceeds had been applied as a reduction to the principal balance of the Icahn Loans and $70.3 had been applied as a reduction to the PBGC Notes. During 1996, the proceeds applied as reductions to the Icahn Loans and the PBGC Notes were $62.9 million and $6.4 million, respectively. Additionally, $42.5 million in cash was generated from an increase in accounts payable and accrued expenses, primarily due to the timing of payments of certain obligations, and $65.3 million in cash was generated from a decrease in receivables, offset by a related reduction of $41.3 million in advanced ticket sales. Cash used by investing activities decreased to $56.3 million in 1997 from $107.4 million in 1996. Components of this decrease include a decrease in capital expenditures (including aircraft pre-delivery payments) to $74.0 million in 1997 from $121.5 million in 1996, an increase in proceeds from the sale of assets to $22.8 million in 1997 versus $3.2 million in 1996 and the return of $5.6 million in pre-delivery deposits related to a new B-757 aircraft which was purchased by a lessor and simultaneously leased back to TWA. Gross proceeds from assets sold during 1997 included $10.0 million for three gates at Newark International Airport and $12.8 million from the sale of aircraft, engines and other surplus property and equipment.

               The net decrease in cash and cash equivalents during 1996 as compared to 1995 was due, in large part, to the fact that cash used in operating activities in 1996 was $5.7 million as compared to 1995 when cash provided by operating activities was $216.9 million. The adverse change was primarily attributable to the decrease in 1996 operating income as compared with 1995. Additionally, as discussed above, net discounted sales from tickets sold under the Karabu Ticket Agreement are excluded from cash provided by operating activities as the related amounts were applied as a $62.9 million reduction of the Icahn Loans and a $6.4 million reduction of the PBGC Notes. At December 31, 1995 approximately $2.0 million of such proceeds had been applied to the principal balance of the Icahn Loans, while no proceeds had been applied to the PBGC Notes. The increase of $79.5 million in trade accounts payable during 1996 was primarily due to the Company utilizing a safe harbor provision with regard to payment of U.S. transportation taxes of $60 million for the period September through December 1996, a significant portion of which was paid in February 1997. Cash used in investing activities increased $84.1 million from $23.3 million in 1995 to $107.4 million in 1996. A large part of this increase was related to capital expenditures ($121.5 million in 1996 versus $59.5 million in 1995) which had been somewhat restricted by fiscal controls in place during most of 1995. Financing activities used $9.7 million of cash in 1996, compared with a net use of cash of $27.8 million in 1995. Proceeds from long-term debt issued and sale and leaseback transactions decreased from $22.1 million in 1995 to $16.6 million in 1996. Repayments of long-term debt and capital leases required $15.4 million more cash in 1996 than in 1995. In 1996, net proceeds from the sale of 8% Preferred Stock were $186.2 million while the early redemption of the Mandatorily Redeemable 12% Preferred Stock and cash dividends required $81.7 million and $14.5 million, respectively. In 1995, the net proceeds from an equity rights offering generated $51.9 million.

               In March 1998, the Company completed the sale of $150.0 million in 11 3/8% Senior Notes due 2006 resulting in net proceeds to the Company of $144.9 million. The Company intends to use the net proceeds for certain capital expenditures, including pre-delivery deposits on new aircraft acquisitions, and for working capital and other general corporate purposes.

               In late 1996, the Company began implementing a series of new strategic initiatives designed to improve the Company's financial and operating results. The achievement of these improved operating results is subject to significant uncertainties, including the Company's ability to achieve higher revenue yields and load factors, the cost of aircraft fuel, the Company's ability to finance or lease suitable replacement aircraft at reasonable rates and the containment of operating costs. No assurance can be given that any of the initiatives already implemented or any new initiatives, if implemented, will be successful, or if successful, that such initiatives will produce sufficient results for the Company to be successful in generating the operating revenues and cash required for profitable operations or future viability.

               Pursuant to the '95 Reorganization, the Company issued 600,000 ticket vouchers, each with a face value of $50.00, which may be used for up to a 50% discount off the cost of a TWA airline ticket for transportation on TWA ("Ticket Vouchers"). Pursuant to certain agreements, the Company repurchased approximately 236,000 of the Ticket Vouchers at an aggregate cost of $8.8 million. Payments in respect of these Ticket Vouchers were approximately $0.7 million in 1995 and approximately $8.1 million in 1996. Concurrently, the Company undertook aircraft lease payment deferrals to increase liquidity and improve the Company's financial condition. Gross deferrals of lease and conditional sale indebtedness payments aggregated approximately $91.0 million with a weighted average repayment period of approximately two years. The aircraft lease payment deferrals contemplated by the '95 Reorganization generally anticipated six month deferrals with various payback periods, extending in some instances over the remaining life of the lease, and in other cases over a specified period. Cash repayments of lease deferrals, including interest, were approximately $9.5 million in the fourth quarter of 1995, $23.8 million in 1996, $9.1 million in 1997 and are expected to approximate $0.5 million in 1998.

               On June 14, 1995, the Company signed an agreement (the "Extension and Consent Agreement") with Karabu to extend the term of the Icahn Loans from January 8, 1995 to January 8, 2001 and to obtain the consent of Karabu and the Icahn Entities to certain modifications to the PBGC Notes. Collateral for the Icahn Loans included a number of aircraft, engines and related equipment, along with substantially all of the Company's receivables. On December 30, 1997 the Company repaid the outstanding balance of the Icahn Loans with a portion of the proceeds from the sale of the Receivables Securitization Notes.

               On June 14, 1995, in consideration of, among other things, the extension of the Icahn Loans, TWA and Karabu entered into the Ticket Agreement, which permitted Karabu to purchase two categories of discounted tickets: (1) "Domestic Consolidator Tickets," which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first 15 months and $70 million per year for seven consecutive years through the term of the Ticket Agreement), and (2) "System Tickets," which are not subject to any cap throughout the term of the Ticket Agreement.

               Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets purchased by Karabu pursuant to the Ticket Agreement are required to be at fares specified in the Ticket Agreement, net to TWA, and exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and TWA believes that under the applicable provisions of the Ticket Agreement, Karabu may not market or sell System Tickets through travel agents or directly to the general public. Karabu, however, has been marketing System Tickets through travel agents and directly to the general public. The Company filed suit in St. Louis County, Missouri, Circuit Court against Karabu seeking, among other things, a declaratory judgment that Karabu and other entities were violating the Ticket Agreement. The defendants filed various counterclaims against the Company. On May 7, 1998, the court denied the Company's petition and dismissed the defendant's counterclaims. The Company is currently reviewing this decision and evaluating options available to it, including a possible appeal of the Circuit Court's decision. For a description of the litigation pending between TWA and Karabu, Mr. Icahn and affiliated companies, see "Business--Legal Proceedings--Icahn Litigation."

               Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share limit except for New York where there is a 10% limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary.

               The purchase price for the tickets purchased by Karabu had been required to either, at Karabu's option, be retained by Karabu and the amount so retained credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over by Karabu to a settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. At December 31, 1997, approximately $118.6 million of such proceeds had been applied to the principal balance of the Icahn Loans and $76.7 million had been applied to the PBGC Notes. On December 30, 1997, the Company repaid the outstanding balance of the Icahn Loans out of the proceeds of the Receivables Securitization Offering. As a result, the purchase price of tickets purchased by Karabu will be paid, at Karabu's election, either to the settlement trust for prepayments on the PBCG Notes or to TWA directly.

               The Company elected to pay interest, due August 1, 1995 and February 1, 1996, and half the interest due February 1, 1997, on the 12% Reset Notes, in shares of Common Stock. The amount of such interest aggregated approximately $10.4 million, $10.2 million and $3.7 million, respectively, and resulted in the issuance of approximately 1.9 million, 1.1 million and 0.6 million shares of Common Stock on the respective dates. The Company elected to pay dividends due February 1, 1996 on its 12% Preferred Stock for the period from November 1, 1995 to and including January 31, 1996, in the amount of approximately $3.3 million, in shares of Common Stock.

               Capital Resources

               During 1997 the Company continued a series of privately negotiated exchanges with a significant holder of 12% Reset Notes which resulted in the return to the Company of $51.8 million in 12% Reset Notes and approximately $1.4 million in accrued interest thereon in exchange for the issuance of approximately 7.7 million shares of Common Stock leaving an outstanding principal balance of approximately $72.5 million. The Company redeemed the outstanding balance of its 12% Reset Notes on January 20, 1998.

               TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. As a result of the financings consummated in the fourth quarter of 1997 and the repayment of certain debt in connection therewith, assets with an approximate appraised value of $165.0 million were released from collateral liens. Since that time, the Company has sold and subsequently leased back 15 B-727 aircraft and sold two L-1011 aircraft leaving assets with an approximate appraised value of $100.0 million free and clear of liens and encumbrances. Further pledging of these unencumbered assets, however, may be limited by negative pledge restrictions in outstanding indebtedness. Substantially all of TWA's other strategic assets have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that the pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.

               Commitments

               In February 1996, TWA executed definitive agreements providing for the operating lease of 10 new 757 aircraft, all of which have been delivered. These aircraft have an initial lease term of 10 years. Although individual aircraft rentals escalate over the term of the leases, aggregate rental obligations are estimated to average approximately $59 million per annum over the lease terms. The Company also entered into an agreement in February 1996 with Boeing for the purchase of ten 757-231 aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $500 million. The agreement also provides for the purchase of up to ten additional aircraft. As of March 31, 1998, TWA had taken delivery of five purchased aircraft and had five on firm order. Furthermore, to the extent TWA exercises its options for additional aircraft, the Company will have the right to an equal number of additional option aircraft. Four of the five aircraft already delivered were manufacturer financed and one was leased. TWA has obtained commitments for debt financing for approximately 80% of the total costs associated with the acquisition of four of the remaining five aircraft which have not been delivered and obtained commitments for 100% lease financing of the total costs of the remaining fifth and final of such aircraft. Such commitments are subject to, among other things, so-called material adverse change clauses which make the availability of such debt and lease financing dependent upon the financial condition of the Company.

               In 1997, TWA reached agreements for the acquisition, by lease, of two new Boeing 767-300ER aircraft, which were delivered to TWA in March and April 1998. The longer-range 300 series aircraft will be utilized on TWA's international routes and to Hawaii.

               TWA has entered into agreements with AVSA, S.A.R.L. and Rolls-Royce plc relating to the purchase of ten A330-300 twin-engine wide body aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $1.0 billion. The agreements, as amended, require the delivery of the aircraft in 2001 and 2002 and provide for the purchase of up to ten additional aircraft. TWA has not yet made arrangements for the permanent financing of the purchases subject to the agreements. In the event of cancellation, predelivery payments of approximately $18 million would be subject to forfeiture.

               The Company has entered into an agreement to acquire from the manufacturer fifteen new MD-83s. The long-term leasing arrangement provides for delivery of the aircraft between the second quarter of 1997 and the first quarter of 1999. As of March 31, 1998, the Company has taken delivery of seven of the MD-83 aircraft and expects to take delivery of six additional planes during 1998 and two additional planes in 1999.

               In April 1998, the Company entered into an agreement to purchase from the manufacturer 24 new MD-83 aircraft with deliveries in 1999. The Company has obtained financing commitments for long-term debt and lease financing for such aircraft. Although the Company anticipates that rental payments for such aircraft would represent a substantial financial commitment, it is not possible to accurately estimate the amount of such payments at this time.`

               TWA elected to comply with the transition requirements of the Noise Act by adopting the Stage 2 aircraft phase-out/retrofit option, which requires that 50% of its base level (December 1990) Stage 2 fleet be phased-out/retrofitted by December 31, 1996. To comply with the 1996 requirement, the Company retrofitted, by means of engine hush-kits, 30 of its DC-9 aircraft. As of December 31, 1997, hush-kits have been installed on 71 DC-9 engines at an aggregate cost of approximately $55 million, most of which was financed by lessors with repayments being facilitated through increased rental rates or lease term extensions. TWA intends to comply with the transition requirements for December 31, 1998 by having 75% of its fleet meet Stage 3 requirements. By December 31, 1999, 100% of the fleet must meet Stage 3 requirements.

               The Company has acquired three Boeing 767-231 ETOPS airframes and six accompanying engines (collectively, the "Aircraft") which the Company previously leased in exchange for the issuance of (i) $43.2 million aggregate principal amount of the 11 3/8% Senior Secured Notes due 2003, and (ii) $31.8 million aggregate principal amount of the Mandatory Conversion Equity Notes due 1999, which have a second priority security interest in the Aircraft and are convertible into shares of Common Stock.

               Certain Other Capital Requirements

               Expenditures for facilities and equipment, other than aircraft, generally are not committed prior to purchase and, therefore, no such significant commitments exist at the present time. TWA's ability to finance such expenditures will depend in part on TWA's financial condition at the time of the commitment.

               The Company utilizes software and related computer technologies essential to its operations that use two digits rather than four to specify the year, which will result in a date recognition problem in the year 2000 and thereafter unless modified. The Company has completed an assessment to determine the changes needed to make its computer systems year 2000 compliant and has developed a plan to implement such changes. The Company is also evaluating its reliance on other third parties to determine and minimize the extent to which its operations may be dependent on such third parties to remediate the year 2000 issues in their systems. The Company currently expects that it will complete the necessary changes and testing in mid-1999.

               The costs of the Company's year 2000 project and the date on which it will be completed are based on management's best estimates and include assumptions regarding third party modification plans. As of March 31, 1998, the Company estimates that the total cost to complete the remediation of its computer systems would be approximately $18.0 million. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

               Availability of NOLs

               The Company estimates that it had, for federal income tax purposes, net operating loss carryforwards ("NOLs") amounting to approximately $855 million at December 31, 1997. Such NOLs expire in 2008 through 2012 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. Changes in ownership in future periods could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. The Company believes that no ownership change has occurred subsequent to the '95 Reorganization. There can be no assurance, however, that an ownership change will not occur in the future. In addition, the NOLs are subject to examination by the IRS and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.


                                 BUSINESS

               TWA is the eighth largest U.S. air carrier (based on RPMs for the full-year 1997), whose primary business is transporting passengers, cargo and mail. During 1997, the Company carried approximately 23.4 million passengers and flew approximately 25.1 billion RPMs. As of March 31, 1998, TWA provided regularly scheduled jet service to 89 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1998, the Company operated a fleet of 181 jet aircraft.

Route Structure

               TWA's passenger airline business is the Company's chief source of revenue. TWA also carries cargo (mail and freight) on its North American and international systems. For the year ended 1997, the Company's North American passenger operations accounted for 85.9% of its total passenger revenues, while its international passenger operations contributed 14.1% of total revenues.

               TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 36 states, the District of Columbia, Puerto Rico, Mexico, Canada, and the Caribbean. TWA also participates in the charter market, flying both domestic and international charter flights.

               TWA's international operations consist of both nonstop and through-service from JFK and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, from which it now serves 26 cities with approximately 40 daily departures. International cities served include Barcelona, Cairo, Lisbon, Madrid, Milan, Riyadh, Rome, and Tel Aviv from JFK; Paris from JFK and St. Louis; and London-Gatwick from St. Louis.

Other Activities

               In addition to TWA's passenger and cargo services, the Company operates Getaway Vacations, a tour package offering leisure travel products and services. In addition, TWA earns revenue by providing contract maintenance services for a number of third parties. In 1996, the Company began reducing certain third-party airframe and engine contract maintenance service and, while the Company expects to maintain the reduced level of airframe third-party contract work through 1998, the Company has selectively expanded the amount of engine third-party contract maintenance work that it performs.

Flight Equipment

               As of March 31, 1998, TWA operated a fleet of 181 aircraft, of which 18 were owned by TWA and 163 were leased. All aircraft in use are maintained in airworthy condition in accordance with procedures approved by the FAA. The active operating aircraft owned by and leased to TWA as of March 31, 1998 are listed below.

                                                                        Average Age         Seats in
                                                                        of Aircraft       Standard TWA
Type                           Owned(2)      Leased      Total(3)       (in years)        Configuration
--------------------------     --------      ------      --------       -----------       -------------
Douglas DC-9-10...........          --           7             7             31.2                77
Douglas DC-9-30...........          --          36            36             28.3               100
Douglas DC-9-40...........          --           3             3             23.4               100
Douglas DC-9-50...........          --          12            12             21.2               115
Douglas MD-80/83(1).......          --          66            66             10.0               142
Boeing 727-200(1).........           8          19            27             20.8               146
Boeing 757................           4          11            15              1.0               180
Boeing 767................           6           9            15             12.7               192
                                    --         ---           ---             ----               ---
   Total..................          18         163           181             16.5
                                    ==         ===           ===             ====

----------
(1) Excludes the following aircraft which are not in the active fleet: four
    Boeing 727-100s, four Boeing 727-200s, eight Boeing 747-100s, two Boeing
    747-200s, 10 L-1011s and two Douglas MD-80s.

(2) A significant portion of TWA's owned flight equipment is pledged to secure its indebtedness.

(3) For information concerning compliance of the above-referenced aircraft with the Noise Act, see "--Regulatory Matters--Noise Abatement."

               For a discussion of the Company's fleet restructuring plans, see "The Company--Business Strategy--Fleet Upgrade and Simplification."

Real Property

               TWA utilizes or has rights to utilize airport and terminal facilities located in or near the cities it serves under lease agreements or other arrangements with the governmental authorities exercising control over such facilities.

               At St. Louis, TWA has preferential use rights to 57 gates and 40 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA's domestic-international hub at JFK operates out of two passenger terminal facilities (Terminals 5 and 6). TWA is the lessee at JFK of a total of 29 gates, 102 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA occupies both Terminal 5 and Terminal 6 as a holdover tenant pursuant to expired agreements of lease with the Port Authority of New York and New Jersey (the "Port Authority"). Such holdover tenancies are with the consent of the Port Authority pursuant to a Term Sheet dated August 12, 1993 (the "Term Sheet"), which extended TWA's right to occupy Terminals 5 and 6, provided TWA paid the rent set forth in the Term Sheet, made certain specified financed improvements to Terminals 5 and 6, and was otherwise in compliance with the expired leases. TWA's tenancy is currently on a month-to-month basis and no lease has been signed. The Company has recently consolidated for the near term most of its JFK operations into Terminal 5, using only limited facilities in Terminal 6. TWA has currently subleased a majority of the gates in Terminal 6 to other carriers.

               TWA's overhaul base is located on approximately 250 acres of leased property at the Kansas City International Airport, Kansas City, Missouri. The overhaul base is TWA's principal maintenance base where TWA performs major maintenance and repair services for its aircraft fleet. The overhaul base is owned by the City of Kansas City, Missouri and leased to TWA along with other facilities until May 31, 2000. TWA leases office space and other facilities in a number of locations in the U.S. and abroad. In December 1993, pursuant to a sale/leaseback with the City of St. Louis, TWA leased a two-story ground operations building near the St. Louis Airport and an adjacent 165,000 square foot, five-story flight training facility. The lease of these properties is covered under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, failure to maintain corporate headquarters within the City or County of St. Louis or failure to maintain a reservations office within the City of St. Louis. For a description of certain environmental corrective actions that TWA anticipates will be required at the overhaul base, see "--Legal Proceedings."

               TWA's corporate headquarters are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri where TWA has subleased approximately 56,700 square feet through February 28, 2000. TWA's St. Louis area reservation facility and customer relations department is located in approximately 48,000 square feet in the City of St. Louis, Missouri. In June 1996, TWA opened a new reservation facility in Norfolk, Virginia, comprised of approximately 40,000 square feet and having 455 work stations. The facility is leased for a twenty-five year term.

Travel Agencies

               Travel Agent Commissions

               Consistent with most other airlines, tickets sold for travel on TWA are sold by travel agents as well as directly by the Company. During 1997, approximately 81.9% of all ticket sales on TWA were sold by travel agents. Until October 2, 1997, TWA paid the full traditional 10% commission on tickets for domestic transportation on TWA sold by independent travel agents without the cap of $50 and $25 per domestic round-trip and one-way tickets, respectively, which most other major airlines imposed in 1995 and paid an 11% commission on tickets for international transportation. On October 2, 1997, the Company reduced its commission on tickets for domestic and international transportation to 8% and 10%, respectively, without the cap imposed by most of the major airlines. On May 11, 1998, the Company began paying a maximum travel agent commission of $50 per roundtrip and $25 for one-way tickets for domestic travel and 8% for international travel with no commission cap. In addition, Internet vendors receive a 5% commission with a maximum payment of $10. TWA pays 9% for tickets issued outside the U.S. Carriers (including TWA) may also pay additional commissions to travel agents as incentive for increased volume or other business directed to the carrier.

               Travel Agency Automation

               Greater than 90% of all travel agencies in the U.S. obtain their airline travel information through access to Global Distribution Systems (also referred to as Computer Reservation Systems or "CRS"). Such systems are used by travel agents to make travel reservations including airline, hotel, train, car and other bookings and allow travel agents to issue airline tickets and boarding passes.

               One such system is WORLDSPAN, which is owned by a partnership in which affiliates of TWA, Delta Air Lines, Northwest Airlines, and ABACUS Distribution Systems Pte. Ltd, have interests of 25%, 32%, 38% and 5%, respectively. Management believes that its participation in Worldspan has given it direct access to an efficient distribution system. Worldspan continues to expand its offering and coverage, further benefitting the Company. TWA will continue to increase the methods and efficiency of distributing its product through a variety of channels and systems, including increasing use of "E" ticketing (electronic ticketing) and direct booking through the Internet.

Frequent Flyer Program: "Aviators"

               TWA initiated its frequent flyer program in May 1981. Frequent flier programs like TWA's Aviators have been adopted by most major air carriers and are considered the number one marketing tool for developing brand loyalty among travelers and accumulating demographic data pertaining to business fliers.

               TWA's frequent flyer program rewards certain of its members with mileage credits based on the fare paid as well as miles flown for travel on TWA and also offers mileage credits for members' purchases of goods and services offered by various travel and non-travel related businesses that participate in Aviators including other airlines. Aviators members may also receive mileage credit pursuant to exchange agreements maintained by TWA with a variety of entities, including hotels, car rental firms, credit card issuers and long distance telephone service companies. For example, through the American Express Membership Rewards Program, Aviators members may use amounts charged on the American Express card to earn additional frequent flier miles.

               TWA accounts for its frequent flyer program under the incremental cost method, whereby travel awards are valued at the incremental cost of carrying one additional passenger. Such costs are accrued when Aviators participants accumulate sufficient miles to be entitled to claim award certificates. Incremental costs include unit costs for passenger food, beverages and supplies, fuel and liability insurance expenses expected to be incurred on a per passenger basis. No profit or overhead margin is included in the accrual for incremental costs. No liability is recorded for airline, hotel or car rental award certificates that are to be honored by other parties because there is no cost to TWA for these awards.

               At December 31, 1996, participants in TWA's frequent flyer program had accumulated mileage credits for approximately 751,689 free awards, compared with accumulated mileage credits for approximately 938,319 free awards at December 31, 1997. Because TWA expects that some award certificates will never be redeemed, the calculations of the accrued liability for incremental costs at December 1996 and 1997 were based on approximately 71.5% and 63.0%, respectively, of the accumulated credits. Mileage for Aviators participants who have accumulated less than the minimum number of mileage credits necessary to claim a free award is excluded from the calculation of the accrual.

               The accrued liability at December 31, 1996 was approximately $20.4 million compared to approximately $19.6 million at December 31, 1997. TWA's customers redeemed free awards representing approximately 4.5% and 4.9% of TWA's RPMs in 1996 and 1997, respectively.

Aircraft Fuel

               TWA's worldwide aircraft fuel requirements are met by in excess of twenty different suppliers. The Company has contracts with some of these suppliers, the terms of which vary as to price, payment terms, quantities and duration. The Company also makes incremental purchases of fuel based on price and availability. To assure adequate supplies of jet fuel and to provide a measure of control over price, the Company trades fuel, ships fuel and maintains fuel storage facilities to support key locations. Petroleum product prices, including jet fuel, are primarily driven by crude oil costs. The market's alternate uses of crude oil to produce petroleum products other than jet fuel (e.g., heating oil and gasoline) as well as the adequacy of refining capacity and other supply constraints affect the price and availability of jet fuel. Changes in the price or availability of fuel could materially affect the financial results of the Company. See also "Risk Factors--Risk Factors Related to the Industry--Aircraft Fuel."

               During 1996, aircraft fuel prices increased significantly, however, such prices declined moderately during 1997. The following table details TWA's fuel consumption and costs for the four years ended December 31, 1994, 1995, 1996 and 1997 and for the quarters ended March 31, 1997 and 1998:

                                            Quarter Ended
                                              March 31,                            Year Ended December 31,
                                       ---------------------       ---------------------------------------------------------
                                         1998        1997             1997            1996             1995             1994
                                         ----        ----             ----            ----             ----             ----
Gallons consumed (in millions)...         166.3       175.5            730.3           838.9            804.2           852.2
Total cost(1) (in millions)......         $92.4      $129.9           $480.9          $585.2           $458.6          $477.6
Average cost per gallon..........     756 Cents     4 Cents         66 Cents        70 Cents         57 Cents        56 Cents
Percentage of operating expenses.         11.1%       15.1%            14.3%           15.6%            13.9%           13.0%

----------
(1) Excludes into-plane fees.


               Competition

                Since the passage of the Airline Deregulation Act of 1978, the airline industry has been characterized by intense competition, consolidation of existing carriers, the formation of international and domestic alliances and the advent of numerous low-cost, low-fare new entrants. A number of airlines have filed for bankruptcy and/or ceased operations. In addition, several carriers have introduced or announced plans to introduce low-cost, short-haul jet service, which may result in increased competition to TWA. Airlines offer discount fares, a wide range of schedules, frequent flier mileage programs and ground and in-flight services as competitive tools to attract passengers and increase market share. Intense price competition has accelerated the efforts of airline managements to reduce costs and improve productivity in order to withstand greater levels of discounting. TWA's services are subject to varying degrees of competition, depending in part on whether such services are operated over domestic or international routes. Because of the relative ease with which U.S. carriers can enter new domestic markets, TWA's domestic services are subject to increases or decreases in competition from other air carriers. Changes in intensity of competition in the deregulated domestic environment cannot be predicted. In addition, many of the major U.S. carriers have announced plans for alliances with other major U.S. carriers. Such alliances could further intensify the competitive environment.

               The level of competition in international markets is normally governed by the terms of bilateral agreements between the U.S. and the foreign countries involved. Many of the bilateral agreements permit an unlimited number of carriers to operate between the U.S. and the foreign country. Competition in some international markets is limited to a specified number of carriers and flights on a given route by the terms of the air transport agreements between the U.S. and the foreign country. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "--Regulatory Matters."

               The airline industry is subject to substantial price competition as U.S. airlines are free to determine domestic pricing policies without government regulation. While the DOT retains authority over international fares, which are also subject to the jurisdiction of the governments of the foreign countries being served, the Company generally has substantial discretion with respect to its international pricing policies.

               While DOT authority is required before any person may operate as an air carrier within or to and from the U.S., the Airline Deregulation Act of 1978 and the International Air Transportation Competition Act of 1979 substantially decreased previous governmental restrictions in this area. In the case of domestic operations, any person who is found to be fit, willing and able may operate as an air carrier between any two points in the U.S. Thus, TWA is able to enter new routes or suspend existing routes within the U.S. without seeking regulatory approval. Similarly, other airlines are free to enter or leave TWA's domestic markets.

Employees

               As of March 31, 1998, the Company had approximately 22,203 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 84.6% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants.

               During 1994, the Company entered into the '94 Labor Agreements with ALPA, IAM and IFFA amending then existing labor agreements with each such union to, among other things, (i) eliminate certain raises scheduled to take effect in 1994 and 1995, thereby continuing certain wage and benefit concessions granted to the Company in the '92 Labor Agreements, (ii) modify existing work rules and benefit packages, and (iii) eliminate contractual "snapback" provisions contained therein which would have automatically restored wages to pre-concessionary levels for purposes of future contract negotiations. The terms of the IFFA contract remain in effect, although the flight attendants are now represented by the IAM. In addition, the Company implemented a number of similar savings initiatives with respect to domestic non-union and management employees, primarily through reducing headcount, altering benefit packages, and eliminating certain planned restorations of previous wage concessions.

               In exchange for the substantial cost savings realizable by the Company as a result of the foregoing, as described in more detail below, TWA
(i) agreed to certain wage increases and productivity payments to its employees, (ii) issued certain equity securities of the Company to its employees, (iii) agreed to make certain future grants of equity securities and to permit such employees an opportunity to purchase certain additional securities at a discount, and (iv) effected certain amendments to the Company's Certificate of Incorporation and By-laws with respect to the election of certain directors and director voting requirements in the event of certain specified corporate actions.

               As part of the '94 Labor Agreements, TWA agreed with its unionized employees to a series of semi-annual 1% wage increases commencing in May 1995 and continuing through August 31, 1997 (the last such wage increase equaled 3% in the case of employees represented by ALPA and IFFA, and the IAM received a 1% wage increase and a 2% contribution to its retirement plan on August 31, 1997).

               On the '95 Effective Date, TWA issued to certain trusts established for the benefit of its unionized employees shares of Employee Preferred Stock; such stock being issued in three separate series designated the ALPA Preferred Stock, the IAM Preferred Stock and the IFFA Preferred Stock. Except for certain rights with respect to the election of directors, the Employee Preferred Stock has rights substantially identical to the Common Stock. See "Description of Capital Stock--Description of Employee Preferred Stock." TWA also issued an aggregate of 1,026,694 shares of Common Stock to a trust established for the benefit of certain of TWA's other employees. The value of shares issued to the Company's non-union employees was intended to reflect the estimated value to the Company of the concessions granted by these employees. The equity securities issued on the '95 Effective Date resulted in the employees of the Company initially owning approximately 30% of the then outstanding Common Stock and Common Stock equivalents of the Company.

               In recognition of the fact that as a result of the '95 Reorganization, the percentage of the Company's stock owned by the Company's employees was substantially reduced, the Company adopted as of the '95 Effective Date the ESIP pursuant to which the Company would grant, commencing in 1997, to certain trusts established for the benefit of its union and non-union employees certain additional shares of Common Stock and Employee Preferred Stock. The ESIP provides that the first stock grant under the plan would be made on July 15, 1997 in an amount sufficient to increase the employee ownership of the combined total number of then outstanding shares of Common Stock and Employee Preferred Stock by 2.0% if the average closing price of the Common Stock on the American Stock Exchange, or such other exchange or market which is then the principal market on which the Common Stock is listed or admitted to trading, for 30 consecutive trading days (the "Average Closing Price") exceeded a target price of $11.00 per share during the period from January 1, 1997 to July 14, 1997. If the target price of $11.00 per share is not exceeded, the grant would instead be made, if at all, on July 15 of the next year (up to and including July 15, 2002) in which the Average Closing Price of the Common Stock exceeds such target price prior to July 15 of that year. In each of 1998 through 2002, additional shares of Employee Preferred Stock and Common Stock will become subject to grant under this program in an amount sufficient to increase the employee ownership by 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002 (subject to adjustment as described below) based on the combined total number of shares of Common Stock and Employee Preferred Stock outstanding as of the applicable July 15 grant date, with the target price applicable to the additional shares made available for grant in such year equal to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001 and $17.72 in 2002. Each such grant is cumulative and, where the applicable target price is not met in the initial grant year, the applicable grant is carried forward and is subject to grant in future years up to and including July 15, 2002 in the manner described above. To protect against the dilutive effect of certain stock issuances, the ESIP provides for an adjustment (the "Adjustment") to the grants described above in the event the Company issues additional Common Stock to third parties for cash or property or in lieu of cash payments on the 12% Reset Notes or the Company's
Mandatorily Redeemable 12% Preferred Stock (both the 12% Reset Notes and the Mandatorily Redeemable 12% Preferred Stock have been retired). To the extent that a sale of additional capital stock for cash results in a decline in the percentage of employee ownership of the combined total number of shares of Common Stock and Employee Preferred Stock below a level equal to the Adjusted Base Ownership Percentage (as defined in the ESIP), one-quarter of the difference between the new percentage of employee ownership and the Adjusted Base Ownership Percentage (but in no event greater than 1.0% in each year) would be added to the percentage of Employee Preferred Stock and Common Stock to be granted to union employees and non-union employees, respectively, under the ESIP in each of the years 1999 through 2002, assuming the target prices are met. Furthermore, if TWA issues additional shares of Common Stock with an aggregate value of more than $20 million to third parties for cash or a reduction in debt at a price equal to or greater than $11.00 per share (the "Equity Issuance Acceleration Trigger"), the last two scheduled grants under the ESIP are to be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees have the right commencing July 15, 1997 through July 15, 2002, to purchase additional shares of Employee Preferred Stock in amounts up to an aggregate of 2.0% of the combined total number of outstanding shares of Common Stock and Employee Preferred Stock at a discount of 20.0% from the then current market price. Should all of the target prices be met or exceeded within the time periods specified and should the entire discount stock purchase option be exercised, the various employee stock trusts would receive a total of 10.0% (as adjusted as described below) of the Company's outstanding Common Stock, with the exact amount issued dependent upon the number of shares outstanding as of the date of each grant and option exercise.

               The ESIP separately provides that if additional shares of Employee Preferred Stock and Common Stock are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Employee Preferred Stock and Common Stock such that the employees will retain the same level of ownership. Union representatives and the Company agreed to a one-time distribution pursuant to this provision of the ESIP in an aggregate amount of 525,856 shares of Employee Preferred Stock and Common Stock. As part of that agreement, since additional ESIP shares were not issued to the employees in July 1997, an additional 405,750 shares of Employee Preferred Stock and Common Stock were issued to the employee trusts and, to the extent that additional shares are granted under the ESIP, the Company will receive a credit towards the new grant for these previously issued shares, in that amount.

               While the $11.00 target price was not exceeded as of July 15, 1997 and no grant was made on that date, on February 17, 1998, the Average Closing Price for the Company's Common Stock did exceed the $11.00 target price with respect to the first scheduled grant. As a result, the initial grant in an amount sufficient to increase the employee ownership by 2.0% based on the then outstanding Common Stock and Employee Preferred Stock will be made on July 15, 1998. Based on the current outstanding Voting Equity (as defined in the ESIP) of 57,890,907, the number of shares of Employee Preferred Stock and Common Stock to be issued to the employees under the ESIP on that date is 1,515,472 shares. TWA is entitled to a credit against this number in the amount of 405,750 shares due to the prior grant to employees as described above. On March 4, 1998, the Average Closing Price for the Company's Common Stock did exceed the $12.10 target price with respect to the 1998 grant of 1.5%. As a result, the 1998 grant in an amount sufficient to increase the employee ownership by 1.5% based on the then outstanding Common Stock and Employee Preferred Stock will also be made on July 15, 1998. Based on the current outstanding Voting Equity, the number of additional shares of Employee Preferred Stock and Common Stock to be issued under the ESIP on that date for the 1998 grant is 1,172,354 shares, which together with the shares to be issued in connection with the 1997 grant equals a total of 2,282,076 shares. The number of shares to be granted could be increased if the last two grants are accelerated pursuant to the Equity Issuance Acceleration Trigger. Furthermore, based on issuances of Common Stock to date, the Adjustment has resulted in a revised grant schedule of 1.5% in 1998, 1.84% in 1999, 1.34% in 2000, 1.34% in 2001 and 1.34% in 2002. Taking into account the Common Stock to be issued upon conversion of the Mandatory Conversion Equity Notes due
1999, the grants for the years 1999 through 2002 would further increase pursuant to the Adjustment to: 2.13% in 1999, 1.63% in 2000, 1.63% in 2001 and 1.63% in 2002.

               In addition to certain amendments required to effect the recapitalization of the Company, on the '95 Effective Date, TWA further amended its Certificate of Incorporation and By-laws to (i) permit certain employees represented by ALPA and the IAM to elect four of the Company's 15 directors (the "Employee Directors"), and (ii) provide that certain extraordinary corporate actions, including mergers, sales of all or substantially all of the Company's assets or certain routes or any filing seeking protection under the bankruptcy laws, may be blocked by a vote of six directors, including each of the Employee Directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Blocking Coalition."

               The '94 Labor Agreements were three year agreements and became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Under the RLA workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment in effect before the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiations on the collective bargaining agreement covering ground employees. On March 27, 1998, at the request of the IAM, a mediator was appointed in connection with the negotiations on the collective bargaining agreement covering the flight attendants. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could by particularly damaging to the Company. See "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

Regulatory Matters

                Slot Restrictions

               The Company's ability to increase its level of operations at certain domestic cities currently served is affected by the number of slots available for takeoffs and landings. At JFK, LaGuardia, Chicago O'Hare and Ronald Reagan Washington National airports, which have been designated "High Density Airports" by the FAA, there are restrictions on the number of aircraft that may land and take off during peak hours. In the future, these take-off and landing time slot restrictions and other restrictions on the use of various airports and their facilities may result in further curtailment of services by, and increased operating costs for, individual airlines, including TWA, particularly in light of the increase in the number of airlines operating at such airports. On April 1, 1986, the FAA implemented a final rule relating to allocated slots at the High Density Airports. This rule, as since amended, contains provisions requiring the relinquishment of slots for nonuse and permits carriers, under certain circumstances, to sell, lease or trade their slots to other carriers. TWA does not anticipate losing any slots as a result of these new rules; however the higher use rates required by these rules do increase the risk that TWA might lose slots in the future because of nonuse and decrease TWA's ability to adjust its flight schedules at the High Density Airports.

               Most international points served by TWA also are slot-controlled.

                Control over International Routes

               TWA's international certificates are granted by the DOT for indefinite or fixed-term periods, depending on the route. TWA is authorized to provide transatlantic service from major cities in the U.S. to points in Europe, North Africa, the Middle East and Asia. Some of these authorized routes are not currently served by TWA. Many of the European markets served by TWA are "limited entry" markets in which, as a result of agreements between the United States and foreign governments, TWA has traditionally competed with a limited number of other carriers. During the past several years, however, the U.S. government has encouraged competition in international markets and entered into bilateral agreements with various foreign governments that provide for expanded exchanges of routes and traffic rights, reduction of governmental controls over fares and avoidance of limits on capacity and charter services. Competition in international markets has increased dramatically over the past several years as major U.S. carriers have initiated and/or continued to expand their international operations. Foreign flag carriers have continued to expand service and the DOT has indicated its support for further expansion of opportunities of foreign carriers to serve new points in the U.S. No assurance can be given that TWA will continue to have the advantage of all the "limited entry" markets in which it currently operates or that additional carriers will not be permitted to operate in one or more of these markets or that TWA in general will not face substantial unexpected competition. Competition in the international market is further complicated by the fact that pricing levels on some transatlantic routes are influenced by subsidies that certain foreign carriers receive from their governments and by the presence of smaller, low-cost carriers.

               Certain portions of TWA's transatlantic route authority have been granted on a fixed-term basis. On May 4, 1993, the bilateral air transport agreement between the U.S. and France lapsed. In the absence of a new bilateral agreement, the U.S. and France are currently operating on a system of comity and reciprocity. Under this regime, carriers are permitted to maintain historical levels of service, but few or no new services are permitted. Cessation of service to any authorized markets from France may cause such underlying authority to terminate. Any reduction in U.S. carrier access to France could have an adverse impact on TWA's transatlantic operations.

               The operations of TWA's international system will require continued approval by the U.S. government as well as permission or authorization from the governments of the respective countries served and compliance with the laws and regulations of those countries. These authorizations, permits and rights vary considerably in their terms, particularly as to the imposition of restrictive conditions on U.S. airlines.

               Other DOT/FAA Regulations

               The DOT has the authority to regulate competitive practices, advertising and other consumer protection matters such as on-time performance, smoking policies, denied boarding, baggage liability and CRSs provided to travel agents. With respect to foreign air transportation, the DOT may approve agreements between air carriers and grant antitrust immunity to those agreements. The DOT must also approve the transfer between U.S. carriers of international route certificates. The Department of Justice has the authority to approve mergers and interlocking relationships.

               Noise Abatement

               The Noise Act provides for a reduction in aircraft noise levels by commercial aircraft. Under the Noise Act, air carriers were permitted to elect to comply with the transitional requirements of the Noise Act at December 31, 1994, either by (i) phasing out, or retrofitting with noise abatement equipment, certain older aircraft known as Stage 2, or (ii) phasing in quieter aircraft, known as Stage 3. Air carriers who elected to comply by phasing out or retrofitting Stage 2 aircraft were required to phase out or retrofit at least 25% of a specified 1990 base level of such aircraft by December 31, 1994 and by at least 50% by December 31, 1996. TWA elected to comply with the final Noise Act requirements by adopting the Stage 2 aircraft phase out/retrofit option, and had reduced its specified base level of Stage 2 aircraft by 25% at December 31, 1994 and by 50% at December 31, 1996. The Company will be required to reduce its specified base level of Stage 2 aircraft by at least 75% by December 31, 1998 and 100% by December 31, 1999 or alternatively, 75% and 100% of its total fleet will be required to meet Stage 3 requirements by December 31, 1998 and December 31, 1999, respectively. See "Risk Factors--Risk Factors Related to the Company--Age of Fleet; Noise."

               As of December 31, 1997, approximately 69% of TWA's active fleet, met the Stage 3 standards. TWA's ability to comply with the federal requirements within the time specified, or with more restrictive local noise restrictions, by acquiring newer aircraft and by phasing out or retrofitting older aircraft that are not in compliance with the Stage 3 standards, will depend upon its ongoing financial condition, its ability to renegotiate existing leases for such aircraft and its ability to obtain financing to acquire the requisite number of Stage 3 aircraft or retrofit kits. TWA is considering "hush-kitting" additional aircraft as well as other alternatives to assure compliance with Stage 3 noise requirements, and has already acquired a number of Stage 3 aircraft while phasing out several Stage 2 aircraft. However, there can be no assurance that TWA will be able to satisfy all applicable noise level requirements. See also "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

               Numerous airports have imposed restrictions such as curfews, airplane noise levels, mandatory flight paths and runway restrictions, which limit the ability of TWA and other carriers to increase services at such airports. Other jurisdictions are considering similar measures. While the Company has historically had the flexibility to schedule around these restrictions, there can be no assurance that the Company will continue to be able to work around these restrictions. At this time, TWA cannot predict what additional restrictions will be implemented or, if so, the timing or effect on TWA of any such implementation. The effect on TWA would depend on the extent to which TWA's aircraft then being used in the affected airports meet the Stage 3 requirements as well as the timing of TWA's flights.

               Labor

               The RLA governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty on air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements. See "--Employees." The RLA contains detailed procedures which must be exhausted before a lawful work stoppage can occur. Pursuant to the RLA, TWA has collective bargaining agreements with two domestic unions which together represent approximately 84.6% of the Company's employees. See "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

               Aging Aircraft Maintenance

               The FAA issued several ADs in 1990 mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. The FAA required that these older aircraft undergo extensive structural modifications prior to the later of the accumulation of a designated number of flight cycles or 1994 deadlines established by the various ADs. Most of the Company's aircraft are currently affected by these aging aircraft ADs. The Company monitors its fleet of aircraft to ensure safety levels which meet or exceed those mandated by the FAA.

               In 1996 and 1997, TWA spent approximately $3.4 million and $4.2 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $19.8 million for 1998 through 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and as a result, the average age of TWA's fleet will be significantly reduced. There can be no assurance that TWA will be able to implement fully its fleet plan.

               Safety

               TWA is subject to FAA jurisdiction with respect to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. The FAA has the authority to issue new or additional regulations. To ensure compliance with its regulations, the FAA requires the Company to obtain operating, airworthiness and other certificates which are subject to suspensions or revocation for cause. In addition, a combination of FAA and Occupational Safety and Health Administrative regulations on both federal and state levels apply to all of TWA's ground-based operations.

               Passenger Facilities Charges

               During 1990, Congress enacted legislation to permit airport authorities, with prior approval from the FAA, to impose passenger facility charges ("PFCs") as a means of funding local airport projects. These charges, which are intended to be collected by the airlines from their passengers and remitted to the airports, are limited to $3.00 per enplanement and to $12.00 per round trip, although Congress is currently considering allowing airports to raise the PFCs. As a result of competitive pressure, the Company and other airlines have been limited in their abilities to pass on the cost of the PFCs to passengers through fare increases.

               Environmental

               The Company is subject to regulation under major environmental laws administered by state and federal agencies, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act. In some locations there are also county and sanitary sewer district agencies which regulate the Company. The Company believes that it is in substantial compliance with applicable environmental regulations. See, however, "--Legal Proceedings."

               Foreign Ownership of Shares

               The Federal Aviation Act of 1958 generally prohibits non-U.S. citizens from owning more than 25% of the voting interest in U.S. air carriers, including the Company.

Insurance

               The Company maintains commercial airline insurance with a major group of independent insurers that regularly participate in world aviation insurance markets. The Company's policies include coverage for losses resulting from the physical destruction of or damage to TWA's owned and leased aircraft, as well as losses arising from bodily injury, property damage and personal injury to third parties for which TWA becomes legally obligated to pay. The Company maintains aircraft third party and airline general third party liability insurance with a combined single limit of $1.0 billion per occurrence. Management believes that TWA's commercial airline insurance policies are generally consistent with those of other United States domiciled scheduled passenger air carriers operating similar aircraft over similar routes.

Legal Proceedings

               Icahn Litigation

               On June 14, 1995, in consideration of, among other things, the extension of the Icahn Loans, TWA and Karabu entered into the Ticket Agreement which permitted Karabu to purchase two categories of discounted tickets: (1) "Domestic Consolidator Tickets," which are subject to a cap of $610.0 million, based on the full retail price of the tickets ($120.0 million in the first 15 months and $70.0 million per year for seven consecutive years through the term of the Ticket Agreement), and (2) "System Tickets," which are not subject to any cap throughout the term of the Ticket Agreement.

               Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. TWA believes that applicable provisions of the Ticket Agreement do not allow Karabu to market or sell System Tickets through travel agents or directly to the general public. Karabu, however, has been marketing System Tickets through travel agents and directly to the general public. TWA has demanded that Karabu cease doing so, and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents or directly to the general public. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn, and certain affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and to declare a default on the Icahn Loans, which financing was then secured by receivables and certain flight equipment pledged under the Karabu Security Agreements. Mr. Icahn's position was based upon a variety of claims related to his interpretations of the Karabu Security Agreements as well as with respect to certain alleged violations of the Ticket Agreement by the Company. The parties negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims.

               On March 20, 1996, the Company filed a Petition (the "TWA Petition") in the Circuit Court for St. Louis County, Missouri, commencing a lawsuit against Carl Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition alleged that the Icahn Defendants are violating the Ticket Agreement and otherwise tortiously interfering with the Company's business expectancy and contractual relationships, by among other things, marketing and selling tickets purchased under the Ticket Agreement to the general public. The TWA Petition sought a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also sought liquidated, compensatory and punitive damages, in addition to the Company's costs and attorney's fees. On May 7, 1998 the court denied the TWA Petition and dismissed the Icahn Defendants' counterclaims. The court concluded that the Icahn Defendants could sell discount tickets under the Ticket Agreement to any person who actually uses the ticket, including non-business travelers, and that the Icahn Defendants had not breached the Ticket Agreement. No damages were assessed in respect to either plaintiff's or defendants' petitions.

               The court's ruling could have an adverse effect on revenue, which could be significant but the impact of which will depend on a number of factors, including yield, load factors and whether any resulting incremental sales by the Icahn Defendants will be to passengers that would not otherwise have flown on TWA. The Icahn Defendants have moved to amend or modify the court's ruling to include a declaratory judgment that the Icahn Defendants are permitted to sell tickets to any person for any purpose, which could include use by the purchaser's family members or friends. TWA has opposed this motion and has requested that the court clarify the ruling to limit its scope consistent with the reasoning set forth in the decision, specifically so that the person purchasing the ticket must use the ticket (with certain enumerated exceptions) and may not purchase a ticket for any other person. TWA also intends to appeal the court's ruling in its entirety.

               Also on March 20, 1996, TWA was named as a defendant in a complaint (the "Icahn Complaint") filed by Karabu and certain other affiliates of Mr. Icahn (the "Icahn Entities"). The Icahn Complaint alleged, among other things, that the Company had violated certain federal antitrust laws, breached the Ticket Agreement and interfered with certain existing and prospective commercial relations of the Icahn Entities. The Icahn Complaint was based upon an interpretation by Mr. Icahn and the Icahn Entities that the Ticket Agreement permits sales of tickets through travel agents and directly to the general public. The Icahn Complaint sought injunctive relief and actual and punitive monetary damages, as well as the Icahn Entities' costs of litigation. On June 13, 1996, following TWA's filing of a motion to dismiss the Icahn Complaint, the Icahn Entities amended the Icahn Complaint to delete the federal antitrust claim and to add new allegations and theories with respect to claimed violations of the federal antitrust laws and the Lanham Act (the "Amended Icahn Complaint"). On March 24, 1997, the United States District Court for the Southern District of New York, on the Company's motion, dismissed the suit in its entirety and that decision has not been appealed.

               On August 11, 1997, Karabu and another entity controlled by Mr. Icahn filed another suit against six senior officers of the Company in New York state court seeking damages and other relief and alleging tortious interference with prospective economic advantage based on alleged violations of the Ticket Agreement. This suit is similar to the previous action with respect to which the Icahn Complaint related. The defendants removed this case to the United States District Court for the Southern District of New York and have moved to dismiss the case on the grounds of lack of personal jurisdiction, res judicata and failure to state a claim. This action is pending.

               Although the Company intends to press its claims vigorously, it is possible that Karabu's interpretation of the Ticket Agreement regarding system discount ticket sales by the Icahn Defendants through travel agents or directly to the general public could be determined, either by a court or otherwise, to be correct. In such event, unless the Company took appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement.

               Other Actions

               On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage, and at this time management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations.

               On May 31, 1988, the U.S. Environmental Protection Agency ("EPA") filed an administrative complaint seeking civil penalties as well as other relief requiring TWA to take remedial procedures at TWA's maintenance base in Kansas City, Missouri, alleging violations resulting from TWA's past hazardous waste disposal and related environmental practices. Simultaneously, TWA became a party to a consent agreement and a consent order with the EPA pursuant to which TWA paid a civil penalty of $100,000 and agreed to implement a schedule of remedial and corrective actions and to perform environmental audits at TWA's major maintenance facilities. In September 1989, TWA and the EPA signed an administrative order of consent, which required TWA to conduct extensive investigations at or near the overhaul base and to recommend remedial action alternatives. TWA completed its investigations and on February 17, 1996, submitted a Corrective Measures Study ("CMS") to the Missouri Department of Natural Resources ("MDNR") and the EPA. On August 19, 1997 the MDNR and the EPA approved the CMS. On February 27, 1998, MDNR notified TWA of the EPA's preliminary decision to issue a hazardous waste post-closure permit for TWA's maintenance facility, subject to public comment. Upon final approval of the permit, an additional order will be issued and the required corrective actions implemented. TWA presently estimates the cost of the corrective action activities under the existing and anticipated orders to be approximately $7 million, a majority of which represents costs associated with long-term groundwater monitoring and maintenance of the remedial systems. Although the Company believes adequate reserves have been provided for all known environmental contingencies, it is possible that additional reserves might be required in the future which could have a material adverse effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

               On October 22, 1991, judgment in the amount of $12,336,127 was entered against TWA in an action in the United States District Court for the Southern District of New York by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). The action commenced in 1987, as subsequently amended, sought damages from TWA in excess of $60 million as a result of TWA's alleged breach of its contract with Travellers for the planning and operation of Getaway Vacations. In order to obtain a stay of judgment pending appeal, TWA posted a cash undertaking of $13,693,101. In connection with the '93 Reorganization, TWA sought to have the matter ultimately determined by the Bankruptcy Court and claimed that the cash undertaking constituted a preference payment. Following prolonged litigation with respect to jurisdiction, the United States Supreme Court determined that the entire matter should be addressed by the bankruptcy court, and in February 1994, the bankruptcy court determined the matter in a manner favorable to TWA. Upon appeal, the District Court affirmed in part and reversed in part the bankruptcy court's decision. On January 20, 1998, the Court of Appeals for the Third Circuit reversed the District Court and affirmed the findings of the Bankruptcy Court. Travellers sought reconsideration by the Third Circuit which reconsideration was denied. In May 1998, the U.S. Supreme Court denied a writ of certiorari in the case.

               In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines, alleging that such companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States and, in certain instances, state, antitrust laws. On May 9, 1995, TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10% commission on domestic air fares. A final order has not yet been entered; however, an interim order approving the settlement has been entered. The Company believes the settlement of this case will have a favorable effect on revenues.

               On November 9, 1995, ValuJet Air Lines, Inc., now known as AirTran Airlines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. On July 12, 1996, the Federal Court in Atlanta granted summary judgment in TWA's favor in the ValuJet litigation on all claims and counts raised in the ValuJet amended complaint. The order granting summary judgment to TWA was not a final order and was not directly appealable due to an outstanding claim against Delta. ValuJet has settled its claim with Delta and appealed the grant of summary judgment to the 11th Circuit Court of Appeals. Settlement discussions are ongoing.

               In addition, based on certain written grievances or complaints filed by ValuJet, the Company was informed that the United States Department of Justice ("DOJ"), Antitrust Division, was investigating the circumstances of the slot lease of certain takeoff and landing slots to Delta at LaGuardia to determine whether an antitrust violation has occurred. During the course of its investigation, the DOJ was informed of the summary judgment described above. Since the date of the judgment, TWA is unaware of whether the DOJ has undertaken further investigative efforts, the status of the investigation or any future plans of the DOJ or other regulatory bodies with respect to the ValuJet allegations. While TWA believes the summary judgment should be persuasive to the various regulatory bodies petitioned by ValuJet, it will cooperate with any further investigations.

               The Company is also defending a number of other actions which have either arisen in the ordinary course of business or are insured or the cumulative effect of which management of the Company does not believe may reasonably be expected to be materially adverse.


                           DESCRIPTION OF NOTES

               The Company issued the Old Notes and will issue the Exchange Notes under the Indenture dated as of April 21, 1998 by and between the Company and First Security Bank, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Notes are entitled to the benefits of and are subject to those terms set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. Copies of the Indenture can be obtained from the Company upon request. The following description of material provisions of the Notes, the Indenture and the Registration Rights Agreement is intended as a summary only and is qualified by reference to those documents, including the definitions in those documents of certain terms. Whenever particular articles, sections or defined terms of the Notes, the Indenture or the Registration Rights Agreement are referred to, it is intended that those articles, sections or defined terms are to be incorporated herein by reference. See "--Certain Definitions" for definitions of certain capitalized terms used herein.

General

               The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of March 31, 1998, after giving effect to the issuance of the Notes, the Equity Notes and the 11 3/8% Notes, and the application of the proceeds therefrom, the aggregate principal amount of the Company's total outstanding indebtedness would be approximately $1,222.2 million. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, seek recourse against the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "--Collateral" and "--Certain Bankruptcy Limitations."

               The Notes are issued only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. Holders will not be charged for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

Principal, Maturity and Interest

               The Notes will be limited to $43.2 million of principal in the aggregate and will mature on April 15, 2003. The Notes will bear interest at the annual rate of 11 3/8% (subject to possible increases as described herein) from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 1998, to the person in whose name the Note is registered at the close of business on the preceding April 1 and October 1, as the case may be. Interest and Special Interest, if any, will be payable to the holders of record as they appear on the register of the Company kept by the registrar on such record dates. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be subject to a sinking fund as set forth under "--Redemptions--Sinking Fund." Principal of, premium, if any, interest on, and Special Interest, if any, with respect to the Notes will be payable, and the transfer of the Notes will be registrable, at the office or agency of the Company maintained for such purposes. In addition, payment of interest and Special Interest, if any, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders of Notes; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in New York City if such payee owns at least $250,000 in aggregate principal amount of certificated Notes and elects payment by wire transfer by giving written notice to the Company and the Trustee to such effect designating such account no later than 10 days immediately preceding the relevant due date for payment (or such other date as the Company and the Trustee may accept in their discretion). The Trustee will initially act as paying agent and registrar for the Notes. The Company may change the paying agent and registrar in accordance with the Indenture.

Redemptions

               Mandatory Redemption. Except as set forth under "--Sinking Fund", "--Repurchase of Notes Upon a Change in Control" and "--Collateral--Use of Collateral; Total Loss; Release and Termination of Lien", the Company will not be required to repurchase or make mandatory redemption payments with respect to the Notes.

               Sinking Fund. The Company shall, until all the Notes are paid or payment thereof has been provided for, deposit, at least one Business Day prior to October 15 in each year, commencing October 15, 2000 (each such date being hereinafter referred to as a "Mandatory Redemption Date") an amount in cash sufficient to redeem an aggregate principal amount of Notes (the "Mandatory Redemption Amount") equal to $1.84 million on October 15, 2000 and $1.838 million on each of October 15, 2001 and 2002, as such amounts may be adjusted from time to time (or, if the aggregate principal amount of Notes outstanding on any such redemption date is less than the principal amount required to be redeemed on such date, then the aggregate principal amount of Notes outstanding shall be redeemed), at a redemption price equal to 100% plus accrued and unpaid interest and Special Interest, if any, to the Mandatory Redemption Date.

               At its option the Company may reduce its obligation to pay any Mandatory Redemption Amount in cash by delivering to the Trustee at least 45 days before the Mandatory Redemption Date (i) Notes which have been acquired by the Company in open market purchases (and, for avoidance of doubt, not acquired by way of any redemption or Offer to Purchase under the Indenture) and have not been called for redemption pursuant to the Indenture, together with (ii) an Officers' Certificate directing the Trustee to cancel the Notes and stating the election of the Company to have credited against such Mandatory Redemption Amount a specified principal amount of Notes so delivered. All Notes made the basis of a credit against a Mandatory Redemption Amount shall be credited at 100% of their principal amount. Although the Company may obtain credit against any Mandatory Redemption Amount in advance of the related Mandatory Redemption Date, any such credit will be applied against Mandatory Redemption Amounts in the order in which they become due.

               Each Mandatory Redemption amount shall be automatically reduced by $613,000 for each Aircraft that is sold in accordance with the applicable provisions under "--Collateral--Use of Collateral; Total Loss; Release and Termination of Lien" below, or that is the subject of a Total Loss, provided, that in each case, the Company has complied in full with the applicable provisions under "--Collateral--Use of Collateral; Total Loss; Release and Termination of Lien" below, with respect to such sale or Total Loss, as the case may be. The effective date of any such reduction shall be either (i) the Payment Date with respect to the related Offer to Purchase (so long as the Company does not default in the payment of the purchase price with respect to such Offer to Purchase) or, if no such Offer to Purchase is required pursuant to the applicable provisions under "--Collateral--Use of Collateral; Total Loss; Release and Termination of Lien" below, (ii) with respect to the sale of an Aircraft, the date the Company is required to give to the Trustee the notice of the pending sale of such Aircraft pursuant to the applicable provisions under "--Collateral--Use of Collateral; Total Loss; Release of Termination of Lien" below, or with respect to Total Loss of an Aircraft, the date that is twenty-five days after the Total Loss Date (as defined) with respect to such Total Loss, provided, however, that such reduction shall not apply to any Mandatory Redemption Amount for which a notice of redemption has been given on or prior to such Payment Date.

               Optional Redemption. The Notes may not be redeemed prior to April 15, 2001. On or after April 15, 2001, the Notes may be redeemed at any time in whole or in part (in any integral multiple of $1,000) by the Company at its sole option at redemption prices (expressed as a percentage of principal amount) as set forth below during the twelve month periods beginning April 15 of the years shown below, plus in each case an amount equal to accrued and unpaid interest and Special Interest, if any, with respect to the Notes to and including the redemption date.

                                       Redemption
Year                                      Price
2001............................        104.550%
2002............................        102.275%


               Notice of redemption shall be sent to each holder of Notes being redeemed at the address shown on the books of the Company at least 30 but not more than 60 days prior to the redemption date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot or pro rata. On or after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Repurchase of Notes Upon a Change in Control

               The Company must commence, within 30 days of the occurrence of a Change in Control, and consummate an Offer to Purchase all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued and unpaid interest and Special Interest, if any, to the Payment Date.

               There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities or agreements of the Company which might be outstanding at the time).

               Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require such indebtedness to be purchased upon a Change in Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change in Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

               One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (the law governing the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elect to require the Company to repurchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

               The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Notes. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of, to management's knowledge, any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, nor is it part of a plan by management to adopt a series of anti-takeover provisions.

               The right to require the repurchase of Notes shall terminate after a discharge of the Company from its obligations under the Notes and the Indenture in accordance therewith. Repurchase of the Notes may, under certain circumstances, constitute a default or event of default under senior indebtedness then outstanding and, in such instances, repurchase of the Notes would be prohibited unless and until such default has been cured or waived. The failure to repurchase the Notes in such instance would constitute an Event of Default. See "--Events of Default."

Merger, Sale or Consolidation

               Without limitation of the provisions of the Indenture described above regarding a Change in Control, the Company may merge, consolidate or transfer all or substantially all of its properties and assets and the Company may permit any person to consolidate with or merge into the Company, or transfer or lease all or substantially all of its properties and assets to the Company; provided that, among other things, (a) the successor person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes the Company's obligations on the Notes and under the Indenture and (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default (as such terms are defined in the Indenture) shall have occurred and be continuing.

               Upon any permitted consolidation, merger or conveyance or transfer of the properties and assets of all or substantially all of the assets of the Company, the surviving or acquiring entity, as the case may be (if other than the Company), shall succeed to, and be substituted for, the Company under the Indenture, the Notes and the other Operative Documents, but the predecessor Company in the case of a conveyance or transfer shall not be released from the obligation to pay the principal of, interest on, and Special Interest, if any, with respect to, the Notes..

Registered Exchange Offer; Registration Rights

               Pursuant to a Registration Rights Agreement among the Company, the Placement Agent and the Owner Trustee (the "Registration Rights Agreement"), the Company has agreed to use its reasonable best efforts to (i) file with the Commission, within 60 days after the date of original issuance of the Notes, a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Registered Exchange Offer") to exchange the Notes for a like aggregate principal amount of debt securities (the "Exchange Notes") of the Company issued under the Indenture and identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is first mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Registered Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

               A Holder of Notes (other than certain specified holders) who wishes to exchange such Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

               In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Registered Exchange Offer, or if for any other reason the Registered Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Placement Agent, the Owner Trustee, the Beneficiary or any member of the Bank Group so requests with respect to Notes not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any holder of Notes is not eligible to participate in the Registered Exchange Offer or does not receive freely tradable Exchange Notes in the Registered Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Notes or the Exchange Notes, as the case may be, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years from the date of original issuance of the Notes or such shorter period that will terminate when Notes covered by the Shelf Registration Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be.
A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

               If (i) on or prior to 60 days after the date of original issuance of the Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) on or prior to 150 days after the original issuance of the Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective; (iii) on or prior to 180 days after the original issuance of the Notes, neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; (iv) notwithstanding the filing of the Exchange Offer Registration Statement or the effectiveness thereof or the consummation of the Registered Exchange Offer, by the later of
(x) 60 days after the date of original issuance of the Notes and (y) 30 days after a request made by the Placement Agent or certain other holders of Notes, pursuant to the Registration Rights Agreement that the Company file a Shelf Registration Statement, a Shelf Registration Statement has not been filed with the Commission or such Shelf Registration Statement has not been declared effective by the Commission within 150 days after any such request; or (v) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (v), a "Registration Default," and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then special interest ("Special Interest") on the Notes and the Exchange Notes will accrue at a per annum rate of 0.50% for the first 90 days of the Registration Default Period, at a per annum rate of 1.0% for the second 90 days of the Registration Default Period, at a per annum rate of 1.50% thereafter for the remaining portion of the Registration Default Period. From and including the date on which all Registration Defaults have been cured, the accrual of Special Interest will cease. Special Interest is payable in addition to any other interest payable from time to time pursuant to the terms of the Notes and the Exchange Notes.

               If the Company effects the Exchange Offer, it will be entitled (subject to applicable law) to consummate the Exchange Offer 20 business days after the commencement thereof provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

               The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

Listing of Notes on the AMEX

               The Company has agreed to use its reasonable best efforts to list the Notes on the American Stock Exchange or on such other stock exchange or market as the Common Stock is then principally traded no later than the earliest to occur of (i) the effectiveness of the initial Exchange Offer Registration Statement and (ii) the effectiveness of the initial Shelf Registration Statement, provided that such Notes meet the minimum requirements for listing on any such exchange or market, and, if applicable, to use its reasonable best efforts to maintain such listing for so long as any of the Notes is outstanding.

Events of Default

               The following shall constitute "Events of Default" with respect to the Notes: (i) failure to pay the principal of, premium, if any, on, or Offer to Purchase repurchase amount, if any, with respect to, any Note when such amounts become due and payable at maturity, upon acceleration, redemption or otherwise; (ii) failure to pay interest or Special Interest on the Notes when due, where such failure continues for a 30-day period; (iii) a default in the observance or performance of certain covenants or agreements of the Company in the Collateral Documents that continues for the relevant period specified therein, (iv) the failure by the Company to comply with its obligations under "--Redemptions--Sinking Fund" or "--Merger, Sale or Consolidation" above or to observe or perform certain other covenants or agreements in the Indenture; (v) if any of the Operative Documents cease, without the consent of the Trustee, to be in full force and effect; (vi) if any representation or warranty of the Company in the Indenture or any of the Collateral Documents shall prove to have been untrue in any material respect when made and such default continues for the period and after the notice specified below, or a default in any material respect in the observance or performance of any other covenant or agreement of the Company in the Notes, the Indenture or any of the Collateral Documents, in each case that continues for the period and after the notice specified below; (vii) an event of default shall have occurred and be continuing under any other evidence of indebtedness of the Company or any Significant Subsidiary (as defined in SEC Regulation S-X) of the Company, whether such indebtedness now exists or is created hereafter, which event of default results in the acceleration of such indebtedness which, together with any such other indebtedness so accelerated, aggregates more than $10.0 million; (viii) if any final judgment or judgments for payment of money in excess of $10.0 million in the aggregate shall be rendered against the Company or any of its Significant Subsidiaries and shall remain unstayed, unsatisfied and undischarged for the period and after the notice specified below; and (ix) certain events of bankruptcy, insolvency or reorganization involving the Company or any of its Significant Subsidiaries. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Notes and, if any default exists, describing such default.

               A default under clause (vi), (vii) or (viii) above is not an Event of Default until the Trustee notifies the Company or the holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee of the default and the Company does not cure the default within 60 days with respect to clauses (vi) or (viii), or within 30 days with respect to clause (vii) after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default."

               In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of the Notes, plus accrued and unpaid interest and Special Interest, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Notes. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on, or Special Interest, if any, with respect to any Note cannot be waived or amended without payment of the amount then due otherwise than for the acceleration. Except to enforce the right to receive payment when due of principal, premium, if any, interest, and Special Interest, if any, no holder of a Note may institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Collateral or otherwise or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Note or that would involve the Trustee in personal liability, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Modifications and Waivers of the Indenture

               Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holders of each Note affected thereby, (a) change the fixed maturity of any Note, reduce the rate or extend the time of payment of interest on, or Special Interest, if any, with respect to, any Note, reduce the principal amount, or premium, if any, on, or Special Interest, if any, (in each case, whether on redemption, repurchase or otherwise) with respect to, any Note, change the time at which any Note may or must be redeemed as described under "--Redemptions" above, impair the right of a holder to institute suit for payment thereof, or change the place of payment of the Notes, or the currency in which the Notes are payable or (b) reduce the percentage of Notes, the consent of the holders of which is required for any modification or waiver. Without the consent of any holders of the Notes, the Company and the Trustee may amend or supplement the Notes, the Indenture or any Collateral Document to (i) provide for uncertificated Notes in addition to or in place of certificated Notes, (ii) provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets,
(iii) comply with the TIA, or (iv) cure any ambiguity, defect or inconsistency, or make any other change, in each case provided that such action does not materially adversely affect the interests of the holders of the Notes.

               The holders of a majority in aggregate principal amount of outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, interest or Special Interest, if any, or default with respect to certain covenants under the Indenture.

               The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After the amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

               No past, present or future director, officer, employee, agent, manager, stockholder or other affiliate, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability.

Satisfaction and Discharge of the Indenture

               The Indenture provides that the Company may terminate its obligations under the Indenture and obtain the release of the Collateral at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the Indenture. In addition, the Company will be permitted to terminate all of its obligations under the Indenture and obtain the release of the Collateral by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal of and Special Interest, if any, with respect to the Notes to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the Indenture.

Transfer and Exchange

               A holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture. For a description of the restrictions on the transfer of Notes, see "Notice to Investors."

               The registered holder of a Note may be treated as the owner of it for all purposes.

Delivery and Form

               The Notes are issued in registered form.

Reports

               As soon as practicable after it files with the Commission, the Company shall deliver to Trustee and to each holder of a Note, at the address as set forth in the register of the Company with respect thereto, copies of the annual reports, quarterly reports and the information, documents and other reports with the Company furnished by it to its stockholders generally.

               Concurrently with the reports delivered pursuant to the preceding paragraph, the Company is required to furnish the Trustee an officer's certificate to the effect that such officer has conducted or supervised a review of the activities of the Company and of performance under the Indenture and that, to the knowledge of such officer, based on such review, the Company has fulfilled all of its obligations under the Indenture or, if there has been a default, specifying each default known to him, its nature and status.

Concerning the Trustee

               The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the TIA, it must eliminate such conflict or resign. The Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or otherwise distributable to holders of Notes (except money, securities or property held in trust to pay principal and/or interest and Special Interest, if any, on particular Notes) to secure the Company's payment and indemnity obligations to the Trustee (as trustee under the Indenture and under the Security Agreement (defined below)).

Governing Law

               The Indenture provides that it and the Notes will be governed by the laws of the State of New York without regard to principles of conflict of laws.

Collateral

               Pursuant to an Aircraft Mortgage and Security Agreement between the Company and the Trustee (the "Security Agreement") and the Mortgage Supplements referred to therein (the Security Agreement and such Mortgage Supplements being referred to herein collectively as the "Collateral Documents"), the indebtedness evidenced by the Notes will be secured by a lien on (among other related collateral) (i) the Pledged Airframes (as defined below) and (ii) the Pledged Engines (as defined below). The Pledged Airframes, the Pledged Engines and the other collateral under the Collateral Documents are sometimes referred to herein collectively as the "Collateral."

               Airframes

               The term "Pledged Airframes" refers to the three Boeing 767-231 ETOPS airframes, together with any part, component, appliance, accessory, instrument, communications equipment, furnishing, module, or other item of equipment (other than complete engines) installed in or attached to these airframes.

               Engines

               The term "Pledged Engines" refers to the six engines associated with the Pledged Airframes or any other engines which the Trustee and the Company agree will be substituted therefor pursuant to the Security Agreement, together with any part, component, appliance, accessory, instrument or other item of equipment attached to these engines.

               Use of Collateral; Total Loss; Release and Termination of Lien

               The Indenture and the Collateral Documents provide, among other things, that the Company may (i) use and deal with the Collateral in any manner consistent with the Company's ordinary course of business and (ii) unless an Event of Default has occurred and is continuing, cause certain Collateral to be leased or subleased in accordance with the applicable Collateral Documents.

               Upon the payment in full of all amounts outstanding under the Notes and the Indenture, the liens created by Collateral Documents will terminate.

               In addition, such Indenture and Collateral Documents permit the sale of one or more of the Aircraft for cash or any other consideration acceptable to the Company at any time after the earlier of the conversion of the Equity Notes in accordance with the provisions of the Equity Notes Indenture or their payment in full; provided that upon such a sale, the Company would be required (unless such requirement is nullified pursuant to the next succeeding sentence or is satisfied pursuant to the provisions set forth in the second succeeding paragraph below) to commence an Offer to Purchase Notes in an amount (the "Sale OTP Amount") equal to (for each Aircraft so sold) (a) the aggregate principal amount of Notes outstanding on the date of commencement of such Offer to Purchase minus (b) the product of
(i) the Redemption Value as of such date multiplied by (ii) the number of Aircraft that will remain subject to the lien under the Security Agreement (as defined) after giving effect to such sale, at a purchase price equal to (A) 102% of the principal amount thereof, if such Offer to Purchase is commenced prior to the first anniversary of the Issue Date, or (B) 101% of the principal amount thereof, if such Offer to Purchase is commenced on or after the first anniversary of the Issue Date, plus, in each case accrued and unpaid interest and Special Interest, if any, on such Notes to and including the payment date. If the foregoing calculation with respect to any such sale of an Aircraft results in a negative number, no Offer to Purchase will be required with respect to such sale of such Aircraft. On or prior to the date of the commencement of the Offer to Purchase or, if no Offer to Purchase is required as provided below, the date of sale of any of the Aircraft, the Company shall give the Trustee notice of such pending sale and shall have deposited with the Trustee the purchase price with respect to the Offer to Purchase (if any) relating to such Aircraft. Such purchase price shall remain on deposit with the Trustee until the payment of such purchase price on the applicable Payment Date with respect to such Offer to Purchase. As of the day immediately following the Payment Date with respect to any such Offer to Purchase, the interest rate borne by any then outstanding Notes will automatically increase, if at all, by a per annum percent equal to the product of (x) 1.50 multiplied by (y) a fraction, the numerator of which shall be the aggregate principal amount of Notes outstanding on such Payment Date (after giving effect to the purchase of Notes pursuant to the Offer to Purchase on such Payment Date), minus the product of (I) the Redemption Value as of such Payment Date multiplied by (II) the number of Aircraft that will remain subject to the lien of the Security Agreement after giving effect to such sale, and the denominator of which shall be the aggregate principal amount of Notes outstanding on such Payment Date (after giving effect to the purchase of Notes pursuant to the Offer to Purchase on such Payment Date). Any increase in the interest rate borne by the Notes will be recalculated as described above following each sale of an Aircraft. If, pursuant to the provisions set forth in the second succeeding paragraph below, the Company is not required to make an Offer to Purchase in connection with the sale of the Aircraft, then there shall be no increase in the rate of interest with respect to such sale. If on any Payment Date the foregoing calculation results in a negative number or a numerator equal to zero, there shall be no increase in the interest rate and any such increase then in effect shall be reset to zero.

               In the event that there shall occur a Total Loss with respect to any Aircraft, the Company shall be required (unless such requirement is nullified pursuant to the next succeeding sentence or is satisfied pursuant to the provisions set forth in the next succeeding paragraph) to make an Offer to Purchase Notes in an aggregate principal amount (the "Total Loss OTP Amount") equal to (for each Aircraft subject to such Total Loss) (a) the aggregate principal amount of Notes outstanding on the date such Offer to Purchase (if any) is required to be commenced hereunder minus (b) the product of (i) the Redemption Value as of such date multiplied by (ii) the number of Aircraft remaining that were not subject to such Total Loss, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, on such Notes, to and including the date of purchase. If the foregoing calculation with respect to any such Total Loss results in a negative number, no Offer to Purchase will be required with respect to such Total Loss. The Company shall commence any required Offer to Purchase within 30 days after the date of any such Total Loss.

               At its option the Company may reduce its obligation to pay any Sale OTP Amount or Total Loss OTP Amount in cash by delivering to the Trustee at least 15 days before the date of commencement of the related Offer to Purchase (i) Notes which have been acquired by the Company in open market purchases (and, for avoidance of doubt, not acquired by way of any redemption or Offer to Purchase under the Indenture) and have not been called for redemption pursuant to the Indenture, together with (ii) an Officers' Certificate directing the Trustee to cancel the Notes and stating the election of the Company to have credited against such Sale OTP Amount of Total Loss OTP Amount, as the case may be, a specified principal amount of Notes so delivered. All Notes made the basis of a credit against a Sale OTP Amount or Total Loss OTP Amount shall be credited at 100% of their principal amount. Although the Company may obtain credit against the Sale OTP Amount or Total Loss OTP Amount, as the case may be, in advance of the related Payment Date as provided herein, any such credit shall be applied against Sale OTP Amounts or Total Loss OTP Amounts, as the case may be, in the order in which they become due. In case of the failure of the Company to deliver such Officers' Certificate, the Sale OTP Amount or Total Loss OTP Amount, as the case may be, due on the payment date therefor shall be paid entirely in cash without the option to reduce the Company's obligation to make such payment as described above. If the principal amount of the Notes made the basis of a credit against any Sale OTP Amount (calculated, for this purpose, as of the date the Company is required to give the Trustee the notice of the pending sale) or Total Loss OTP Amount (calculated, for this purpose, as of the date twenty-five days after Total Loss Date with respect to such Total Loss) as the case may be, equals or exceeds such Sale OTP Amount or Total Loss OTP Amount, as the case may be, and the Company has otherwise complied with the applicable provisions described above, then the Company shall not be required to make the Offer to Purchase for which such Sale OTP Amount or Total Loss OTP Amount, as the case may be, was calculated.

               Under the terms of the Indenture and the Collateral Documents, the Trustee, acting upon instructions from holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding will determine the circumstances under and the manner in which the Collateral may be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the liens created by the Collateral Documents other than in accordance with the terms thereof and of the Indenture. The holders of at least a majority in aggregate principal amount of the Notes then outstanding may determine whether and under what circumstances to foreclose on the Collateral. Upon any foreclosure, cash or other property realized by the Trustee will be applied first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Collateral Documents and the Indenture, and thereafter for the equal and ratable benefit of the holders pro rata to the aggregate principal amounts of Notes held by such holders. In connection with any release of Collateral, the Trustee shall determine whether they have received all documentation required by Section 314 of the TIA (to the extent applicable) to permit such release.

Filing and Perfection Requirements for Collateral

               The security interest in the Collateral will be required to be duly perfected generally in accordance with applicable federal, state and local laws.

Restriction on Liens

               The Indenture and the Security Agreement require that the Collateral be maintained free of any liens, other than the liens created by the Security Agreement, any second priority lien created to secure the Equity Notes pursuant to the Equity Notes Documents (as defined), liens for taxes either not yet due and payable, liens for taxes due but whose validity is being contested in good faith by TWA, materialmen's, mechanics' or other similar liens which are not overdue (except to the extent being contested in good faith by appropriate proceedings), judgment liens in existence less than 30 days which are being appealed in good faith and with respect to which a stay of execution pending appeal has been secured and certain other liens permitted under the Security Agreement.

Certain Bankruptcy Limitations

               The right of the Trustee to repossess and dispose of the Collateral, or otherwise to exercise rights or remedies with respect to the Collateral, upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the date when, or possibly even after, the Trustee has effected any such action. Under bankruptcy law, secured creditors such as the holders of the Notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection". The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value (as determined by the Bankruptcy Court) of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss or value of the Collateral through the requirement of "adequate protection". Furthermore, in the event that the Bankruptcy Court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold "undersecured claims". Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

Certain Definitions

               "Bank Group" means any person who, immediately prior to the issuance of the Notes on the Issue Date, held a beneficial interest (through participation or otherwise) in Seven Sixty Seven Leasing, Inc., or any affiliate of any such person.

               "Business Day" means each day which is not a Legal Holiday.

               "Change in Control" means the occurrence of any of the following events: (i) any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act is or becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Company's Capital Stock representing greater than 50% of the total voting power of all shares of Capital Stock of the Company entitled to vote in the election of directors under ordinary circumstances or to elect a majority of the Board of Directors,
(ii) the Company sells, transfers or otherwise disposes of all or substantially all of its assets, (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors still in office entitled to vote with respect to such nomination who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any of the individuals who at the beginning of such 12-month period constituted such Board but who ceased to be a member of the Board pursuant to the Company's mandatory retirement policy as in effect as of the Issue Date), cease for any reason to constitute a majority of the Board of Directors then in office or
(iv) the date of the consummation of the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

               "Equity Notes Documents" means the Indenture pursuant to which the Equity Notes are issued and the other Operative Documents (as defined in such Indenture).

               "Legal Holiday" means a Saturday, Sunday or any other day on which banks located in New York City are authorized or obligated by law to remain closed.

               "Offer to Purchase" means an offer to purchase all or a portion, as the case may be, of the Notes by the Company from the holders of the Notes commenced by the mailing (by first class mail, postage prepaid) by the Company (or, if requested by the Company on at least five Business Days' prior notice to the Trustee and at the Company's expense, by the Trustee) of a notice to each holder (and, if mailed by the Company, to the Trustee) at such holder's address appearing in the register, stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment, provided, that if Notes in excess of the aggregate principal amount that the Company has offered to purchase are tendered by holders, then Notes will be purchased from the tendering holders pro rata, based on the aggregate principal amount of Notes tendered by each such Holder;
(ii) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price on the Payment Date, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the paying agent at the address specified in the notice at any time beginning with the date of such notice but prior to the close of business on the Business Day immediately preceding the Payment Date (or, if such day is a legal holiday, on the next subsequent day which is not a legal holiday), and such holder shall be entitled to receive from the paying agent a non-transferable receipt of deposit evidencing such deposit; (vi) that, unless the Company defaults in making the payment of the purchase price or shall otherwise, in its sole discretion, consent thereto, holders will be entitled to withdraw their election only if the Trustee receives, not later than the close of business on the fifth business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be promptly issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company shall place such notice in the national edition of The New York Times or The Wall Street Journal or, if such newspapers are not then in circulation, in a financial newspaper of general circulation in New York City. No failure of the Company to give the foregoing notice shall limit any holder's right to exercise a repurchase right. On the Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to an Offer to Purchase, provided, that if Securities in excess of the aggregate principal amount that the Company has offered to purchase are tendered by the holders, then Securities will be purchased from the tendering holders pro rata, based on the aggregate principal amount of Securities tendered by each such holder;
(ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers' certificate specifying the Notes or portions thereof accepted for payment by the Company. The Trustee shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate, and the Company shall promptly execute and mail (or cause to be mailed) to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; provided further that if the payment date is between a regular record date and the next succeeding interest payment date, Notes to be repurchased must be accompanied by payment of an amount equal to the interest, if any, payable on such succeeding interest payment date on the principal amount to be repurchased, and the interest, if any, on the principal amount of the Note being repurchased, will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any such payment, and the interest on the principal amount of the Note being repurchased, if any, will be paid on such interest payment date to the registered holder of such Note on the corresponding record date. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. Both the notice of the Company and the notice of the holder having been given as specified above, the Notes so to be repurchased shall, on the Payment Date become due and payable at the purchase price applicable thereto and from and after such date (unless the Company shall default in the payment of such purchase price) such Notes shall cease to bear interest. If any Note shall not be paid upon surrender thereof for repurchase, the principal shall, until paid, bear interest from the Payment Date at the rate borne by such Note. Any Note which is to be submitted for repurchase only in part shall be delivered pursuant to the above provisions with (if the Company or Trustee so requires) due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or such holder's attorney duly authorized in writing.

               "Operative Documents" means the Indenture and the Collateral Documents.

               "Payment Date" with respect to any Offer to Purchase, has the meaning specified in the definition herein of Offer to Purchase.

               "Redemption Value" means, on any date of determination with respect to any Offer to Purchase and for each Aircraft with respect to which such Offer to Purchase is being made, an amount equal to (a) if such date of determination is before October 15, 2000, $14,400,000, (b) if such date of determination is on or after October 15, 2000 and before October 15, 2001, $13,787,000, (c) if such date of determination is on or after October 15, 2001 and before October 15, 2002, $13,174,000 and (d) if such date of determination is on or after October 15, 2002, $12,561,000.

               "Total Loss" means any of the following in relation to any Aircraft, Airframe or Engine, and "Total Loss Date" means the date set forth in parentheses after each Total Loss:

         (i) Destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever (the date such event occurs or, if not known, the date on which the Aircraft, Airframe or Engine was last heard of).

        (ii) Actual, constructive, compromised, arranged or agreed total loss (the earlier of the date on which the loss is agreed or compromised by the insurers or 30 days after the date of notice to the Company's brokers or insurers claiming such total loss).

       (iii) Requisition of title, confiscation, forfeiture or any compulsory acquisition whatsoever, except for an acquisition of the Aircraft, Airframe or Engines by the Air Mobility Command pursuant to the Civil Reserve Air Fleet Program (the date on which the same takes effect).

        (iv) Sequestration, detention or seizure for more than 30 consecutive days (the earlier of the date on which insurers make payment on the basis of a total loss or the date of expiration of such period).

         (v) Requisition for use for more than 180 consecutive days (the earlier of the date on which the insurers make payment on the basis of a total loss or the date of expiration of such period).

        (vi) Loss or loss of use due to theft or disappearance for a period greater than 60 consecutive days (the date of expiration of such period).

       (vii) Any other occurrence which deprives the Company of use or possession for a period of 180 consecutive days or longer (the 180th day of such period).


                       BOOK-ENTRY, DELIVERY AND FORM

General

               The Company delivered in connection with the Transaction the Initial Definitive Note registered in the name of the Owner Trustee in a principal amount of $43.2 million and the Global Note in a principal amount of $0. The Initial Definitive Note and the Global Note together comprised the aggregate principal amount of Notes outstanding. The Issue Date Notes were immediately transferred to the Placement Agent, the Beneficiary and CL/PK, provided that each has executed and delivered an Investor Letter and to members of the Bank Group who had executed an Investor Letter on or prior to such date (each such member, a "Closing Participant"). All Notes subsequently transferred to the Placement Agent, the Beneficiary, CL/PK and the Closing Participants on the Issue Date and to members of the Bank Group who did not execute and deliver an Investor Letter on or prior to the Issue Date (each such member, a "Minority Participant") as described below were in definitive fully registered form (the "Definitive Notes") without interest coupons bearing a legend substantially as provided below under "Notice to Investors" set forth on such Definitive Notes and were in such denominations and registered in such names as the Owner Trustee, the Placement Agent, the Beneficiary, CL/PK and the members of the Bank Group may request in a written notice delivered to TWA. See "Notice to Investors."

               Definitive Notes subsequently reoffered and resold by members of the Bank Group, the Placement Agent, CL/PK or any subsequent holders to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or reoffered and resold to non-U.S. persons in reliance on Regulation S under the Securities Act will be delivered in definitive, fully registered form without interest coupons bearing a legend substantially as provided below under "Notice to Investors" set forth on such Definitive Notes. Definitive Notes subsequently reoffered and resold by the Placement Agent, members of the Bank Group, CL/PK or any subsequent holders to "qualified institutional buyers" ("QIBs") in compliance with Rule 144A under the Securities Act will be exchanged by the transferee for a beneficial interest in a global certificate (the "Global Note") in definitive, fully registered form without interest coupons bearing the legend substantially as provided below under "Notice to Investors" set forth thereon. The Global Note will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), and registered in the name of a nominee of DTC for credit to the respective accounts of the transferees holding beneficial interests therein (or to such other account as they may direct). Such beneficial interests will be held in book-entry form only. See "Notice to Investors."

               Transfers of interests in the Global Note and transfers of Definitive Notes will be subject to certain restrictions described under "Notice to Investors."

Global Notes

               Upon issuance of the Global Note, DTC will credit, on its book-entry registration and transfer system, the number of Notes represented by the Global Note to the accounts of institutions that have accounts with DTC ("participants"). Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests) for the Global Note, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

               So long as DTC, or its nominee, is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Definitive Notes in exchange therefor and will not be considered to be the owners or holders of the Notes represented thereby for any purpose under the Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

               Any payment of principal, interest or Special Interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments in respect of the Global Note to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes in accordance with existing arrangements between the Trustee and DTC.

               The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest or Special Interest in respect of the Global Note, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

               None of the Company, the Trustee, or any payment agent for the Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

               As long as any of the Notes are represented by the Global Note, DTC's nominee will be the holder of such Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such Notes. See "Description of Notes--Repurchase of Notes Upon a Change in Control." Notice by participants, or by owners of beneficial interests in the Global Note held through such participants, of the exercise of the option to elect repayment of beneficial interests in Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

               Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

               Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

Definitive Notes

               Upon transfer of Definitive Notes to a QIB, such Definitive Notes will be transferred to the Global Note. The Global Note shall be exchangeable for Definitive Notes registered in the name of persons other than DTC or its nominee only if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee an order that the Global Note shall be so exchangeable. Any Definitive Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Definitive Notes issued in exchange for the Global Note will be registered in such names and in such denominations as DTC shall request.

The Clearing System

               DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include certain holders of Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Settlement

               The Indenture will require that payments in respect of Notes (including principal, premium, interest and Special Interest) be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, under certain circumstances, by mailing a check to each such holder's registered address.


                       DESCRIPTION OF CAPITAL STOCK

                Pursuant to TWA's Certificate of Incorporation, the Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock, and 137.5 million additional shares of preferred stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

                The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Offering Memorandum, there are no plans, agreements or understandings relative to the issuance of any additional series of preferred stock other than the Series A Preferred Stock issuable pursuant to the Rights.

Description of Common Stock

               The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except for the voting rights of the holders of Employee Preferred Stock (who are entitled to elect a total of four directors to the Board) and, under certain circumstances, the 1997 Preferred Stock and 8% Preferred Stock, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors but the Board is classified, which means that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors of the class then to be elected (except that the holders of a majority of the shares of Employee Preferred Stock are exclusively entitled to elect four labor directors) and the holders of the remaining shares would not be able to elect any directors at that meeting. Subject to any preferential rights of the 8% Preferred Stock, the 1997 Preferred Stock or any other outstanding series of Preferred Stock entitled to vote in the election of directors, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. It is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock issuable upon conversion of the 1997 Preferred Stock and the 8% Preferred Stock and, if issued, upon conversion of the 9 1/4% Convertible Subordinated Debentures due 2007 (the "2007 Debentures") and the 8% Convertible Subordinated Debentures due 2006 (the "2006 Debentures") will be, upon issuance, fully paid and nonassessable. As of May 29, 1998, 52,242,014 shares of Common Stock were issued and outstanding and were held by approximately 21,581 holders of record.

Rights Plan

               The Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and Employee Preferred Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date") and, thereafter, all Common Stock issued by the Company has had an equivalent number of Rights attendant to it. Each Right entitles the holder to purchase, after the Distribution Date (as defined below), from the Company one one-hundredth of a share of Series A Preferred Stock of the Company at a price of $47.50 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") as supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement.

               Until the earlier to occur of (a) the tenth day after public announcement that any person or group has become the beneficial owner of at least 15% of the Company's Voting Stock (other than pursuant to a "Permitted Offer," as defined below) and (b) the tenth business day after the date of the commencement of a tender or exchange offer (other than a Permitted Offer) by any person which would, if consummated, result in such person becoming the beneficial owner of at least 20% of the Voting Stock (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Voting Stock certificates outstanding as of the Record Date, by such Voting Stock certificates.

               Each share of Voting Stock issued or delivered by the Company after the Record Date but prior to the earlier of the Distribution Date or the expiration of the Rights shall be accompanied by one Right.

               The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Voting Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Voting Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Voting Stock represented by such certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Voting Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

               No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on January 12, 2006 (the "Final Expiration Date") unless earlier exchanged or redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

               Upon exercise, each Right shall be converted into one one-hundredth of a share of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends in an amount per share equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends or other distributions (other than dividends payable solely in shares of Common Stock), declared on the Common Stock since the first dividend payment date with respect to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are cumulative. In addition, in the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, shares of Series A Preferred Stock shall be similarly exchanged for or changed into 100 times the aggregate amount of stock, securities, cash or other consideration.

               Subject to the rights of holders of the 1997 Preferred Stock and the 8% Preferred Stock, holders of shares of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of TWA, voting together as a single class, except as otherwise required by applicable law. In the event dividends payable on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly payments, all holders of the Series A Preferred Stock together with other holders of preferred stock entitled to vote, shall, voting together as a single class be entitled to elect one director to the Company's Board of Directors.

               In the event that any person or group (an "Acquiring Person") becomes the beneficial owner of at least 15% of the Company's Voting Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of the Company's Common Stock having a market value equal to the Purchase Price. The term "Acquiring Person" does not include (i) the Company, any of its subsidiaries or any employee benefit plan of the Company, except for any such employee benefit plan acting in concert with a third party (other than another employee benefit plan of the Company) or (ii) any person or group which becomes the beneficial owner of at least 15% of the Voting Stock pursuant to a "Permitted Offer" (as defined below).

               "Permitted Offer" means a tender or exchange offer by a Person for all outstanding shares of Voting Stock, which is made at a price and on such other terms determined by at least a majority of the Continuing Directors (as defined below) to be in the best interests of the Company and its stockholders.

                In the event that, after any person has become an Acquiring Person, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for other securities or assets or (ii) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of two times the Purchase Price.

               At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of at least 50% of the Voting Stock), a majority of the Company's Continuing Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

               "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or (ii) any person subsequently elected to the Board if he is recommended or approved by a majority of the Continuing Directors or, in the case of a successor to a director elected by holders of a series of Employee Preferred Stock, if such person is elected pursuant to the applicable terms of such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

               The Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Continuing Directors).

               After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring Person and certain affiliated persons). In addition, after any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

Description of Employee Preferred Stock

               Pursuant to the '95 Reorganization, the Company issued an aggregate of 6,425,118 shares of Employee Preferred Stock to employee stock trusts for the benefit of certain domestic employees of the Company then represented by ALPA, IFFA and IAM pursuant to the terms of the '94 Labor Agreements (collectively, the "Employee Stock Trusts"). The Employee Preferred Stock was issued in three series designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock. Except for an exclusive right to elect a certain number of directors to the Board of Directors and the liquidation preference described below under "--Liquidation Preference and Other Rights," the Employee Preferred Stock is the functional equivalent of Common Stock. The Employee Preferred Stock is junior to the 1997 Preferred Stock and the 8% Preferred Stock, as to the payment of dividends and the distribution of assets upon Liquidation.

               Dividends

               Subject to the issuance by the Company of preferred stock with senior rights (including the 1997 Preferred Stock and the 8% Preferred Stock), the holders of the Employee Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise. No dividends may be paid on the Common Stock unless an equivalent dividend is paid on the Employee Preferred Stock, and no dividends may be paid on the Employee Preferred Stock unless an equivalent dividend is paid on the Common Stock. It is not presently anticipated that dividends will be paid on the Employee Preferred Stock in the foreseeable future.

               Liquidation Preference and Other Rights

               Subject to the issuance by the Company of preferred stock with senior rights (including the 1997 Preferred Stock and the 8% Preferred Stock), upon any liquidation of the Company, holders of the Employee Preferred. Stock will be entitled to a liquidation preference equal to $.01 per share from TWA's net assets before any amounts are paid to, or on account of, the holders of Common Stock, and thereafter the remaining net assets of the Company will be distributed pro rata to the holders of the Employee Preferred Stock, the Common Stock and other equity securities of the Company which rank on a parity with such stock and with respect to such rights, all in accordance with their respective rights and interests. The Employee Preferred Stock does not have redemption rights.

               Automatic Conversion

               Each share of Employee Preferred Stock will automatically convert into one share of Common Stock upon the withdrawal of such share of Employee Preferred Stock from the Employee Stock Trust in which such share is held.

               Voting

               So long as any shares of ALPA Preferred Stock are outstanding, the holders of the ALPA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the ALPA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "ALPA Director"), which director shall be a Class II director.

               So long as any shares of IFFA Preferred Stock are outstanding, the holders of the IFFA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IFFA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "IFFA Director"), which director shall be a Class II director.

               So long as any shares of IAM Preferred Stock are outstanding, the holders of the IAM Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IAM Directors (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board two directors (the "IAM Directors"), one of which directors shall be a Class II director and one of which shall be a Class III director.

               Amendment

               The Certificate of Designations, Preferences and Rights relating to each series of Employee Preferred Stock may be amended only upon the unanimous approval of the holders of the outstanding shares of such series of Employee Preferred Stock.

Description of the 8% Preferred Stock

               The 8% Preferred Stock ranks on a parity with the 1997 Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 8% Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 8% Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

               Dividends

               The holders of the 8% Preferred Stock are entitled to receive cumulative cash dividends at the rate of 8% per annum (equivalent to $4.00 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 8% Preferred Stock commenced to accrue on March 18, 1996

               If dividends are not paid in full upon the 8% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock, all dividends declared upon shares of 8% Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 8% Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 8% Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 8% Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 8% Preferred Stock as to dividends and liquidation preference. Under such circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

               Conversion Rights

               Each share of 8% Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $20.269 per share of Common Stock (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustments in certain circumstances. The right to convert 8% Preferred Stock called for redemption will expire at the close of business on the fifth business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 8% Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

               No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the closing price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

               Optional Redemption by the Company

               The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $52.80 in 1999 and at a redemption price decreasing by $0.40 increments each March 15 thereafter until 2006, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

               Liquidation Rights

               Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 8% Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 8% Preferred Stock and will be entitled to such amount on a parity with the 1997 Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the 8% Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

               Voting Rights

               Except as indicated below or otherwise required by law, holders of 8% Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 8% Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 8% Preferred Stock and any stock ranking on a parity as to dividends with the shares of 8% Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 8% Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

               Exchange Provisions

               Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 8% Preferred Stock have been paid, the 8% Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the Company's 2006 Debentures on any dividend payment date, beginning on March 15, 1998, at the rate of $50.00 principal amount thereof for each share of 8% Preferred stock outstanding at the time of exchange. The 2006 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2006 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on March 15, 2006. The 2006 Debentures are convertible into fully paid non assessable shares of Common Stock and may be redeemed on and after March 15, 1999 at the option of the Company.

Description of the 1997 Preferred Stock

               The 1997 Preferred Stock ranks on a parity with the 8% Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 1997 Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 1997 Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

               Dividends

               The holders of the 1997 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 9 1/4% per annum (equivalent to $4.625 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 1997 Preferred Stock commenced accruing on December 2, 1997.

               If dividends are not paid in full upon the 1997 Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 1997 Preferred Stock, all dividends declared upon shares of 1997 Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 1997 Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 1997 Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 1997 Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 1997 Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 1997 Preferred Stock as to dividends and liquidation preference. Under such circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

               Conversion Rights

               Each share of 1997 Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $7.90 per share of Common Stock (equivalent to a conversion rate of approximately 6.329 shares of Common Stock for each share of 1997 Preferred Stock), subject to adjustments in certain circumstances. The right to convert 1997 Preferred Stock called for redemption will expire at the close of business on the second business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 1997 Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

               No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the closing price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

               Optional Redemption by the Company

               The 1997 Preferred Stock may not be redeemed prior to December 15, 2000. On or after December 15, 2000, the 1997 Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $53.24 in 2000 and at a redemption price decreasing by approximately $0.46 each December 15 thereafter until 2007, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

               Liquidation Rights

               Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 1997 Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 1997 Preferred Stock and will be entitled to such amount on a parity with the 8% Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the 1997 Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

               Voting Rights

               Except as indicated below or otherwise required by law, holders of 1997 Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 1997 Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 1997 Preferred Stock and any stock ranking on a parity as to dividends with the shares of 1997 Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 1997 Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

               Exchange Provisions

               Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 1997 Preferred Stock have been paid, the 1997 Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the 2007 Debentures on any dividend payment date, beginning on December 15, 1999, at the rate of $50.00 principal amount thereof for each share of 1997 Preferred Stock outstanding at the time of exchange. The 2007 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2007 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on December 15, 2007. The 2007 Debentures are convertible into fully paid non assessable shares of Common Stock and may be redeemed on and after December 15, 2000 at the option of the Company.



          CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                       THE BY-LAWS AND DELAWARE LAW

               The Certificate of Incorporation and the By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, pursuant to the '95 Reorganization and in connection with the adoption of the '94 Labor Agreements, the Company adopted certain amendments, both to the Certificate of Incorporation and the By-laws, relating to corporate governance matters. These amendments are designed to enhance the input of the Company's union employees or the directors nominated by them in the governance of the Company and to limit the ability to change the provisions of the Certificate of Incorporation in general and the By-laws in particular without broad support from the Company's voting stockholders. Such provisions will also make it more difficult to enact any change in the By-laws or to take any of the specified actions, if such changes or actions are opposed by a substantial constituency, including the Company's employees who are represented by organized labor. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws.

Board of Directors

               The Certificate of Incorporation and the By-laws provide, subject to any rights of holders of the Company's preferred stock to elect additional directors under certain circumstances, that the number of directors constituting the entire Board of Directors will be fifteen. The Certificate of Incorporation also provides that, as of the 1999 annual meeting of stockholders, the term of service for each director will be one year. Subject to any rights of holders of any class or series of the Company's preferred stock, a majority of the remaining directors then in office has the sole authority to fill any vacancies on the Board of Directors, provided, however, that any vacancies arising during the first or second term of a director will be filled by a nominee of the remaining directors who were nominated by the same Original Nominating Entity (as defined below) as the vacating director in accordance with the Certificate of Incorporation. See "Business--Employees" and "Description of Capital Stock--Description of Employee Preferred Stock." Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the provision of the Certificate of Incorporation relating to the number, election and terms of directors.

               "Original Nominating Entity" means, as applicable, each of the management of the Company, ALPA, IAM and IFFA. Upon being certified to replace IFFA as the bargaining representative for the Company's flight attendants, the IAM became the nominating entity with respect to the director to be elected by holders of the IFFA Preferred Stock.

Stockholder Actions and Special Meetings

               The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibits, subject to the rights of holders of any class or series of the Company's preferred stock to the contrary, stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by (i) the Chairman of the Board of Directors of the Company, (ii) the Corporate Secretary of the Company within ten calendar days after receipt of the written request of a majority of the total number of directors that the Company would have if there were no vacancies, and (iii) the Board of Directors after receipt by the Company of a written request executed by the holders of at least 35% of the outstanding Voting Stock of the Company, provided, however, that no separate special meeting will be required to be convened if the Board of Directors calls an annual or special meeting to be held no later than ninety (90) calendar days after receiving the request for a meeting and the purposes of such annual or special meeting of stockholders called by the Board of Directors include the purposes specified in the request. Business permitted to be conducted at a special meeting of stockholders is limited to the business
(x) specified in the notice of meeting given by or at the direction of the chairman of the meeting or a majority of the entire Board of Directors or (y) otherwise properly brought before the meeting by the chairman of the meeting or at the direction of a majority of the entire Board of Directors. Moreover, the chairman of the annual or special meeting of the stockholders will determine whether any business sought to be brought before the meeting is properly brought.

               Pursuant to the Certificate of Incorporation, the By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

Amendment of the Certificate of Incorporation and By-laws

               The Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate of Incorporation, primarily those related to anti-takeover provisions. In addition, the Certificate of Incorporation requires the affirmative vote of at least three-fourths of its issued and outstanding Voting Stock, voting as a single class and not as separate classes, to amend the By-laws by stockholder action. "Voting Stock" means the outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of directors of the Company and does not include any class or series of preferred stock of the Company unless the certificate of designations, preferences and rights for such class or series specifically states that such class or series shall be deemed "Voting Stock" for purposes of the Certificate of Incorporation. Employee Preferred Stock has been deemed Voting Stock and the 1997 Preferred Stock and the 8% Preferred Stock are not Voting Stock. See "Description of Capital Stock."

Blocking Coalition

               Pursuant to the '94 Labor Agreements and in connection with the '95 Reorganization, the Company amended the By-laws to provide that certain actions (as set forth in the next paragraph) may not be approved by the Board of Directors if votes are cast against such actions by directors sufficient to constitute a "Blocking Coalition." A Blocking Coalition is defined as the negative votes of (i) a total of the four directors elected by the holders of the Employee Preferred Stock plus (ii) the negative votes of any two of the Company's other directors.

               Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the DGCL; (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company;
(g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50.0 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

Super Majority Voting Provisions

               At all times before September 1, 2000, the Company must obtain the approval of at least two-thirds of the issued and outstanding Voting Stock of the Company, voting as a single class and not as separate classes, for the holders of such Voting Stock to approve certain actions, unless such matters have been approved by a vote of at least 80% of the Board of Directors then in office. Actions requiring such approval are the following: (i) any merger of the Company into or with, or consolidation of the Company with, any other entity; (ii) any business combination within the meaning of Section 203 of the DGCL; (iii) any dissolution or liquidation of the Company; or (iv) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities, and mandatory redemptions of any redeemable preferred stock of the Company.

Preferred Stock

               The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock of the Company provides TWA with increased flexibility in structuring possible future financings and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by TWA's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which TWA securities may be listed. If the approval of TWA's stockholders is not required for the issuance of shares of preferred stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. Although the Board of Directors has no intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of TWA and its stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Rights to Purchase Stock

               The Rights are intended to protect TWA's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. Although there can be no certainty as to the results of any particular negotiation, the Board of Directors believes that the interests of the stockholders are best served if any acquisition of TWA or a substantial percentage of the Common Stock results from arms-length negotiations and reflects the Board's or stockholders' careful consideration of the proposed terms of a transaction. In particular, the Rights are intended to help (a) reduce the risk of coercive, two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders, (b) mitigate against market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (c) deter market accumulators who are simply interested in putting a company "in play". See "Description of Capital Stock--Rights Plan."

Anti-Takeover Statute

               Section 203 of the DGCL is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude TWA from the restrictions imposed under Section 203 of the DGCL, but do provide that a business combination within the meaning of Section 203 of the DGCL (i) may be approved without the approval of at least 662/3% of the Voting Stock if the business combination is approved by at least 80% of the directors then in office and (ii) may not be approved if votes are cast against the action by the Blocking Coalition. It is anticipated that the provisions of Section 203 of the DGCL and the provisions of the Certificate of Incorporation may encourage companies interested in acquiring TWA to negotiate in advance with the Board of Directors of TWA since the stockholder approval requirement would be avoided if 80% of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.


                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

               The following is a general discussion of material United States federal income tax considerations applicable to the initial holders of the Old Notes who purchased the Old Notes at their "issue price," that is, the first price at which a substantial amount of the Old Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of the United States federal taxation that may be relevant to particular investors in light of their particular circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the United States federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions and persons who are not United States Holders or United States Alien Holders (each as defined below)). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular investor. The discussion assumes that investors hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. The Company intends to treat the Notes as indebtedness and not as equity for United States federal income tax purposes, and the United States federal income tax considerations described below are based on that characterization. Such treatment, however, is not binding on the Internal Revenue Service (or the courts), and there can be no assurance that the Internal Revenue Service would not argue (or that a court would not hold) that the Notes should be treated as equity for federal income tax purposes.

               Prospective investors considering the Exchange Offer should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

               As used herein, the term "United States Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens and certain former long-term residents of the United States.

               As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Tax Consequences to United States Holders

               Exchange Offer

               The exchange of the Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to the United States Holders. When a United States Holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the Holder will have the same adjusted tax basis and holding period in the Exchange Note as in the Old Note immediately before the exchange.

               Interest on a Note

               The Old Notes were not issued with original issue discount for United States federal income tax purposes. Accordingly, interest and Special Interest, if any, on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

               Sale or Retirement of a Note

               Upon the sale or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or retirement and such Holder's adjusted tax basis in the Note.

               Backup Withholding and Information Reporting

               Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including Special Interest and/or original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

               The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to United States Alien Holders

               Under present United States federal law, and subject to the discussion below concerning backup withholding, payments of principal, interest (including Special Interest, if any) and premium on the Notes by the Company or any paying agent to any United States Alien Holder, and gain realized on the sale, exchange or other disposition of such Note, will not be subject to United States federal income or withholding tax, provided that: (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and
(iv) such payments and gain are not effectively connected with the conduct by such Holder of a trade or business in the United States.

               As noted above, the Company intends to treat the Notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that Company's treatment will not be challenged by the Internal Revenue Service. If the Notes were ultimately treated as equity rather than debt for United States federal income tax purposes, the portfolio interest exception would not apply and withholding tax at a flat rate of 30% (or a lower rate under an applicable income tax treaty) would be imposed on the payments of interest and Special Interest, if any, on Notes to the extent of the Company's current or accumulated earnings and profits or on the entire amounts of the payments if the withholding agent does not know or cannot reasonably estimate the amount of such earnings and profits. Further, any such withholding could commence when the Internal Revenue Service first asserted that the Notes constituted equity; in such event, if the Internal Revenue Service did not ultimately prevail, the United States Alien Holders would be able to recover the tax withheld by filing a claim for refund with the Internal Revenue Service.

               Certain Certification Requirements

               Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from the withholding tax described in the paragraphs above, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder. Under current United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). Under recently finalized United States Treasury Regulations, which are generally applicable to payments made after December 31, 1998, certain United States Alien Holders would also need to provide their United States taxpayer identification numbers on such forms in order to fulfill such requirement.

                If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form 4224 (or the successor W-8 Form), in order to claim an exemption from withholding tax. Under recently finalized United States Treasury Regulations, a United States Alien Holder may also need to provide a United States taxpayer identification number on such form in order to fulfill such requirement. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

                Estate Taxes

                Under Section 2105(b) of the Code, a Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

                As noted above, the Company intends to treat the Notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that the Company's treatment will not be challenged by the Internal Revenue Service. If the Notes were ultimately treated as equity rather than debt for United States federal income tax purposes, a United States Alien Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Notes will be required to include the value thereof in his or her gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

                Backup Withholding and Information Reporting

                Under current Treasury Regulations, backup withholding (31%) will not apply to payments by the Company made on a Note if the certifications required by Sections 871(h) and 881(c) of the Code are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

                Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or another United States related person described in Section 1.6049-5(c)(5) of the Treasury Regulations, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under recently finalized Treasury Regulations, backup withholding may apply to any payment made after December 31, 1998 which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

                United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.


                           PLAN OF DISTRIBUTION

                Each broker-dealer that receives Exchange Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in
connection with any such resale. In addition, until                   , 1998
(90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

                The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                               LEGAL MATTERS

                The validity of the Exchange Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.


                                  EXPERTS

               The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the periods in the three year periods ended December 31, 1997 included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon the report of such firm given and upon their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the application of fresh start reporting in connection with the '95 Reorganization. See the Consolidated Financial Statements.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                      Page No.
                                                                      --------

Financial Statements:

      Independent Auditors' Report.........................................F-2

      Statements of Consolidated Operations for the Years
      Ended December 31, 1997 and 1996, the Four Months
      Ended December 31, 1995, and the Eight Months Ended
      August 31, 1995......................................................F-3

      Consolidated Balance Sheets, December 31, 1997 and 1996..............F-4

      Statements of Consolidated Cash Flows for the Years
      Ended December 31, 1997 and 1996, the Four Months
      Ended December 31, 1995, and the Eight Months Ended
      August 31, 1995......................................................F-6

      Consolidated Statements of Shareholders' Equity
      (Deficiency) for the Years Ended December 31, 1997 and
      1996, the Four Months Ended December 31, 1995, and the
      Eight Months Ended August 31, 1995...................................F-8

      Notes to Consolidated Financial Statements...........................F-9

      Unaudited Statements of Consolidated Operations for
      the Three Months Ended March 31, 1998 and 1997......................F-45

      Consolidated Balance Sheets, March 31, 1998 and
      December 31, 1997 (unaudited).......................................F-46

      Unaudited Statements of Consolidated Cash Flows for
      the Three Months Ended March 31, 1998 and 1997......................F-48

      Notes to Unaudited Consolidated Financial Statements................F-50



                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Trans World Airlines, Inc.

               We have audited the accompanying consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations, cash flows and shareholders' equity (deficiency) for the years ended December 31, 1997 and 1996, the four months ended December 31, 1995 and the eight months ended August 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans World Airlines, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, the four months ended December 31, 1995 and the eight months ended August 31, 1995, in conformity with generally accepted accounting principles.

               As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements reflect the application of fresh start reporting as of September 1, 1995 and, therefore, are not comparable in all respects to the consolidated financial statements for periods prior to such date.

                                                KPMG PEAT MARWICK LLP

Kansas City, Missouri
March 4, 1998


                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES


                     STATEMENTS OF CONSOLIDATED OPERATIONS
For the Years Ended December 31, 1997 and 1996, the Four Months Ended December
                                   31, 1995
                  and the Eight Months Ended August 31, 1995
                (Amounts in Thousands Except Per Share Amounts)

                                                                                                                    Predecessor
                                                                              Reorganized Company                    Company
                                                                -----------------------------------------------  ----------------
                                                                    Year             Year          Four Months     Eight Months
                                                                    Ended            Ended            Ended            Ended
                                                                December 31,     December 31,     December 31,      August 31,
                                                                    1997             1996             1995             1995
                                                                ------------     -------------    -------------  ----------------
Operating revenues:
 Passenger..................................................      $2,924,042       $3,077,905         $943,077       $1,929,166
 Freight and mail...........................................         126,730          153,076           48,384           94,784
 All other..................................................         277,180          323,426          107,013          194,405
                                                                  ----------       ----------         --------       ----------
   Total....................................................       3,327,952        3,554,407        1,098,474        2,218,355
                                                                  ----------       ----------         --------       ----------
Operating expenses:
 Salaries, wages and benefits...............................       1,224,116        1,254,341          373,041          755,708
 Earned stock compensation (Note 12)........................           4,199            9,056            2,192           55,767
 Aircraft fuel and oil......................................         480,853          585,163          161,799          296,833
 Passenger sales commissions................................         242,135          268,131           80,045          185,981
 Aircraft maintenance materials and repairs.................         138,353          208,183           51,998           95,657
 Depreciation and amortization..............................         150,381          161,822           55,168          106,474
 Operating lease rentals....................................         370,827          302,990           96,393          182,548
 Passenger food and beverages...............................          83,241          110,092           34,676           68,137
 Special charges (Note 16)..................................             --            85,915              --             1,730
 All other..................................................         663,107          767,241          232,716          454,878
                                                                  ----------       ----------         --------       ----------
   Total....................................................       3,357,212        3,752,934        1,088,028        2,203,713
                                                                  ----------       ----------         --------       ----------
Operating income (loss).....................................         (29,260)        (198,527)          10,446           14,642
                                                                  ----------       ----------         --------       ----------
Other charges (credits):
 Interest expense (contractual interest of $141,967 for the
   eight months ended August 31, 1995)......................         114,066          126,822           45,917          123,247
 Interest and investment income.............................         (12,555)         (21,309)          (7,484)         (10,366)
 Disposition of assets, gains and losses - net (Note 15)....         (16,004)           1,135           (3,330)             206
 Reorganization items (Note 19).............................             --               --               --           242,243
 Other charges and credits - net (Note 17)..................         (25,432)         (30,598)           7,611           (2,379)
                                                                  ----------       ----------         --------       ----------
   Total....................................................          60,075           76,050           42,714          352,951
                                                                  ----------       ----------         --------       ----------
 Income (loss) before income taxes and extraordinary
   items....................................................         (89,335)        (274,577)         (32,268)        (338,309)
 Provision (credit) for income taxes (Note 5)...............             527              450            1,370              (96)
                                                                  ----------       ----------         --------       ----------
 Loss before extraordinary items............................         (89,862)        (275,027)         (33,638)        (338,213)
 Extraordinary items, net of income taxes (Note 14).........         (20,973)          (9,788)           3,500          140,898
                                                                  ----------       ----------         --------       ----------
 Net loss...................................................        (110,835)        (284,815)         (30,138)        (197,315)
 Preferred stock dividend requirements......................          16,119           36,649            4,751           11,554
                                                                  ----------       ----------         --------       ----------
 Loss applicable to common shares...........................       $(126,954)       $(321,464)        $(34,889)       $(208,869)
                                                                  ==========       ==========         ========       ==========
Per share amounts:
 Loss before extraordinary item and special dividend
   requirement..............................................    $      (1.98)    $      (6.60)    $      (1.15)
 Extraordinary item and special dividend requirement........           (0.39)           (0.67)            0.10
                                                                  ----------       ----------         --------
 Net loss...................................................    $      (2.37)    $      (7.27)    $      (1.05)
                                                                  ==========       ==========         ========

       See notes to consolidated financial statements


         TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES


                 CONSOLIDATED BALANCE SHEETS
                 December 31, 1997 and 1996
                   (Amounts in Thousands)


                           ASSETS


                                                                                            1997              1996
                                                                                          --------          --------
Current assets:
   Cash and cash equivalents....................................................          $237,765          $181,586
   Receivables, less allowance for doubtful accounts, $9,334 in 1997 and
    $12,939 in 1996 (Note 8)....................................................           176,333           239,496
   Spare parts, materials and supplies, less allowance for obsolescence,
    $19,176 in 1997 and $29,463 in 1996 (Note 8)................................            96,108           111,239
   Prepaid expenses and other...................................................           122,751            93,424
                                                                                      ------------      ------------
            Total...............................................................           632,957           625,745
                                                                                      ------------      ------------
Property (Notes 8, 9 & 18):
   Property owned:
      Flight equipment..........................................................           569,063           339,150
      Prepayments on flight equipment...........................................            15,431            39,072
      Land, buildings and improvements..........................................            62,854            59,879
      Other property and equipment..............................................            64,131            60,750
                                                                                      ------------      ------------
            Total owned property................................................           711,479           498,851
      Less accumulated depreciation.............................................           114,921            71,810
                                                                                      ------------      ------------
            Property owned - net................................................           596,558           427,041
                                                                                      ------------      ------------
   Property held under capital leases:
      Flight equipment..........................................................           166,358           172,812
      Land, buildings and improvements..........................................            49,443            54,761
      Other property and equipment..............................................             7,704             6,570
                                                                                      ------------      ------------
            Total property held under capital leases............................           223,505           234,143
      Less accumulated amortization.............................................            78,298            46,977
                                                                                      ------------      ------------
            Property held under capital leases - net ...........................           145,207           187,166
                                                                                      ------------      ------------
            Total property - net................................................           741,765           614,207
                                                                                      ------------      ------------
Investments and other assets:
   Investments in affiliated companies (Note 4).................................           117,293           108,173
   Investments, receivables and other (Note 9)..................................           162,969           149,028
   Routes, gates and slots - net................................................           377,691           401,659
   Reorganization value in excess of amounts allocable to
    identifiable assets - net...................................................           741,173           783,127
                                                                                      ------------      ------------
           Total...............................................................          1,399,126         1,441,987
                                                                                      ------------      ------------
                                                                                      $  2,773,848      $  2,681,939
                                                                                      ============      ============

                                            See notes to consolidated financial statements



         TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEETS
                 December 31, 1997 and 1996
       (Amounts in Thousands Except Per Share Amounts)

            LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                                1997             1996
                                                                                             ---------        ---------
Current liabilities:
      Current maturities of long-term debt (Note 8)...................................       $  51,392        $  92,447
      Current obligations under capital leases (Note 9)...............................          37,068           42,501
      Advance ticket sales............................................................         223,197          241,516
      Accounts payable, principally trade.............................................         250,551          216,675
      Accounts payable to affiliated companies (Note 4)...............................           6,261            4,894
   Accrued expenses:
      Employee compensation and vacations earned......................................         119,572          116,846
      Contributions to retirement and pension trusts (Note 6) ........................          13,469           14,091
      Interest on debt and capital leases.............................................          32,018           39,420
      Taxes...........................................................................          14,146           19,018
      Other accrued expenses..........................................................         189,271          174,753
                                                                                             ---------        ---------
          Total accrued expenses......................................................         368,476          364,128
                                                                                             ---------        ---------
          Total.......................................................................         936,945          962,161
                                                                                             ---------        ---------
Long-term liabilities and deferred credits:
      Long-term debt, less current maturities (Note 8)................................         736,540          608,485
      Obligations under capital leases, less current obligations (Note 9).............         182,922          220,790
      Postretirement benefits other than pensions (Note 6)............................         485,787          471,171
      Noncurrent pension liabilities (Note 6).........................................          30,011           30,716
      Other noncurrent liabilities and deferred credits...............................         133,359          150,511
                                                                                             ---------        ---------
          Total.......................................................................       1,568,619        1,481,673
                                                                                             ---------        ---------
Commitments and Contingent Liabilities
   (Notes 1, 2, 3, 6, 7, 8, 9, 11, 12, 16, & 18)
Shareholders' equity:
   8% cumulative convertible exchangeable preferred stock, $50 liquidation
      preference; 3,869 shares issued and  outstanding ...............................              39               39
   9 1/4% cumulative convertible exchangeable preferred stock, $50 liquidation
      preference; 1,725 shares issued and outstanding ................................              17              --
   Employee preferred stock, $0.01 liquidation preference; special voting rights;
      shares issued and outstanding: 1997-6,472; 1996-5,681...........................              65               57
   Common stock, $0.01 par value; shares issued and outstanding: 1997-51,393;
      1996-41,763.....................................................................             514              418
   Additional paid-in capital.........................................................         693,437          552,544
   Accumulated deficit ...............................................................        (425,788)        (314,953)
                                                                                             ---------        ---------
          Total.......................................................................         268,284          238,105
                                                                                             ---------        ---------
                                                                                            $2,773,848       $2,681,939
                                                                                            ==========       ==========

                                            See notes to consolidated financial statements



         TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

            STATEMENTS OF CONSOLIDATED CASH FLOWS
 For the Years Ended December 31, 1997 and 1996, the Four Months
                   Ended December 31, 1995
         and the Eight Months Ended August 31, 1995
                   (Amounts in Thousands)



                                                                                                                        Predecessor
                                                                                    Reorganized Company                  Company
                                                                       ---------------------------------------------  --------------
                                                                           Year            Year         Four Months    Eight Months
                                                                           Ended           Ended           Ended           Ended
                                                                       December 31,    December 31,    December 31,     August 31,
                                                                           1997            1996            1995            1995
                                                                       ------------    ------------    ------------    -------------
Cash Flows from Operating Activities:
 Net loss...........................................................      $(110,835)      $(284,815)       $(30,138)      $(197,315)
 Adjustments to reconcile net loss to net
   cash provided (used) by operating activities:
     Employee earned stock compensation.............................          4,199           9,056           2,192          55,767
     Depreciation and amortization .................................        150,381         161,822          55,168         106,474
     Amortization of discount and expenses on debt .................         14,461          14,744           3,063          12,472
     Extraordinary loss (gain) on extinguishment of debt............         20,973           9,788          (3,500)       (140,898)
     Interest paid in common stock..................................          4,125          11,332          11,587              --
     Equity in undistributed earnings of affiliates not
       consolidated.................................................         (9,404)        (10,017)         12,169          (2,339)
     Revenue from Icahn ticket program..............................       (115,991)        (71,534)         (4,356)            --
     Net gains-losses on disposition of assets .....................        (16,004)          1,135          (3,330)            206
     Non-cash special charges.......................................            --           85,915             --              --
     Reorganization items ..........................................            --              --              --          242,243
     Change in operating assets and liabilities:
      Decrease (increase) in:
        Receivables.................................................         65,336           3,927          69,121         (62,094)
        Inventories.................................................         13,496          (4,897)            510           5,866
        Prepaid expenses and other current assets...................         (9,227)        (28,288)         23,241          (8,894)
        Other assets ...............................................        (10,910)            111          (3,088)         (1,586)
      Increase (decrease) in:
        Accounts payable and accrued expenses.......................         42,480          83,840         (41,989)        108,669
        Advance ticket sales........................................        (41,301)         19,698         (39,350)         81,598
        Benefits, other noncurrent liabilities and deferred
          credits...................................................         (1,541)         (7,505)         (6,387)        (28,160)
                                                                          ---------       ---------        --------       ---------
        Net cash provided (used) ...................................            238          (5,688)         44,913         172,009
                                                                          ---------       ---------        --------       ---------
Cash Flows from Investing Activities:
   Proceeds from sales of property .................................         22,749           3,234           7,069           2,221
   Capital expenditures.............................................        (74,025)       (121,547)        (42,973)        (16,554)
   Return of pre-delivery deposits related to leased aircraft.......          5,565             --              --              --
   Net decrease (increase) in investments, receivables and other....        (10,553)         10,941             842          26,064
                                                                          ---------       ---------        --------       ---------
        Net cash provided (used)....................................        (56,264)       (107,372)        (35,062)         11,731
                                                                          ---------       ---------        --------       ---------
Cash Flows from Financing Activities:
   Proceeds from long-term debt issued..............................        270,608           2,750          22,100             --
   Proceeds from warrants issued ...................................          7,076             --              --              --
   Proceeds from sale and leaseback of certain aircraft.............         17,600          13,800             --              --
   Repayments on long-term debt and capital lease obligations.......       (257,838)       (117,203)        (39,654)        (62,158)
   Refund from retirement of 1967 bonds.............................          5,318             --              --              --
   Net proceeds from sale of preferred stock........................         82,231         186,163             --              --
   Net proceeds from exercise of equity rights, warrants
     and options....................................................          2,686           1,034          51,930             --
   Redemption of 12% Preferred Stock ...............................            --          (81,749)            --              --
   Cash dividends paid on preferred stock...........................        (15,476)        (14,489)            --              --
                                                                          ---------       ---------        --------       ---------
        Net cash provided (used)....................................        112,205          (9,694)         34,376         (62,158)
                                                                          ---------       ---------        --------       ---------
Net increase (decrease) in cash and cash equivalents................         56,179        (122,754)         44,227         121,582
Cash and cash equivalents at beginning of period....................        181,586         304,340         260,113         138,531
                                                                          ---------       ---------        --------       ---------
Cash and cash equivalents at end of period..........................       $237,765        $181,586        $304,340        $260,113
                                                                          =========       =========        ========       =========

                                              See notes to consolidated financial statements


                TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES


                   STATEMENTS OF CONSOLIDATED CASH FLOWS
              For the Years Ended December 31, 1997 and 1996,
                  the Four Months Ended December 31, 1995
                 and the Eight Months Ended August 31, 1995
                           (Amounts in Thousands)

                     SUPPLEMENTAL CASH FLOW INFORMATION


                                                                                                              Predecessor
                                                                      Reorganized Company                       Company
                                                        --------------------------------------------------   --------------
                                                            Year              Year          Four Months       Eight Months
                                                           Ended             Ended             Ended             Ended
                                                        December 31,      December 31,      December 31,       August 31,
                                                           1997              1996              1995               1995
                                                        ------------      ------------      ------------       ----------
Cash Paid During the Period for:
   Interest ..........................................  $ 96,865            $102,311          $27,318           $ 55,878
                                                        ========            ========          =======           ========
   Income taxes ......................................  $     14            $    159          $     7           $     39
                                                        ========            ========          =======           ========
Information About Noncash Operating, Investing
   and Financing Activities:
     Promissory notes issued to finance aircraft
      acquisition.....................................  $177,469            $ 10,565          $    --           $     --
                                                        ========            ========          =======           ========
     Promissory notes issued to finance aircraft
      predelivery payments...........................   $  6,237            $ 19,862          $    --           $ 12,690
                                                        ========            ========          =======           ========
     Property acquired and obligations recorded
      under new capital lease transactions...........   $  1,138            $  4,266          $    --           $ 12,690
                                                        ========            ========          =======           ========
    Partial interest on debt paid in kind, issued
      and valued at principal amount.................   $     --            $     --          $   574           $ 18,496
                                                        ========            ========          =======           ========
     Common Stock issued in lieu of cash
      dividends on mandatorily redeemable
      12% preferred stock............................   $     --            $  3,255          $    --           $     --
                                                        ========            ========          =======           ========
     Exchange of long-term debt for common stock:
        Debt cancelled including accrued interest,
         net of unamortized discount ................   $ 48,835            $ 41,021          $    --           $     --
        Common stock issued, at fair value ..........     56,028              49,182               --                 --
                                                        --------            --------          -------           --------
        Extraordinary loss ..........................   $  7,193            $  8,161          $    --           $     --
                                                        ========            ========          =======           ========


               Accounting Policy

               For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


                 See notes to consolidated financial statements


                TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
      For the Years Ended December 31, 1997 and 1996, the Four Months
                          Ended December 31, 1995
                 and the Eight Months Ended August 31, 1995
                           (Amounts in Thousands)


                                                                    12%          8%       9 1/4%    Employee
                                                                 Preferred    Preferred   Preferred   Preferred
                                                                  Stock        Stock       Stock        Stock
                                                                 ---------    ---------   ---------   ---------
PREDECESSOR COMPANY:
Balance, December 31, 1994 ..................................   $     125     $     --    $     --    $     --
Net loss for the eight months ended August 31, 1995 .........          --           --          --          --
Eliminate Predecessor equity accounts in connection with
 fresh start reporting ......................................        (125)          --          --          --
Record additional excess of reorganization value over
 identifiable assets ........................................          --           --          --          --
Issuance of Common and Employee Preferred Stock pursuant to
 Plan of Reorganization.....................................           --           --          --          53
                                                                 ---------    ---------   ---------   ---------
Balance, August 31, 1995 ....................................          --           --          --          53
REORGANIZED COMPANY:
Equity rights exercised .....................................          --           --          --          --
Interest on 12% Notes paid in Common Stock ..................          --           --          --          --
Options and warrants exercised ..............................          --           --          --          --
Earned Stock Compensation ...................................          --           --          --          --
Amortization of the excess of redemption value over carrying
 value of Mandatorily Redeemable 12% Preferred Stock ........          --           --          --          --
Net loss for the four months ended December 31, 1995 ........          --           --          --          --
                                                                 ---------    ---------   ---------   ---------
Balance, December 31, 1995 ..................................          --           --          --          53
Warrants exercised ..........................................          --           --          --          --
Options exercised ...........................................          --           --          --          --
Earned Stock Compensation ...................................          --           --          --          --
Allocation of employee preferred stock to ALPA ESOP .........          --           --          --           6
Conversion of employee preferred stock to Common Stock ......          --           --          --          (2)
Net proceeds from issuance of 8% preferred stock ............          --           39          --          --
Dividends on 8% preferred stock paid in cash ................          --           --          --          --
Dividends on mandatorily redeemable 12% preferred stock
 paid in Common Stock .......................................          --           --          --          --
Dividends on mandatorily redeemable 12% preferred stock
 paid in cash ...............................................          --           --          --          --
Amortization of the excess of redemption value over carrying
 value of mandatorily redeemable 12% preferred stock ........          --           --          --          --
Excess of cash paid for early redemption of mandatorily
 redeemable 12% preferred stock over carrying value .........          --           --          --          --
Common Stock issued in exchange for 12% notes ...............          --           --          --          --
Interest on 12% Notes paid in Common Stock ..................          --           --          --          --
Net loss for 1996 ...........................................          --           --          --          --
                                                                ----------   ----------  ----------  ----------
Balance, December 31, 1996 ..................................          --           39          --          57
Options exercised ...........................................          --           --          --          --
Earned stock compensation ...................................          --           --          --          --
Allocation of employee preferred stock to ALPA ESOP .........          --           --          --           6
Conversion of employee preferred stock to Common Stock ......          --           --          --          (6)
Common Stock issued in exchange for 12% Reset Notes .........          --           --          --          --
Net proceeds from issuance of 9 1/4% preferred stock ........          --           --          17          --
Dividends on 8% preferred stock paid in cash ................          --           --          --          --
Interest on 12% Reset Notes paid in Common Stock ............          --           --          --          --
Issuance of warrants with 12% Senior Secured Notes Due 2002 .          --           --          --          --
Issuance of employee fill-up shares .........................          --           --          --           8
Net loss for 1997 ...........................................          --           --          --          --
                                                                ----------   ----------  ----------  ----------
Balance, December 31, 1997 ..................................   $      --    $      39   $      17   $      65
                                                                ==========   ==========  ==========  ==========

                                                                           Additional
                                                                 Common      Paid-in     Accumulated
                                                                 Stock       Capital       Deficit        Total
                                                                ---------  -----------  ------------   ----------

PREDECESSOR COMPANY:
Balance, December 31, 1994 ..................................   $     200    $ 105,925    $(523,726)   $(417,476)
Net loss for the eight months ended August 31, 1995 .........          --           --     (197,315)    (197,315)
Eliminate Predecessor equity accounts in connection with
 fresh start reporting ......................................        (200)    (105,925)      35,817      (70,433)
Record additional excess of reorganization value over
 identifiable assets ........................................          --           --      685,224      685,224
Issuance of Common and Employee Preferred Stock pursuant to
 Plan of Reorganization......................................         172      269,775           --      270,000
                                                                ---------    ---------    ---------   ----------
Balance, August 31, 1995 ....................................         172      269,775           --      270,000
REORGANIZED COMPANY:
Equity rights exercised .....................................         132       51,727           --       51,859
Interest on 12% Notes paid in Common Stock ..................          19       11,568           --       11,587
Options and warrants exercised ..............................          28           43           --           71
Earned Stock Compensation ...................................          --        2,046           --        2,046
Amortization of the excess of redemption value over carrying
 value of Mandatorily Redeemable 12% Preferred Stock ........          --       (2,570)          --       (2,570)
Net loss for the four months ended December 31, 1995 ........          --           --      (30,138)     (30,138)
                                                                ---------    ---------    ---------   ----------
Balance, December 31, 1995 ..................................         351      332,589      (30,138)     302,855
Warrants exercised ..........................................           4           68           --           72
Options exercised ...........................................           2        1,248           --        1,250
Earned Stock Compensation ...................................          --        6,875           --        6,875
Allocation of employee preferred stock to ALPA ESOP .........          --           (6)          --           --
Conversion of employee preferred stock to Common Stock ......           2           --           --           --
Net proceeds from issuance of 8% preferred stock ............          --      186,124           --      186,163
Dividends on 8% preferred stock paid in cash ................          --      (11,349)          --      (11,349)
Dividends on mandatorily redeemable 12% preferred stock
 paid in Common Stock .......................................           3           (3)          --           --
Dividends on mandatorily redeemable 12% preferred stock
 paid in cash ...............................................          --       (3,140)          --       (3,140)
Amortization of the excess of redemption value over carrying
 value of mandatorily redeemable 12% preferred stock ........          --         (328)          --         (328)
Excess of cash paid for early redemption of mandatorily
 redeemable 12% preferred stock over carrying value .........          --      (19,992)          --      (19,992)
Common Stock issued in exchange for 12% notes ...............          45       49,137           --       49,182
Interest on 12% Notes paid in Common Stock ..................          11       11,321           --       11,332
Net loss for 1996 ...........................................          --           --     (284,815)    (284,815)
                                                                ---------    ---------    ---------   ----------
Balance, December 31, 1996 ..................................         418      552,544     (314,953)     238,105
Options exercised ...........................................           6        3,098           --        3,104
Earned stock compensation ...................................          --        2,941           --        2,941
Allocation of employee preferred stock to ALPA ESOP .........          --           (6)          --           --
Conversion of employee preferred stock to Common Stock ......           6           --           --           --
Common Stock issued in exchange for 12% Reset Notes .........          77       55,951           --       56,028
Net proceeds from issuance of 9 1/4% preferred stock .....             --       82,214           --       82,231
Dividends on 8% preferred stock paid in cash ................          --      (15,476)          --      (15,476)
Interest on 12% Reset Notes paid in Common Stock ............           6        4,119           --        4,125
Issuance of warrants with 12% Senior Secured Notes Due 2002 .          --        7,076           --        7,076
Issuance of employee fill-up shares .........................           1          976           --          985
Net loss for 1997 ...........................................          --           --     (110,835)    (110,835)
                                                                ---------    ---------    ---------   ----------
Balance, December 31, 1997 ..................................   $     514    $ 693,437    $(425,788)   $ 268,284
                                                                =========    =========    =========    =========




                TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Financial Condition and Liquidity:

               Trans World Airlines, Inc. ("TWA" or the "Company") has undergone two reorganizations under Chapter 11 of the Bankruptcy Code since 1992, as further described in Note 3 -- Chapter 11 Reorganizations. In August 1995 the Company emerged from the most recent bankruptcy proceeding and thereafter, through the second quarter of 1996, the Company had experienced improvements in its operating performance. However, beginning in the third quarter of 1996, the Company's operating performance substantially deteriorated. Management believes that certain strategic initiatives undertaken by the Company beginning in late 1996 have contributed to the improved financial and operating results. TWA's management began to implement such strategic initiatives in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues.

               Management believes that certain strategic initiatives undertaken by the Company beginning in late 1996 and continuing throughout 1997 have contributed to the Company's improved financial and operating results. The primary focus of the Company's strategic initiatives was to reestablish TWA's operational reliability and schedule integrity and overall product quality in order to attract higher-yield passengers and enhance overall productivity, which was intended to improve the Company's financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and maintenance capacity made available by terminating an unprofitable aircraft maintenance contract with the U.S. government. The other key initiatives which TWA began implementing in late 1996 included: (i) acceleration of the Company's fleet renewal plan; (ii) a restructuring of TWA's operations at JFK;
(iii) a focus on improving productivity; (iv) implementation of a series of revenue-enhancing marketing initiatives; and (v) implementation of a number of employee-related initiatives to reinforce the Company's focus on operational performance.

               TWA has significantly enhanced its operational reliability and schedule integrity since the first quarter of 1997. According to statistics reported to the DOT, TWA improved from tenth among the 10 largest U.S. scheduled commercial airlines in domestic on-time performance in 1996 to second in 1997. TWA also canceled 5,413 fewer flights in 1997 than in 1996, improving its percentage of scheduled flights completed to 98.0% compared to 96.2% for 1996. Primarily as a result of the Company's improved operational performance during 1997, passenger load factors and passenger revenue per available seat mile reflected improvement compared to 1996.

               For the full year ended December 31, 1997, the Company's financial results reflected operating revenues of $3,328.0 million (a decrease of $226.4 million from operating revenues of $3,554.4 million for the full year 1996), an operating loss of $29.3 million (an improvement of $169.2 million over the full year 1996 operating loss of $198.5 million, which included special charges of $85.9 million), and a net loss of $110.8 million (including a non-cash extraordinary loss of $21.0 million related to the early extinguishment of debt), an improvement of $174.0 million over a net loss of $284.8 million (which included a non-cash extraordinary loss of $9.8 million and special charges of $85.9 million) for 1996. The reduction in full-year operating revenues for 1997 resulted from the planned reduction in capacity as the Company replaced older L-1011 and B-747 aircraft with new B-757, B-767 and MD-80 aircraft on many routes. The Company's first quarter operating results have historically been considerably less favorable than other quarters and typically reflect substantial operating and net losses. Notwithstanding actions taken to date and planned by management to improve the Company's future operating results and performance, the Company anticipates reporting operating and net losses in the first quarter of 1998, which losses may be substantial.

               On December 31, 1997, the Company's total cash and cash equivalents balance was approximately $237.8 million. This balance represented an increase of approximately $56.2 million from the Company's corresponding cash balance at December 31, 1996. This increase in the Company's cash balance resulted primarily from the proceeds of various capital market offerings during 1997 and asset dispositions offset by capital expenditures and debt repayments. In March 1997, the Company raised approximately $47.2 million in net proceeds from the issuance of 50,000 Units, with each Unit consisting of (i) one 12% Senior Secured Note due 2002, in the principal amount of $1,000, and (ii) one Redeemable Warrant to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share. In December 1997, the Company raised net proceeds of $82.2 million from the sale of the 9 1/4% Preferred Stock, net proceeds of $133.5 million from the sale of the 11 1/2% Notes, a portion of the proceeds of which was used to repay the 12% Reset Notes, and net proceeds of $97.0 million from the sale of the Receivables Securitization Notes, a portion of the proceeds of which was used to repay the outstanding balance of the Icahn Loans. In March 1998, the Company completed the sale of $150.0 million in 11 3/8% Senior Notes due 2006 resulting in net proceeds to the Company of $144.9 million. The Company intends to use the net proceeds for certain capital expenditures including pre-delivery deposits on new aircraft acquisitions, and for working capital and other general corporate purposes.

               Each of the Company's union contracts became amendable as of August 31, 1997, and negotiations have begun with respect to all three of the contracts. While management believes that the negotiation process for the new contracts will result in extended contracts mutually satisfactory to the parties, there can be no assurances as to the ultimate timing or terms of any such new contracts. As the Company's financial resources are not as great as those of most of its competitors, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. The Company believes that the status of its employees as substantial stockholders and participants in corporate governance and the Company's efforts to involve employees in developing and achieving the Company's goals will result in continued dedication to the efforts to improve the Company's financial and operational performance.

               As a result of application of fresh start reporting in August of 1995, substantial values were assigned to routes, gates and slots ($458.4 million) and reorganization value in excess of amounts allocable to identifiable assets ($839.1 million). The Company has evaluated its future cash flows and, notwithstanding its substantial operating losses in recent periods, expects that the carrying value of the intangibles at December 31, 1997 will be recovered. However, the achievement of such improved future operating results and cash flows are subject to considerable uncertainties.
In future periods these intangibles will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of those assets may be required and such charges could be material.

               The Company has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. As a result of the financings consummated in the fourth quarter of 1997 and the repayment of certain debt in connection therewith, certain assets were released from collateral liens and are currently unencumbered. Further pledging of these unencumbered assets, however, may be limited by negative pledge restrictions in outstanding indebtedness. Substantially all of TWA's other strategic assets have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that the pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. No assurance can be given that the Company will be successful in generating the operating results or attracting new capital required for future viability.

2.    Summary of Significant Accounting Policies:

               Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows, and results of operations are as follows:

(a) Description of Business: TWA is one of the major airlines in the United States serving many of the principal domestic and transatlantic destinations. TWA's principal domestic routes include service to and from its St. Louis and New York-JFK hubs and between other cities in the U.S., both nonstop and through St. Louis. TWA's domestic routes also provide connections with its international service to and from U.S. cities and certain major cities in Europe and the Middle East (see Note 21).

    The airline industry is highly competitive and the factors affecting competition are subject to rapid change. Many of the Company's competitors are larger and have significantly greater financial resources. In addition, several carriers have introduced or have announced plans to introduce low-cost, short-haul service, which may result in increased competition to the Company. Internationally, TWA competes in several "limited entry" markets in which, as a result of governmental regulations and agreements with foreign governments, TWA has traditionally competed with a limited number of carriers. Additionally, certain of the Company's major competitors have established or announced plans to establish alliances with one or more foreign or domestic carriers to expand their international operations and increase the domestic market presence. No assurance can be given that TWA will continue to have the advantage of all of the "limited entry" markets in which it currently operates or that it will not face substantial additional competition.

    Historically, the airline industry has experienced substantial volatility in profitability as a result of, among other factors, general economic conditions, competitive pricing initiatives, the overall level of capacity operated in the industry and fuel prices. TWA continues to be highly leveraged and has and will continue to have significant debt service obligations. TWA presently has no unused credit lines and most of TWA's strategic assets have been pledged to secure indebtedness of the Company.

(b) Fresh Start Reporting: Financial accounting during a Chapter 11 proceeding is prescribed in "Statement of Position 90-7 of the American Institute of Certified Public Accountants", titled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which TWA adopted effective June 30, 1995. The emergence from the 1995 Chapter 11 proceeding (the "'95 Reorganization") on August 23, 1995 (the "'95 Effective Date"), resulted in the creation of new reporting entities without any accumulated deficit and with the Company's assets and liabilities restated to their estimated fair values (also see Note 19-Fresh Start Reporting). Because of the application of fresh start reporting, the financial statements for periods after reorganization are not comparable in all respects to the financial statements for periods prior to the '95 Reorganization.

    For periods during the Chapter 11 proceedings, prepetition liabilities which were unsecured or estimated to be undersecured were classified as "Liabilities Subject to Compromise in the Chapter 11 Reorganization Proceedings." The accrual of interest on such liabilities was discontinued for the period from June 30, 1995 to the '95 Effective Date.

(c) Consolidation: The consolidated financial statements include the accounts of TWA and its subsidiaries. All significant inter-company transactions have been eliminated. The results of Worldspan, L.P. ("Worldspan"), a 25% owned affiliate are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits). Certain amounts previously reported have been reclassified to conform with revised classifications.

(d) Property and Depreciation: Property and equipment owned are depreciated to residual values over their estimated useful service lives on the straight-line method. Property held under capital leases is amortized on the straight-line method over its estimated useful life, limited generally by the lease period. Estimated remaining useful service lives and residual values are reviewed periodically for reasonableness and any necessary change is effected at the beginning of the accounting period in which the revision is adopted. In connection with the application of fresh start reporting, no significant changes in the estimated useful lives of assets have been made.

    Estimated useful service lives in effect for the purpose of computing the provision for depreciation, were:

      Flight equipment (aircraft and engines, including related spares)-- 16 to 30 years, varying by aircraft fleet type
      Buildings--20 to 50 years
      Other equipment--3 to 20 years
      Leasehold improvements--Estimated useful life limited by the lease period

    Maintenance and repairs, including periodic aircraft overhauls, are expensed in the year incurred; major renewals and betterments of equipment and facilities are capitalized and depreciated over the remaining life of the asset.

(e) Intangible Assets: Route authorities are amortized on a straight line basis over 30 years, gates over the term of the related leases and slots over 20 years. Routes, gates and slots consist of the following amounts at December 31 (in thousands):

                                       1997                1996
                                     --------            --------
Routes.........................      $248,100            $248,100
Gates..........................        83,649              86,649
Slots..........................        95,800              95,800
                                     --------            --------
                                      427,549             430,549
Accumulated Amortization.......        49,858              28,890
                                     --------            --------
                                     $377,691            $401,659
                                     ========            ========

    The reorganization value in excess of amounts allocable to identifiable assets is being amortized over a twenty year period on the straight-line method. Accumulated amortization at December 31, 1997 and 1996 was $97,891,000 and $55,937,000, respectively.

    When facts and circumstances suggest that intangible and other long- term assets may be impaired, the Company evaluates their recoverability based upon estimated undiscounted future cash flows over the remaining estimated useful lives. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

(f) Foreign Exchange: Foreign currency and amounts receivable and payable in foreign currencies are translated into U.S. dollars at current exchange rates on the date of the financial statements. Revenue and expense transactions are translated at average rates of exchange in a manner that produces approximately the same dollar amounts that would have resulted had the underlying transactions been translated into dollars on the dates they occurred. Exchange gains and losses are included in net income for the period in which the exchange rate changes.

(g) Inventories: Inventories, valued at standard cost, which approximates actual average unit cost, consist primarily of expendable spare parts used for the maintenance and repair of flight equipment, plus aircraft fuel and other operating supplies. A provision for obsolescence of spare parts is accrued at annual rates which will provide an allowance such that the unused inventory, at the retirement date of the related aircraft fleet, is reflected at the lower of cost or estimated net realizable value.

(h) Passenger Revenue Recognition: Passenger ticket sales are recognized as revenue when the transportation service is rendered. At the time of sale a current liability for advance ticket sales is established and subsequently is eliminated either through carriage of the passenger by TWA, through billing from another carrier that renders the service, or by refund to the passenger.

    Under TWA's "Frequent Flight Bonus Program" ("FFB"), frequent travelers may accumulate certain defined unit mileage credits which entitle them to a choice of various awards, including certain free air transportation on TWA at a future date. When the free travel award level is achieved by a frequent traveler, a liability is accrued and TWA's operating expense is charged for the estimated incremental cost which will be incurred by TWA upon the future redemption of the free travel awarded.

    Pursuant to the 1995 Restructuring, TWA issued 600,000 ticket vouchers, each having a face value of $50, which may be used for a discount of up to 50% off the cost of a ticket for transportation on TWA. Concurrently, TWA entered into an agreement, as amended, to purchase for cash from a third party any ticket vouchers acquired by the stand-by purchaser. The ticket vouchers were initially recorded as a liability at their estimated fair value, approximately $26.2 million. The liability will be relieved in future periods as vouchers are redeemed for cash or will be reflected as revenue when the transportation is provided for tickets purchased with vouchers. Approximately 131,000 and 180,000 vouchers were outstanding at December 31, 1997 and 1996, respectively.

(i) Interest Capitalized: Interest cost associated with funds expended for the acquisition of qualifying assets is capitalized. Interest capitalized was $4,784,000 in 1997 and $5,463,000 in 1996. There was no interest capitalized during 1995.

(j) Income Taxes: TWA accounts for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". This statement requires the use of the liability method to record the deferred income tax consequences of differences between the financial reporting and income tax bases of assets and liabilities.

(k) Postretirement Benefits Other Than Pensions: TWA accounts for postretirement benefits other than pensions based on SFAS No. 106 which requires that the expected cost of providing such benefits be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits.

(l) Deferred Credit-Aircraft Operating Leases: The present value of the excess of contractual rents due under aircraft operating leases over the fair rentals for such aircraft were recorded as deferred credits as part of the application of fresh start reporting. The deferred credit will be increased through the accrual of interest expense and reduced through a reduction in operating lease rentals over the terms of the respective aircraft leases. At December 31, 1997 and 1996, the unamortized balances of the deferred credits were $23,154,000 and $31,408,000, respectively.

(m) Environmental Contingencies: TWA is subject to numerous environmental laws and regulations and is subject to liabilities and compliance costs arising from its past and current handling, processing, recycling, storing and disposing of hazardous substances and hazardous wastes. It is TWA's policy to accrue environmental remediation costs when it is probable that a liability has been incurred and an amount can be reasonably estimated. As potential environmental liabilities are identified and assessments and remediation proceed, these accruals are reviewed periodically and adjusted, if necessary, as additional information becomes available. The accruals for these liabilities can significantly change due to factors such as the availability of additional information on the nature or extent of the contamination, methods and costs of required remediation and other actions by governmental agencies. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

(n) Mandatorily Redeemable 12% Preferred Stock:  The Mandatorily Redeemable
    12% Preferred Stock issued in connection with the 1995 Reorganization was initially recorded at its estimated fair value. Until its redemption in April 1996, the carrying amount was being increased by amortization of the difference between the redemption value and the carrying amount, using the interest method. Such amounts were recorded as additional preferred stock dividend requirements. A special dividend requirement of approximately $20.0 million was recorded in 1996 to reflect the excess of the early redemption price over the carrying value of the Mandatorily Redeemable 12% Preferred Stock.

(o) Earnings (Loss) Per Share: In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"), which specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As a result of the losses reported in the periods presented, the adoption of SFAS No. 128 did not impact previously reported earnings per share data.

    In computing the loss applicable to common shares for 1997 and 1996 and the four months ended December 31, 1995, the net loss has been increased by dividend requirements on the 9 1/4% Cumulative Convertible Exchangeable Preferred Stock from the date of issuance in December 1997, the Mandatorily Redeemable 12% Preferred Stock (including amortization of the difference between the carrying amount and the redemption value and the special dividend requirement related to the early redemption in 1996) and on the 8% Cumulative Convertible Exchangeable Preferred Stock from the date of issuance in March 1996. In computing the related net loss per share, the loss applicable to common shares has been divided by the aggregate average number of outstanding shares of Common Stock (47.1 million in 1997, 38.5 million in 1996 and 28.0 million in 1995) and Employee Preferred Stock (6.4 million in 1997, 5.7 million in 1996 and 5.3 million in 1995) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. Diluted EPS has not been presented as the impact of stock options, warrants, conversion of preferred stock or potential issuances of additional Employee Preferred Stock would have been anti-dilutive. For a description of securities which represent potential common shares and which could materially dilute basic EPS in the future, see Notes 11, 12, & 13. Earnings per share of the predecessor company are not presented as the amounts are not meaningful.

(p) Concentration of Credit Risk: TWA does not believe it is subject to any significant concentration of credit risk. At December 31, 1997 most of the Company's receivables were related to tickets sold to individual passengers through the use of major credit cards (40%) or to tickets sold by other airlines (14%) and used by passengers on TWA. These receivables are short-term, generally being settled shortly after sale or in the month following usage. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts.

(q) Use of Estimates: Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(r) Stock-Based Compensation: TWA applies APB Opinion No. 25 and related interpretations in accounting for its plans. This opinion allows for stock-based employee compensation to be recognized based on the intrinsic value.

(s) Presentation: Certain prior period amounts have been reclassified to conform with current year presentation.

(t) New Accounting Standards:  The FASB recently issued SFAS No. 130,
    Reporting Comprehensive Income, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and SFAS No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 130 provides for the reporting and presentation of comprehensive income and its components. SFAS No. 131 establishes standards for defining operating segments and reporting certain information about such segments. SFAS No. 132 revised disclosure requirements relative to pension and other postretirement benefits. Since these statements only impact how financial information is disclosed in interim and annual periods, the adoption of these standards in 1998 will not impact the Company's financial condition or results of operations.

               3. Chapter 11 Reorganizations:

               On January 31, 1992, TWA commenced a reorganization case (the "'93 Reorganization") by filing a voluntary petition for relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). TWA's subsidiary companies did not file for Chapter 11 protection. On August 12, 1993 the Bankruptcy Court entered an order confirming the '93 Reorganization, which was jointly proposed by TWA and the Official Unsecured Creditors' Committee. The '93 Reorganization became effective on November 3, 1993 (the "'93 Effective Date").

               Pursuant to the '93 Reorganization Plan, on the '93 Effective
Date: (i) all prepetition interests in TWA (including TWA's previously existing preferred stock, preference stock and common stock) were cancelled without any consideration being distributed on account of those interests;
(ii) nine million shares of newly authorized TWA common stock, representing 45% of TWA's then authorized common stock, were issued to trusts established for the benefit of TWA's domestic unionized and domestic non-unionized and management employees (the "Employee Stock Trusts") in exchange for certain wage, benefit and claim concessions granted pursuant to certain agreements entered into by TWA with its domestic unionized and domestic non-unionized and management employees (the "'92 Labor Agreements"); (iii) 11 million shares of newly authorized common stock, representing 55% of TWA's authorized common stock, were issued to a voting trust established on the '93 Effective Date for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims, which trust issued 11 million Voting Trust Certificates ("VTCs") evidencing the rights of the VTC holders in the Voting Trust; (iv)
12.5 million shares of newly authorized preferred stock were issued for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims; (v) new five year notes (the "10% Senior Secured Notes"), new seven year notes (the "8% Senior Secured Notes"), new eight year, 8% secured notes (the "IAM Back Pay Notes"), new equipment trust certificate notes (the "11% ETC Notes") and Aircraft Financing Secured Notes with varying interest rates and maturity dates (the "Aircraft Financing Notes"), the aggregate principal amount of which was approximately $730.6 million, were issued to certain creditors of TWA in full satisfaction and discharge of their claims;
(vi) all claims except for certain claims to be reinstated under the '93 Reorganization Plan were discharged; (vii) certain contingent and/or unliquidated claims were settled and (viii) executory contracts and unexpired leases to which TWA was a party were assumed or rejected, in each case on the terms and subject to the conditions set forth in the '93 Reorganization.

               Notwithstanding the reductions in levels of debt and obligations achieved through the '93 Reorganization, TWA's operating results and cash flows did not meet the projected levels upon which the '93 Reorganization Plan was formulated, and in 1994 it was determined that a recapitalization of the Company was needed.

               In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company (i) exchanged certain of its then outstanding debt securities for a combination of newly issued Mandatorily Redeemable 12% Preferred Stock, Common Stock, warrants to purchase Common Stock and debt securities, (ii) converted the then outstanding preferred stock of the Company to shares of Common Stock, warrants and equity rights, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases and (iv) obtained an extension of the Company's approximately $190 million principal amount of indebtedness to certain entities controlled by Mr. Carl C. Icahn (the "Icahn Loans"). The Company also (i) effected a reverse stock split of its then outstanding common stock for Common Stock, (ii) completed an equity rights offering, (iii) distributed certain warrants to its then current equity holders and (iv) implemented certain amendments to the Company's Certificate of Incorporation.

               In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into new three-year labor agreements (the "'94 Labor Agreements"), amending existing collective bargaining agreements with the three labor unions representing approximately 84% of the Company's employees, the IAM, ALPA and IFFA. The '94 Labor Agreements provided for waiver of certain contractually agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including eliminating so called snapbacks, i.e., the automatic restoration of the wage reductions granted in such agreements upon their expiration. During 1994 and 1995, the Company also implemented a number of similar saving initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and eliminating certain planned restorations of wage reductions.

               On June 14, 1995, as one of the transactions contemplated by the extension of the Icahn Loans, TWA and an entity affiliated with Mr. Icahn, Karabu Corporation ("Karabu"), entered into an agreement for the sale of tickets (the "Ticket Agreement"). There are two categories of tickets under the Karabu Ticket Program: (1) "Domestic Consolidator Tickets," which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first fifteen months and $70 million per year for seven consecutive years through the term of the Ticket Agreement) and (2) "System Tickets," which are not subject to any cap throughout the term of the Ticket Agreement. The Ticket Agreement provides for the sale of tickets to Karabu at prices significantly lower than the full retail price.

               Ticket sales under the Ticket Program, which commenced in September 1995, were $236.1 million in 1997, $139.7 million in 1996 and $16.0 million in 1995 at full published fares. The aggregate net sales, after applicable discounts under the Ticket Agreement, were $129.9 million in 1997, $76.9 million in 1996 and $8.8 million in 1995. Of these amounts, $116.0 million, $71.5 million and $4.4 million is included as passenger revenues for 1997, 1996 and the four months ended December 31, 1995, respectively, as the related transportation had been provided. Substantially all ticket sales under the Ticket Program to date have been "System Tickets".

               The purchase price for the tickets purchased by Karabu are required to either, at Karabu's option and with certain restrictions, be retained by Karabu and the amount so retained shall be credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over to the settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. Through December 31, 1997, approximately $118.6 million of such proceeds had been applied to the principal balance of the Icahn Loans, and $76.7 million had been applied to the PBGC Notes, which resulted in an $11.5 million extraordinary charge related to the early extinguishment of PBGC Notes ($9.9 million in 1997 and $1.6 million in 1996) (See Note 14). On December 30, 1997, TWA completed a $100 million private placement of 9.8% Airline Receivable Asset Backed Notes due 2001. Proceeds from this financing were used, in part, to retire the remaining balance of Icahn Loans, including approximately $71.4 million of principal and $2.7 million in accrued interest.

               Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets purchased by Karabu pursuant to the Ticket Agreement are required to be at fares specified in the Ticket Agreement, net to TWA, and exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and TWA believes that under the applicable provisions of the Ticket Agreement, Karabu may not market or sell System Tickets through travel agents or directly to the general public. Karabu, however, has been marketing System Tickets through travel agents and directly to the general public. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents or directly to the general public. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and declare a default on the Icahn Loans, which financing was secured by receivables and certain flight equipment pledged under one or more security agreements (the "Karabu Security Agreements"). Mr. Icahn's position was based on a variety of claims related to his various interpretations of the Karabu Security Agreements as well as with respect to certain alleged violations of the Ticket Agreement by the Company. The parties negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. Those negotiations reached an impasse and the Company re-filed its suit on March 20, 1996 in the St. Louis County Circuit Court. In response to such lawsuit, Karabu and another Icahn-affiliated company asserted counterclaims alleging that the Company had breached its obligations under the Ticket Agreement by, among other things, seeking to restrict Karabu and Icahn-affiliated companies from selling System Tickets through travel agents or directly to the general public. If Karabu's interpretation as to sales of System Tickets through travel agents or directly to the general public was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue collected that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. The trial of this case was completed on January 7, 1998. A decision regarding this matter is pending.

4.    Investments:

               TWA, through a wholly-owned subsidiary, has a 25% partnership interest in Worldspan, a joint venture among TWA, Delta Airlines, Inc., Northwest Airlines, Inc. and ABACUS Distribution Systems PTE Ltd. Worldspan owns, markets and operates a global computer airline passenger reservation system on behalf of subscriber travel agents and contracting airlines who pay booking fees to Worldspan for such reservation service. TWA accounts for its investment in the partnership on the equity basis. TWA's share of the combined net earnings (loss) of the partnership was approximately $11,305,000 for the year ended December 31, 1997, $11,919,000 for the year ended December 31, 1996, $(11,535,000) for the four months ended December 31, 1995 and $3,607,000 for the eight months ended August 31, 1995, which is included in Other Charges (Credits) in TWA's Statements of Consolidated Operations. The excess of TWA's carrying value for its investment in Worldspan over its share of the underlying net assets of Worldspan is being amortized over a period of 20 years. At December 31, 1997 and 1996, the unamortized balance of this excess amounted to approximately $30.1 million and $32.0 million, respectively.

               The partnership provides passenger reservations services, communication facilities and other computer services which are purchased by TWA on a recurring basis. The aggregate cost of the services purchased from the partnership, which is included in all other operating expenses in TWA's Statements of Consolidated Operations, is approximately as follows (amounts in thousands):

Year Ended December 31, 1997........................      $48,902
Year Ended December 31, 1996........................      $54,611
Four Months Ended December 31, 1995.................      $16,566
Eight Months Ended August 31, 1995..................      $29,604


               Summary financial data for Worldspan is as follows (amounts in thousands):

                                                December 31,
                                             1997          1996
                                            --------      --------
Current assets........................      $220,602      $172,368
                                            --------      --------
Non-current assets....................       360,728       384,653
                                            --------      --------
 Total assets.........................      $581,330      $557,021
                                            ========      ========
Current liabilities...................      $128,159      $126,774
Non-current liabilities...............       102,957       125,255
Partners' equity......................       350,214       304,992
                                            --------      --------
 Total liabilities and equity.........      $581,330      $557,021
                                            ========      ========

                                    Year Ended December 31,
                            ----------------------------------------
                               1997           1996          1995
                            -----------    -----------   -----------
Revenues................       $578,340      $548,419       $498,138
Costs and expenses......        533,119       500,743        529,852
                               --------      --------       --------
 Net income (loss)......       $ 45,221      $ 47,676       $(31,714)
                               ========      ========       ========

5. Income Taxes:

               Income tax liabilities at December 31, 1997 and 1996, included in other noncurrent liabilities, consist of the following (in millions):

                                               1997           1996
                                            ---------      ---------
Current taxes...........................    $     --       $     --
Deferred taxes:
 Federal................................        10.7           10.7
 Other income and franchise taxes.......         0.3            0.3
                                            --------       --------
Total income tax liability..............    $   11.0       $   11.0
                                            ========       ========

               Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows (in millions):

                                                         1997          1996
                                                      ---------     -----------
Deferred tax assets:
 Postretirement benefits, other than pensions.....       $199.8        $198.5
 Pension obligations..............................         51.0          82.3
 Employee compensation and other benefits.........         40.0          36.5
 Capital leases, net..............................         58.8          54.3
 Net operating loss carryforwards.................        337.7         247.1
 Other, net.......................................         77.9          84.0
                                                         ------        ------
   Total deferred tax assets......................        765.2         702.7
                                                         ------        ------
Deferred tax liabilities:
 Property and spare parts, net....................        (45.0)        (34.6)
 Routes, gates, and slots, net....................       (149.2)       (158.7)
 Investment in affiliate..........................        (46.1)        (42.7)
                                                         ------        ------
   Total deferred tax liabilities.................       (240.3)       (236.0)
                                                         ------        ------
Net deferred tax asset before valuation allowance.        524.9         466.7
 Deferred tax asset valuation allowance...........       (535.9)       (477.7)
                                                         ------        ------
      Net deferred tax liability..................       $(11.0)       $(11.0)
                                                         ======        ======



               The valuation allowance arises primarily from the amortization of intangibles, representing taxable temporary differences, the reversal of which extends beyond the period in which deductible temporary differences are expected to reverse.

               A summary of the provision (credit) for income taxes is as follows (amounts in thousands):

                                                                                                                 Predecessor
                                                                        Reorganized Company                        Company
                                                          -------------------------------------------------    --------------
                                                                    Year Ended                Four Months       Eight Months
                                                          ------------------------------         Ended              Ended
                                                          December 31,      December 31,      December 31,       August 31,
                                                              1997              1996              1995              1995
                                                          ------------      ------------      ------------       ----------

Current, primarily foreign...........................         $527              $450            $1,370              $(96)
Deferred.............................................           --                --                --                --
                                                              ----              ----            ------              ----
 Total provision (benefit) for income taxes, net.....         $527              $450            $1,370              $(96)
                                                              ====              ====            ======              ====

               Income tax expense for the periods presented below differs from the amounts which would result from applying the federal statutory tax rate to pretax income, as follows (amounts in thousands):


                                                                                                                 Predecessor
                                                                        Reorganized Company                        Company
                                                          -------------------------------------------------    --------------
                                                                    Year Ended                Four Months       Eight Months
                                                          ------------------------------         Ended              Ended
                                                          December 31,      December 31,      December 31,       August 31,
                                                              1997              1996              1995              1995
                                                          ------------      ------------      ------------       ----------
Income tax benefit at United States statutory rates..         $(31,268)         $(93,652)         $(11,294)        $(118,408)
Amortization of reorganization value in excess of
 amounts allocable to identifiable assets............           14,684            14,683             4,894             1,976
Meals and entertainment disallowance.................            4,124             4,257             1,419             2,838
Foreign and state taxes..............................              527               450             1,370               (96)
Net operating loss not benefited and other items.....           12,460            74,712             4,981           113,594
                                                              --------          --------          --------         ---------
 Income tax expense (benefit)........................         $    527          $    450          $  1,370         $     (96)
                                                              ========          ========          ========         =========

               A provision for income tax on the extraordinary gain from the extinguishment of debt in the eight months ended August 31, 1995 was not required as such income is excluded from taxation under the Internal Revenue Code of 1986, as amended.

               In May 1993, TWA and the Internal Revenue Service reached an agreement (the "IRS Settlement") to settle both: (i) the IRS' proof of claim in the '93 Reorganization in the amount of approximately $1.4 billion covering prepetition employment and income taxes of TWA, and (ii) the audit of TWA's federal income tax returns through 1992. Pursuant to the IRS Settlement, TWA paid $6 million to the IRS through the application of funds owed to TWA by certain governmental agencies and issued a note in the amount of $19 million payable in quarterly installments over a six year period (also see Note 8 --
Debt). As a result of the IRS Settlement, TWA increased its tax basis in certain of its assets and will be allowed no benefit of any federal net operating loss or credit carryforward from 1992 or any prior year. Federal income tax losses incurred by TWA subsequent to 1992 may not be carried back to pre-1993 years.

               The Company estimates that it has tax net operating loss carryforwards ("NOLs") amounting to approximately $855 million at December 31, 1997 expiring in 2008 through 2012 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder, imposed limitations on the ability of corporations to use NOLs if the corporation experiences a more than 50% change in ownership during certain periods. Changes in ownership in future periods could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. In addition, the tax net operating loss carryforwards are subject to examination by the IRS and thus are subject to adjustment or disallowance resulting from any such IRS examination. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excessive amounts allocable to identifiable assets.

6.    Employee Benefit Plans:

               Substantially all of TWA's employees are covered by noncontributory defined benefit retirement plans that were frozen on January 1, 1993. While many of TWA's employees continue participation in these plans, they have not accrued any additional benefits since the date the plans were frozen. Employees hired after the freeze are not entitled to participate in these defined benefit retirement plans. TWA's policy has been to fund the defined benefit plans in amounts necessary for compliance with the funding standards established by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),

               The retirement plans for Pilots, Flight Attendants and Dispatchers provide benefits determined from career average earnings, with Pilots having minimum benefits after ten years of service. Employees (other than Passenger Service Employees) represented by the IAM earn retirement plan benefits of stated amounts for each year of service. The Retirement Plan for U.S. Noncontract Employees (including Passenger Service Employees) provides pension benefits that are based on the employee's compensation during the last five years prior to retirement, with compensation subsequent to 1988 frozen at the 1988 pay level. Foreign plans provide benefits that meet or exceed local requirements.

               Normal retirement is age 60 for Pilots and Flight Attendants, and age 65 for nonflight personnel. The age at which employees can receive supplemental benefits for early retirement varies by labor group, but ranges from age 45 to age 64.

               As noted above, in January 1993, TWA's defined benefit plans covering domestic employees (the "Pension Plans") were frozen and Pichin Corporation, a Delaware corporation formed by the Icahn Entities, assumed sponsorship of the Pension Plans and is now responsible for management and control of the Pension Plans. Pursuant to an agreement (the "Comprehensive Settlement Agreement") among the Company, the Icahn Entities, the Pension Benefit Guarantee Corporation (the "PBGC") and unions representing TWA employees, TWA retains only specified obligations and liabilities in respect of the Pension Plans, which include (i) payment obligations under the PBGC Notes, and (ii) the obligation to continue to act as the benefits administrator responsible for, among other things, determining and administering the payment of Pension Plan benefits (also see Note 8 -- Debt).

               Pichin Corporation is obligated to make the required minimum funding payments to each of the Pension Plans, subject to reduction for any payments made under the PBGC Notes. The PBGC may not terminate the Pension Plans, except under section 4042(a)(2) of ERISA or at the request of Pichin Corporation, so long as the Icahn Entities and Pichin Corporation have complied with all terms of the Comprehensive Settlement Agreement relating to the PBGC. Upon the occurrence of certain significant events (as defined) including, but not limited to, a sale of substantially all of TWA's assets, a merger involving TWA or a liquidation under Chapter 7 under the Bankruptcy Code, and at the request of Pichin Corporation, the Pension Plans will be terminated. After such a termination, the liability of Pichin Corporation and all members of its controlled group will be limited to an obligation to make annual payments of $30 million to the PBGC for a period of eight years. Mr. Icahn has advised TWA that Pichin Corporation is entitled to terminate the Pension Plans in a non-standard termination at any time after January 1, 1995.

               In connection with the Comprehensive Settlement Agreement, Mr. Icahn and each of the Icahn Entities surrendered all of the equity and debt securities of TWA and its affiliates owned beneficially or of record by them. Pursuant to the Comprehensive Settlement Agreement, each of the parties to the agreement mutually released the various claims of the other parties to the agreement.


               The net periodic pension expense recorded for TWA's foreign defined benefit retirement plans is presented below (amounts in thousands):


                                                                                                  Predecessor
                                                          Reorganized Company                        Company
                                            -------------------------------------------------    --------------
                                                      Year Ended                Four Months       Eight Months
                                            ------------------------------         Ended              Ended
                                            December 31,      December 31,      December 31,       August 31,
                                                1997              1996              1995              1995
                                            ------------      ------------      ------------       ----------
Service cost........................           $   875            $577               $274             $  493
Interest cost.......................             4,652             992                583              1,040
Actual return on assets.............            (4,592)           (505)              (100)              (200)
Net amortization and deferral.......              (289)           (355)               --                 --
                                               -------            ----               ----             ------
 Net pension expense................           $   646            $709               $757             $1,333
                                               =======            ====               ====             ======

               Actuarial assumptions used for determining pension costs were:

                                                                                                             Predecessor
                                                                     Reorganized Company                        Company
                                                       -------------------------------------------------    --------------
                                                                 Year Ended                Four Months       Eight Months
                                                       ------------------------------         Ended              Ended
                                                       December 31,      December 31,      December 31,       August 31,
                                                           1997              1996              1995              1995
                                                       ------------      ------------      ------------       ----------
Discount rate for interest cost..................          7.50%             7.50%             7.00%             8.50%
Rate of increase in future compensation levels...          5.50%             5.50%             5.50%             5.50%
Expected long-term rate of return on plan assets.          9.00%             9.00%            11.00%            11.00%

               The funded status (with benefit obligations determined using the current estimated discount rate of 7.25% and 7.50% at December 31, 1997 and 1996, respectively) and amounts recognized in the Consolidated Balance Sheets at December 31, 1997 and 1996, for defined benefit plans covering foreign employees, are as follows (amounts in thousands):

                                                                                     December 31,
                                                         ----------------------------------------------------------------------
                                                                       1997                                 1996
                                                         ---------------------------------    ---------------------------------
                                                                  Plans in Which                       Plans in Which
                                                         ---------------------------------    ---------------------------------
                                                         Assets Exceed       Accumulated      Assets Exceed       Accumulated
                                                          Accumulated      Benefits Exceed     Accumulated      Benefits Exceed
                                                            Benefits           Assets            Benefits           Assets
                                                         -------------       -----------      -------------       -----------
Actuarial present value of benefit obligations:
 Vested benefit obligation...........................       $47,979             $12,108          $44,200              $7,153
 Nonvested benefit obligation........................            --                 431               --               1,198
                                                            -------             -------          -------              ------
 Accumulated benefit obligation......................        47,979              12,539           44,200               8,351
 Projected benefit obligation more than
   accumulated benefit obligation....................         4,273               8,832            3,983               5,882
                                                            -------             -------          -------              ------
 Projected benefit obligation........................        52,252              21,371           48,183              14,233
Plan assets at fair value(a).........................        54,366                  --           50,703                  --
                                                            -------             -------          -------              ------
Projected benefit obligation more (less) than plan
 assets at fair value................................        (2,114)             21,371           (2,520)             14,233
Unrecognized net gain (loss).........................         6,578               4,176            7,307              11,696
                                                            -------             -------          -------              ------
Pension liability (asset) recognized in Consolidated
  Balance Sheets.....................................        $4,464             $25,547           $4,787             $25,929
                                                            =======             =======          =======             =======

----------

(a) Plan assets are invested in cash equivalents, international stocks, fixed income securities and real estate.

(b) United Kingdom law requires the reduction of retirement plan assets when such assets exceed 105% of plan liabilities. In 1996, assets in TWA's United Kingdom Pension Plan exceeded liabilities by approximately $20 million. This surplus was eliminated by terminating the existing UK Pension Plan and establishing a new pension plan for UK employees. The surplus assets were split between TWA and the participants of the UK Plan, with plan participants receiving their share in enhanced pension benefits, and TWA receiving, in December 1996, a reversion from the original plan of $9.7 million.

               TWA has several defined contribution plans covering most of its employees. Total pension expense for these plans was $53.4 million, $58.0 million, $14.1 million and $26.8 million for the years ended December 31, 1997, December 31, 1996, the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively. Such defined contribution plans include: (a) trust plans established pursuant to collective bargaining agreements with certain employee groups providing for defined Company contributions generally determined as a percentage, ranging from 2% to 11%, of pay; and (b) retirement savings plan for Noncontract Employees to which the Company contributes amounts equal to 25% of voluntary employee after-tax contributions up to a maximum of 10% of the employee's pay. Pursuant to the '92 Labor Agreements, Company contributions were suspended for certain defined contribution plans for the period September 1, 1992 through August 31, 1995. Such suspension has been extended through August 31, 1997. In connection with the Comprehensive Settlement Agreement, TWA agreed to make contributions to defined contribution plans aggregating 2% of eligible wages for 1993 through 1995, and 3.3% thereafter. The Company made the 1994 contribution payment on June 20, 1995. Commencing on July 1, 1995, TWA is required to make such contributions on a monthly basis.

               In addition to providing retirement benefits, TWA provides certain health care and life insurance benefits for retired employees, their spouses and qualified dependents. Substantially all employees may become eligible for these benefits if they reach specific retirement age criteria while still actively employed by TWA. SFAS No. 106 requires that the expected cost of providing postretirement benefits other than pensions be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits.

               The following table sets forth a reconciliation of the accrued postretirement benefit cost as of December 31, 1997 and 1996 (in millions):

                                                 December 31,    December 31,
                                                     1997             1996
                                                 ------------    ------------
Accumulated postretirement benefit obligation:
   Actives fully eligible.....................       $184             $163
   Other actives..............................        130              144
   Retirees...................................        215              225
                                                     ----             ----
    Total APBO................................        529              532
Unrecognized cumulative loss..................        (12)             (29)
                                                     ----             ----
Accrued postretirement benefit cost...........       $517             $503
                                                     ====             ====


               The components of net periodic postretirement benefit cost are as follows (in millions):

                                                                                   Predecessor
                                           Reorganized Company                        Company
                             -------------------------------------------------    --------------
                                       Year Ended                Four Months       Eight Months
                             ------------------------------         Ended              Ended
                             December 31,      December 31,      December 31,       August 31,
                                 1997              1996              1995              1995
                             ------------      ------------      ------------       ----------
Service Cost...........         $  9.9            $10.0            $  3.0              $  5.4
Interest Cost..........           39.0             35.4              11.0                25.5
                                 -----            -----             -----               -----
   Total...............          $48.9            $45.4             $14.0               $30.9
                                 =====            =====             =====               =====



               The discount rate used to determine the APBO was 7.25% at December 31, 1997 and 7.50% at December 31, 1996. The discount rate used to determine net periodic postretirement benefit costs was 7.50% for the year ended December 31, 1997, 7.0% for the year ended December 31, 1996, 7.0% for the four months ended December 31, 1995 and 8.5% for the eight months ended August 31, 1995. The assumed health care cost trend rate used in measuring the APBO was 8.0% in 1997 declining by 1% per year to an ultimate rate of 5%. If the assumed health care cost trend rate was increased by 1 percentage point, the APBO at December 31, 1997 would be increased by approximately 6.5% and 1997 periodic postretirement benefit cost would increase approximately 4.0%.

7.    Contingencies:

                On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage, and at this time management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted, or may result, from the public perception of the crash.

               On October 22, 1991, a judgment in the amount of $12,336,127 was entered against TWA in an action in the United States District Court for the Southern District of New York by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). The action commenced in 1987, as subsequently amended, sought damages from TWA in excess of $60 million as a result of TWA's alleged breach of its contract with Travellers for the planning and operation of Getaway Vacations. In order to obtain a stay of judgment pending appeal, TWA posted a cash undertaking of $13,693,101. In connection with the '93 Reorganization, TWA sought to have the matter ultimately determined by the Bankruptcy Court and claimed that the cash undertaking constituted a preference payment. Following prolonged litigation with respect to jurisdiction, the United States Supreme Court determined that the entire matter should be addressed by the Bankruptcy Court, and in February 1994, the Bankruptcy Court determined the matter in a manner favorable to TWA. Upon appeal, the District Court affirmed in part and reversed in part the Bankruptcy Court's decision. On January 20, 1998, the Court of Appeals for the Third Circuit reversed the District Court and affirmed the findings of the Bankruptcy Court. Travellers sought reconsideration by the Third Circuit which reconsideration was denied. Travellers has advised they will appeal this decision. TWA has agreed that amounts received pursuant to this proceeding will be applied to reduce the PBGC Notes or contributed to the settlement trust established for defined benefit pension plans covering certain TWA employees.

               TWA is subject to numerous environmental laws and regulations administered by various state and federal agencies. Although the Company believes adequate reserves have been provided for all known environmental contingencies, it is possible that additional reserves might be required in the future which could have a material effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on its financial position or results of operations based on the Company's knowledge of similar environmental sites.

               Since May 1991, TWA's employees in Israel have claimed that the Company should be required to collateralize its contingent payment of termination indemnities. This matter deals only with collateralization of a contingent payment obligation. The employees have asserted that the amount necessary to collateralize the contingent payment of termination indemnities could be as much as $25 million. The Company denies any obligation to collateralize and asserts that any obligation to collateralize any termination indemnity is not a current obligation.

               In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines, alleging that such companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States and, in certain instances, state, antitrust laws. On May 9, 1995, TWA announced settlement, subject to court approval, of the referenced actions. A final order has not yet been entered; however, an interim order approving the settlement has been entered.

               On November 9, 1995, ValuJet Air Lines, Inc., now known as AirTran Airlines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. On July 12, 1996, the Federal Court in Atlanta granted summary judgment in TWA's favor in the ValuJet litigation on the claims and counts raised in the ValuJet amended complaint. The order granting summary judgment to TWA was not a final order and was not directly appealable due to an outstanding claim against Delta. ValuJet has settled its claim with Delta and appealed the grant of summary judgment to the 11th Circuit Court of Appeals. Settlement discussions are ongoing. The Company does not expect that the resolution of this matter will have a material adverse effect on its results of operations or financial position.

               In addition, based on certain written grievances or complaints filed by ValuJet, the Company was informed that the United States Department of Justice ("DOJ"), Antitrust Division, was investigating the circumstances of the slot lease of certain takeoff and landing slots to Delta at LaGuardia to determine whether an antitrust violation has occurred. During the course of its investigation, the DOJ was informed of the summary judgment described above. Since the date of the judgment, TWA is unaware of whether the DOJ has undertaken further investigative efforts, the status of the investigation or any future plans of the DOJ or other regulatory bodies with respect to the ValuJet allegations. While TWA believes the summary judgment should be persuasive to the various regulatory bodies petitioned by ValuJet, it will cooperate with any further investigations.

               On September 6, 1995 TWA announced that the operations of its wholly owned subsidiary, Trans World Express, Inc. ("TWE"), would be discontinued on November 6, 1995. TWA entered into an agreement with an unaffiliated entity, Trans States Airlines, Inc., to provide feeder service into TWA's JFK hub, which commenced on November 7, 1995. TWA does not believe that the liquidation of TWE has had or will have a material adverse impact on the financial position or results of operations of TWA.

               Pursuant to the '92 Labor Agreements, the Company agreed to pay to employees represented by the IAM a cash bonus for the amount by which overtime incurred by the IAM from September 1992 through August 1995 was reduced below specified thresholds. This amount was to be offset by the amount by which medical savings during the period for the same employees did not meet certain specified levels of savings. The obligation is payable in three equal annual installments beginning in 1998. The Company has estimated the net overtime bonus owed to the IAM to be approximately $26.3 million and has reflected this amount as a liability in the accompanying balance sheets. Such amount reflects a reduction of approximately $10.0 million pursuant to an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the '95 Reorganization. The IAM, while not providing a calculation of its own, has disputed the method by which management has computed the net overtime bonus and has indicated that it believes the amount due to the IAM is much greater than the amount which has been estimated by management.

               In addition, in connection with certain wage scale adjustments afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling with respect to the comparability of wage concessions made in 1994 that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1997 such additional compensation that would be payable pursuant to the arbitration ruling would be approximately $12.0 million. The Company denies any such obligation and is pursuing an appeal of the arbitration ruling and a court award affirming the ruling. Effective September 1, 1997, the Company also reduced the overall compensation and benefits package for non-contract employees so as to offset, in the Company's view, any claims by such employees previously represented by IFFA for any retroactive or prospective wage increases. As such, no liability has been recorded by the Company.

               In connection with the '95 Reorganization, the Company entered into a letter agreement with employees represented by ALPA whereby if the Company's flight schedule, as measured by block hours, does not exceed certain thresholds, a defined cash payment would be made to ALPA. The defined thresholds were exceeded during the measurements periods through December 31, 1996 and no amount was therefore owed to ALPA as of that date. A payment of approximately $2.6 million was due under the agreement on August 14, 1997 for the period January through June 1997. The Company made this payment in January 1998. Management estimates that its aggregate obligation for 1997 will be approximately $9.1 million.

               The Company is also defending a number of other actions which have arisen in the ordinary course of business, and are insured or the likely outcome of which the management of the Company does not believe may be reasonably be expected to be materially adverse to the Company's financial condition or results of operations.






8.    Debt:

               Substantially all of TWA's assets are subject to liens and security interests relating to long-term debt and other agreements.

               Long-term debt (net of unamortized discounts) outstanding at each balance sheet date was:

                                                                                           December 31,
                                                                                   ---------------------------
                                                                                      1997             1996
                                                                                   -------------    ----------
                                                                                      (Amounts in Thousands)
9.80% Airline Receivable Asset Backed Notes, Series 1997-1(a).................         $100,000       $     --
12% Senior Secured Notes due 2002(b)..........................................           43,254             --
11 1/2% Senior Secured Notes due 2004(c)......................................          138,360             --
12% Senior Secured Reset Notes due 1998(d)....................................               --        111,799
8% IAM Backpay Notes(e).......................................................           13,354         12,090
PBGC Notes(f).................................................................          141,243        198,672
Icahn Financing Facilities(g).................................................               --        125,102
Equipment Trust Certificates(h)...............................................               --          8,963
Various Secured Notes, 4.0% to 12.4%, due 1998-2001(i)........................           43,799         75,478
Installment Purchase Agreements, 10.0% to 10.53%, due 1998-2003(j)............          267,199        109,034
Predelivery Financing Agreements(k)...........................................            3,166         19,862
IRS Deferral Note(l)..........................................................            6,333          8,708
WORLDSPAN Note(m).............................................................           31,224         31,224
                                                                                       --------       ---------
     Total long-term debt.....................................................          787,932        700,932
     Less current maturities..................................................           51,392         92,447
                                                                                       --------       ---------
Long-term debt, less current maturities.......................................         $736,540       $608,485
                                                                                       ========       ========


(a) In December 1997, TWA agreed to sell certain receivables on an ongoing basis to Constellation Finance LLC ("Constellation"), a special purpose limited liability company wholly owned by TWA, and TWA agreed to service the related receivables. Concurrently, the 9.80% Airline Receivable Asset Backed Notes, Series 1997-1 were issued in December 1997 by Constellation in the principal amount of $100.0 million. Interest on the 1997-1 Notes is payable monthly on the 15th day of each month at the rate of 9.80% per annum. No principal payments are due under the 1997-1 Notes until January 2001, except under certain circumstances. The terms of the 1997-1 Notes provide for the maintenance of certain minimum levels of receivables as defined, or in the event of a deficiency, the deposit of funds with the trustee in the amount of such deficiency. At December 31, 1997, $9.7 million was held by the Company Trustee and is included in the accompanying balance sheet as prepaid expenses and other current assets. This amount was returned by the Company Trustee to the Company by January 9, 1998 at which time the deficiency was eliminated.

(b) The 12% Senior Secured Notes due 2002 were issued in March 1997 in the principal amount of $50.0 million. The notes are reflected net of the unamortized discount of $6.7 million at December 31, 1997, to reflect an effective interest rate of approximately 16.4%. Interest is payable semi-annually on April 1 and October 1. The notes are not redeemable prior to their maturity on April 1, 2002. The notes are secured by (i) TWA's beneficial interest in certain take-off and landing slots at three high-density, capacity-controlled airports, (ii) certain ground equipment at certain domestic airports and (iii) all stock of (a) a subsidiary holding the leasehold interest in a hangar at Los Angeles International Airport and
    (b) three subsidiaries holding leasehold interests in gates and related support space at certain domestic airports.

(c) The 11 1/2% Senior Secured Notes due 2004 were issued in December 1997 in the principal amount of $140.0 million. The notes are reflected net of the unamortized discount of $1.6 million at December 31, 1997, to reflect an effective interest rate of approximately 11.7%. Interest is payable semi-annually in arrears on each June 15 and December 15, commencing June 15, 1998. The Company purchased $23.1 million of U.S. Government Obligations with a portion of the net proceeds from the sale of the notes which was deposited in an escrow account to fund interest payments through June 15, 1999. The notes are secured by a lien on (i) a pool of aircraft spare parts,
    (ii) TWA's beneficial interest in 30 take-off and landing slots at Ronald Reagan Washington National Airport and (iii) securities pledged to provide for the first three scheduled interest payments.

(d) The 12% Senior Secured Reset Notes due 1998 were scheduled to pay interest semi-annually, payable either in cash or, as to the first four interest payments, at the Company's option, in whole or in part, in Common Stock, beginning August 1, 1995, subject to certain conditions. The Company elected to pay interest due and payable for the first two periods and one-half of the interest due and payable February 1, 1997 (fourth period) in common stock.

    During 1996 and continuing through August 1997, the Company consummated a series of privately negotiated exchanges with a significant holder of the 12% Senior Secured Reset Notes which resulted in the return to the Company of approximately $97.1 million principal amount of 12% Senior Secured Reset Notes and $2.9 million in accrued interest thereon in exchange for the issuance of approximately 12.2 million shares of Company Common Stock.

    The remaining outstanding notes were retired in December 1997 with a portion of the proceeds related to the issuance of 11 1/2% Senior Secured Notes.
    The principal balance remaining at retirement was $72.5 million. As a result of the privately negotiated exchanges and the retirement of the balance of the 12% Senior Secured Reset Notes, certain slots, equipment, subsidiary stock and spare parts were released and used to secure the 12% Senior Secured Notes and the 11 1/2% Senior Secured Notes. A number of aircraft and engines were also released and remain free and clear.

(e) The 8% IAM Backpay Notes have a stated principal amount of $22.0 million at December 31, 1997 and 1996. The notes are reflected net of the unamortized discount of $8.7 million and $9.9 million at December 31, 1997 and 1996, respectively, which reflects an effective interest rate of approximately 24.4% at December 31, 1997. The notes mature in 2001 and pay interest semi-annually. The notes are secured by a subordinate lien on TWA's interest in Worldspan and liens on one JT8D engine and one JT9D engine. During December 1996, ownership of the notes was transferred from the Indenture Trustee to current and former IAM union members who participated in the 1992 labor agreement.

(f) The PBGC Notes have a stated unpaid principal balance of $158.7 million and $232.9 million at December 31, 1997 and 1996, respectively. The notes are reflected net of unamortized discounts of $17.4 million and $34.3 million at December 31, 1997 and 1996, respectively, to reflect an effective interest rate of approximately 13.0%. Interest on the PBGC Notes is payable semi-annually at an average stated rate of 8.19% per annum. Principal payments are due in semi-annual installments beginning in 1999 through 2003, however, due to certain note provisions mandatory prepayments are required. Additional prepayments could arise from the election of Karabu to apply the purchase price for tickets purchased under the Ticket Agreement to a reduction of the PBGC Notes (see Note 3). Such prepayments would result in extraordinary charges related to the early extinguishment of debt. The Notes are non-recourse notes secured by first liens on TWA's international routes and TWA's leasehold interest in the Kansas City maintenance facility and certain fixtures and equipment.

(g) The Icahn Financing Facilities include a $75 million Asset Based Facility and a $125 million Receivables Facility, the remaining outstanding balance of which was retired in December 1997 in conjunction with the issuance of the 9.8% Airline Receivable Asset Backed Notes due 2001. The principal balance of the Icahn Financing Facilities had been reduced to $71.4 million by the election of Karabu to apply the purchase price for tickets purchased under the Ticket Agreement to a reduction of the Icahn Loans. Collateral for the Icahn Loans included a number of aircraft, engines, and related equipment, along with substantially all of the Company's receivables, which were released on retirement of the Facilities on December 30, 1997.

(h) The Equipment Trust Certificates paid interest semi-annually at a rate of 11% per annum and were subject to mandatory redemptions beginning in April 1994 and continuing until September 1997. The certificates were retired on March 31, 1997. The certificates were secured by certain aircraft, engines and other equipment which also secured the 12% Senior Secured Reset Notes.

(i) Various Secured Notes represent borrowings to finance the purchase or lease of certain flight equipment and other property.

(j) Installment Purchase Agreements represent borrowings to finance the purchase of four Boeing 767-231 and one Boeing 747-238 aircraft. The borrowings mature in monthly installments through 2003, and require interest at rates ranging from 10.0% to 10.53% per annum.

(k) The Predelivery Financing Agreements represent borrowings from the engine manufacturer to finance prepayments on the purchase of five Boeing 757 aircraft. The borrowings mature upon delivery of the aircraft beginning in July 1998 and continuing through September 1999. Interest is payable quarterly at a rate of LIBOR plus 3.5%.

(l) The IRS Deferral Note represents unpaid amounts due under the terms of a settlement reached in 1993 for taxes and interest owed to the IRS. The note requires payment of interest quarterly at a rate of 7% per annum and matures in 1999.

(m) The Worldspan Note represents amounts owed to Worldspan, a 25% owned affiliate of TWA, for prior services and advances. The note pays interest at maturity at a rate of prime plus 1% per annum and matures in 1999. The note is secured by a pledge of TWA's partnership interest in Worldspan.

(n) At December 31, 1997, aggregate principal payments due for long-term debt for the succeeding five years were as follows:

                                        (Amounts in
Year                                     Thousands)
----                                     ----------
1998..............................         $ 51,392
1999..............................          126,851
2000..............................           80,973
2001..............................          184,848
2002..............................           88,829

               TWA discontinued, effective June 30, 1995, the accrual of interest on prepetition debt that was unsecured or estimated to be undersecured through the '95 Effective Date. Contractual interest expense for the eight months ended August 31, 1995 was approximately $18.7 million in excess of reported interest expense.

               Certain of the Company's long-term debt agreements contain various covenants which limit, among other things, the incurrence of additional indebtedness, the payment of dividends on capital stock, certain investments, transactions with affiliates, incurrence of liens and sale and leaseback transactions, and sale of assets. The Company was in compliance with these covenants as of December 31, 1997.

9.    Leases and Related Guarantees:

               Sixteen of the aircraft in the Company's fleet at December 31, 1997 were leased under capital leases. The remaining lease periods for these aircraft range from zero to nine years. The Company has options and/or rights of first refusal to purchase or re-lease most of such aircraft at market terms upon termination of the lease. The Company has guaranteed repayment of certain of the debt issued by the owner/lessor to finance some of the aircraft under capital lease to the Company; however, the scheduled rental payments will exceed the principal and interest payments required of the owner/lessor. Aggregate annual rentals in 1998 will be approximately $36.3 million for the 15 aircraft held under capital leases (one lease expired on December 31, 1997).

               One hundred forty-four of the aircraft in TWA's fleet at December 31, 1997 were leased under operating leases. Other than four leases on a month-to-month basis, the remaining lease periods range from two months to eighteen years. Upon expiration of the current leases, TWA has the option to re-lease most of such aircraft for specific terms and/or rentals with some of the renewal options being subject to fair market rental rates.

               Buildings and facilities leased under capital and operating leases are primarily for airport terminals and air transportation support facilities. Leases of equipment, other than flight equipment, include some of the equipment at airports and maintenance facilities, flight simulators, computers and other properties.

               Pursuant to an agreement between the City of St. Louis and TWA in November 1993 (the "Asset Purchase Agreement"), the City of St. Louis waived a $5.3 million pre-petition claim and provided TWA with two installments of $24.7 million and $40 million pursuant to sale/leaseback transactions involving certain of TWA's assets located at Lambert-St. Louis Airport and other property and assets located in St. Louis including gates, terminal support facilities at the airport, hangar/St. Louis Ground Operations Center complex, Flight Training Center and equipment and tenant improvements at these various St. Louis facilities.

               Under the Asset Purchase Agreement, TWA leased back the properties involved under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, or failure to relocate and maintain its corporate headquarters within the City or County of St. Louis, or relocate and maintain a reservations office within the City of St. Louis. Under the Asset Purchase Agreement, TWA has the right to use 57 gates and terminal support facilities at Lambert-St. Louis Airport. The City has certain rights of redesignation of TWA's gates in the event TWA's flight activity at St. Louis is reduced below a threshold level of 190 daily flight departures during any given monthly period. The related leases are classified as capital leases for financial reporting purposes.

               The Company's acquisition of 11 new aircraft during 1982 and 1983, one Lockheed L-1011 and ten Boeing 767s, created certain tax benefits that were not of immediate value in the Company's federal income tax returns and, therefore, such tax benefits were sold to outside parties under so-called "Safe Harbor Leases" as permitted by IRS regulations. Pursuant to the sales agreements, the Company is required to indemnify the several purchasers if the tax benefits cannot be used because of circumstances within the control of the Company. As of December 31, 1997, the Company's contingent indemnification obligations in connection with the tax benefit transfers were collateralized by bank letters of credit aggregating $9,803,000 for which the Company has posted $9,803,000 in cash collateral to secure its reimbursement obligations and the bank letters of credit. In addition, the Company has pledged $4,398,000 in cash collateral to secure its obligation with respect to four of the tax benefit transfers and has pledged flight equipment having a net book value of $23,147,000 to secure its obligation with respect to two of the tax benefit transfers.

               At December 31, 1997 future minimum lease payments for capital leases and future minimum lease payments, net of sublease rentals of immaterial amounts, for long-term leases, were as follows:

                                                                              Minimum Lease Payments
                                                                             -------------------------
                                                                             Capital         Operating
                                                                             Leases           Leases
                                                                             ----------      ---------
                                                                              (Amounts in Thousands)
Year
1998..................................................................         $ 54,660       $  393,686
1999..................................................................           52,360          378,166
2000..................................................................           49,314          356,681
2001..................................................................           45,008          334,295
2002..................................................................           27,109          292,216
Subsequent............................................................           60,064        1,782,677
                                                                               --------       ----------
 Total................................................................                        $3,537,721
                                                                                              ==========
                                                                                288,515
Less imputed interest.................................................           68,525
                                                                               --------
Present value of capital leases.......................................          219,990
Less current portion..................................................           37,068
                                                                               --------
Obligations under capital leases, less current portion................         $182,922
                                                                               ========

               Included in the Minimum Lease Payments for Operating Leases are increased rental rates related to lessor financing of engine hush-kits for 25 aircraft. Also included in the Minimum Lease Payments for Operating Leases are rentals related to an agreement entered into in 1996 providing for the lease of ten Boeing 757 aircraft, with delivery of the first aircraft in July 1996 and the final aircraft in July 1997, as well as estimated rentals related to an agreement entered into in 1996 for the lease of fifteen new and three used McDonnell Douglas MD-83 aircraft, with delivery of the aircraft between February 1997 and April 1999.

10.   Mandatorily Redeemable 12% Preferred Stock:

               Pursuant to the '95 Reorganization the Company issued 1,089,991 shares of the 1,510,000 authorized shares of Mandatorily Redeemable 12% Preferred Stock to the holders of the 8% Senior Secured Notes. The Mandatorily Redeemable 12% Preferred Stock had an aggregate redemption value of approximately $109.0 million, was cumulative, and had an initial liquidation preference of $100 per share. Commencing November 1995, dividends accrued at the rate of 12% of the liquidation preference per share per annum, payable quarterly in arrears on the first day of each February, May, August and November. Subject to certain limitations, the dividends could be paid in Common Stock at the option of the Company, and, accordingly, the Company elected to pay the February 1, 1996 dividend in Common Stock and subsequently issued 317,145 shares. For purposes of determining the number of shares of Common Stock to distribute, such Common Stock was valued at 90% of the fair market value, based upon trading prices for the twenty days prior to the record date for the dividend payment.

               On March 22, 1996, the Company announced a call for redemption on April 26, 1996 (the "Redemption Date") of all of its issued and outstanding 12% Preferred Stock at a redemption price per share equal to $75.00, plus accrued dividends to and including the Redemption Date of $2.8667 per share. On April 26, 1996, the Company paid an aggregate of $84.9 million in redemption of the 12% Preferred Stock and payment of accrued dividends.

11.   Capital Stock:

               The Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock and 137.5 million additional shares of preferred stock. On the '95 Effective Date of the '95 Reorganization, TWA issued approximately 17.2 million shares of Common Stock, 6.4 million shares of Employee Preferred Stock (including approximately
1.7 million shares which are attributable to ALPA represented employees, see
Note 12), Equity Rights for the purchase of approximately 13.2 million shares of Common Stock, warrants for the purchase of approximately 1.7 million shares of Common Stock exercisable over a seven year period at $14.40 per share (the "Seven Year Warrants"), warrants for the purchase of up to 1.15 million shares of Common Stock (for nominal consideration), and $109.0 million aggregate liquidation value of Mandatorily Redeemable 12% Preferred Stock (the "12% Preferred Stock"). In addition, each of the 12.5 million shares of the then existing preferred stock were converted into, and holders received, 0.1024 shares of Common Stock, 0.0512 Equity Rights and 0.1180 Seven Year Warrants. Holders of then existing common stock, other than shares held by trusts for employees, received 0.0213 shares of Common Stock, 0.0107 Equity Rights and
0.0246 Seven Year Warrants.

               In October 1995, TWA received approximately $55.3 million in gross proceeds from the exercise of 13,206,247 Equity Rights and issued 13,206,247 shares of Common Stock. The Company paid a fee of approximately $3.4 million in September to certain standby purchasers of shares covered by the Equity Rights.

               TWA subsequently issued 2.07 million additional shares of Common Stock to previous holders of TWA's 10% Senior Secured Notes based upon the trading prices of securities distributed pursuant to the '95
Reorganization.

               The Employee Preferred Stock is the functional equivalent of Common Stock except for an exclusive right to elect a certain number of directors to the Board of Directors and its liquidation preference of $0.01 per share. Employee Preferred Stock does not have redemption rights. Each share will automatically convert into one share of Common Stock upon the withdrawal of such share from the employee stock trust in which such share is held.

               There were 1,742,920 and 1,742,922 Seven Year Warrants outstanding at December 31, 1997 and 1996, respectively. All warrants to purchase shares of Common Stock for nominal consideration had been exercised at December 31, 1997.

               In March 1997, the Company issued 50,000 Redeemable Warrants in conjunction with the sale of $50.0 million 12% Senior Secured Notes Due 2002. The Warrants are exercisable commencing on the first anniversary of the date of original issuance through their expiration on April 1, 2002 and entitles the holders thereof to purchase 126.26 shares of Common Stock per Warrant at an exercise price of approximately $7.92 per share.

               In December 1997, the Company completed an offering, pursuant to Rule 144A of the Securities Act of 1933, of 1,725,000 shares of its 9 1/4% Cumulative Convertible Exchangeable Preferred Stock, with a liquidation preference of $50 per share. Each share of the 9 1/4%
Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into shares of the Company's Common Stock at a conversion price of $7.90 per share (equivalent to a conversion rate of approximately 6.329 shares of Common Stock for each share of 9 1/4% Preferred Stock), subject to adjustment.

               The 9 1/4% Preferred Stock may not be redeemed prior to December 15, 2000. On or after December 15, 2000, the 9 1/4% Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices. The 9 1/4% Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Company's
9 1/4% Convertible Subordinated Debentures due 2007 on any dividend payment date beginning on December 15, 1999 at the rate of $50 principal amount of Debentures for each share of 9 1/4% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends on the 9 1/4% Preferred Stock to the date of exchange have been paid or set aside for payment and certain other conditions are met.

               The Company was required to file a registration statement (the "Shelf Registration Statement") with the Securities and Exchange Commission to register resales of 9 1/4% Preferred Stock, the Debentures and the underlying shares of Common Stock issuable upon conversion thereof. In addition the Company must use its reasonable best efforts to cause the Shelf Registration Statement to be effective until the earlier of (i) the sale of all securities covered by the registration or (ii) two years after the date of original issuance.

               In March 1996, the Company completed an offering, pursuant to Rule 144A of the Securities Act, of 3,869,000 shares of its 8% Preferred Stock, with a liquidation preference of $50 per share. Each share of the 8% Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment. Pursuant to the registration rights agreement between the Company and the initial purchasers of the 8% Preferred Stock, the Company filed a shelf registration statement effective August 16, 1996 to register resales of the 8% Preferred Stock, the Debentures (as defined below) and the underlying shares of Common Stock issuable upon conversion thereof.

               The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices. The 8% Preferred Stock may be exchanged at the option of the Company, in whole but not in part, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends on the 8% Preferred Stock to the date of exchange, whether or not earned or declared, have been paid or set aside for payment and certain other conditions are met.

               In December 1995, the Company adopted a Shareholders Rights Plan. Each holder of Common Stock or Employee Preferred Stock received a dividend of one right for each share, entitling the holder to buy one one-hundredth of a share of a new series of preferred stock at a purchase price of $47.50. The rights may become exercisable only under certain conditions whereby certain persons (as defined) become the owner of or commence a tender offer for certain specified percentages of TWA's voting stock and may be redeemed by TWA at $0.01 per right prior to such time. In the event the rights become exercisable, holders would be entitled to receive, without payment of a purchase price, additional shares of Common Stock or be entitled to purchase Common Stock having a market value of twice the purchase price.

12.   Earned Stock Compensation:

               Pursuant to the '94 Labor Agreements and '95 Reorganization, on the '95 Effective Date, approximately 4.7 million shares of Employee Preferred Stock and 1.0 million shares of Common Stock were distributed and allocated to employees through employee stock ownership plans for the benefit of union (other than the ALPA represented employees) and noncontract employees, respectively. The distribution of these shares resulted in a charge to operations in the eight months ended August 31, 1995 of $43.2 million, based upon the market price of TWA's Common Stock at that time.

               Additionally, a "Rabbi Trust" was established to receive the distribution of approximately 1.7 million shares of Employee Preferred Stock attributable to ALPA represented employees. The Rabbi Trust distributed to an employee benefit plan (the "ESOP") one-third of the shares annually beginning August 1995. Accordingly, operating results for 1997, 1996, the four months ended December 31, 1995 and the eight months ended August 31, 1995 include charges of approximately $3.9 million, $6.9 million, $2.0 million and $5.1 million, respectively, representing the value of shares allocated and shares earned, but unallocated, for such periods, based upon the market price of TWA's Common Stock.

               Operating results for the eight months ended August 31, 1995 include a non-cash charge of approximately $8.0 million, representing the excess of the fair market value of the shares distributed to employees over the purchase price paid for shares which were sold to employees pursuant to the Equity Rights offering.

               Also pursuant to the '94 Labor Agreements and the '95 Reorganization, the Company has adopted a seven year employee stock incentive program (the "ESIP") pursuant to which TWA will grant its union and non-union employees additional shares of Employee Preferred Stock and Common Stock (the "Incentive Shares"), respectively, and such employees will be entitled to purchase additional shares of such stock under certain circumstances through an employee stock purchase arrangement. The ESIP has been designed to enable TWA's employees to increase their level of ownership from 30% to 40% of the combined total number of outstanding Common Stock and Employee Preferred Stock over the seven year period.

               In recognition of the fact that as a result of the '95 Reorganization, the percentage of the Company's stock owned by the Company's employees was substantially reduced, the Company adopted as of the '95 Effective Date an ESIP pursuant to which the Company would grant, commencing in 1997, to certain trusts established for the benefit of its union and non-union employees certain additional shares of Common Stock and Employee Preferred Stock. The ESIP provides that the first stock grant under the plan would be made on July 15, 1997 in an amount sufficient to increase the employee ownership of the combined total number of then outstanding shares of Common Stock and Employee Preferred Stock by 2.0% if the average closing price of the Common Stock exceeded a target price of $11.00 per share during the period from January 1, 1997 to July 14, 1997. If the target price of $11.00 per share is not exceeded, the grant would instead be made, if at all, on July 15 of the next year (up to and including July 15, 2002) in which the market price of the Common Stock exceeds such target price prior to July 14 of that year. In each of 1998 through 2002, additional shares of Employee Preferred Stock and Common Stock will become subject to grant under this program in an amount sufficient to increase the employee ownership by 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002 (subject to adjustment as described below) based on the combined total number of shares of Common Stock and Employee Preferred Stock outstanding as of the applicable July 15 grant date, with the target price applicable to the additional shares to be issued in such year equal to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11
in 2001 and $17.72 in 2002. Each such grant is cumulative and, where the applicable target price is not met in the initial grant year, the applicable grant is carried forward and is subject to grant in future years up to and including July 15, 2002 in the manner described above. To prevent against the dilutive effect of certain stock issuances, the ESIP provides for an adjustment (the "Adjustment") to the grants described above in the event the Company issues additional Common Stock to third parties for cash or property or in lieu of cash payments on the 12% Reset Notes or the Mandatorily Redeemable 12% Preferred Stock. To the extent that a sale of additional capital stock for cash results in a decline in the percentage of employee ownership of the combined total number of shares of Common Stock and Employee Preferred Stock below a level equal to the Adjusted Base Ownership Percentage (as defined in the ESIP), one-quarter of the difference between the new percentage of employee ownership and the level just determined (but in no event greater than 1.0% in each year) would be added to the amount of Employee Preferred Stock to be granted to union employees and Common Stock to be granted to non-union employees to be issued under the ESIP in each of the years 1999 through 2002, assuming the target prices are met in each of such years. Furthermore, if TWA issues additional shares of Common Stock with an aggregate value of more than $20 million to third parties for cash or a reduction in debt at a price equal to or greater than $11.00 per share (the "Equity Issuance Acceleration Trigger"), the last two scheduled grants under the ESIP are to be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees have the right commencing as of July 15, 1997, to purchase over the seven year term of the ESIP additional shares of Employee Preferred Stock in amounts up to an aggregate of 2% of the combined total number of outstanding Common Stock and Employee Preferred Stock at a discount of 20% from the then current market price. Should all of the target prices be met or exceeded within the time periods specified and should the entire discount stock purchase option be exercised, the various employee stock trusts would receive a total of 10.0% (as adjusted as described below) of the outstanding stock, with the exact amount issued dependent upon the outstanding shares as of the date of each grant and option exercise.

               The ESIP separately provides that if additional shares are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Employee Preferred Stock and Common Stock such that the employees will retain the same level of ownership. Union representatives and the Company agreed to a one-time distribution pursuant to this provision of the ESIP in an aggregate amount of 525,856 shares of Employee Preferred Stock and Common Stock. As part of that agreement, since additional ESIP shares were not issued to the employees in July 1997, an additional 405,750 shares of Employee Preferred Stock and Common Stock were issued to the employee trusts and, to the extent that additional shares are granted under the ESIP, the Company will receive a credit towards the new grant for these previously issued shares, in that amount.

               While the $11.00 target price was not exceeded as of July 15, 1997 and no target price grant was made on that date, on February 17, 1998, the Average Closing Price for the Company's Common Stock did exceed the $11.00 target price with respect to the first scheduled grant. As a result, the initial grant in an amount sufficient to increase the employee ownership by 2.0% based on the then outstanding Common Stock and Employee Preferred Stock will be made on July 15, 1998. Based on the current outstanding Voting Equity (as defined in the ESIP) of 57,890,907 shares, the number of shares of Employee Preferred Stock and Common Stock to be issued to the employees under the ESIP on that date is 1,515,472. TWA is entitled to a credit against this number in the amount of 405,750 shares due to the prior grant to employees as described above. On March 4, 1998, the Average Closing Price for the Company's Common Stock did exceed the $12.10 target price with respect to the 1998 grant of 1.5%. As a result, the 1998 grant in an amount sufficient to increase the employee ownership by 1.5% based on the then outstanding Common Stock and Employee Preferred Stock will also be made on July 15, 1998. Based on the current outstanding Voting Equity, the number of additional shares of Employee Preferred Stock and Common Stock to be issued to the employees under the ESIP on that date for the 1998 grant is 1,172,354 shares. The number of shares to be granted could be increased if the last two grants are accelerated pursuant to the Equity Issuance Acceleration Trigger. Furthermore, based on issuances of Common Stock to date, the Adjustment has resulted in a revised grant schedule of 1.5% in 1998, 1.84% in 1999, 1.34% in 2000, 1.34% in 2001 and
1.34% in 2002. Assuming the consummation of a planned transaction involving the issuance of Common Stock, the grants for the years 1999-2002 would further increase pursuant to the Adjustment to: 1.91% in 1999, 1.41% in 2000, 1.41% in 2001 and 1.41% in 2002. Finally, in the event that the planned transaction is consummated and that the price per share is in excess of $11.00, the Equity Issuance Acceleration Trigger will be met and the final two scheduled installments will be aggregated and these shares will be allocated equally to the remaining installments in the program. As a result, the remaining grants would be as follows: 2.705% in 1997 (already vested and payable on July 15, 1998); 2.205% on July 15, 1998 (already vested and payable on July 15, 1998); 2.615% on July 15, 1999 if the target price exceeds $13.31 and 2.115% on July 15, 2000 if the target price exceeds $14.64. Shares granted or purchased at a discount under the ESIP will generally result in a charge to earnings in an amount equal to the fair value of shares granted and the discount for shares purchased at the time when such shares are earned.

13.   Stock Option Plans:

               The Company's 1994 Key Employee Stock Incentive Plan (the "KESIP"), as amended, provides for the award of incentive and nonqualified stock options for up to 14% of the Common Stock and Employee Preferred Stock outstanding as of the start of each fiscal year (approximately 7.0 million shares at January 1, 1998). Generally, options granted under the KESIP have a five year life after the final vesting period and vest at the rate of 34% upon the first anniversary of the award date, 33% upon the second and 33% upon the third anniversary of the award date. Unvested shares are subject to forfeiture under certain circumstances.

               A summary of the Company's outstanding stock options as of December 31, 1997 and 1996, and changes during the years ended on those dates is presented below:

                                                     1997                         1996                         1995
                                          ------------------------    --------------------------    ------------------------
                                                          Weighted                     Weighted                     Weighted
                                                           Average                      Average                      Average
                                                          Exercise                     Exercise                     Exercise
                                            Shares         Price        Shares          Price        Shares          Price
                                          ----------     ---------    -----------    -----------   ----------      ----------
Outstanding at beginning of year.......   2,026,384         $5.61      2,228,000        $ 4.68      1,398,576         $4.64
Granted................................   2,027,155          6.80        453,000         11.65        829,424          4.74
Exercised..............................    (565,545)         4.66       (191,316)         4.64            --            --
Forfeited..............................    (145,814)         7.88       (463,300)         7.43            --            --
                                          ---------                    ---------                    ---------
Outstanding at end of year.............   3,342,180          6.39      2,026,384          5.51      2,228,000          4.68
                                          =========                    =========                    =========
Options exercisable at year-end........   1,812,020                    1,302,700                      475,516
Weighted average fair value of options
 granted during the year...............       $3.32                        $6.79                        $3.03



               The per share weighted average fair value of options granted during 1997, 1996, and 1995 were estimated using the Black Scholes option pricing model assuming risk-free interest rates of 5.97%, 6.6%, and 6.0% in 1997, 1996 and 1995, respectively, an expected volatility factor of 67.14% in 1997 and 85.00% in 1996 and 1995 and an expected life of three years.

               The following table summarizes information about fixed stock options at December 31, 1997:

                                                 Options Outstanding                              Options Exercisable
                                 ---------------------------------------------------      --------------------------------
                                   Number      Weighted-Average                              Number
                                 Outstanding      Remaining        Weighted-Average        Exercisable    Weighted-Average
   Range of Exercise Prices      at 12/31/97   Contractual Life     Exercise Price         at 12/31/97     Exercise Price
   ------------------------      -----------   ----------------     --------------         -----------     ---------------
$ 4.64 to  6.78                   2,158,350      3.12 years           $ 5.31                1,625,485           $ 5.11
  7.06 to  8.12                     833,350      5.19 years             7.47                   12,575             8.01
  8.47 to 15.81                     339,380      5.42 years            10.24                  166,820            11.88
 16.25 to 18.37                      11,100      3.05 years            17.85                    7,140            18.10
                                  ---------                                                 ---------
$ 4.64 to 18.37                   3,342,180                                                 1,812,020
======    =====                   =========                                                 =========



               As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. However, pro forma disclosures as if the Company adopted the fair value based method of measurement for stock-based compensation plans under SFAS No. 123 in 1997 and 1996 are presented below.

               Had compensation cost for the Company's grants for stock-based compensation plans been determined using the fair value method under SFAS No. 123, the Company's pro forma net loss, and net loss per common share for 1997, 1996 and the four months ended December 31, 1995 would approximate the amounts below (in thousands except per share data):

                                      Year Ended                        Year Ended                    Four Months Ended
                                  December 31, 1997                 December 31, 1996                 December 31, 1995
                              -------------------------         -------------------------         --------------------------
                              As Reported     Pro forma         As Reported     Pro forma         As Reported     Pro forma
                              -----------     ---------         -----------     ---------         -----------     ---------
Net loss.....................   $(110,835)    $(114,942)          $(284,815)    $(285,716)           $(30,138)     $(30,350)
Net loss per common share....   $   (2.37)    $   (2.45)          $   (7.27)    $   (7.30)           $  (1.05)     $  (1.06)



               The pro forma amounts do not give any effect to options granted prior to January 1, 1995.

               Operating results include charges of $2.2 million and $0.02 million for the year ended December 31, 1996 and the four months ended December 31, 1995, respectively, to reflect the excess of the market price of TWA's common stock on the date of grant over the exercise price, over the vesting period. There were no such charges in 1997. The 1996 charge includes $1.8 million in respect to the accelerated vesting of certain awards in connection with the severance of certain officers.

14.   Extraordinary Items:

               In 1997 and 1996, the Company consummated a series of privately negotiated exchanges with a significant holder of the 12% Senior Secured Reset Notes which resulted in the return to the Company of approximately $51.8 million, in 1997, and $45.3 million, in 1996, in 12% Senior Secured Reset Notes and approximately $1.4 million, in 1997, and $1.5 million, in 1996, in accrued interest thereon in exchange for the issuance of approximately 7.7 million, in 1997, and 4.5 million, in 1996, in shares of Company Common Stock. As a result of the exchange of the 12% Senior Secured Reset Notes, the Company recorded an extraordinary non-cash charge of $7.2 million in 1997 and $8.2 million in 1996 representing the difference between the fair value of the common stock issued (based upon the trading price of the Company's common stock on the dates of exchanges) and the carrying value of the Senior Secured Reset Notes retired.

               During December 1997, the Company prepaid the remaining 12% Senior Secured Reset Notes, incurring an extraordinary non-cash charge of $3.9 million relative to the write off of the unamortized discount on the Notes.

               The Company recorded extraordinary charges of approximately $9.9 million in 1997 and $1.6 million in 1996 due to the early extinguishment of a portion of the PBGC Notes as a result of Karabu applying approximately $90.4 million in 1997 and $6.4 million in 1996 in ticket proceeds as prepayments on the PBGC Notes.

               The extraordinary gain recorded in the four months ended December 31, 1995 was due to the cancellation of debt as a result of a settlement between TWE, a subsidiary, and an aircraft lessor. The extraordinary gain recorded in the eight months ended August 31, 1995 was for the discharge of indebtedness pursuant to the Company's '95 Reorganization.

15.   Disposition of Assets:

               Disposition of assets resulted in net losses of approximately $1.1 million and $0.2 million during 1996 and for the eight months ended August 31, 1995, respectively, and net gains of $16.0 million and $3.3 million during 1997 and for the four months ended December 31, 1995, respectively.

               In 1997, TWA recorded gains of $7.4 million in connection with the sale of three gates at Newark International Airport and $8.6 million in connection with the sale of spare flight equipment, aircraft, engines and other miscellaneous property.

               In 1996, TWA recorded a gain of approximately $8.0 million in connection with the hull insurance settlement for the aircraft destroyed in the Flight 800 incident. The gain was offset by a loss of $8.3 million on the sale of expendable aircraft parts and losses of $0.8 million on other miscellaneous dispositions.

               In November 1995, TWA entered into an agreement to sublease certain of TWA's leased commissary facilities in Los Angeles. As part of this agreement, TWA sold its commissary furnishings and equipment, resulting in a gain of $2.0 million.

16.   Special Charges and Other Nonrecurring Items:

               The 1996 operating loss includes an aggregate of approximately $85.9 million in special charges and nonrecurring items, primarily as follows:
(i) approximately $26.7 million to reflect the write-off of the carrying value of TWA's New York-Athens route authority over which TWA has elected to discontinue service, (ii) approximately $53.7 million to reflect the reduction in carrying value of TWA's owned L-1011 and B-747 aircraft and related spare parts which are expected to be retired from service over the next year and
(iii) approximately $5.5 million for employee severance liabilities related to the termination of service to Athens and Frankfurt. The write-down of owned aircraft and related spare parts was based upon management's estimates of the net proceeds to be received upon the disposition of these assets. Additionally, the Company has obligations under operating leases for B-747 aircraft aggregating approximately $36 million over the next six years. Management currently estimates that it will be able to recover substantially all of these costs pursuant to subleases of these aircraft and, accordingly, no provision has been made for any such costs at this time. Management's estimates relative to the costs of the retirement of the L-1011 and B-747 fleets and related spare parts are based upon current market conditions, preliminary discussions with interested parties and other factors. The actual costs could differ materially from the current estimates.

               The operating income for the eight months ended August 31, 1995, includes a special charge of $1.7 million for shut-down related expenses of TWE.

17.   Other Charges and Credits-net:


                                                                           (Amounts in Thousands)                   Predecessor
                                                                            Reorganized Company                       Company
                                                                --------------------------------------------       --------------
                                                                    Year            Year         Four Months       Eight Months
                                                                   Ended            Ended           Ended              Ended
                                                                December 31,    December 31,    December 31,        August 31,
                                                                    1997            1996            1995               1995
                                                                ------------    ------------    ------------        ----------
Expenses associated with the restructuring of debt and
 flight equipment leases....................................       $     --          $    --          $3,000            $11,000
Provisions for losses resulting from claims and litigation
 judgments against TWA......................................            143              235              26                351
Foreign currency transaction (gains) losses-net.............            578             (642)          1,156                384
Finance charge income earned on receivables carried by
 TWA........................................................         (8,112)          (8,030)         (2,662)            (6,198)
Credits related to settlement of various contract disputes,
 litigation and other matters...............................           (289)          (2,500)            --                 --
Credits related to vendor discounts applied.................         (5,412)          (7,074)         (2,282)            (4,109)
Equity in (earnings)/losses of TWA's investment in
 Worldspan (Note 4).........................................        (11,305)         (11,919)         11,535             (3,607)
Miscellaneous other nonoperating charges (credits)-net......         (1,035)            (668)         (3,162)              (200)
                                                                   --------         --------          ------            -------
 Total Other Charges and Credits-net........................       $(25,432)        $(30,598)         $7,611            $(2,379)
                                                                   ========         ========          ======            =======



18. Aircraft Commitments:

               TWA has entered into agreements with, S.A.R.L. and Rolls-Royce plc relating to the purchase of ten A330-300 twin-engine wide body aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $1.0 billion. The agreements, as amended, require the delivery of the aircraft in 2001 and 2002 and provide for the purchase of up to ten additional aircraft. TWA has not yet made arrangements for the permanent financing of the purchases subject to the agreements. In the event of cancellation, predelivery payments of approximately $18 million would be subject to forfeiture.

               In February 1996, TWA executed definitive agreements providing for the operating lease of 10 new B-757 aircraft, all of which have been delivered. These aircraft have an initial lease term of 10 years. Although individual aircraft rentals escalate over the term of the leases, aggregate rental obligations are estimated to average approximately $59 million per annum over the lease terms. The Company also entered into an agreement in February 1996 with Boeing for the purchase of ten B-757 aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $500 million. The agreement also provides for the purchase of up to ten additional aircraft. As of February 1, 1998, TWA had taken delivery of five of such aircraft and had five on firm order. Furthermore, to the extent TWA exercises its options for additional aircraft, the Company will have the right to an equal number of additional option aircraft. Four of the five aircraft already delivered were manufacturer financed and one was leased. TWA has obtained commitments for debt financing for approximately 80% of the total costs associated with the acquisition of four of the remaining five aircraft which have not been delivered and obtained commitments for 100% lease financing of the total costs of the remaining fifth aircraft. Such commitments are subject to, among other things, so-called material adverse change clauses which make the availability of such debt and lease financing dependent upon the financial condition of the Company.

               Required future expenditures under the purchase agreements described above, including an estimate of price escalation as defined in the subject agreements and exclusive of secured financing, are as follows (amounts in millions):

                            AVSA        Boeing
                            ----        ------
1998..................      $ 52.1        $ 48.5
1999..................        52.4         194.0
2000..................        --            --
2001..................       610.7          --
2002..................       272.0          --



               During 1997, TWA reached agreements for the lease of two new B-767-300ER aircraft, one of which has been delivered in March 1998 and the second is scheduled to be delivered in April 1998. The longer-range 300ER series aircraft will be utilized on TWA's international routes.

               The Company has entered into an agreement to acquire from the manufacturer fifteen new MD-83s. The long-term leasing arrangement provides for delivery of the aircraft between the second quarter of 1997 and the first quarter of 1999. The Company has taken delivery of seven of the MD-83 aircraft and expects to take delivery of six additional planes during the remainder of 1998 and two additional planes in 1999.

               On February 25, 1998, the Company's Board of Directors approved letters of intent to acquire 24 new MD-83 aircraft from the manufacturer. The proposed long-term leasing arrangement provides for delivery of the aircraft in 1999. Although the Company anticipates that rental payments for such aircraft would represent a substantial financial commitment, it is not possible to accurately estimate the amount of such payments at this time. There can be no assurance that such aircraft acquisition program will be concluded or as to the final terms of any such program.

19.   Fresh Start Reporting:

               Pursuant to SOP 90-7, TWA adopted fresh start reporting which has resulted in the creation of a new reporting entity and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. For accounting purposes, the '95 Effective Date was deemed to be September 1, 1995. In the fresh start reporting, an aggregate value of $270 million was assigned to TWA's Common Stock and Employee Preferred Stock. These values were established by management with the assistance of its financial advisors. These valuations considered TWA's expected future performance, relevant industry and economic conditions, and analyses and comparisons with comparable companies.

               The reorganization value of TWA has been allocated to the Reorganized Company's assets and liabilities in a manner similar to the purchase method of accounting for a business combination. Management obtained valuations from independent third parties which, along with other market and related information and analyses, were utilized in assigning fair values to assets and liabilities. A summary of the impact of the '95 Reorganization and the related fresh start adjustments is presented below. The fresh start adjustments resulted in, among other things, the allocation of substantial amounts to reorganization value in excess of amounts allocable to identifiable assets, the amortization of which, while not requiring the use of cash, will significantly affect future operating results.

               A summary of the impact of the '95 Reorganization Plan and the related fresh start adjustments is presented below (amounts in thousands).

                                                                                 September 1, 1995
                                                 -----------------------------------------------------------------------------------
                                                 Predecessor         Debt           Fresh Start           Other         Reorganized
                                                   Company       Discharge(a)     Adjustments(b)     Adjustments(c)       Company
                                                 -----------     ------------     --------------     --------------     ------------
Current Assets:
 Cash and cash equivalents...................     $  239,796     $         --      $          --      $          --      $  239,796
 Receivables ................................        297,022           (1,449)                --                 --         295,573
 Spare parts, materials and supplies.........        146,191               --                 --                 --         146,191
 Prepaid expenses and other..................         60,947               --                 --                 --          60,947
                                                  ----------     ------------      -------------      -------------      ----------
     Total Current Assets....................        743,956           (1,449)                --                 --         742,507
                                                  ----------     ------------      -------------      -------------      ----------
Property and Equipment.......................        631,087               --            (24,239)                --         606,848
                                                  ----------     ------------      -------------      -------------      ----------
Other Assets:
 Investment in affiliated companies..........        110,325               --                 --                 --         110,325
 Other investments and receivables...........        163,715               --                 --                 --         163,715
 Routes, gates and slots.....................        737,171               --           (278,722)                --         458,449
 Reorganization value in excess of amounts
   allocable to identifiable assets..........        153,840               --                 --            685,224         839,064
 Other assets................................         28,531               --             (9,392)               --           19,139
                                                  ----------     ------------      -------------      -------------      ----------
     Total Other.............................      1,193,582               --           (288,114)           685,224       1,590,692
                                                  ----------     ------------      -------------      -------------      ----------
Total........................................     $2,568,625     $     (1,449)     $    (312,353)     $     685,224      $2,940,047
                                                  ==========     ============      =============      =============      ==========
Current Liabilities:
 Current maturities of long-term debt........     $  472,510     $   (404,665)     $          --      $          --      $   67,845
 Current obligations under capital leases....         42,643               --               (647)                --          41,996
 Advance ticket sales........................        253,642               --                 --                 --         253,642
 Accounts payable and other accrued
  expenses...................................        518,030           24,466              3,739                 --         546,235
                                                  ----------     ------------      -------------      -------------      ----------
     Total...................................      1,286,825         (380,199)             3,092                 --         909,718
                                                  ----------     ------------      -------------      -------------      ----------
Liabilities Subject to Chapter 11
 Reorganization Proceedings..................        748,855         (748,855)                --                 --              --
                                                  ----------     ------------      -------------      -------------      ----------
Noncurrent Liabilities and Deferred Credits:
 Long-term debt, less current maturities.....             --          765,435                 --                 --         765,435
 Obligations under capital leases, less
   current obligations.......................        317,196               --            (42,440)                --         274,756
 Other noncurrent liabilities and deferred
  credits....................................        673,428           18,612            (30,762)                --         661,278
                                                  ----------     ------------      -------------      -------------      ----------
     Total...................................        990,624          784,047            (73,202)                --       1,701,469
                                                   ----------     ------------      -------------      -------------      ----------
Redeemable Preferred Stock...................             --           58,860                 --                 --          58,860
                                                  ----------     ------------      -------------      -------------      ----------
Shareholders' Equity (Deficiency):
 Old Preferred Stock.........................            125               --                 --               (125)             --
 Old Common Stock............................            200               --                 --               (200)             --
 Employee Preferred Stock....................             --               --                 --                 53              53
 New Common Stock............................             --               --                 --                172             172
 Additional paid-in capital..................        161,692          143,800                 --            (35,717)        269,775
 Accumulated Deficit.........................       (619,696)         140,898           (242,243)           721,041              --
                                                  ----------     ------------      -------------      -------------      ----------
     Total...................................       (457,679)         284,698           (242,243)           685,224         270,000
                                                  ----------     ------------      -------------      -------------      ----------
Total........................................     $2,568,625     $     (1,449)     $    (312,353)     $     685,224      $2,940,047
                                                  ==========     ============      =============      =============      ==========

----------

(a) To record the discharge of indebtedness pursuant to the '95 Reorganization and reclassification of debt between current and non-current based upon its revised terms. Debt securities, Mandatorily Redeemable 12% Preferred Stock, Ticket Vouchers and Contingent Payment Rights issued pursuant to the '95 Reorganization have been recorded at their estimated fair values. The excess of indebtedness eliminated over the fair value of securities issued in settlement of those claims, approximately $140.9 million, is reflected as an extraordinary item in the eight months ended August 31, 1995.

(b) To record adjustments to reflect assets and liabilities at fair values.
    The adjustments to record the fair values of assets and liabilities resulted in a nonrecurring charge to reorganization items of approximately $228.8 million in the eight months ended August 31, 1995. Charges to reorganization items were recorded for various fees and expenses related to the consummation of the '95 Plan aggregating approximately $13.4 million. Significant elements of the adjustments to record the fair value of assets and liabilities are summarized below:

    -- Adjustments to reflect the fair value of owned property and equipment under capital leases.

    -- Adjustments to reflect the fair value of TWA's international route authorities, take-off and landing time slots and airport gate leaseholds.

    -- Adjustments to record the present value of the liabilities for postretirement medical and life insurance benefits and certain foreign pension plans to reflect the current postretirement benefit obligation and projected benefit obligation, respectively, utilizing current discount rates.

    -- An adjustment to reduce deferred income taxes to reflect the impact of the preceding adjustments.

(c) To record adjustments to reflect the elimination of the remaining deficit in shareholders' equity after the adjustments arising from (a) and (b) above and to reflect the associated reorganization value in excess of amounts allocable to identifiable assets.


               20. Supplemental Financial Information (Unaudited):

               Selected consolidated financial data (unaudited) for each quarter within 1997 and 1996 are as follows:

                                                  First Quarter      Second Quarter      Third Quarter      Fourth Quarter
                                                  -------------      --------------      -------------      --------------
                                                                              (Amounts in Thousands)
Year Ended December 31, 1997
Operating revenues..............................    $762,306            $844,442         $  908,381           $ 812,823
                                                    ========            ========         ==========           =========
Operating income (loss).........................    $(99,486)           $  5,932         $   63,757           $     537
                                                    ========            ========         ==========           =========
Disposition of assets, gains (losses) - net.....    $  9,350            $  3,030         $    2,828           $     796
                                                    ========            ========         ==========           =========
Income (loss) before extraordinary items........    $(70,032)           $(11,995)        $   13,276           $ (21,111)
                                                    ========            ========         ==========           =========
Extraordinary items.............................    $ (1,532)           $ (2,405)        $   (6,985)          $ (10,051)
                                                    ========            ========         ==========           =========
Net income (loss)...............................    $(71,564)           $(14,400)        $    6,291           $ (31,162)
                                                    ========            ========         ==========           =========
Per share amounts:
 Basic:
   Earnings (loss) before extraordinary items...    $  (1.51)           $  (0.31)        $     0.17           $   (0.44)
                                                    ========            ========         ==========           =========
   Extraordinary items..........................    $  (0.03)           $  (0.05)        $    (0.13)          $   (0.18)
                                                    ========            ========         ==========           =========
   Net income (loss)............................    $  (1.54)             $(0.36)        $     0.04           $   (0.62)
                                                    ========            ========         ==========           =========
 Diluted(a):
   Net income (loss)............................    $  (1.54)             $(0.36)        $     0.04           $   (0.62)
                                                    ========            ========         ==========           =========
Year Ended December 31, 1996
Operating revenues..............................    $782,433            $965,808         $1,002,867           $ 803,299
                                                    ========            ========         ==========           =========
Special charges (Note 16).......................    $     --            $     --         $       --           $  85,915
                                                    ========            ========         ==========           =========
Operating income (loss).........................    $(54,191)           $ 62,028         $   26,019           $(232,383)
                                                    ========            ========         ==========           =========
Disposition of assets, gains (losses) - net.....    $   (214)           $    239               $(87)          $  (1,073)
                                                    ========            ========         ==========           =========
Income (loss) before extraordinary items........    $(37,107)           $ 25,262         $   (6,905)          $(256,277)
                                                    ========            ========         ==========           =========
Extraordinary items.............................    $     --            $     --         $   (7,420)          $  (2,368)
                                                    ========            ========         ==========           =========
Net income (loss)...............................    $(37,107)           $ 25,262         $  (14,325)          $(258,645)
                                                    ========            ========         ==========           =========
Per share amounts:
 Basic:
   Earnings (loss) before extraordinary items
     and special dividend requirements..........    $  (0.98)           $   0.48         $   (0.24)           $  (5.51)
                                                    ========            ========         ==========           =========
   Extraordinary items and special dividend
     requirements...............................    $  (0.48)           $     --         $   (0.16)           $  (0.05)
                                                    ========            ========         ==========           =========
   Net income (loss)............................    $  (1.46)           $   0.48         $   (0.40)           $  (5.56)
                                                    ========            ========         ==========           =========
 Diluted(a)
   Net income (loss)............................    $  (1.46)              $0.44         $   (0.40)           $  (5.56)
                                                    ========            ========         ==========           =========

------------
(a)   Amounts have been restated pursuant to SFAS No. 128.

               The results for each period include all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.

               The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or annual basis. TWA's air transportation business is highly seasonal with the second and third quarters of the calendar year historically producing substantially better operating results than the first and fourth quarters.

               The results for the fourth quarter of 1996 include an adjustment to reduce aircraft fuel and oil costs by approximately $8.8 million, as a result of federal fuel excise taxes paid which were refunded to the Company.

21.   Foreign Operations:

               TWA conducts operations in various foreign countries, principally in Europe and the Middle East. Operating revenues from foreign operations were approximately $518.1 million in 1997, $719.2 million in 1996, $228.7 million in the four months ended December 31, 1995 and $474.4 million in the eight months ended August 31, 1995.

22.   Disclosures about Fair Values of Financial Instruments:

               SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosures with regards to fair values of all financial instruments, whether recognized or not recognized in the balance sheet, subject to certain exceptions. Solely for purposes of complying with this accounting standard, the Company has estimated the fair value of certain of its financial instruments, as further described below. Because no market exists for a significant portion of TWA's financial instruments, fair value estimates provided below are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The discussion of financial instruments below conforms with the presentation in the Consolidated Balance Sheet and relates to the amounts at December 31, 1997 and 1996.

              (a) Cash, cash equivalents and receivables: The carrying amounts of these assets are estimated to approximate fair value due to the generally short maturities of these instruments.

              (b) Other investments and receivables: The carrying amounts of these assets are estimated to approximate fair value due to the generally short maturities of the underlying instruments which are, however, classified as long-term assets because TWA's ability to access these amounts is generally restricted by contractual provisions.

              (c) Accounts payable and other accrued liabilities: The carrying amounts of these liabilities are estimated to approximate fair value due to the generally short maturities of these instruments.

              (d) Debt: On December 31, 1997, none of TWA's debt was publicly traded, while at December 31, 1996, the Company's publicly-traded debt had a carrying value of $111.8 million and a market value of $126.0 million. The Company believes the fair value of the remaining debt which had an aggregate carrying value of approximately $787.9 million and $589.1 million at December 31, 1997 and 1996, respectively, was approximately $800.4 million and $466.4 million on those dates.

               In connection with credit card sales, the Company has agreed to maintain specified levels of deposits or a letter of credit. At December 31, 1997, a letter of credit of $15.0 million had been issued for the Company's benefit to provide the required level of deposits. Additionally, in 1997, a letter of credit in the amount of $2.6 million was issued to secure the Company's obligations under certain workers compensation agreements.


                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

               Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

               The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

               To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

               Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

               The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

               The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

               If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

               The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Second Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 21. Exhibits

             (a) Exhibits

*2.1     -- Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the
            Registrant's Registration Statement on Form S-4, Registration Number 33-84944, as amended)

*2.2     -- Modifications to Joint Plan of Reorganization, dated July 14, 1995 and Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995 (Exhibit 2.5 to 6/95 10-Q)

*2.3     -- Findings of Fact, Conclusions of Law and Order Confirming Modified
            Joint Plan of Reorganization, dated August 4, 1995, with
            Exhibits A-B attached (Exhibit 2.6 to 6/95 10-Q)

*2.4     -- Final Decree, dated December 28, 1995, related to the '95
            Reorganization (Exhibit 2.7 to 12/31/95 Form 10-K)

*3(i)    -- Third Amended and Restated Certificate of Incorporation of the
            Registrant (Exhibit 3(i) to the Registrant's Registration Statement on Form S-4, Registration Number 333-26645)

*3(ii)   -- Amended and Restated By-Laws of Trans World Airlines, Inc.,
            effective May 24, 1996 (Exhibit 3(ii) to 6/96 10-Q)

*4.1     -- Voting Trust Agreement, dated November 3, 1993, between TWA and
            LaSalle National Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)

*4.2     -- IAM Trans World Employees' Stock Ownership Plan and related Trust
            Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee (Exhibit to 9/93 10-Q)

*4.3     -- IFFA Trans World Employees' Stock Ownership Plan and related Trust
            Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA Trustee (Exhibit 4.5 to 9/93
            10-Q)

*4.4     -- Trans World Airlines, Inc.  Employee Stock Ownership Plan, dated
            August 31, 1993, First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)

*4.5     -- ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA
            Trustee (Exhibit 4.7 to 9/93 10-Q)

*4.6     -- Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle
            National Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)

*4.7     -- Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)

*4.8     -- Indenture between TWA and Harris Trust and Savings Bank, dated
            November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)

*4.9     -- Indenture between TWA and American National Bank and Trust Company of Chicago, N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit 4.12 to 9/93 10-Q)

*4.10    -- The TWA Air Line Pilots 1995 Employee Stock Ownership Plan,
            effective as of January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)

*4.11    -- TWA Air Line Pilots Supplemental Stock Plan, effective September
            1, 1994 (Exhibit 4.13 to 9/95 10-Q)

*4.12    -- TWA Air Line Pilots Supplemental Stock Plan Trust, effective
            August 23, 1995 (Exhibit 4.14 to 9/95 10-Q)

*4.13    -- TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement,
            effective August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)

*4.14    -- Form of Indenture relating to TWA's 8% Convertible Subordinated
            Debentures Due 2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*4.15    -- Indenture dated as of March 31, 1997 between TWA and First
            Security Bank, National Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.16    -- Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit 4.15 to 12/31/97 Form 10-K)

*4.17    -- Registration Rights Agreement dated as of March 31, 1997 between the Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.18    -- Warrant Agreement dated as of March 31, 1997 between the Company and American Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.18 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.19    -- Form of Indenture relating to TWA's 9 1/4% Convertible
            Subordinated Debentures due 2007 (Exhibit 4.19 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.20    -- Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchasers (Exhibit 4.20 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.21    -- Indenture dated as of December 9, 1997 by and between TWA and
            First Security Bank, National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.21 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.22    -- Form of 11 1/2% Senior Secured Note due 2004 (contained in
            Indenture filed as Exhibit 4.21 to 12/31/97 Form 10-K)

*4.23    -- Registration Rights Agreement dated as of December 9, 1997 among the Company and Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.23 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.24    -- Sale and Service Agreement dated as of December 30, 1997 between
            TWA and Constellation Finance LLC, as purchaser, relating to TWA's receivables (Exhibit 4.24 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.25    -- Registration Rights Agreement dated as of March 3, 1998 between the Company and the Initial Purchaser

*4.26    -- Indenture dated as of March 3, 1998 by and between TWA and First
            Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Notes due 2006

*4.27    -- Aircraft Sale and Note Purchase Agreement dated as of April 9,
            1998 among TWA, First Security Bank, National Association, as Owner Trustee and Seven Sixty Seven Leasing, Inc.

*4.28    -- Indenture dated as of April 21, 1998 by and between TWA and First
            Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Secured Notes due 2003

*4.29    -- Form of 11 3/8% Senior Secured Notes due 2003 (contained as
            Exhibit 1 to Rule 144A/Regulation S Appendix to Indenture in
            Exhibit 4.28)

*4.30    -- Form of Mandatory Conversion Equity Note due 1999 (contained as
            Exhibit A to Indenture in Exhibit 4.28)

*4.31    -- Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Assocation relating to the 11 3/8% Senior Secured Notes Due 2003 (Exhibit 4.31 to Registrant's Registration Statement on Form S-3, filed with the SEC on June 16, 1998).

*4.32    -- Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Assocation relating to the Mandatory Conversion Equity Notes Due 1999 (Exhibit 4.32 to Registrant's Registration Statement on Form S-3, filed with the SEC on June 16, 1998).

   5     -- Opinion of Davis Polk & Wardwell, Counsel of the Registrant,
            regarding the validity of the securities being registered

*10.1.1  -- Asset Purchase Agreement, dated as of November 4, 1993, between TWA and St. Louis (Exhibit 10.2 to 9/93 10-Q)

*10.1.2  -- Equipment Operating Lease Agreement, dated November 4, 1993, between TWA and St.  Louis (Exhibit 10.2 to 9/93 10-Q)

*10.1.3  -- Cargo Use Amendment, dated November 4, 1993 between TWA and St.
            Louis (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)

*10.1.4  -- Use Amendment 1993, dated November 4, 1993, between TWA and St.
            Louis (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)

*10.2.1  -- Amendment Number One to the Note Purchase and Security Agreement,
            dated October 26, 1993, between TWA and Rolls-Royce (Exhibit
            10.3 to 9/93 10-Q)

*10.2.2  -- Amendment Number One to the Equipment Purchase Contract, dated
            October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)

*10.3    -- Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)

*10.4.1  -- First Amendment to Aircraft Installment Sale Agreement, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit 10.5 to 9/93 10-Q)

*10.4.2  -- First Amendment to Aircraft Installment Sale Agreement, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit 10.5 to 9/93 10-Q)

*10.4.3  -- First Amendment to Security Agreement and Chattel Mortgage,
            dated November 1, 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 1 (Exhibit 10.5 to 9/93 10-Q)

*10.4.4  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 2 (Exhibit 10.5 to 9/93 10-Q)

*10.5.1  -- Deferral Agreement and First Amendment to Aircraft Installment
            Sale Agreement No. 1, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)

*10.5.2  -- Deferral Agreement and First Amendment to Aircraft Installment
            Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N603TW (Exhibit 10.6 to 9/93 10-Q)

*10.5.3  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 1 (Exhibit 10.6 to 9/93 10-Q)

*10.5.4  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 2 (Exhibit 10.6 to 9/93 10-Q)

*10.6.1  -- Purchase Agreement, dated October 5, 1993, between TWA and Pacific
            AirCorp 747, Inc. with respect to aircraft N93107 and N93108 (Exhibit 10.7 to 9/93 10-Q)

*10.6.2  -- Lease Agreement 107, dated October 5, 1993, between Pacific
            AirCorp 747, Inc. and TWA with respect to aircraft N93107 (Exhibit 10.7 to 9/93 10-Q)

*10.6.3  -- Lease Agreement 108, dated October 5, 1993, between Pacific
            AirCorp 747, Inc. and TWA with respect to aircraft N93108 (Exhibit 10.7 to 9/93 10-Q)

*10.7    -- '92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)

*10.8    -- Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit
            10(iv)(1) to '92 10-K)

*10.8.1  -- Omnibus Amendment and Supplement to Agreements between TWA and
            Karabu Corp. dated as of March 28, 1994 (Exhibit 10.9.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.9    -- Letter Agreement, dated April 15, 1994, between TWA and Richard P.
            Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)

*10.10   -- Form of Indemnification Agreement between TWA and individual members of the TWA Board of Directors relating to indemnification of director (Exhibit 10.16 to 6/94 10-Q)

*10.11.1 -- Purchase Agreement, dated as of December 15, 1993 between TWA and
            Pacific AirCorp DC9, Inc. with respect to aircraft N927L and N928L (Exhibit 10.20.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.11.2 -- Lease Agreement 927, dated as of December 15, 1993, between Pacific
            AirCorp DC9, Inc. and TWA with respect to aircraft N927L (Exhibit
            10.20.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.11.3 -- Lease Agreement 928, dated as of December 15, 1993, between
            Pacific AirCorp DC9, Inc. and TWA with respect to aircraft N928L (Exhibit 10.20.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.1 -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.),
            Inc. dated March 31, 1994, with respect to aircraft N950U (Exhibit
            10.21.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.2 -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.),
            Inc., dated March 31, 1994, with respect to aircraft N953U (Exhibit 10.21.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.3 -- Lease Agreement, dated as of March 31, 1994 between Mitsui & Co.
            (U.S.A.), Inc. and TWA with respect to aircraft N950U and N953U (Exhibit 10.21.3 to Registrant's Registration Statement on Form S-4 No. 33-84944)

*10.12.4 -- Aircraft Purchase Agreement between TWA and McDonnell Douglas
            Finance Corporation, dated March 31, 1994, with respect to aircraft N951U (Exhibit 10.21.4 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.5 -- Aircraft Purchase Agreement between TWA and McDonnell Douglas
            Finance Corporation, dated March 31, 1994, with respect to aircraft N952U (Exhibit 10.21.5 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.6 -- Lease Agreement, dated as of March 31, 1994 between McDonnell
            Douglas Finance Corporation and TWA with respect to aircraft N951U and N952U (Exhibit 10.21.6 to Registrant's Registration
            Statement on Form S-4, No. 33-84944)

*10.13.1 -- Aircraft Purchase Agreement, dated March 31, 1994, between
            McDonnell Douglas Finance Corporation and TWA with respect to aircraft N306TW (formerly N534AW) (Exhibit 10.22.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.13.2 -- Purchase Money Chattel Mortgage, dated as of March 31, 1994, by
            TWA, as Mortgagor, and McDonnell Douglas Finance Corporation, as Mortgagee, with respect to N306TW (formerly N534AW) (Exhibit
            10.22.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.13.3 -- Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft N306TW (formerly N534AW) (Exhibit 10.22.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.14   -- Commuter Air Service Agreement dated July 22, 1992, between TWA and Trans World Express, Inc. (Exhibit 10.23 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.15   -- Commuter Air Service Agreement dated October 27, 1993, between TWA and Alpha Air (Exhibit 10.24 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.16   -- Air Service Agreement dated October 1, 1994, between TWA and Trans
            States Airlines, Inc. (Exhibit 10.25 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.17   -- Consulting Agreement between TWA and Fieldstone, Private Capital
            Group, L.P. dated July 11, 1994 (Exhibit 10.26 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.18   -- Consulting Agreement dated July 15, 1994, between TWA and Simat,
            Helliesen & Eichner, Inc. (Exhibit 10.27 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.19.1 -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and Browsh & Associates, Inc. (Exhibit 10.28.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.19.2 -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and Travel Marketing Holding Corporation (Exhibit
            10.28.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.20.1 -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
            October 31, 1994 (Exhibit 10.29.3 to 9/94 10-Q)

*10.20.2 -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
            November 2, 1994 (Exhibit 10.29.4 to 9/94 10-Q)

*10.21.1 -- Form of Agreement dated as of August 31, 1994, between TWA and the
            Air Line Pilots Association, International (Exhibit 10.31.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.21.2 -- Form of Agreement dated as of September 1, 1994, between TWA and the International Association of Machinists and Aerospace Workers (Exhibit 10.31.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.21.3 -- Form of Agreement dated as of September 1, 1994, between TWA and the Independent Federation of Flight Attendants (Exhibit
            10.31.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.21.4 -- Form of Agreement dated as of September 1, 1994, between TWA and the Transport Workers Union of America (Exhibit 10.31.4 to 9/94
            10-Q)

*10.22.1 -- Trust Agreement dated as of August 24, 1994 between and among TWA, the International Association of Machinists and Aerospace
            Workers, the Independent Federation of Flight Attendants, the
            Air Line Pilots Association, International, United States Trust Company of New York (Exhibit 10.32.1 to Registrant's
            Registration Statement on Form S-4, No. 33-84944)

*10.22.2 -- Stock Pledge and Intercreditor Agreement dated as of August 24,
            1994 among TWA, TWA Stock Holding Company, Inc. and United States Trust Company of New York (Exhibit 10.32.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.23.1 -- Key Employee Stock Incentive Plan (Exhibit 10.33.1 to Registrant's
            Registration Statement on Form S-4, No. 33-84944)

*10.23.2 -- Form of Option Agreements for options issued pursuant to the 1994
            Key Employee Stock Incentive Plan (Exhibit 10.33.2 to
            Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.24   -- Extension, Refinancing and Consent Agreement between TWA, Karabu
            Corp, Pichin Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995 (Exhibit 10.37 to 9/95 10-Q)

*10.24.1 -- Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June 14, 1995 (Exhibit 10.37.1 to 12/95 10-K)

*10.25   -- Trans World Airlines, Inc.  Stock Purchase Warrant to Purchase
            Shares of Common Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)

*10.26   -- Stand-By Purchase Agreement dated as of August 8, 1995 between
            Trans World Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass
            Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.39 to 9/95 10-Q)

*10.27   -- Voucher Purchase Agreement dated as of October 18, 1995 between
            TWA and M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.40 to 9/95 10-Q)

*10.28   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and Elliott Associates L.P., a Delaware limited partnership (Exhibit 10.41 to 9/95 10-Q)

*10.29   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and Westgate International L.P., a Cayman Islands limited partnership (Exhibit 10.42 to 9/95 10-Q)

*10.30   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and United Equities (Commodities) Company, a New York general partnership (Exhibit 10.43 to 9/95 10-Q)

*10.31   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and Grace Brothers, Ltd., an Illinois limited partnership (Exhibit 10.44 to 9/95 10-Q)

*10.32   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and First Capital Alliance, L.P., an Illinois limited partnership (Exhibit 10.45 to 9/95 10-Q)

*10.33   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and Romulus Holdings Corp. a Delaware Corporation (Exhibit
            10.46 to 9/95 10-Q)

*10.34   -- Purchase Agreement, dated February 9, 1996 between The Boeing
            Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement Number 1910) (Exhibit 10.48 to 12/31/95 Form 10-K/A)

*10.35   -- Employee Stock Incentive Program dated as of August 23, 1995 by
            TWA (Exhibit 10.49 to 12/31/95 Form 10-K)

*10.36   -- Trans World Airlines, Inc. 1995 Outside Directors' Stock
            Ownership and Stock Option Plan (Exhibit 10.51 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*10.37   -- Letter Agreement dated July 30, 1996 between Trans World Airlines,
            Inc. and Robert A. Peiser (Exhibit 10.52 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*10.38   -- Letter Agreement dated July 26, 1996 between Trans World Airlines,
            Inc. and Mark J. Coleman (Exhibit 10.53 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*10.39   -- Agreement dated as of September 3, 1996 between the Company and
            Roden A.  Brandt (Exhibit 10.6 to 9/96 Form 10-Q)

*10.40   -- Letter Agreement dated January 6, 1997 between the Company and
            Edward Soule (Exhibit 10.33 to 12/31/96 Form 10-K)

*10.41   -- Agreement dated as of October 1, 1996 between the Company and
            Michael J.  Palumbo (Exhibit 10.34 to 12/31/96 Form 10-K)

*10.42   -- Agreement dated as of November 11, 1996 between the Company and
            Jeffrey H. Erickson (Exhibit 10.35 to 12/31/96 Form 10-K)

*10.43   -- Consulting Agreement between the Company and David M.  Kennedy dated as of June 6, 1997 (Exhibit 10.1 to 6/97 Form 10-Q)

*10.44   -- Separation Agreement dated July 25, 1997 between the Company and
            Charles J. Thibaudeau (Exhibit 10.2 to 6/97 form 10-Q)

*10.45   -- Agreement between the Company and Gerald L. Gitner dated as of
            February 12, 1997 (Exhibit 10.1 to 9/97 Form 10-Q)

*10.46.1 -- Pledge and Security Agreement dated as of December 9, 1997 from the Company to First Security Bank, National Association, as Collateral Agent, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.1 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.46.2 -- Acquired Slot Trust Agreement Declaration of Trust dated as of
            December 9, 1997 between the Company and First Security Bank, National Association, as Slot Trustee, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.2 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.46.3 -- Master Sub-License Agreement dated as of December 9, 1997 between the Company and First Security Bank, National Association, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.3 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.46.4 -- Collateral Pledge and Security Agreement dated as of December 9,
            1997 between the Company and First Security Bank, National Association, as Trustee, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.4 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.47.1 -- Exchange Agreement dated as of June 10, 1996 between TWA and
            Elliott Associates, L.P. as amended (Exhibit 10.1 to 9/20/96
            Form 8-K)

*10.47.2 -- Exchange Agreement dated as of June 10, 1996 between TWA and
            Westgate International, L.P., as amended (Exhibit 10.2 to 9/20/96 Form 8-K)

*10.48.1 -- Form of Letter Agreement between TWA and executive officers
            (continuing employment)  (Exhibit 10.1 to 3/97 Form 10-Q)

*10.48.2 -- Form of Letter Agreement between TWA and executive officers
            (new hire) (Exhibit 10.2 to 3/97 Form 10-Q)

*10.49   -- Change in Control Agreement for executive officers (Exhibit 10.49 to 12/31/97 Form 10-K)

*10.50   -- Termination Agreement with Richard P. Magurno dated March 2, 1998
            (Exhibit 10.50 to 12/31/97 Form 10-K)

*11      -- Statement of Computation of Per Share Earnings (included in
            12/31/97 Form 10-K)

*12      -- Statement of Computation of Ratio of Earnings to Fixed Charges

*13.1    -- 1997 Annual Report to Stockholders

 23.1    -- Consent of KPMG Peat Marwick LLP

 23.2    -- Consent of Davis Polk & Wardwell, counsel of the Registrant
            (included in Exhibit 5)

  24     -- Powers of Attorney

  25     -- Statement of Eligibility of First Security Bank, National
            Association

 *27     -- Financial Data Schedule (included in 12/31/97 Form 10-K)

+99.1    -- Form of Letter of Transmittal

+99.2    -- Form of Notice of Guaranteed Delivery

+99.3    -- Form of Instruction to Registered Holder and/or Book-Entry Transfer
            Facility Participant from Owner of Old Notes

+99.4    -- Form of Letter to Clients of Depository Trust Company Participants

+99.5    -- Form of Letter to Registered Holders and Depository Trust Company
            Participants


------------
*  Incorporated by reference

+  To be filed

               (b) Schedules

               All supplementary schedules relating to the Registration Statement are omitted because they are not required or because the required information, where material, is contained in the Financial Statements.

Item 22. Undertakings

               (a) The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

             (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, June 16, 1998.

                                        TRANS WORLD AIRLINES, INC.
June 16, 1998

                                        By /s/ Michael J. Palumbo
                                           ---------------------------------
                                           Michael J. Palumbo,
                                           Senior Vice President
                                           and Chief Financial
                                           Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

            Signatures                                Title                           Date
            ----------                                -----                           ----

       /s/ Gerald L. Gitner          Director, Chairman of the Board and          June 16, 1998
--------------------------------     Chief Executive Officer (Principal
         Gerald L. Gitner            Executive Officer)


      /s/ Michael J. Palumbo         Senior Vice President and Chief              June 16, 1998
--------------------------------     Financial Officer (Principal Financial
        Michael J. Palumbo           Officer and Principal Accounting
                                     Officer)


                 *                   Director                                     June 16, 1998
--------------------------------
         John W. Bachmann


                 *                   Director                                     June 16, 1998
--------------------------------
        William F. Compton


                 *                   Director                                     June 16, 1998
--------------------------------
        Eugene P. Conese


                 *                   Director                                     June 16, 1998
--------------------------------
         Sherry L. Cooper


                 *                   Director                                     June 16, 1998
--------------------------------
          Edgar M. House


                 *                   Director                                     June 16, 1998
--------------------------------
        Thomas H. Jacobsen


                 *                   Director                                     June 16, 1998
--------------------------------
           Myron Kaplan


                                     Director
--------------------------------
         David M. Kennedy


                 *                   Director                                     June 16, 1998
--------------------------------
         Merrill A. McPeak


                 *                   Director                                     June 16, 1998
--------------------------------
         Thomas F. Meagher


                 *                   Director                                     June 16, 1998
--------------------------------
          Brent S. Miller


                *                    Director                                     June 16, 1998
--------------------------------
        William O'Driscoll
                 *                   Director                                     June 16, 1998
--------------------------------
       G. Joseph Reddington
                *                    Director                                     June 16, 1998
--------------------------------
        Blanche M. Touhill


    *By: /s/ Kathleen A. Soled                                                    June 16, 1998
--------------------------------
         Kathleen A. Soled,
         as Attorney-in-fact




                               EXHIBIT INDEX

*2.1     -- Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the
            Registrant's Registration Statement on Form S-4, Registration Number 33-84944, as amended)

*2.2     -- Modifications to Joint Plan of Reorganization, dated July 14, 1995 and Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995 (Exhibit 2.5 to 6/95 10-Q)

*2.3     -- Findings of Fact, Conclusions of Law and Order Confirming Modified
            Joint Plan of Reorganization, dated August 4, 1995, with
            Exhibits A-B attached (Exhibit 2.6 to 6/95 10-Q)

*2.4     -- Final Decree, dated December 28, 1995, related to the '95
            Reorganization (Exhibit 2.7 to 12/31/95 Form 10-K)

*3(i)    -- Third Amended and Restated Certificate of Incorporation of the
            Registrant (Exhibit 3(i) to the Registrant's Registration Statement on Form S-4, Registration Number 333-26645)

*3(ii)   -- Amended and Restated By-Laws of Trans World Airlines, Inc.,
            effective May 24, 1996 (Exhibit 3(ii) to 6/96 10-Q)

*4.1     -- Voting Trust Agreement, dated November 3, 1993, between TWA and
            LaSalle National Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)

*4.2     -- IAM Trans World Employees' Stock Ownership Plan and related Trust
            Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee (Exhibit to 9/93 10-Q)

*4.3     -- IFFA Trans World Employees' Stock Ownership Plan and related Trust
            Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA Trustee (Exhibit 4.5 to 9/93 10- Q)

*4.4     -- Trans World Airlines, Inc. Employee Stock Ownership Plan, dated
            August 31, 1993, First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)

*4.5     -- ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA
            Trustee (Exhibit 4.7 to 9/93 10-Q)

*4.6     -- Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle
            National Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)

*4.7     -- Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)

*4.8     -- Indenture between TWA and Harris Trust and Savings Bank, dated
            November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)

*4.9     -- Indenture between TWA and American National Bank and Trust Company of Chicago, N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit 4.12 to 9/93 10-Q)

*4.10    -- The TWA Air Line Pilots 1995 Employee Stock Ownership Plan,
            effective as of January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)

*4.11    -- TWA Air Line Pilots Supplemental Stock Plan, effective September
            1, 1994 (Exhibit 4.13 to 9/95 10-Q)

*4.12    -- TWA Air Line Pilots Supplemental Stock Plan Trust, effective
            August 23, 1995 (Exhibit 4.14 to 9/95 10-Q)

*4.13    -- TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement,
            effective August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)

*4.14    -- Form of Indenture relating to TWA's 8% Convertible Subordinated
            Debentures Due 2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*4.15    -- Indenture dated as of March 31, 1997 between TWA and First
            Security Bank, National Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.16    -- Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit 4.15 to12/31/97 Form 10-K)

*4.17    -- Registration Rights Agreement dated as of March 31, 1997 between the Company and the Initial Purchaser relating to the 12%
            Senior Secured Notes due 2002 and the warrants to purchase
            126.26 shares of TWA Common Stock (Exhibit 4.17 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.18    -- Warrant Agreement dated as of March 31, 1997 between the Company and American Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.18 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.19    -- Form of Indenture relating to TWA's 9 1/4% Convertible
            Subordinated Debentures due 2007 (Exhibit 4.19 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.20    -- Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchasers (Exhibit 4.20 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.21    -- Indenture dated as of December 9, 1997 by and between TWA and
            First Security Bank, National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.21 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.22    -- Form of 11 1/2% Senior Secured Note due 2004 (contained in
            Indenture filed as Exhibit 4.21 to 12/31/97 Form 10-K)

*4.23    -- Registration Rights Agreement dated as of December 9, 1997 among the Company and Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.23 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.24    -- Sale and Service Agreement dated as of December 30, 1997 between
            TWA and Constellation Finance LLC, as purchaser, relating to TWA's receivables (Exhibit 4.24 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.25    -- Registration Rights Agreement dated as of March 3, 1998 between the Company and the Initial Purchaser

*4.26    -- Indenture dated as of March 3, 1998 by and between TWA and First
            Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Notes due 2006

*4.27    -- Aircraft Sale and Note Purchase Agreement dated as of April 9,
            1998 among TWA, First Security Bank, National Association, as Owner Trustee and Seven Sixty Seven Leasing, Inc.

*4.28    -- Indenture dated as of April 21, 1998 by and between TWA and First
            Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Secured Notes due 2003

*4.29    -- Form of 11 3/8% Senior Secured Notes due 2003 (contained as
            Exhibit 1 to Rule 144A/Regulation S Appendix to Indenture in
            Exhibit 4.28)

*4.30    -- Form of Mandatory Conversion Equity Note due 1999 (contained as
            Exhibit A to Indenture in Exhibit 4.28)

*4.31    -- Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Assocation relating to the 11 3/8% Senior Secured
            Notes Due 2003 (Exhibit 4.31 to Registrant's Registration Statement on Form S-3, filed with the SEC on June 16, 1998)

* 4.32   -- Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Assocation relating to the Mandatory Conversion Equity Notes Due 1999 (Exhibit 4.32 to Registrant's Registration Statement on Form S-3, filed with the SEC on June 16, 1998)

   5     -- Opinion of Davis Polk & Wardwell, Counsel of the Registrant,
            regarding the validity of the securities being registered

*10.1.1  -- Asset Purchase Agreement, dated as of November 4, 1993, between
            TWA and St.  Louis (Exhibit 10.2 to 9/93 10-Q)

*10.1.2  -- Equipment Operating Lease Agreement, dated November 4, 1993, between TWA and St.  Louis (Exhibit 10.2 to 9/93 10-Q)

*10.1.3  -- Cargo Use Amendment, dated November 4, 1993 between TWA and St.
            Louis (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)

*10.1.4  -- Use Amendment 1993, dated November 4, 1993, between TWA and St.
            Louis (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)

*10.2.1  -- Amendment Number One to the Note Purchase and Security Agreement,
            dated October 26, 1993, between TWA and Rolls-Royce (Exhibit
            10.3 to 9/93 10-Q)

*10.2.2  -- Amendment Number One to the Equipment Purchase Contract, dated
            October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)

*10.3    -- Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)

*10.4.1  -- First Amendment to Aircraft Installment Sale Agreement, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit 10.5 to 9/93 10-Q)

*10.4.2  -- First Amendment to Aircraft Installment Sale Agreement, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit 10.5 to 9/93 10-Q)

*10.4.3  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 1 (Exhibit 10.5 to 9/93 10-Q)

*10.4.4  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 2 (Exhibit 10.5 to 9/93 10-Q)

*10.5.1  -- Deferral Agreement and First Amendment to Aircraft Installment
            Sale Agreement No. 1, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)

*10.5.2  -- Deferral Agreement and First Amendment to Aircraft Installment
            Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N603TW (Exhibit 10.6 to 9/93 10-Q)

*10.5.3  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 1 (Exhibit 10.6 to 9/93 10-Q)

*10.5.4  -- First Amendment to Security Agreement and Chattel Mortgage, dated
            November 1, 1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 2 (Exhibit 10.6 to 9/93 10-Q)

*10.6.1  -- Purchase Agreement, dated October 5, 1993, between TWA and
            Pacific AirCorp 747, Inc. with respect to aircraft N93107 and N93108 (Exhibit 10.7 to 9/93 10-Q)

*10.6.2  -- Lease Agreement 107, dated October 5, 1993, between Pacific
            AirCorp 747, Inc. and TWA with respect to aircraft N93107 (Exhibit 10.7 to 9/93 10-Q)

*10.6.3  -- Lease Agreement 108, dated October 5, 1993, between Pacific
            AirCorp 747, Inc. and TWA with respect to aircraft N93108 (Exhibit 10.7 to 9/93 10-Q)

*10.7    -- '92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)

*10.8    -- Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit
            10(iv)(1) to '92 10-K)

*10.8.1  -- Omnibus Amendment and Supplement to Agreements between TWA and
            Karabu Corp. dated as of March 28, 1994 (Exhibit 10.9.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.9    -- Letter Agreement, dated April 15, 1994, between TWA and Richard P.
            Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)

*10.10   -- Form of Indemnification Agreement between TWA and individual members of the TWA Board of Directors relating to indemnification of director (Exhibit 10.16 to 6/94 10-Q)

*10.11.1 -- Purchase Agreement, dated as of December 15, 1993 between TWA and
            Pacific AirCorp DC9, Inc. with respect to aircraft N927L and N928L (Exhibit 10.20.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.11.2 -- Lease Agreement 927, dated as of December 15, 1993, between
            Pacific AirCorp DC9, Inc. and TWA with respect to aircraft N927L (Exhibit 10.20.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.11.3 -- Lease Agreement 928, dated as of December 15, 1993, between
            Pacific AirCorp DC9, Inc. and TWA with respect to aircraft N928L (Exhibit 10.20.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.1 -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.),
            Inc. dated March 31, 1994, with respect to aircraft N950U
            (Exhibit 10.21.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.2 -- Aircraft Purchase Agreement between TWA and Mitsui & Co.
            (U.S.A.), Inc., dated March 31, 1994, with respect to aircraft N953U (Exhibit 10.21.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.3 -- Lease Agreement, dated as of March 31, 1994 between Mitsui &
            Co. (U.S.A.), Inc. and TWA with respect to aircraft N950U and N953U (Exhibit 10.21.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.4 -- Aircraft Purchase Agreement between TWA and McDonnell Douglas
            Finance Corporation, dated March 31, 1994, with respect to aircraft N951U (Exhibit 10.21.4 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.5 -- Aircraft Purchase Agreement between TWA and McDonnell Douglas
            Finance Corporation, dated March 31, 1994, with respect to aircraft N952U (Exhibit 10.21.5 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.12.6 -- Lease Agreement, dated as of March 31, 1994 between McDonnell
            Douglas Finance Corporation and TWA with respect to aircraft N951U and N952U (Exhibit 10.21.6 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.13.1 -- Aircraft Purchase Agreement, dated March 31, 1994, between
            McDonnell Douglas Finance Corporation and TWA with respect to aircraft N306TW (formerly N534AW) (Exhibit 10.22.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.13.2 -- Purchase Money Chattel Mortgage, dated as of March 31, 1994, by
            TWA, as Mortgagor, and McDonnell Douglas Finance Corporation, as Mortgagee, with respect to N306TW (formerly N534AW)
            (Exhibit 10.22.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.13.3 -- Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft N306TW (formerly N534AW) (Exhibit 10.22.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.14   -- Commuter Air Service Agreement dated July 22, 1992, between TWA and Trans World Express, Inc. (Exhibit 10.23 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.15   -- Commuter Air Service Agreement dated October 27, 1993, between
            TWA and Alpha Air (Exhibit 10.24 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.16   -- Air Service Agreement dated October 1, 1994, between TWA and
            Trans States Airlines, Inc. (Exhibit 10.25 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.17   -- Consulting Agreement between TWA and Fieldstone, Private Capital
            Group, L.P. dated July 11, 1994 (Exhibit 10.26 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.18   -- Consulting Agreement dated July 15, 1994, between TWA and Simat,
            Helliesen & Eichner, Inc. (Exhibit 10.27 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.19.1 -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and Browsh & Associates, Inc. (Exhibit 10.28.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.19.2 -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and Travel Marketing Holding Corporation (Exhibit
            10.28.2 to Registrant's Registration Statement on Form S-4, No. 33- 84944)

*10.20.1 -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
            October 31, 1994 (Exhibit 10.29.3 to 9/94 10-Q)

*10.20.2 -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
            November 2, 1994 (Exhibit 10.29.4 to 9/94 10-Q)

*10.21.1 -- Form of Agreement dated as of August 31, 1994, between TWA and the
            Air Lind Pilots Association, International (Exhibit 10.31.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.21.2 -- Form of Agreement dated as of September 1, 1994, between TWA and the International Association of Machinists and Aerospace Workers (Exhibit 10.31.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.21.3 -- Form of Agreement dated as of September 1, 1994, between TWA and the Independent Federation of Flight Attendants (Exhibit
            10.31.3 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.21.4 -- Form of Agreement dated as of September 1, 1994, between TWA and the Transport Workers Union of America (Exhibit 10.31.4 to 9/94
            10-Q)

*10.22.1 -- Trust Agreement dated as of August 24, 1994 between and among TWA, the International Association of Machinists and Aerospace
            Workers, the Independent Federation of Flight Attendants, the
            Air Line Pilots Association, International, United States Trust Company of New York (Exhibit 10.32.1 to Registrant's
            Registration Statement on Form S-4, No. 33-84944)

*10.22.2 -- Stock Pledge and Intercreditor Agreement dated as of August 24,
            1994 among TWA, TWA Stock Holding Company, Inc. and United States Trust Company of New York (Exhibit 10.32.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.23.1 -- Key Employee Stock Incentive Plan (Exhibit 10.33.1 to Registrant's
            Registration Statement on Form S-4, No. 33-84944)

*10.23.2 -- Form of Option Agreements for options issued pursuant to the 1994
            Key Employee Stock Incentive Plan (Exhibit 10.33.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)

*10.24   -- Extension, Refinancing and Consent Agreement between TWA, Karabu
            Corp, Pichin Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995 (Exhibit 10.37 to 9/95 10-Q)

*10.24.1 -- Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June 14, 1995 (Exhibit 10.37.1 to 12/95 10-K)

*10.25   -- Trans World Airlines, Inc.  Stock Purchase Warrant to Purchase
            Shares of Common Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)

*10.26   -- Stand-By Purchase Agreement dated as of August 8, 1995 between
            Trans World Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass
            Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.39 to 9/95 10-Q)

*10.27   -- Voucher Purchase Agreement dated as of October 18, 1995 between
            TWA and M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.40 to 9/95 10-Q)

*10.28   -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Elliott Associates L.P., a Delaware limited partnership (Exhibit 10.41 to 9/95 10-Q)

*10.29   -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Westgate International L.P., a Cayman Islands limited partnership (Exhibit 10.42 to 9/95 10-Q)

*10.30   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and United Equities (Commodities) Company, a New York general partnership (Exhibit 10.43 to 9/95 10-Q)

*10.31   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and Grace Brothers, Ltd., an Illinois limited partnership (Exhibit 10.44 to 9/95 10-Q)

*10.32   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and First Capital Alliance, L.P., an Illinois limited partnership (Exhibit 10.45 to 9/95 10-Q)

*10.33   -- Equity Rights Put Agreement dated as of September 15, 1995 between
            TWA and Romulus Holdings Corp. a Delaware Corporation (Exhibit
            10.46 to 9/95 10-Q)

*10.34   -- Purchase Agreement, dated February 9, 1996 between The Boeing
            Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement Number 1910) (Exhibit 10.48 to 12/31/95 Form 10-K/A)

*10.35   -- Employee Stock Incentive Program dated as of August 23, 1995 by
            TWA (Exhibit 10.49 to 12/31/95 Form 10-K)

*10.36   -- Trans World Airlines, Inc. 1995 Outside Directors' Stock
            Ownership and Stock Option Plan (Exhibit 10.51 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*10.37   -- Letter Agreement dated July 30, 1996 between Trans World
            Airlines, Inc. and Robert A. Peiser (Exhibit 10.52 to
            Registrant's Registration Statement on Form S-3, No. 333-04977)

*10.38   -- Letter Agreement dated July 26,1996 between Trans World Airlines,
            Inc. and Mark J. Coleman (Exhibit 10.53 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*10.39   -- Agreement dated as of September 3, 1996 between the Company and
            Roden A. Brandt (Exhibit 10.6 to 9/96 Form 10-Q)

*10.40   -- Letter Agreement dated January 6, 1997 between the Company and
            Edward Soule (Exhibit 10.33 to 12/31/96 Form 10-K)

*10.41   -- Agreement dated as of October 1, 1996 between the Company and
            Michael J.  Palumbo (Exhibit 10.34 to 12/31/96 Form 10-K)

*10.42   -- Agreement dated as of November 11, 1996 between the Company and
            Jeffrey H. Erickson (Exhibit 10.35 to 12/31/96 Form 10-K)

*10.43   -- Consulting Agreement between the Company and David M.  Kennedy dated as of June 6, 1997 (Exhibit 10.1 to 6/97 Form 10-Q)

*10.44   -- Separation Agreement dated July 25, 1997 between the Company and
            Charles J. Thibaudeau (Exhibit 10.2 to 6/97 form 10-Q)

*10.45   -- Agreement between the Company and Gerald L. Gitner dated as of
            February 12, 1997 (Exhibit 10.1 to 9/97 Form 10-Q)

*10.46.1 -- Pledge and Security Agreement dated as of December 9, 1997 from the Company to First Security Bank, National Association, as Collateral Agent, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.1 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.46.2 -- Acquired Slot Trust Agreement Declaration of Trust dated as of
            December 9, 1997 between the Company and First Security Bank, National Association, as Slot Trustee, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.2 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.46.3 -- Master Sub-License Agreement dated as of December 9, 1997 between the Company and First Security Bank, National Association, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.3 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.46.4 -- Collateral Pledge and Security Agreement dated as of December 9,
            1997 between the Company and First Security Bank, National Association, as Trustee, in connection with the 11(1)/(2)% Senior Secured Notes due 2004 (Exhibit 10.46.4 to Registrant's Registration Statement on Form S-4, No. 333-44661)

*10.47.1 -- Exchange Agreement dated as of June 10, 1996 between TWA and
            Elliott Associates, L.P. as amended (Exhibit 10.1 to 9/20/96
            Form 8-K)

*10.47.2 -- Exchange Agreement dated as of June 10, 1996 between TWA and
            Westgate International, L.P., as amended (Exhibit 10.2 to 9/20/96 Form 8-K)

*10.48.1 -- Form of Letter Agreement between TWA and executive officers
            (continuing employment) (Exhibit 10.1 to 3/97 Form 10-Q)

*10.48.2 -- Form of Letter Agreement between TWA and executive officers  (new hire) (Exhibit 10.2 to 3/97 Form 10-Q)

*10.49   -- Change in Control Agreement for executive officers (Exhibit 10.49 to 12/31/97 Form 10-K)

*10.50   -- Termination Agreement with Richard P. Magurno dated March 2, 1998
            (Exhibit 10.50 to 12/31/97 Form 10-K)

*11      -- Statement of Computation of Per Share Earnings (included in
            12/31/97 Form 10-K)

*12      -- Statement of Computation of Ratio of Earnings to Fixed Charges

*13.1    -- 1997 Annual Report to Stockholders

 23.1    -- Consent of KPMG Peat Marwick LLP

 23.2    -- Consent of Davis Polk & Wardwell, counsel of the Registrant
            (included in Exhibit 5)

 24      -- Powers of Attorney

 25      -- Statement of Eligibility of First Security Bank, National
            Association

*27      -- Financial Data Schedule (included in 12/31/97 Form 10-K)

+99.1    -- Form of Letter of Transmittal

+99.2    -- Form of Notice of Guaranteed Delivery

+99.3    -- Form of Instruction to Registered Holder and/or Book-Entry
            Transfer Facility Participant from Owner of Old Notes

+99.4    -- Form of Letter to Clients of Depository Trust Company Participants

+99.5    -- Form of Letter to Registered Holders and Depository Trust Company
            Participants


------------
*  Incorporated by reference

+     To be filed